UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Finisar Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid: $70,920.29
	2)	Form, Schedule or Registration Statement No.: (No. 333-229052)
	3)	Filing Party: II-VI Incorporated
	4)	Date Filed: December 28, 2018

The information in this joint proxy statement/prospectus is not complete and may be changed. II-VI Incorporated may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and II-VI Incorporated is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED DECEMBER 27, 2018

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

                , 2019

Dear Shareholders of II-VI Incorporated and Stockholders of Finisar Corporation:

II-VI Incorporated (“II-VI”) and Finisar Corporation (“Finisar”) have entered into an Agreement and Plan of Merger, dated as of November 8, 2018 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Mutation Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of II-VI, will be merged with and into Finisar, and Finisar will continue as the surviving corporation in the merger and a wholly owned subsidiary of II-VI (the “Merger”).

If the Merger is consummated as described in the accompanying joint proxy statement/prospectus, Finisar stockholders will be entitled to receive, at their election, consideration per share of common stock of Finisar (the “Finisar Common Stock”) consisting of (i) $26.00 in cash, without interest (subject to the proration adjustment procedures described in the accompanying joint proxy statement/prospectus, the “Cash Election Consideration”), (ii) 0.5546 validly issued, fully paid and nonassessable shares of II-VI common stock (the shares, the “II-VI Common Stock,” and the consideration, subject to the proration adjustment procedures described in the accompanying joint proxy statement/prospectus, the “Stock Election Consideration,” respectively), or (iii) a combination of $15.60 in cash, without interest, and 0.2218 validly issued, fully paid and nonassessable shares of II-VI Common Stock (the “Mixed Election Consideration,” and, together with the Cash Election Consideration and the Stock Election Consideration, the “Merger Consideration”). If no election is made as to a share of Finisar Common Stock, the holder of that share will receive the Mixed Election Consideration. The Cash Election Consideration and the Stock Election Consideration are subject to proration adjustment pursuant to the terms of the Merger Agreement such that the aggregate Merger Consideration will consist of approximately 60% cash and approximately 40% II-VI Common Stock (with the II-VI Common Stock valued at the closing price as of November 8, 2018), as further described under the heading “The Merger Agreement — Merger Consideration” beginning on page 137 of the accompanying joint proxy statement/prospectus.

Based on the closing price for II-VI Common Stock on the Nasdaq Global Select Market on December 26, 2018, the most recent practicable date for which such information was available, the Stock Election Consideration represented approximately $17.46 in value per share of Finisar Common Stock (before giving effect to any proration adjustment), and the Mixed Election Consideration represented approximately $22.58 in value per share of Finisar Common Stock. The Cash Election Consideration represents a premium of approximately 37.7% over the closing price for Finisar Common Stock on the Nasdaq Global Select Market on November 8, 2018 (before giving effect to any proration adjustment). The value of the Stock Election Consideration and Mixed Election Consideration will fluctuate based on the market price of II-VI Common Stock until the completion of the Merger. Shares of II-VI Common Stock are traded on the Nasdaq Global Select Market under the ticker symbol “IIVI,” and shares of Finisar Common Stock are traded on the Nasdaq Global Select Market under the ticker symbol “FNSR.” We urge you to obtain current market quotations for the shares of II-VI Common Stock and Finisar Common Stock.

Based on the number of shares of Finisar Common Stock outstanding as of                , 2019, and the treatment of shares of Finisar Common Stock and Finisar equity awards in the Merger, and assuming no conversions of the Finisar Convertible Notes, II-VI expects to issue approximately            million shares of II-VI Common Stock to holders of Finisar Common Stock and Finisar equity awards upon completion of the Merger. The actual number of shares of II-VI Common Stock to be issued upon completion of the Merger will be determined at the completion of the Merger based on, among other things, the number of shares of Finisar

Common Stock outstanding at that time. Based on the number of shares of Finisar Common Stock outstanding as of                , 2019, and the number of shares of II-VI Common Stock outstanding as of                , 2019, it is expected that, immediately after completion of the Merger, former holders of Finisar Common Stock and Finisar equity awards will own approximately     % of the outstanding shares of II-VI Common Stock.

At the special meeting of II-VI shareholders described in the accompanying joint proxy statement/prospectus (the “II-VI Special Meeting”), II-VI shareholders will be asked to consider and vote on the following matters:

•	a proposal to approve the issuance of II-VI Common Stock in connection with the Merger (the “Share Issuance Proposal”); and

•

a proposal to approve adjournments of the II-VI Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Share Issuance Proposal (the “II-VI Adjournment Proposal”).

Approval of the Share Issuance Proposal requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast (assuming a quorum is present). This vote will satisfy the vote requirements of Listing Rule 5635(d) of the Nasdaq Stock Market with respect to the Share Issuance Proposal. Approval of the II-VI Adjournment Proposal requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast, whether or not a quorum is present.

At the special meeting of Finisar stockholders described in the accompanying joint proxy statement/prospectus (the “Finisar Special Meeting”), Finisar stockholders will be asked to consider and vote on the following matters:

•	a proposal to adopt the Merger Agreement (the “Merger Proposal”);

•

a proposal to approve adjournments of the Finisar Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Finisar Special Meeting to approve the Merger Proposal (the “Finisar Adjournment Proposal”); and

•

a proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to Finisar’s named executive officers in connection with the Merger contemplated by the Merger Agreement and the agreements and understandings pursuant to which such compensation may be paid or become payable (the “Compensation Proposal”).

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Finisar Common Stock. Approval of the Finisar Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Finisar Special Meeting. Approval of the Compensation Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Finisar Special Meeting.

The Merger cannot be completed unless, among other things, II-VI shareholders approve the Share Issuance Proposal and Finisar stockholders approve the Merger Proposal. Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the II-VI Special Meeting or the Finisar Special Meeting, as applicable, in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy or voting instruction card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the II-VI Special Meeting or Finisar Special Meeting, as applicable, to ensure that your shares will be represented at the II-VI Special Meeting or the Finisar Special Meeting, as applicable, if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

After careful consideration, the II-VI board of directors unanimously approved and declared advisable the Merger Agreement and the other transactions contemplated thereby, including the Merger and the issuance of shares of II-VI Common Stock issuable in connection with the Merger, and determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of II-VI and its shareholders. The II-VI board of directors accordingly unanimously recommends that II-VI shareholders vote “FOR” each of the Share Issuance Proposal and the II-VI Adjournment Proposal.

After careful consideration, the Finisar board of directors, by unanimous vote, approved and declared advisable the Merger Agreement and the other transactions contemplated thereby, including the Merger, and determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Finisar and its stockholders. The Finisar board of directors accordingly recommends that Finisar stockholders vote “FOR” each of the Merger Proposal, the Finisar Adjournment Proposal and the Compensation Proposal. In considering the recommendation of the Finisar board of directors, you should be aware that directors and executive officers of Finisar have certain interests in the Merger that may be different from, or in addition to, the interests of Finisar stockholders generally. See the sections entitled “Finisar Proposal No. 3 — Non-Binding, Advisory Vote on Merger-Related Compensation for Finisar’s Named Executive Officers” beginning on page 186 of the accompanying joint proxy statement/prospectus and “Interests of Finisar’s Directors and Executive Officers in the Merger” beginning on page 163 of the accompanying joint proxy statement/prospectus for a more detailed description of these interests.

We urge you to read the accompanying joint proxy statement/prospectus, including the annexes and the documents incorporated by reference, carefully and in its entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 47 of the accompanying joint proxy statement/prospectus.

On behalf of the respective boards of directors of II-VI and Finisar, thank you for your consideration and continued support.

Sincerely,

Francis J. Kramer	Robert N. Stephens
Chairman of the Board	Chairman of the Board
II-VI Incorporated	Finisar Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER DESCRIBED UNDER THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying joint proxy statement/prospectus is dated                , 2019 and is first being mailed to II-VI shareholders and Finisar stockholders on or about                , 2019.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholders of II-VI Incorporated:

You are cordially invited to attend a special meeting of II-VI Incorporated (“II-VI”) shareholders. The special meeting, as described in the accompanying joint proxy statement/prospectus (the “II-VI Special Meeting”), will be held on                , 2019, at                local time, at                , to consider and vote on the following matters:

1.

a proposal to approve the issuance of II-VI common stock, no par value (“II-VI Common Stock”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of November 8, 2018, as may be amended from time to time (the “Merger Agreement”), by and among II-VI, a Pennsylvania corporation, Mutation Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of II-VI, and Finisar Corporation (“Finisar”), a Delaware corporation (the “Share Issuance Proposal”); and

2.

a proposal to approve adjournments of the II-VI Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Share Issuance Proposal (the “II-VI Adjournment Proposal”).

The record date for the II-VI Special Meeting is                , 2019 (the “II-VI Record Date”). Only shareholders of record of II-VI as of the close of business on the II-VI Record Date are entitled to notice of, and to vote at, the II-VI Special Meeting and any adjournments or postponements thereof. The merger contemplated by the Merger Agreement (the “Merger”) cannot be completed unless the Share Issuance Proposal receives the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast (assuming a quorum is present). Approval of the II-VI Adjournment Proposal requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast, whether or not a quorum is present. Your vote is very important, regardless of the number of shares of II-VI Common Stock that you own.

The II-VI board of directors unanimously recommends that you vote “FOR” each of the Share Issuance Proposal and the II-VI Adjournment Proposal.

EVEN IF YOU PLAN TO ATTEND THE II-VI SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET PRIOR TO THE II-VI SPECIAL MEETING TO ENSURE THAT YOUR SHARES OF II-VI COMMON STOCK WILL BE REPRESENTED AT THE II-VI SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU SHOULD FOLLOW THE PROCEDURES PROVIDED BY YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE TO VOTE YOUR SHARES. IF YOU ATTEND THE II-VI SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated thereby, the II-VI Special Meeting or the accompanying joint proxy statement/

prospectus, would like additional copies of the accompanying joint proxy statement/prospectus, or need help submitting a proxy to vote, please contact II-VI:

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

Attention: Mark Lourie

(724) 352-4455

By Order of the Board of Directors,

JO ANNE SCHWENDINGER
Chief Legal and Compliance Officer and Secretary

                , 2019

FINISAR CORPORATION

1389 Moffett Park Drive

Sunnyvale, California 94089

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholders of Finisar Corporation:

You are cordially invited to attend a special meeting of Finisar Corporation (“Finisar”) stockholders. The special meeting, as described in the accompanying joint proxy statement/prospectus (the “Finisar Special Meeting”), will be held on                , 2019, at                local time, at                , to consider and vote on the following matters:

1.

a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2018, as may be amended from time to time (the “Merger Agreement”), by and among II-VI Incorporated, a Pennsylvania corporation (“II-VI”), Mutation Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of II-VI, and Finisar, a Delaware corporation (the “Merger Proposal”);

2.

a proposal to approve adjournments of the Finisar Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Finisar Special Meeting to approve the Merger Proposal (the “Finisar Adjournment Proposal”); and

3.

a proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to Finisar’s named executive officers in connection with the merger contemplated by the Merger Agreement and the agreements and understandings pursuant to which such compensation may be paid or become payable (the “Compensation Proposal”).

The record date for the Finisar Special Meeting is                , 2019 (the “Finisar Record Date”). Only stockholders of record of Finisar as of the close of business on the Finisar Record Date are entitled to notice of, and to vote at, the Finisar Special Meeting and any adjournments or postponements thereof. The merger contemplated by the Merger Agreement (the “Merger”) cannot be completed unless the Merger Proposal receives the affirmative vote of holders of a majority of the outstanding shares of Finisar common stock. Approval of the Finisar Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Finisar Special Meeting. Approval of the Compensation Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Finisar Special Meeting. Your vote is very important, regardless of the number of shares of Finisar common stock that you own.

The Finisar board of directors unanimously recommends that you vote “FOR” each of the Merger Proposal, the Finisar Adjournment Proposal and the Compensation Proposal. In considering the recommendation of the Finisar board of directors, you should be aware that directors and executive officers of Finisar have certain interests in the Merger that may be different from, or in addition to, the interests of Finisar stockholders generally. See the sections entitled “Finisar Proposal No. 3 — Non-Binding, Advisory Vote on Merger-Related Compensation for Finisar’s Named Executive Officers” beginning on page 186 of the accompanying joint proxy statement/prospectus and “Interests of Finisar’s Directors and Executive Officers in the Merger” beginning on page 163 of the accompanying joint proxy statement/prospectus for a more detailed description of these interests.

EVEN IF YOU PLAN TO ATTEND THE FINISAR SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET PRIOR TO THE FINISAR SPECIAL MEETING TO ENSURE THAT YOUR SHARES OF FINISAR COMMON STOCK

WILL BE REPRESENTED AT THE FINISAR SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU SHOULD FOLLOW THE PROCEDURES PROVIDED BY YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE TO VOTE YOUR SHARES. IF YOU ATTEND THE FINISAR SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated thereby, the Finisar Special Meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus, or need help submitting a proxy to vote, please contact:

Finisar Corporation

1389 Moffett Park Drive

Sunnyvale, CA 94089

Attention: Investor Relations

(408) 548-1000

OR

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers, call collect: (212) 269-5550

All others, call toll free: (866) 356-7813

Email: FNSR@dfking.com

By Order of the Board of Directors,

CHRISTOPHER E. BROWN
Executive Vice President, Chief Counsel and Secretary

                , 2019

REFERENCES TO ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about II-VI and Finisar from other documents that II-VI Incorporated (“II-VI”) and Finisar Corporation (“Finisar”) have filed with the U.S. Securities and Exchange Commission (the “SEC”) that are not included in or delivered with the accompanying joint proxy statement/prospectus. For a listing of documents incorporated by reference into the accompanying joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 220 of the accompanying joint proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of the accompanying joint proxy statement/prospectus and any of the documents incorporated by reference into the accompanying joint proxy statement/prospectus or other information concerning II-VI, without charge, by written or telephonic request directed to II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, PA 16056, Attention: Mark Lourie, Telephone (724) 352-4455.

You may also request a copy of the accompanying joint proxy statement/prospectus and any of the documents incorporated by reference into the accompanying joint proxy statement/prospectus or other information concerning Finisar, without charge, by written or telephonic request directed to Finisar Corporation, 1389 Moffett Park Drive, Sunnyvale, CA 94089, Attention: Investor Relations, Telephone (408) 548-1000.

In order for you to receive timely delivery of the documents in advance of the special meeting of II-VI shareholders or Finisar stockholders, as applicable, you must request the information no later than five business days prior to the date of the applicable special meeting (i.e., by                , 2019).

ABOUT THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS

The accompanying document, which forms part of a registration statement on Form S-4 filed with the SEC by II-VI (File No. 333-                ), constitutes a prospectus of II-VI under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, no par value, of II-VI (“II-VI Common Stock”) to be issued pursuant to the Agreement and Plan of Merger, dated as of November 8, 2018, as it may be amended from time to time (the “Merger Agreement”), by and among II-VI, Mutation Merger Sub Inc. (“Merger Sub”) and Finisar. The accompanying document also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended. It also constitutes a notice of meeting with respect to the special meeting of II-VI shareholders described in the accompanying joint proxy statement/prospectus and a notice of meeting with respect to the special meeting of Finisar stockholders described in the accompanying joint proxy statement/prospectus.

II-VI has supplied all information contained or incorporated by reference into the accompanying joint proxy statement/prospectus relating to II-VI and Merger Sub, as well as all pro forma financial information, and Finisar has supplied all such information relating to Finisar.

II-VI and Finisar have not authorized anyone to provide you with information other than the information that is contained in, or incorporated by reference into, the accompanying joint proxy statement/prospectus. II-VI and Finisar take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The accompanying joint proxy statement/prospectus is dated                , 2019, and you should not assume that the information contained in the accompanying joint proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into the accompanying joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to II-VI shareholders or Finisar stockholders, nor the issuance by II-VI of shares of II-VI Common Stock in connection with the Merger Agreement will create any implication to the contrary.

i

Unless otherwise indicated or as the context otherwise requires, all references in the accompanying joint proxy statement/prospectus to:

•	“2033 Notes” means the outstanding 0.50% Convertible Senior Notes due 2033 of Finisar;

•	“2036 Notes” means the outstanding 0.50% Convertible Senior Notes due 2036 of Finisar;

•

“Compensation Proposal” means the proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to Finisar’s named executive officers in connection with the Merger contemplated by the Merger Agreement and the agreements and understandings pursuant to which such compensation may be paid or become payable;

•	“DGCL” means the General Corporation Law of the State of Delaware;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“Exchange Agent” means American Stock Transfer and Trust Company;

•	“Finisar” means Finisar Corporation, a Delaware corporation;

•

“Finisar Adjournment Proposal” means the proposal to approve adjournments of the Finisar Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Finisar Special Meeting to approve the Merger Proposal;

•	“Finisar Convertible Notes” means the 2033 Notes and the 2036 Notes, together;

•	“Finisar Board” means the Board of Directors of Finisar;

•	“Finisar Bylaws” means the Amended and Restated Bylaws of Finisar;

•	“Finisar Charter” means the Restated Certificate of Incorporation of Finisar;

•	“Finisar Common Stock” means the common stock, $0.001 par value, of Finisar;

•	“Finisar Special Meeting” means the special meeting of Finisar’s stockholders described in the accompanying joint proxy statement/prospectus;

•	“II-VI” means II-VI Incorporated, a Pennsylvania corporation;

•

“II-VI Adjournment Proposal” means the proposal to approve adjournments of the II-VI Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Share Issuance Proposal;

•	“II-VI Board” means the Board of Directors of II-VI;

•	“II-VI By-Laws” means the Amended and Restated By-Laws of II-VI;

•	“II-VI Charter” means the Amended and Restated Articles of Incorporation of II-VI;

•	“II-VI Common Stock” means the common stock, no par value, of II-VI;

•	“II-VI Special Meeting” means the special meeting of II-VI’s shareholders described in the accompanying joint proxy statement/prospectus;

•	“Merger” means the merger of Merger Sub with and into Finisar in accordance with the terms of the Merger Agreement, with Finisar surviving the merger and becoming a wholly owned subsidiary of II-VI;

•

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 8, 2018, as it may be amended from time to time, by among II-VI, Merger Sub and Finisar, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus;

•	“Merger Proposal” means the proposal that Finisar stockholders adopt the Merger Agreement;

•	“Merger Sub” means Mutation Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of II-VI;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“Share Issuance Proposal” means the proposal that II-VI shareholders approve the issuance of II-VI Common Stock in connection with the Merger;

•	“Special Meetings” means the II-VI Special Meeting and the Finisar Special Meeting, collectively; and

•	“Surviving Corporation” means Finisar, as the surviving corporation in the Merger.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger and matters to be addressed at the Special Meetings. These questions and answers may not address all questions that may be important to II-VI shareholders and Finisar stockholders. Please refer to the section entitled “Summary” beginning on page 20 of this joint proxy statement/prospectus and the more detailed information contained elsewhere in this joint proxy statement/prospectus, the annexes to this joint proxy statement/prospectus and the documents referred to in this joint proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus and what am I being asked to vote on?

A:

On November 8, 2018, II-VI, Merger Sub and Finisar entered into the Merger Agreement that is described in this joint proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. In order to complete the Merger, among other things, II-VI shareholders must approve the Share Issuance Proposal and Finisar stockholders must approve the Merger Proposal.

II-VI is holding the II-VI Special Meeting to obtain the requisite approval of its shareholders for the Share Issuance Proposal. The Merger cannot be completed unless, among other things, the Share Issuance Proposal receives the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast (assuming a quorum is present). In addition, II-VI shareholders also will be asked to approve the II-VI Adjournment Proposal.

Finisar is holding the Finisar Special Meeting to obtain the requisite approval of its stockholders for the Merger Proposal. The Merger cannot be completed unless, among other things, the Merger Proposal receives the affirmative vote of holders of a majority of the outstanding shares of Finisar Common Stock. In addition, Finisar stockholders also will be asked to approve the Finisar Adjournment Proposal and the Compensation Proposal.

This joint proxy statement/prospectus serves as a proxy statement of II-VI, a proxy statement of Finisar and a prospectus of II-VI in connection with the issuance of shares of II-VI Common Stock as part of the aggregate Merger Consideration (as defined below).

Your vote is very important. We encourage you to complete, sign, date and submit a proxy card to vote your shares of II-VI Common Stock or Finisar Common Stock, as applicable, as soon as possible.

For more information regarding the II-VI Special Meeting, the Share Issuance Proposal, and the II-VI Adjournment Proposal, see the section entitled “Information About the II-VI Special Meeting” beginning on page 69 of this joint proxy statement/prospectus. For more information regarding the Finisar Special Meeting, the Merger Proposal, the Finisar Adjournment Proposal, and the Compensation Proposal, see the section entitled “Information About the Finisar Special Meeting” beginning on page 63 of this joint proxy statement/prospectus.

Q:	What will happen in the Merger?

A:

If each of the requisite conditions to closing under the Merger Agreement is satisfied or waived, Merger Sub will merge with and into Finisar in the Merger, and Finisar will continue as the surviving corporation, and become a wholly owned subsidiary of II-VI. Following the effective time of the Merger (the “Effective Time”), Finisar Common Stock will be delisted from the Nasdaq Global Select Market, deregistered under the Exchange Act and cease to be publicly traded. See the section entitled “The Merger Agreement — Structure and Effects of the Merger” beginning on page 136 of this joint proxy statement/prospectus and the Merger Agreement attached as Annex A to this joint proxy statement/prospectus for more information about the Merger.

Q:	What will Finisar stockholders receive if the Merger is completed?

A:

At the Effective Time, each outstanding share of Finisar Common Stock (other than any (i) shares held by a Finisar stockholder who is entitled to demand, and has properly demanded, appraisal for such shares (“Dissenting Stockholder Shares”) and (ii) shares owned by II-VI or Finisar or any of their wholly owned subsidiaries (“Excluded Shares”)), will be converted into the right to receive, at the election of the holder of such share of Finisar Common Stock, consideration consisting of (i) $26.00 in cash, without interest (subject to the proration adjustment procedures described in this joint proxy statement/prospectus, the “Cash Election Consideration”), (ii) 0.5546 validly issued, fully paid and nonassessable shares of II-VI Common Stock (subject to the proration adjustment procedures described in this joint proxy statement/prospectus, the “Stock Election Consideration”), or (iii) a combination of $15.60 in cash, without interest, and 0.2218 validly issued, fully paid and nonassessable shares of II-VI Common Stock (the “Mixed Election Consideration,” and, together with the Cash Election Consideration and the Stock Election Consideration, the “Merger Consideration”). If no election is made as to a share of Finisar Common Stock, the holder of that share will receive the Mixed Election Consideration.

If you otherwise would be entitled to receive a fractional share of II-VI Common Stock as part of your Merger Consideration, you will receive cash in lieu of the fractional share of II-VI Common Stock to which you would otherwise be entitled, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For more information regarding allocation and proration procedures, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 137 of this joint proxy statement/prospectus.

Because the exchange ratios for the shares of II-VI Common Stock that will be issued in the Merger as part of the Stock Election Consideration and the Mixed Election Consideration are fixed and there will be no adjustment to such exchange ratios, the aggregate value of the Merger Consideration received by Finisar stockholders who receive II-VI Common Stock as Merger Consideration will depend on the then-current market price of shares of II-VI Common Stock at the Effective Time. As a result, the value of the Merger Consideration that Finisar stockholders will receive in the Merger could be greater than, less than, or the same as, the value of such Merger Consideration on the date of this joint proxy statement/prospectus or at the time of the Finisar Special Meeting.

For more information regarding the Stock Election Consideration, Cash Election Consideration, or Mixed Election Consideration, as applicable, to be provided to Finisar stockholders, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 137 of this joint proxy statement/prospectus. For more information regarding election mechanics, see the sections entitled “The Merger Agreement — Election Procedures” beginning on page 139 of this joint proxy statement/prospectus and “The Merger Agreement — Exchange Procedures” beginning on page 140 of this joint proxy statement/prospectus.

Q:	What will holders of Finisar Stock Options receive if the Merger is completed?

A:

At the Effective Time, each option granted pursuant to Finisar’s 2005 Stock Incentive Plan (each, a “Finisar Stock Option”) (or portion thereof) that is outstanding and unexercised will be cancelled and terminated and converted into the right to receive an amount of Mixed Election Consideration that would be payable to a holder of such number of shares of Finisar Common Stock equal to the quotient of (i) the product of (a) the excess, if any, of $26.00 over the exercise price per share of such Finisar Stock Option multiplied by (b) the number of shares of Finisar Common Stock subject to such Finisar Stock Option, divided by (ii) $26.00 (the “Net Option Shares”). Each Finisar Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time with an exercise price per share that is in excess of $26.00 will be cancelled and extinguished without any present or future right to receive the Merger Consideration or any other payment.

For more information regarding the treatment of holders of Finisar Stock Options, see the section entitled “The Merger Agreement — Treatment of Finisar Employee Stock Plans — Stock Options” beginning on page 141 of this joint proxy statement/prospectus.

Q:	What will holders of Finisar Restricted Stock Units receive if the Merger is completed?

A:

As of the Effective Time, each restricted stock unit granted pursuant to Finisar’s 2005 Stock Incentive Plan (each, a “Finisar Restricted Stock Unit”) (or portion thereof) that is outstanding and subject to a performance-based vesting condition that relates solely to the value of Finisar Common Stock will, to the extent such Finisar Restricted Stock Unit vests in accordance with its terms in connection with the Merger (the “Participating RSUs”), be cancelled and extinguished and converted into the right to receive the Cash Election Consideration, the Stock Election Consideration or the Mixed Election Consideration at the election of the holder of such Participating RSUs, subject to the proration adjustment procedures described in this joint proxy statement/prospectus (as applicable, the “Cash Election RSUs,” the “Stock Election RSUs” or the “Mixed Election RSUs”).

As of the Effective Time, each Finisar Restricted Stock Unit (or portion thereof) that is subject to a performance-based vesting condition that relates solely to the value of Finisar Common Stock but does not vest in accordance with its terms in connection with the Merger will be cancelled and extinguished without any right to receive the Merger Consideration or any other payment.

At the Effective Time, each Finisar Restricted Stock Unit (or portion thereof) that is outstanding and unvested and does not vest in accordance with its terms in connection with the Merger and is either (x) subject to time-based vesting requirements only or (y) subject to a performance-based vesting condition other than the value of Finisar Common Stock will be assumed by II-VI (each, an “Assumed RSU”). Each Assumed RSU will be subject to substantially the same terms and conditions as applied to the related Finisar Restricted Stock Unit immediately prior to the Effective Time, except that the number of shares of II-VI Common Stock subject to such Assumed RSU will be adjusted as described below under “The Merger Agreement — Treatment of Finisar Employee Stock Plans — Restricted Stock Units.”

For more information regarding the treatment of holders of Finisar Restricted Stock Units, see the section entitled “The Merger Agreement — Treatment of Finisar Employee Stock Plans — Restricted Stock Units” beginning on page 141 of this joint proxy statement/prospectus.

Q:

I own shares of Finisar Common Stock or am otherwise entitled to elect my form of Merger Consideration. How do I make an election to receive Cash Election Consideration, Stock Election Consideration or Mixed Election Consideration for my shares of Finisar Common Stock or other equity awards?

A:

Prior to the closing of the Merger, II-VI will provide a form of election to holders of record of shares of Finisar Common Stock (not including the Dissenting Stockholder Shares or the Excluded Shares, but including holders of Participating RSUs) advising such holders of the procedure for exercising their right to make an election.

Elections to receive Cash Election Consideration (each, a “Cash Election”) and elections to receive Stock Election Consideration (each, a “Stock Election”) are subject to the proration adjustment procedures set forth in the Merger Agreement to ensure that the aggregate Merger Consideration will consist of approximately 60% cash and approximately 40% II-VI Common Stock (with the II-VI Common Stock valued at the closing price as of November 8, 2018).

For more information regarding the election procedures, see the section entitled “The Merger Agreement — Election Procedures” beginning on page 139 of this joint proxy statement/prospectus.

Q:	I own shares of Finisar Common Stock or am otherwise entitled to elect my form of Merger Consideration. What is the deadline for submitting my election?

A:

To be effective, a form of election must be properly completed, signed and submitted to the Exchange Agent by the Election Deadline (as defined below). Each holder of record of shares of Finisar Common Stock (not including the Dissenting Stockholder Shares or the Excluded Shares, but including holders of Participating

RSUs) will have the right, subject to the terms of the Merger Agreement, to submit an election on or prior to 5:00 p.m., New York time, on the date that the parties to the Merger Agreement agree is as near as practicable to two business days prior to the closing date of the Merger (the “Election Deadline”). The parties to the Merger Agreement will cooperate to issue a press release announcing the Election Deadline not more than 15 business days before, and at least five business days prior to, the Election Deadline. Finisar stockholders are urged to promptly submit their properly completed and signed forms of election, together with the necessary transmittal materials, as soon as those materials become available, and not wait until the Election Deadline.

Q:	I own shares of Finisar Common Stock or am otherwise entitled to elect my form of Merger Consideration. How can I change or revoke my election?

A:

You can change or revoke your election before the Election Deadline by written notice that is sent to and received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised form of election.

Q:	I own shares of Finisar Common Stock or am otherwise entitled to elect my form of Merger Consideration. What happens if I don’t make an election?

A:

A holder of record of shares of Finisar Common Stock (not including the Dissenting Stockholder Shares or the Excluded Shares, but including holders of Participating RSUs) who makes no election or makes an untimely election, or is otherwise deemed not to have submitted an effective form of election, or who has validly revoked the holder’s election but has not properly submitted a new duly completed form of election, will be deemed to have made an election to receive Mixed Election Consideration (a “Mixed Election”).

Q:	I own shares of Finisar Common Stock. Can I sell my shares of Finisar Common Stock after I make my election?

A:

Yes, but, after an election is validly made, any subsequent transfer of Finisar Common Stock will automatically revoke such election. Following such a revocation, unless a subsequent election is made, the holder of such shares will be deemed to have made a Mixed Election with respect to such shares, regardless of the subsequent holder’s preference.

Q:

I own shares of Finisar Common Stock or am otherwise entitled to elect my form of Merger Consideration. If I make a Cash Election or a Stock Election, under what circumstances will the Merger Consideration that I elect to receive be adjusted, and how will any proration adjustment be calculated?

A:

If you make a Cash Election, the Merger Consideration that you will receive will be adjusted if the Cash Election Amount exceeds the Available Cash Election Amount, each as defined below. If the Cash Election Amount exceeds the Available Cash Election Amount, then the following Merger Consideration will be paid in respect of each share of Finisar Common Stock with respect to which a Cash Election was made and not revoked or lost in accordance with the terms of the Merger Agreement (each, and as applicable with each Cash Election RSU, a “Cash Electing Share”):

•	an amount of cash equal to the quotient of (1) the Available Cash Election Amount divided by (ii) the number of Cash Electing Shares; and

•

a number of shares of II-VI Common Stock equal to the quotient of (1) the difference of the Available Stock Election Amount less the Stock Election Amount divided by (2) the number of Cash Electing Shares.

If you make a Stock Election, the Merger Consideration that you will receive will be adjusted if the Available Cash Election Amount exceeds the Cash Election Amount. If the Available Cash Election

Amount exceeds the Cash Election Amount, then the following Merger Consideration will be paid in respect of each share of Finisar Common Stock with respect to which a Stock Election was made and not revoked or lost in accordance with the terms of the Merger Agreement (each, and as applicable with each Stock Election RSU, a “Stock Electing Share”):

•	an amount of cash equal to the quotient of (1) the difference of the Available Cash Election Amount less the Cash Election Amount divided by (2) the number of Stock Electing Shares; and

•	a number of shares of II-VI Common Stock equal to the quotient of (1) the Available Stock Election Amount divided by (2) the number of Stock Electing Shares.

The “Available Cash Election Amount” means (i) the product of $15.60 multiplied by the number of total outstanding shares of Finisar Common Stock as of the Effective Time (excluding the Excluded Shares, but including the number of Dissenting Stockholder Shares, Net Option Shares, and Participating RSUs) minus (ii) the aggregate amount of cash to be paid in respect of all shares of Finisar Common Stock with respect to which either a Mixed Election was made and not revoked or with respect to which no election was made (together with the Mixed Election RSUs, the “Mixed Consideration Shares”) (assuming that all Dissenting Stockholder Shares and all Net Option Shares are Mixed Consideration Shares).

The “Available Stock Election Amount” means (i) the product of 0.2218 multiplied by the number of total outstanding shares of Finisar Common Stock as of the Effective Time (excluding the Excluded Shares, but including the number of Dissenting Stockholder Shares, Net Option Shares, and Participating RSUs) minus (ii) the aggregate number of shares of II-VI Common Stock to be paid in respect of all Mixed Consideration Shares (assuming that all Dissenting Stockholder Shares and all Net Option Shares are Mixed Consideration Shares).

The “Cash Election Amount” means the product of (i) the number of Cash Electing Shares multiplied by (ii) the Cash Election Consideration (before giving effect to any proration adjustment).

The “Stock Election Amount” means the product of (i) the number of Stock Electing Shares multiplied by (ii) the Stock Election Consideration (before giving effect to any proration adjustment).

For more information regarding the proration adjustments, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 137 of this joint proxy statement/prospectus.

Q:	I own shares of Finisar Common Stock. What happens if I am eligible to receive a fraction of a share of II-VI Common Stock as part of the Merger Consideration?

A:

If the aggregate number of shares of II-VI Common Stock that you are entitled to receive as part of the Merger Consideration includes a fraction of a share of II-VI Common Stock, you will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement — Merger Consideration” beginning on page 137 of this joint proxy statement/prospectus.

Q:	What equity stake will stockholders of Finisar as of immediately prior to the Merger hold in II-VI immediately following completion of the Merger?

A:

Based on the number of shares of II-VI Common Stock and Finisar Common Stock expected to be outstanding immediately prior to the Effective Time, it is expected that former Finisar stockholders and holders of Finisar equity awards that will receive Merger Consideration will hold, in the aggregate, approximately     % of the outstanding shares of II-VI Common Stock immediately following the Effective Time.

Q:	Who is entitled to vote at the II-VI Special Meeting?

A:

All holders of record of II-VI Common Stock as of the close of business on                 , 2019, the record date for the II-VI Special Meeting (the “II-VI Record Date”), are entitled to receive notice of, and to vote at, the

II-VI Special Meeting and any adjournments or postponements thereof. Each holder of II-VI Common Stock is entitled to cast one vote on each matter properly brought before the II-VI Special Meeting for each share of II-VI Common Stock that such holder owned of record as of the II-VI Record Date. See the section entitled “Information About the II-VI Special Meeting — Record Date, Outstanding Shares and Quorum” beginning on page 69 of this joint proxy statement/prospectus.

Q:	Who is entitled to vote at the Finisar Special Meeting?

A:

All holders of record of Finisar Common Stock as of the close of business on                , 2019, the record date for the Finisar Special Meeting (the “Finisar Record Date”), are entitled to receive notice of, and to vote at, the Finisar Special Meeting and any adjournments or postponements thereof. Each holder of Finisar Common Stock is entitled to cast one vote on each matter properly brought before the Finisar Special Meeting for each share of Finisar Common Stock that such holder owned of record as of the Finisar Record Date. See the section entitled “Information About the Finisar Special Meeting — Record Date, Outstanding Shares and Quorum” beginning on page 64 of this joint proxy statement/prospectus.

Q:	What if I hold shares in both II-VI and Finisar?

A:

If you are both a II-VI shareholder and a Finisar stockholder, you will receive separate packages of proxy materials from each company. A vote as a Finisar stockholder for the approval of the Merger Proposal (or any other proposal to be considered at the Finisar Special Meeting) will not constitute a vote as a II-VI shareholder to approve the Share Issuance Proposal (or any other proposal to be considered at the II-VI Special Meeting), and vice versa. Therefore, please complete, sign and date and return all proxy cards and/or voting instructions that you receive from II-VI or Finisar, or submit your proxy or voting instructions for each set of voting materials over the Internet or by telephone in order to ensure that all of your shares are voted.

Q:	Does my vote matter?

A:

Yes. The Merger cannot be completed unless, among other things, II-VI shareholders approve the Share Issuance Proposal at the II-VI Special Meeting and Finisar stockholders approve the Merger Proposal at the Finisar Special Meeting. The II-VI Board unanimously recommends that II-VI shareholders vote “FOR” the Share Issuance Proposal, and the Finisar Board unanimously recommends that Finisar stockholders vote “FOR” the Merger Proposal.

Q:	When and where will the Special Meetings be held?

A:	The II-VI Special Meeting will be held on , 2019, at local time, at .

The Finisar Special Meeting will be held on                 , 2019, at                 local time, at                 .

If you are a II-VI shareholder of record or a Finisar stockholder of record and plan to attend the II-VI Special Meeting or the Finisar Special Meeting, as applicable, in person, please mark the appropriate box on the enclosed proxy card, or enter that information when submitting your voting instructions by telephone or Internet prior to the II-VI Special Meeting or the Finisar Special Meeting, as applicable. II-VI and Finisar would like to know by                , 2019 if you plan to attend the II-VI Special Meeting or the Finisar Special Meeting, as applicable, in person. If your shares are held through an intermediary, such as a broker or a bank, you will need to present proof of your ownership as of the close of business on the II-VI Record Date or the Finisar Record Date for admission to the II-VI Special Meeting location or the Finisar Special Meeting location, respectively. Proof of ownership could include a voting instruction form from your bank or broker, or a copy of your account statement. All in-person attendees will need to present valid photo identification for admission. If you are the representative of a corporate or institutional shareholder or stockholder, as applicable, you must present valid photo identification along with proof that you are the representative of such shareholder or stockholder, as applicable. The use of recording devices and other electronic devices will not be permitted during the II-VI Special Meeting and the Finisar Special Meeting. For additional information about the II-VI Special Meeting, see the section entitled “Information About the II-VI Special Meeting” beginning on page 69 of this joint proxy statement/prospectus. For additional information about the Finisar Special Meeting, see the section entitled “Information About the Finisar Special Meeting” beginning on page 63 of this joint proxy statement/prospectus.

Q:	What are the matters on which II-VI shareholders are being asked to vote?

A:	II-VI shareholders are being asked to vote on:

•	The Share Issuance Proposal: a proposal to approve the issuance of II-VI Common Stock in connection with the Merger; and

•

The II-VI Adjournment Proposal: a proposal to approve adjournments of the II-VI Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Share Issuance Proposal.

The approval by II-VI shareholders of the Share Issuance Proposal is a condition to the obligations of II-VI and Finisar to complete the Merger. The approval of the II-VI Adjournment Proposal is not a condition to the obligations of II-VI or Finisar to complete the Merger.

Under Pennsylvania law, II-VI shareholders are not required to consider and vote to adopt the Merger Agreement.

Q:	What are the matters on which Finisar stockholders are being asked to vote?

A:	Finisar stockholders are being asked to vote on:

•	The Merger Proposal: a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

•

The Finisar Adjournment Proposal: a proposal to approve adjournments of the Finisar Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Finisar Special Meeting to approve the Merger Proposal; and

•

The Compensation Proposal: a proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to Finisar’s named executive officers in connection with the Merger contemplated by the Merger Agreement and the agreements and understandings pursuant to which such compensation may be paid or become payable.

The approval by Finisar stockholders of the Merger Proposal is a condition to the obligations of II-VI and Finisar to complete the Merger. The approval of the Finisar Adjournment Proposal and the Compensation Proposal are not conditions to the obligations of II-VI or Finisar to complete the Merger.

Q:	Why are Finisar stockholders being asked to consider and vote on the Compensation Proposal?

A:

Under SEC rules, Finisar is required to seek a non-binding, advisory vote with respect to certain compensation that may be paid or become payable to Finisar’s named executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. Approval of the Compensation Proposal by the Finisar stockholders is not a condition to completion of the Merger. The vote is an advisory vote and will not be binding on Finisar, the Surviving Corporation or II-VI. If the Merger is completed, the Merger-related executive compensation may be paid to Finisar’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if Finisar stockholders do not approve, by non-binding, advisory vote, the Compensation Proposal. See the sections entitled “Finisar Proposal No. 3 — Non-Binding, Advisory Vote on Merger-Related Compensation for Finisar’s Named Executive Officers” beginning on page 186 of this joint proxy statement/prospectus.

Q:	How do I vote?

A:	If you are a holder of record of II-VI Common Stock or Finisar Common Stock, you may vote on the matters to be presented at the applicable special meeting in any of the following ways:

•

by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when submitting your voting instructions by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 p.m. local time on                , 2019. Please be aware that if you submit your proxy by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid, pre-addressed reply envelope prior to the applicable special meeting; or

•	you may attend the applicable special meeting in person and cast your vote there.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the applicable special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

See the sections entitled “Information About the II-VI Special Meeting — Voting of Shares, Proxies and Revocation” beginning on page 71 of this joint proxy statement/prospectus and “Information About the Finisar Special Meeting — Voting of Shares, Proxies and Revocation” beginning on page 65 of this joint proxy statement/prospectus.

Q:	How does the II-VI Board recommend that II-VI shareholders vote?

A:

The II-VI Board unanimously recommends that II-VI shareholders vote “FOR” the Share Issuance Proposal and “FOR” the II-VI Adjournment Proposal. See the section entitled “The Merger — II-VI’s Reasons for the Merger; Recommendations of the II-VI Board” beginning on page 96 of this joint proxy statement/prospectus.

Q:	How does the Finisar Board recommend that Finisar stockholders vote?

A:

The Finisar Board unanimously recommends that Finisar stockholders vote “FOR” the Merger Proposal, “FOR” the Finisar Adjournment Proposal and “FOR” the Compensation Proposal. See the section entitled “The Merger — Finisar’s Reasons for the Merger; Recommendations of the Finisar Board” beginning on page 94 of this joint proxy statement/prospectus.

Q:	Why did the II-VI Board approve the Merger Agreement and the other transactions contemplated thereby, including the issuance of shares of II-VI Common Stock issuable in connection with the Merger?

A:

To review the II-VI Board’s reasons for approving the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the issuance of shares of II-VI Common Stock issuable in connection with the Merger, and to recommend that the II-VI shareholders vote “FOR” the approval of the Share Issuance Proposal, see the section entitled “The Merger — II-VI’s Reasons for the Merger; Recommendations of the II-VI Board” beginning on page 96 of this joint proxy statement/prospectus.

Q:	Why did the Finisar Board approve the Merger Agreement and the other transactions contemplated thereby, including the Merger?

A:

To review the Finisar Board’s reasons for approving the Merger Agreement and the other transactions contemplated thereby, including the Merger, and to recommend that the Finisar stockholders vote “FOR”

the approval of the Merger Proposal, see the section entitled “The Merger — Finisar’s Reasons for the Merger; Recommendations of the Finisar Board” beginning on page 94 of this joint proxy statement/prospectus.

Q:	What constitutes a quorum for the II-VI Special Meeting?

A:

The presence in person or by proxy at the II-VI Special Meeting of a majority of the shares of II-VI Common Stock issued and outstanding on the II-VI Record Date will constitute a quorum at the II-VI Special Meeting. The presence in person or by proxy of at least                shares of II-VI Common Stock will be required to establish a quorum at the II-VI Special Meeting. Proxies received but marked as abstentions will be included as shares of II-VI Common Stock present when determining whether there is a quorum at the II-VI Special Meeting.

There must be a quorum for the vote on the Share Issuance Proposal to be taken at the II-VI Special Meeting. If there is no quorum, the II-VI Special Meeting may be adjourned or postponed to another date if the II-VI Adjournment Proposal is approved, which may subject II-VI to additional expense and delay or prevent the completion of the Merger.

See the section entitled “Information About the II-VI Special Meeting — Record Date, Outstanding Shares and Quorum” beginning on page 69 of this joint proxy statement/prospectus.

Q:	What constitutes a quorum for the Finisar Special Meeting?

A:

The presence in person or by proxy at the Finisar Special Meeting of a majority of the shares of Finisar Common Stock issued and outstanding on the Finisar Record Date will constitute a quorum at the Finisar Special Meeting. The presence in person or by proxy of at least                shares of Finisar Common Stock will be required to establish a quorum at the Finisar Special Meeting. Proxies received but marked as abstentions will be included as shares of Finisar Common Stock present when determining whether there is a quorum at the Finisar Special Meeting.

There must be a quorum for votes on the Merger Proposal, the Finisar Adjournment Proposal and the Compensation Proposal to be taken at the Finisar Special Meeting. If there is no quorum, the Finisar Special Meeting may be adjourned or postponed to another date, which may subject Finisar to additional expense and delay or prevent the completion of the Merger. If a quorum shall fail to attend the Finisar Special Meeting, the chairman of the meeting or the holders of a majority of the shares of Finisar Common Stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

See the section entitled “Information About the Finisar Special Meeting — Record Date, Outstanding Shares and Quorum” beginning on page 64 of this joint proxy statement/prospectus.

Q:	What is the vote required to approve each proposal at the II-VI Special Meeting?

A:

Assuming that a quorum is present, approval of the Share Issuance Proposal requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Share Issuance Proposal, but shares deemed not in attendance at the meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary will have no effect on the Share Issuance Proposal. This vote will satisfy the vote requirements of Listing Rule 5635(d) of the Nasdaq Stock Market with respect to the Share Issuance Proposal. II-VI cannot complete the Merger unless, among other things, the II-VI shareholders approve the Share Issuance Proposal.

Approval of the II-VI Adjournment Proposal requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast, whether or not a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the II-VI Adjournment Proposal, but shares deemed not in attendance at the meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary will have no effect on the II-VI Adjournment Proposal.

See the section entitled “Information About the II-VI Special Meeting — Vote Required” beginning on page 70 of this joint proxy statement/prospectus.

Q:	What is the vote required to approve each proposal at the Finisar Special Meeting?

A:

Assuming that a quorum is present, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Finisar Common Stock. If your shares of Finisar Common Stock are not voted on the Merger Proposal, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, or if you abstain on the Merger Proposal, your shares will have the effect of a vote “AGAINST” the Merger Proposal. Finisar cannot complete the Merger, and no Merger Consideration will be paid to Finisar stockholders by II-VI, unless, among other things, the Finisar stockholders approve the Merger Proposal.

Assuming that a quorum is present, approval of the Finisar Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Finisar Special Meeting. If your shares of Finisar Common Stock are not voted on the Finisar Adjournment Proposal, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, or if you abstain on the Finisar Adjournment Proposal, your shares will have no effect on the Finisar Adjournment Proposal.

Assuming that a quorum is present, approval of the Compensation Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Finisar Special Meeting. If your shares of Finisar Common Stock are not voted on the Compensation Proposal, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, or if you abstain on the Compensation Proposal, your shares will have no effect on the Compensation Proposal.

See the section entitled “Information About the Finisar Special Meeting — Vote Required” beginning on page 64 of this joint proxy statement/prospectus.

Q:	What is the difference between holding shares as a holder of record and as a beneficial owner?

A:

If your shares of common stock are registered directly in your name with the transfer agent of II-VI or Finisar, you are considered the holder of record with respect to those shares. As the holder of record, you have the right to vote or to grant a proxy for your vote directly to II-VI or Finisar, respectively, or to a third party to vote at the applicable special meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the holder of record with respect to those shares. Your bank, brokerage firm or other nominee will send to you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the applicable special meeting; however, you may not vote these shares in person at the applicable special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the applicable special meeting.

Q:

If my shares of II-VI Common Stock or Finisar Common Stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:

No. If your shares are held in the name of a bank, brokerage firm or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee. If you hold your shares in “street name,” you must provide instructions to your bank, brokerage firm or other nominee to direct how your shares are to be voted at the II-VI Special Meeting or the Finisar Special Meeting.

Unless your bank, brokerage firm or other nominee has discretionary authority to vote your shares, your bank, brokerage firm or other nominee may not vote your shares without voting instructions from you. In accordance with applicable stock exchange rules, if your shares are held in “street name” through a brokerage firm, your broker has authority to vote on “routine” proposals if you have not provided voting instructions. However, your broker is precluded from exercising voting discretion with respect to non-routine matters. All of the proposals to be voted on by II-VI shareholders at the II-VI Special Meeting and Finisar stockholders at the Finisar Special Meeting are non-routine matters. As a result, if your shares are held in “street name” through a brokerage firm and you do not provide voting instructions, your broker will not have discretionary authority to vote your shares at the II-VI Special Meeting or the Finisar Special Meeting, as applicable, and, accordingly, II-VI and Finisar do not expect any broker non-votes on any of the proposals at the Special Meetings. A broker non-vote occurs on an item when (i) a broker has discretionary authority to vote on at least one routine proposal at a meeting, but under stock exchange rules is not permitted to vote on other non-routine proposals without instructions from the beneficial owner of the shares and (ii) that broker exercises its discretionary authority on the routine proposal after the beneficial owner fails to provide such instructions, resulting in broker non-votes on each of the non-routine proposals.

If you are a Finisar stockholder and you fail to instruct your bank, brokerage firm or other nominee how to vote your shares, your shares will have the same effect as a vote “AGAINST” the Merger Proposal. Your shares will not be counted, and therefore will have no effect, on any of the other proposals voted on at the Special Meetings if you fail to instruct your bank, brokerage firm or other nominee how to vote your shares.

You should therefore provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares of II-VI Common Stock or Finisar Common Stock, as applicable.

Please follow the voting instructions provided by your bank, brokerage firm or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to II-VI or Finisar or by voting in person at your special meeting unless you first obtain a proxy from your bank, brokerage firm or other nominee.

See the sections entitled “Information About the II-VI Special Meeting — Vote Required” beginning on page 70 of this joint proxy statement/prospectus and “Information About the Finisar Special Meeting — Vote Required” beginning on page 64 of this joint proxy statement/prospectus.

Q:	How many votes will holders of II-VI Common Stock have at the II-VI Special Meeting?

A:

Holders of II-VI Common Stock are entitled to one vote for each share of II-VI Common Stock owned as of the II-VI Record Date. As of the II-VI Record Date, there were                shares of II-VI Common Stock outstanding. II-VI does not have any outstanding securities that are entitled to vote at the II-VI Special Meeting other than the II-VI Common Stock.

Q:	How many votes will holders of Finisar Common Stock have at the Finisar Special Meeting?

A:	Holders of Finisar Common Stock are entitled to one vote for each share of Finisar Common Stock owned as of the Finisar Record Date. As of the Finisar Record Date, there were shares of Finisar Common

Stock outstanding. Finisar does not have any outstanding securities that are entitled to vote at the Finisar Special Meeting other than the Finisar Common Stock.

Q:	If I submit a proxy, how are my shares voted?

A:

Regardless of whether you are a II-VI shareholder or a Finisar stockholder, and regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate at the applicable special meeting. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the applicable special meeting.

If you are a II-VI shareholder and you properly sign your proxy card but do not mark the boxes showing how your shares of II-VI Common Stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Share Issuance Proposal and “FOR” the II-VI Adjournment Proposal, as applicable.

If you are a Finisar stockholder and you properly sign your proxy card but do not mark the boxes showing how your shares of Finisar Common Stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Merger Proposal, “FOR” the Finisar Adjournment Proposal and “FOR” the Compensation Proposal, as applicable.

If you fail to submit a valid proxy and to attend the applicable special meeting, or if your shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares, your shares will not be voted on any of the matters being considered at the applicable Special Meeting and, if you are a Finisar stockholder, will have the effect of a vote “AGAINST” the Merger Proposal.

See the sections entitled “Information About the II-VI Special Meeting — Voting of Shares, Proxies and Revocation” beginning on page 71 of this joint proxy statement/prospectus and “Information About the Finisar Special Meeting — Voting of Shares, Proxies and Revocation” beginning on page 65 of this joint proxy statement/prospectus.

Q:	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote, at any time, before your shares are voted at the II-VI Special Meeting or the Finisar Special Meeting, as applicable.

If you are a holder of record of II-VI Common Stock as of the II-VI Record Date, you can revoke your proxy or change your vote by:

•

sending a written notice stating that you revoke your proxy to the Secretary of II-VI, at II-VI’s offices at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, Attention: Secretary, that bears a date later than the date of the previously submitted proxy that you want to revoke and is received by II-VI’s Secretary prior to the II-VI Special Meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•

attending the II-VI Special Meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you are a holder of record of Finisar Common Stock as of the Finisar Record Date, you can revoke your proxy or change your vote by:

•

sending a written notice stating that you revoke your proxy to the Secretary of Finisar, at Finisar’s offices at 1389 Moffett Park Drive, Sunnyvale, California 94089, Attention: Secretary, that bears a date later than the date of the previously submitted proxy that you want to revoke and is received by Finisar’s Secretary prior to the Finisar Special Meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•

attending the Finisar Special Meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

In either case, if you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the II-VI Special Meeting or the Finisar Special Meeting.

See the sections entitled “Information About the II-VI Special Meeting — Voting of Shares, Proxies and Revocation” beginning on page 71 of this joint proxy statement/prospectus and “Information About the Finisar Special Meeting — Voting of Shares, Proxies and Revocation” beginning on page 65 of this joint proxy statement/prospectus.

Q:	What happens if I transfer my shares of II-VI Common Stock before the II-VI Special Meeting?

A:

The II-VI Record Date is earlier than the date of the II-VI Special Meeting and the date that the Merger is expected to be completed. If you transfer your shares of II-VI Common Stock after the II-VI Record Date, but before the II-VI Special Meeting, you will retain your right to vote at the II-VI Special Meeting.

Q:	What happens if I transfer my shares of Finisar Common Stock before the Finisar Special Meeting?

A:

The Finisar Record Date is earlier than the date of the Finisar Special Meeting and the date that the Merger is expected to be completed. If you transfer your shares of Finisar Common Stock after the Finisar Record Date, but before the Finisar Special Meeting, you will retain your right to vote at the Finisar Special Meeting. However, you will have transferred the right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of Finisar Common Stock through the Effective Time. In addition, after an election is validly made with respect to Merger Consideration, any subsequent transfer of Finisar Common Stock will automatically revoke such election. Following such revocation, unless a subsequent election is made, the holder of such shares of Finisar Common Stock will be deemed to have made a Mixed Election with respect to such shares.

Q:	What do I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. This can occur if you hold shares of both II-VI Common Stock and Finisar Common Stock, if your shares of II-VI Common Stock or Finisar Common Stock are held in more than one brokerage account, if you hold your shares of II-VI Common Stock or Finisar Common Stock directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	What will happen if all of the proposals to be considered at the II-VI Special Meeting and the Finisar Special Meeting are not approved?

A:

As a condition to completion of the Merger, II-VI shareholders must approve the Share Issuance Proposal at the II-VI Special Meeting, and Finisar stockholders must approve the Merger Proposal at the Finisar Special Meeting. Completion of the Merger is not conditioned or dependent upon the approval of the II-VI Adjournment Proposal at the II-VI Special Meeting or the approval of the Finisar Adjournment Proposal or the Compensation Proposal at the Finisar Special Meeting.

Q:	Am I entitled to exercise appraisal rights?

A:	If you are a holder of II-VI Common Stock, you are not entitled to appraisal rights in connection with the Merger under Pennsylvania law.

Under Delaware law, record holders of Finisar Common Stock who choose the Stock Election Consideration for their shares of Finisar Common Stock, but receive a mix of cash and II-VI Common Stock for such shares through the proration adjustment mechanism in connection with an oversubscription of the Stock Election Consideration, will be entitled to appraisal rights for such shares if such stockholders have otherwise complied with the requirements of Section 262 of the DGCL. Appraisal rights will not be available to Finisar stockholders who fail to make an election and receive the Mixed Election Consideration or to Finisar stockholders who choose the Cash Election Consideration or the Mixed Election Consideration.

In addition, a stockholder who desires to exercise appraisal rights must neither vote in favor of the Merger Proposal nor consent thereto in writing, must continuously hold his, her or its shares of Finisar Common Stock through the effective date of the Merger, must deliver to Finisar a written demand for appraisal prior to the date of the Finisar Special Meeting and must otherwise comply with the procedures set forth in Section 262 of the DGCL.

If the Merger is completed, subject to the provisions of Section 262 of the DGCL, Finisar stockholders who are entitled to, and properly perfect, their appraisal rights will obtain payment in cash of the fair value of their shares of Finisar Common Stock as determined by the Delaware Court of Chancery, instead of receiving the Merger Consideration for their shares. The “fair value” of shares of Finisar Common Stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that Finisar stockholders would otherwise be entitled to receive under the terms of the Merger Agreement.

However, notwithstanding a Finisar stockholder’s compliance with the DGCL in perfecting appraisal rights, under Section 262 of the DGCL, assuming Finisar Common Stock remains listed on a national securities exchange immediately prior to the Effective Time, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all Finisar stockholders who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Finisar Common Stock, or (ii) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. To exercise appraisal rights, Finisar stockholders must comply with the procedures prescribed by Section 262 of the DGCL. These procedures are summarized in the section entitled “Appraisal Rights” beginning on page 212 of this joint proxy statement/prospectus. In addition, a copy of the full text of Section 262 of the DGCL is included as Annex D to this joint proxy statement/prospectus. Failure to comply with these provisions may result in a loss of the right of appraisal.

Q:	What is the expected timing of the completion of the Merger?

A:

Subject to the satisfaction or waiver of each of the closing conditions described under the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 157 of this joint proxy statement/prospectus, including the approval of the Share Issuance Proposal by II-VI shareholders at the II-VI Special Meeting and the approval of the Merger Proposal by Finisar stockholders at the Finisar Special Meeting, II-VI and Finisar expect that the Merger will be completed approximately in the middle of 2019. However, it is possible that factors outside the control of both companies could result in the Merger being completed at a different time or not at all.

As described in the sections entitled “The Merger Agreement — Conditions to Completion of the Merger” and “The Merger — Regulatory Approvals” beginning on pages 157 and 127, respectively, of this joint proxy statement/prospectus, completion of the Merger is conditioned on, among other things, (i) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) receipt of all other consents under certain specified federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or orders.

Q:	Are there any important risks related to the Merger or II-VI’s or Finisar’s businesses of which I should be aware?

A:

Yes, there are important risks related to the Merger and each of II-VI’s and Finisar’s businesses. Before making any decision on how to vote, II-VI and Finisar urge you to read carefully and in its entirety the section entitled “Risk Factors” beginning on page 47 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors relating to II-VI and Finisar contained in the documents that are incorporated by reference into this joint proxy statement/prospectus, including II-VI’s Annual Report on Form 10-K for its fiscal year ended June 30, 2018, as updated from time to time in II-VI’s subsequent filings with the SEC, and Finisar’s Annual Report on Form 10-K for its fiscal year ended April 29, 2018, as updated from time to time in Finisar’s subsequent filings with the SEC.

Q:	Do Finisar directors and officers have interests that may differ from those of other Finisar stockholders?

A:

Yes. In considering the recommendation of the Finisar Board that Finisar stockholders vote “FOR” the Merger Proposal, Finisar stockholders should be aware and take into account the fact that certain Finisar directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Finisar stockholders generally. The Finisar Board was aware of and considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation of, the Merger, in approving the Merger Agreement and in recommending that Finisar stockholders vote “FOR” the adoption of the Merger Proposal. See the section entitled “Finisar Proposal No. 3 — Non-Binding, Advisory Vote on Merger-Related Compensation for Finisar’s Named Executive Officers” beginning on page 186 of this joint proxy statement/prospectus and “Interests of Finisar’s Directors and Executive Officers in the Merger” beginning on page 163 of this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the Merger to U.S. holders of II-VI Common Stock and Finisar Common Stock?

A:

U.S. holders of II-VI Common Stock will not recognize any income, gain or loss as a result of the Merger due solely to their ownership of II-VI Common Stock. U.S. holders of II-VI Common Stock that also hold Finisar Common Stock will be subject to the tax consequences described below with respect to their ownership of Finisar Common Stock.

The exchange of Finisar Common Stock for cash, II-VI Common Stock or both in the Merger generally will be a taxable transaction for U.S. holders of Finisar Common Stock for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 130 of this joint proxy statement/prospectus for more information.

Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular circumstances. You are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	What are the conditions to completion of the transactions?

A:

In addition to the approval of the Share Issuance Proposal by II-VI shareholders and the approval of the Merger Proposal by Finisar stockholders as described above, completion of the Merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of a number of other conditions, including, among other things, the receipt of required regulatory approvals, the accuracy of II-VI’s and Finisar’s respective representations and warranties under the Merger Agreement (subject to certain materiality exceptions) and II-VI’s and Finisar’s performance of their respective obligations under the

Merger Agreement. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 157 of this joint proxy statement/prospectus.

Q:	What happens if the Merger is not completed?

A:

If the Share Issuance Proposal is not approved by II-VI shareholders or the Merger Proposal is not approved by Finisar stockholders, or any of the other conditions to the Merger are not satisfied or waived for any other reason, Finisar stockholders will not receive any Merger Consideration for their shares of Finisar Common Stock. Instead, Finisar will remain an independent public company, Finisar Common Stock will continue to be listed and traded on the Nasdaq Global Select Market and registered under the Exchange Act, and Finisar will continue to file periodic reports with the SEC. Under specified circumstances, II-VI or Finisar may be required to pay the other party a termination fee of $105.2 million. See the section entitled “The Merger Agreement — Fees and Expenses and Termination Fees” beginning on page 160 of this joint proxy statement/prospectus.

Q:	How will Finisar stockholders receive the Merger Consideration to which they are entitled?

A:

If you hold physical share certificates of Finisar Common Stock, you will be sent a letter of transmittal promptly after the Effective Time describing how you may exchange your shares of Finisar Common Stock for the Merger Consideration to which you are entitled, and the Exchange Agent will forward to you the applicable Merger Consideration to which you are entitled after receiving the proper documentation from you. If you hold your shares of Finisar Common Stock in uncertificated book-entry form, you are not required to take any specific actions to exchange your shares of Finisar Common Stock, and after the completion of the Merger, such shares will be automatically exchanged for the Merger Consideration. For more information on the documentation you are required to deliver to the Exchange Agent, see the sections entitled “The Merger Agreement — Election Procedures” beginning on page 139 of this joint proxy statement/prospectus and “The Merger Agreement — Exchange Procedures” beginning on page 140 of this joint proxy statement/prospectus.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

II-VI will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the notice of II-VI Special Meeting, proxy card, this joint proxy statement/prospectus and any additional materials furnished to II-VI shareholders. Copies of these materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to those beneficial owners. In addition, II-VI may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of II-VI Common Stock. II-VI’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. II-VI has engaged MacKenzie Partners, Inc. (“MacKenzie”) to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners for approximately $25,000, plus reimbursement of related expenses.

Finisar will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the notice of Finisar Special Meeting, proxy card, this joint proxy statement/prospectus and any additional materials furnished to Finisar stockholders. Copies of these materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to those beneficial owners. In addition, Finisar may reimburse the costs of forwarding these materials to those beneficial owners. Finisar also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Finisar Common Stock. Finisar’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Finisar has engaged D.F. King & Co., Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners for approximately $12,500, plus reimbursement of related expenses.

Q:	What do I need to do now?

A:

Even if you plan to attend the II-VI Special Meeting or the Finisar Special Meeting in person, after carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the II-VI Special Meeting or the Finisar Special Meeting, as applicable.

Q:	If I hold physical share certificates representing my shares of Finisar Common Stock, should I send in my share certificates now?

A:

No, please do NOT return your share certificate(s) with your proxy. If the Merger is completed, and you hold physical share certificates in respect of your shares of Finisar Common Stock, you will be sent a letter of transmittal promptly after the Effective Time describing how you may exchange your shares of Finisar Common Stock for the applicable Merger Consideration. See the section entitled “The Merger Agreement — Exchange Procedures” beginning on page 140 of this joint proxy statement/prospectus.

Q:	Where can I find the voting results of the Special Meetings?

A:

The preliminary voting results will be announced at the Special Meetings. In addition, within four business days following certification of their respective final voting results, II-VI and Finisar each intend to file its final voting results with the SEC in a Current Report on Form 8-K.

Q:	Is the completion of the Merger subject to a financing condition?

A:

No. The receipt of any financing by II-VI is not a condition to completion of the Merger and, except in certain limited circumstances in which II-VI or Finisar may be permitted to terminate the Merger Agreement (as more fully described in “The Merger Agreement — Termination of the Merger Agreement”), II-VI will be required to complete the Merger (assuming that all of the conditions to its obligations to complete the Merger under the Merger Agreement are satisfied or waived) whether or not financing is available on acceptable terms or at all.

On November 8, 2018, in connection with its entry into the Merger Agreement, II-VI entered into a commitment letter (together with a related fee letter) with Bank of America, N.A. (“Bank of America”), which was subsequently amended and restated on December 7, 2018 and on December 14, 2018 (together with one or more related fee letters, the “Commitment Letter”). Subject to the terms and conditions set forth in the Commitment Letter, Bank of America and the other lender parties thereto (the “Lending Parties”) have severally committed to provide 100% of up to $2.425 billion in aggregate principal amount of senior secured credit facilities of II-VI (the “II-VI Senior Credit Facilities”) comprised of (i) a “term a” loan facility of up to $1.0 billion, a portion of which will be available after the closing of the Merger on a delayed draw basis, (ii) a “term b” loan facility of up to $975.0 million and (iii) a revolving credit facility of up to $450.0 million. The obligation of Bank of America and the other lead arranger parties thereto (the “Lead Arrangers”) to provide the debt financing under the Commitment Letter is subject to a number of conditions. II-VI currently intends to pay the cash portion of the aggregate Merger Consideration and pay related fees and expenses in connection with the Merger using the proceeds of draws under the II-VI Senior Credit Facilities and cash and short-term investments of II-VI and Finisar. II-VI currently does not intend to draw on the revolving credit facility in order to fund the cash portion of the aggregate Merger Consideration.

For more information on the II-VI Senior Credit Facilities, see the section entitled “The Merger — Description of Debt Financing” beginning on page 133 of this joint proxy statement/prospectus.

Q:	What will happen to the Finisar Convertible Notes in connection with the Merger?

A:

As of the date of this joint proxy statement/prospectus, Finisar has outstanding approximately $1.1 million aggregate principal amount of 2033 Notes and $575.0 million aggregate principal amount of 2036 Notes.

At the consummation of the Merger and pursuant to the Indentures (as defined below), II-VI, the Surviving Corporation and Wells Fargo Bank, National Association, as trustee (the “Trustee”), will enter into supplemental indentures to (i) the Indenture, dated as of December 16, 2013 (the “2033 Notes Indenture”), by and between Finisar and the Trustee, governing the 2033 Notes and (ii) the Indenture, dated as of December 21, 2016 (the “2036 Notes Indenture” and, together with the 2033 Notes Indenture, the “Indentures”), by and between Finisar and the Trustee, governing the 2036 Notes. The respective supplemental indentures will comply with the applicable terms of the Indentures and will, among other things, provide that (y) at and after the Effective Time, the right to convert each $1,000 principal amount of the applicable Finisar Convertible Notes will be changed into a right to convert such principal amount of the applicable Finisar Convertible Notes into the weighted average of the types and amounts of consideration received by holders of Finisar Common Stock that affirmatively make an election to receive Cash Election Consideration, Stock Election Consideration or Mixed Election Consideration that a holder of a number of shares of Finisar Common Stock equal to the applicable conversion rate immediately prior to the consummation of the Merger would have owned or been entitled to receive in connection with the Merger (the “Reference Property”) and (z) II-VI fully and unconditionally guarantees, on a senior unsecured basis, the Finisar Convertible Notes.

Pursuant to the terms of the Indentures, consummation of the Merger will constitute a “Fundamental Change” and a “Make Whole Fundamental Change.” As a result, holders of the Finisar Convertible Notes will be permitted to choose, pursuant, and subject, to the terms and conditions of the Indentures (i) to convert their Finisar Convertible Notes, (ii) to require Finisar to repurchase their Finisar Convertible Notes for a price equal to 100% of their principal amount, together with accrued and unpaid interest to, but excluding, the repurchase date, or (iii) to continue holding their Finisar Convertible Notes until maturity or until they are otherwise redeemed, repurchased, or converted pursuant to the terms of the applicable Indenture. Neither II-VI, Merger Sub, Finisar nor any of their respective affiliates or representatives have made, or intend to make, any recommendation to any holder of Finisar Convertible Notes regarding this election.

See the section entitled “The Merger — Treatment of Finisar Convertible Notes” beginning on page 134 of this joint proxy statement/prospectus.

Q:	Will the II-VI Common Stock issued to Finisar stockholders at the time of completion of the Merger be traded on an exchange?

A:

Yes. The shares of II-VI Common Stock to be issued to Finisar stockholders in the Merger will trade on the Nasdaq Global Select Market. Shares of II-VI Common Stock currently trade on the Nasdaq Global Select Market under the ticker symbol “IIVI.” See the section entitled “The Merger — Listing of II-VI Common Stock; Delisting and Deregistration of Finisar Common Stock” beginning on page 128 of this joint proxy statement/prospectus.

Q:	Who can help answer any other questions I have?

A:

II-VI shareholders and Finisar stockholders who have questions about the Merger, the other matters to be voted on at the Special Meetings or how to submit a proxy, or who need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, should contact:

II-VI Shareholders:	Finisar Stockholders:

II-VI Incorporated	Finisar Corporation
375 Saxonburg Boulevard	1389 Moffett Park Drive
Saxonburg, PA 16056	Sunnyvale, CA 94089
Attention: Mark Lourie	Attention: Investor Relations
(724) 352-4455	(408) 548-1000

OR

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Banks and Brokers, call collect: (212) 269-5550 All others, call toll free: (866) 356-7813 Email: FNSR@dfking.com

Q:	Where can I find more information about II-VI and Finisar?

A:

You can find more information about II-VI and Finisar from the various sources described in the section entitled “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus.

SUMMARY

The following summary highlights selected information in this joint proxy statement/prospectus and may not contain all the information that may be important to you as a II-VI shareholder or a Finisar stockholder. Accordingly, we encourage you to read carefully this entire joint proxy statement/prospectus, its annexes and the documents referred to in this joint proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus.

The Companies (See page 62)

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(724) 352-4455

II-VI Incorporated, a Pennsylvania corporation, is a global leader in engineered materials and optoelectronic components, and is a vertically integrated manufacturing company that develops innovative products for diversified applications in the industrial, optical communications, military, life sciences, semiconductor equipment, and consumer markets. Headquartered in Saxonburg, Pennsylvania, II-VI has research and development, manufacturing, sales, service, and distribution facilities worldwide. II-VI produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to enable its customers.

II-VI Common Stock is listed on the Nasdaq Global Select Market under the symbol “IIVI.” II-VI’s home page on the Internet is www.ii-vi.com. The information provided on II-VI’s website is not part of this joint proxy statement/prospectus and is not incorporated herein by reference.

This joint proxy statement/prospectus incorporates important business and financial information about II-VI from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus.

Mutation Merger Sub Inc.

c/o II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(724) 352-4455

Mutation Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of II-VI, was formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into Finisar, with Finisar surviving the Merger as a wholly owned subsidiary of II-VI.

Finisar Corporation

1389 Moffett Park Drive

Sunnyvale, California 94089

(408) 548-1000

Finisar Corporation, a Delaware corporation, is a global technology leader in optical communications, providing components and subsystems to networking equipment manufacturers, data center operators, telecom service providers, consumer electronics and automotive companies. Finisar, incorporated in California in April 1987 and reincorporated in Delaware in November 1999, designs products that meet the increasing demands for network bandwidth, data storage and 3D sensing subsystems. Finisar is headquartered in Sunnyvale, California, with research and development, manufacturing sites, sales and support offices worldwide.

Finisar Common Stock is listed on the Nasdaq Global Select Market under the symbol “FNSR.” Finisar’s home page on the Internet is www.finisar.com. The information provided on Finisar’s website is not part of this joint proxy statement/prospectus and is not incorporated herein by reference.

This joint proxy statement/prospectus incorporates important business and financial information about II-VI from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus.

The Merger (See page 74)

II-VI, Merger Sub and Finisar have entered into the Merger Agreement. Subject to the terms and conditions of the Merger Agreement and in accordance with applicable law, in the Merger, Merger Sub will be merged with and into Finisar, with Finisar continuing as the Surviving Corporation and a wholly owned subsidiary of II-VI. Upon completion of the Merger, Finisar Common Stock no longer will be publicly traded.

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the principal document that governs the Merger. If the conditions set forth in the Merger Agreement are satisfied or waived, the Merger will be consummated.

II-VI Special Meeting (See page 69)

Meeting. The II-VI Special Meeting will be held on                , 2019, at                , at                local time. At the II-VI Special Meeting, II-VI shareholders will be asked to consider and vote on the Share Issuance Proposal and the II-VI Adjournment Proposal.

Record Date. The II-VI Board has fixed the close of business on                , 2019 as the record date for the determination of the II-VI shareholders entitled to notice of and to vote at the II-VI Special Meeting or any adjournment or postponement of the II-VI Special Meeting (the “II-VI Record Date”). Only II-VI shareholders of record at the II-VI Record Date are entitled to receive notice of, and to vote at, the II-VI Special Meeting or any adjournment or postponement of the II-VI Special Meeting. As of the close of business on the II-VI Record Date, there were                 shares of II-VI Common Stock outstanding and entitled to vote at the II-VI Special Meeting. Each holder of shares of II-VI Common Stock is entitled to one vote for each share of II-VI Common Stock owned at the II-VI Record Date.

Quorum. The presence in person or by proxy at the II-VI Special Meeting of a majority of the shares of II-VI Common Stock issued and outstanding on the II-VI Record Date will constitute a quorum at the II-VI

Special Meeting. The presence in person or by proxy of at least                shares of II-VI Common Stock will be required to establish a quorum at the II-VI Special Meeting. Proxies received but marked as abstentions will be included as shares of II-VI Common Stock present when determining whether there is a quorum at the II-VI Special Meeting.

There must be a quorum for the vote on the Share Issuance Proposal to be taken at the II-VI Special Meeting. If there is no quorum, the II-VI Special Meeting may be adjourned or postponed to another date if the II-VI Adjournment Proposal is approved, which may subject II-VI to additional expense and delay or prevent the completion of the Merger.

Required Vote. Assuming that a quorum is present, approval of the Share Issuance Proposal requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Share Issuance Proposal, but shares deemed not in attendance at the meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary will have no effect on the Share Issuance Proposal. This vote will satisfy the vote requirements of Listing Rule 5635(d) of the Nasdaq Stock Market with respect to the Share Issuance Proposal. II-VI cannot complete the Merger unless, among other things, the II-VI shareholders approve the Share Issuance Proposal.

Approval of the II-VI Adjournment Proposal requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast, whether or not a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the II-VI Adjournment Proposal, but shares deemed not in attendance at the meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary will have no effect on the II-VI Adjournment Proposal.

If you hold your shares of II-VI Common Stock in street name, your nominee or intermediary may not vote your shares without instructions from you. If you do not provide voting instructions on the Share Issuance Proposal and the II-VI Adjournment Proposal, your shares will not be deemed in attendance at the II-VI Special Meeting and will not be voted.

Stock Ownership of and Voting by II-VI Directors and Executive Officers. At the II-VI Record Date, II-VI’s directors and executive officers and their affiliates beneficially owned and had the right to vote in the aggregate                 shares of II-VI Common Stock at the II-VI Special Meeting, which represents approximately     % of the shares of II-VI Common Stock entitled to vote at the II-VI Special Meeting.

Each of II-VI’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of II-VI Common Stock “FOR” the Share Issuance Proposal and “FOR” the II-VI Adjournment Proposal, although none of II-VI’s directors and executive officers has entered into any agreement requiring them to do so.

For more information, see the section entitled “Information About the II-VI Special Meeting” beginning on page 69 of this joint proxy statement/prospectus.

Finisar Special Meeting (See page 63)

Meeting. The Finisar Special Meeting will be held on                , 2019, at                 , at                local time. At the Finisar Special Meeting, Finisar stockholders will be asked to consider and vote on the Merger Proposal, the Finisar Adjournment Proposal and the Compensation Proposal.

Record Date. The Finisar Board has fixed the close of business on                , 2019 as the record date for the determination of the Finisar stockholders entitled to notice of and to vote at the Finisar Special Meeting or any adjournment or postponement of the Finisar Special Meeting (the “Finisar Record Date”). Only Finisar stockholders of record at the Finisar Record Date are entitled to receive notice of, and to vote at, the Finisar Special Meeting or any adjournment or postponement of the Finisar Special Meeting. As of the close of business on the Finisar Record Date, there were                 shares of Finisar Common Stock outstanding and entitled to vote at the Finisar Special Meeting. Each holder of shares of Finisar Common Stock is entitled to one vote for each share of Finisar Common Stock owned at the record date.

Quorum. The presence in person or by proxy at the Finisar Special Meeting of a majority of the shares of Finisar Common Stock issued and outstanding on the Finisar Record Date will constitute a quorum at the Finisar Special Meeting. The presence in person or by proxy of at least                shares of Finisar Common Stock will be required to establish a quorum at the Finisar Special Meeting. Proxies received but marked as abstentions will be included as shares of Finisar Common Stock present when determining whether there is a quorum at the Finisar Special Meeting.

There must be a quorum for the votes on the Merger Proposal, the Adjournment Proposal, and the Compensation Proposal to be taken at the Finisar Special Meeting. If there is no quorum, the Finisar Special Meeting may be adjourned or postponed to another date, which may subject Finisar to additional expense and delay or prevent the completion of the Merger. If a quorum shall fail to attend the Finisar Special Meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

Required Vote. Assuming that a quorum is present, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Finisar Common Stock. If your shares of Finisar Common Stock are not voted on the Merger Proposal, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, or if you abstain on the Merger Proposal, your shares will have the effect of a vote “AGAINST” the Merger Proposal. Finisar cannot complete the Merger, and no Merger Consideration will be paid to Finisar stockholders by II-VI, unless, among other things, the Finisar stockholders approve the Merger Proposal.

Assuming that a quorum is present, approval of the Finisar Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Finisar Special Meeting. If your shares of Finisar Common Stock are not voted on the Finisar Adjournment Proposal, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, or if you abstain on the Finisar Adjournment Proposal, your shares will have no effect on the Finisar Adjournment Proposal.

Assuming that a quorum is present, approval of the Compensation Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Finisar Special Meeting. If your shares of Finisar Common Stock are not voted on the Compensation Proposal, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, or if you abstain on the Compensation Proposal, your shares will have no effect on the Compensation Proposal.

If you hold your shares of Finisar Common Stock in street name, your nominee or intermediary may not vote your shares without instructions from you. If you do not provide voting instructions on the Merger Proposal, the Finisar Adjournment Proposal and the Compensation Proposal, your shares will not be deemed in attendance at the Finisar Special Meeting, will not be voted and will have the effect of a vote “AGAINST” the Merger Proposal.

Stock Ownership of and Voting by Finisar Directors and Executive Officers. At the Finisar Record Date, Finisar’s directors and executive officers and their affiliates beneficially owned and had the right to vote in the aggregate                 shares of Finisar Common Stock at the Finisar Special Meeting, which represents approximately     % of the shares of Finisar Common Stock entitled to vote at the Finisar Special Meeting.

Each of Finisar’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of Finisar Common Stock “FOR” the Merger Proposal, “FOR” the Finisar Adjournment Proposal and “FOR” the Compensation Proposal, although none of Finisar’s directors and executive officers has entered into any agreement requiring them to do so.

For more information, see the section entitled “Information About the Finisar Special Meeting” beginning on page 63 of this joint proxy statement/prospectus.

What Finisar Stockholders Will Receive in the Merger (See page 137)

At the Effective Time, each share of Finisar Common Stock (other than Dissenting Stockholder Shares and Excluded Shares) will be converted into the right to receive at the election of the holder of each share (i) Cash Election Consideration, consisting of $26.00 in cash, without interest (subject to the proration adjustment procedures described in this joint proxy statement/prospectus), (ii) Stock Election Consideration, consisting of 0.5546 validly issued, fully paid and non-assessable shares of II-VI Common Stock (subject to the proration adjustment procedures described in this joint proxy statement/prospectus), or (iii) Mixed Election Consideration, consisting of $15.60 in cash, without interest, and 0.2218 validly issued, fully paid and non-assessable shares of II-VI Common Stock; provided, that Finisar stockholders who are otherwise entitled to receive fractional shares of II-VI Common Stock as part of the Merger Consideration will receive cash in lieu of such fractional shares of II-VI Common Stock.

Each holder of record of shares of Finisar Common Stock (not including the Dissenting Stockholder Shares or the Excluded Shares, but including holders of Participating RSUs) will, until the Election Deadline, be entitled to elect to receive either Cash Election Consideration, Stock Election Consideration or Mixed Election Consideration in exchange for each share of Finisar Common Stock held by him or her that was issued and outstanding immediately prior to the Effective Time (including with respect to such holder’s Participating RSUs held by such holder prior to the Effective Time), subject to the proration adjustment procedures described in this joint proxy statement/prospectus. Holders entitled to make an election that fail to do so or that make an untimely election (or who otherwise are deemed not to have submitted an effective form of election) will be deemed to have elected for Mixed Election Consideration.

Stock Elections and Cash Elections are subject to the proration adjustment procedures described in this joint proxy statement/prospectus to ensure that the aggregate Merger Consideration will consist of approximately 60% cash and approximately 40% II-VI Common Stock (with the II-VI Common Stock valued at the closing price as of November 8, 2018).

For more information, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 137 of this joint proxy statement/prospectus.

Treatment of Finisar Employee Stock Plans (See page 141)

At the Effective Time, each Finisar Stock Option (or portion thereof) that is outstanding and unexercised will be cancelled and terminated and converted into the right to receive an amount of Mixed Election Consideration that would be payable to a holder of such number of shares of Finisar Common Stock equal to the quotient of (i) the product of (a) the excess, if any, of $26.00 over the exercise price per share of such Finisar

Stock Option multiplied by (b) the number of shares of Finisar Common Stock subject to such Finisar Stock Option, divided by (ii) $26.00 (the “Net Option Shares”). Each Finisar Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time with an exercise price per share that is in excess of $26.00 will be cancelled and extinguished without any present or future right to receive the Merger Consideration or any other payment.

As of the Effective Time, each Finisar Restricted Stock Unit (or portion thereof) that is outstanding and subject to a performance-based vesting condition that relates solely to the value of Finisar Common Stock will, to the extent such Finisar Restricted Stock Unit vests in accordance with its terms in connection with the Merger (the “Participating RSUs”), be cancelled and extinguished and converted into the right to receive the Cash Election Consideration, the Stock Election Consideration or the Mixed Election Consideration at the election of the holder of such Participating RSUs, subject to the proration adjustment procedures described in this joint proxy statement/prospectus (as applicable, the “Cash Election RSUs,” the “Stock Election RSUs” or the “Mixed Election RSUs”).

As of the Effective Time, each Finisar Restricted Stock Unit that is subject to a performance-based vesting condition that relates solely to the value of Finisar Common Stock but does not vest in accordance with its terms in connection with the Merger will be cancelled and extinguished at the Effective Time without any right to receive the Merger Consideration or any other payment.

At the Effective Time, each Finisar Restricted Stock Unit (or portion thereof) that is outstanding and unvested and does not vest in accordance with its terms in connection with the Merger and is either (x) subject to time-based vesting requirements only or (y) subject to a performance-based vesting condition other than the value of Finisar Common Stock will be assumed by II-VI (each, an “Assumed RSU”). Each Assumed RSU will be subject to substantially the same terms and conditions as applied to the related Finisar Restricted Stock Unit immediately prior to the Effective Time, except that the number of shares of II-VI Common Stock subject to such Assumed RSU will be adjusted as described below under “The Merger Agreement — Treatment of Finisar Employee Stock Plans — Restricted Stock Units.”

Except as otherwise provided above, II-VI will not assume any obligations or liabilities under any Finisar Stock Options, Finisar Restricted Stock Units or any other direct or indirect right to acquire equity securities of Finisar. Except as otherwise provided above, neither II-VI nor the Surviving Corporation will substitute any equivalent stock option, warrant or right for any terminated Finisar Stock Option, Finisar Restricted Stock Unit or other direct or indirect right to acquire equity securities of Finisar. Finisar will take all actions necessary or appropriate, including providing any required notices, so that the Finisar Stock Options, Finisar Restricted Stock Units and any other direct or indirect rights to acquire shares of Finisar Common Stock will be terminated as of the Effective Time.

For more information, see the section entitled “The Merger Agreement — Treatment of Finisar Employee Stock Plans” beginning on page 141 of this joint proxy statement/prospectus.

Recommendations of the II-VI Board (See page 96)

The II-VI Board unanimously approved and declared advisable the Merger Agreement and the other transactions contemplated thereby, including the Merger and the issuance of shares of II-VI Common Stock issuable in connection with the Merger, and determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of II-VI and its shareholders. The II-VI Board unanimously recommends that II-VI shareholders vote “FOR” the Share Issuance Proposal. For the factors considered by the II-VI Board in reaching this decision, see “The Merger — II-VI’s Reasons for the Merger; Recommendations of the II-VI Board” beginning on page 96 of this joint proxy statement/prospectus.

The II-VI Board unanimously recommends that II-VI’s shareholders vote “FOR” the II-VI Adjournment Proposal. See “II-VI Proposal No. 2 — Adjournment of the II-VI Special Meeting” beginning on page 189 of this joint proxy statement/prospectus.

Recommendations of the Finisar Board (See page 94)

The Finisar Board unanimously approved and declared advisable the Merger Agreement and the other transactions contemplated thereby, including the Merger, and determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Finisar and its stockholders. The Finisar Board unanimously recommends that Finisar stockholders vote “FOR” the Merger Proposal. For the factors considered by the Finisar Board in reaching this decision, see “The Merger — Finisar’s Reasons for the Merger; Recommendations of the Finisar Board” beginning on page 94 of this joint proxy statement/prospectus.

The Finisar Board unanimously recommends that Finisar stockholders vote “FOR” the Finisar Adjournment Proposal. See “Finisar Proposal No. 2 — Adjournment of the Finisar Special Meeting” beginning on page 185 of this joint proxy statement/prospectus.

In addition, the Finisar Board unanimously recommends that Finisar stockholders vote “FOR” the Finisar Compensation Proposal. See “Finisar Proposal No. 3 — Non-Binding, Advisory Vote on Merger-Related Compensation for Finisar’s Named Executive Officers” beginning on page 186 of this joint proxy statement/prospectus.

Opinion of II-VI’s Financial Advisor (See page 110)

In connection with the Merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), II-VI’s financial advisor, delivered to the II-VI Board a written opinion, dated November 8, 2018, as to the fairness, from a financial point of view and as of the date of the opinion, to II-VI of the Merger Consideration to be paid by II-VI in the Merger. The full text of the written opinion, dated November 8, 2018, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the II-VI Board (in its capacity as such) for the benefit and use of the II-VI Board in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to II-VI or in which II-VI might engage or as to the underlying business decision of II-VI to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any II-VI shareholder or Finisar stockholder as to how to vote or act in connection with the proposed Merger or any other matter. For a summary description of BofA Merrill Lynch’s opinion, please see the section of this joint proxy statement/prospectus entitled “The Merger — Opinion of II-VI’s Financial Advisor” beginning on page 110. The summary of BofA Merrill Lynch’s opinion set forth in this joint proxy statement/prospectus under the caption entitled “The Merger — Opinion of II-VI’s Financial Advisor” is qualified in its entirety by reference to the full text of BofA Merrill Lynch’s opinion attached as Annex B to this joint proxy statement/prospectus.

Opinion of Finisar’s Financial Advisor (See page 100)

Finisar engaged Barclays Capital Inc. (“Barclays”) for the purpose of providing financial advisory services with respect to a potential sale of Finisar pursuant to an engagement letter dated October 12, 2018. On November 8, 2018, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the

Finisar Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration to be offered to the stockholders of Finisar, other than the holders of any Excluded Shares (as defined in the Merger Agreement), in the proposed transaction was fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of November 8, 2018, is attached as Annex C to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion. Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Finisar Board and addresses only the fairness, from a financial point of view, of the Merger Consideration to be offered to the stockholders of Finisar (other than holders of the Excluded Shares (as defined in the Merger Agreement)) in the proposed transaction and does not constitute a recommendation to any stockholder of Finisar as to how such stockholder should vote or act with respect to the proposed transaction or any other matter. For a description of the opinion that Finisar received from Barclays, see the section entitled “The Merger — Opinion of Finisar’s Financial Advisor.”

Ownership of II-VI Common Stock After the Merger (See page 74)

Based on the number of shares of Finisar Common Stock outstanding as of                 , 2019, and the treatment of shares of Finisar Common Stock, Finisar Stock Options and Finisar Restricted Stock Units in the Merger, and assuming no conversions of the Finisar Convertible Notes, II-VI expects to issue approximately         million shares of II-VI Common Stock to holders of Finisar Common Stock and Finisar equity awards upon completion of the Merger. The actual number of shares of II-VI Common Stock to be issued upon completion of the Merger will be determined at the completion of the Merger based on, among other things, the number of shares of Finisar Common Stock outstanding and the market price of II-VI Common Stock at that time. Based on the number of shares of Finisar Common Stock outstanding as of                 , 2019, and the number of shares of II-VI Common Stock outstanding as of                 , 2019, it is expected that, immediately after completion of the Merger, former holders of Finisar Common Stock and Finisar equity awards will own approximately     % of the outstanding shares of II-VI Common Stock.

Governance Matters Following Completion of the Merger (See page 136)

After completion of the Merger, the directors of Merger Sub and the officers of Finisar immediately prior to completion of the Merger will be the directors and officers, respectively, of the Surviving Corporation.

At the Effective Time, the II-VI Board will appoint three members of the Finisar Board as of November 8, 2018 to serve on the II-VI Board (the “Finisar Designees”). Each Finisar Designee will be mutually agreed upon by II-VI and Finisar, acting in good faith. In addition, the Corporate Governance and Nominating Committee of the II-VI Board previously will have reasonably approved the appointment of the Finisar Designees to the II-VI Board, which also will have previously recommended the appointment of the Finisar Designees to the full II-VI Board. The total number of directors on the II-VI Board at the Effective Time will be no more than 11 persons. As of the date hereof, the identity of the Finisar Designees has not been determined by II-VI and Finisar.

Also at the Effective Time, the II-VI Board will have four committees, consisting of an Audit Committee, a Compensation Committee, a Subsidiary Committee and a Corporate Governance and Nominating Committee. Each such committee will include at least one Finisar Designee.

For information on II-VI’s and Finisar’s current directors, please see II-VI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed with the SEC on August 28, 2018, and Finisar’s Definitive Proxy

Statement for its 2018 Annual Meeting of stockholders filed with the SEC on July 26, 2018. See “Where You Can Find More Information.”

Interests of Finisar’s Directors and Executive Officers in the Merger (See page 163)

In considering the recommendation of the Finisar Board that Finisar stockholders vote to adopt the Merger Agreement, Finisar stockholders should be aware that, aside from their interests as Finisar stockholders, Finisar’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Finisar stockholders generally. These interests include, among others, potential severance benefits and other payments, the treatment of outstanding equity awards pursuant to the Merger Agreement, and certain indemnification rights of Finisar directors and officers under the Merger Agreement. Members of the Finisar Board were aware of and considered these interests, among other matters, at the time of evaluating and negotiating the Merger Agreement and the Merger, approving the Merger Agreement and the Merger, and recommending to Finisar stockholders that the Merger Agreement be adopted.

For more information, see the sections entitled “The Merger — Background of the Merger” and “The Merger — Finisar’s Reasons for the Merger; Recommendations of the Finisar Board” beginning on pages 75 and 94, respectively, of this joint proxy statement/prospectus. These interests are described in more detail below section entitled “Interests of Finisar’s Directors and Executive Officers in the Merger” beginning on page 163 of this joint proxy statement/prospectus, and certain of them are quantified in the narrative of the section entitled “Finisar Proposal No. 3 — Non-Binding, Advisory Vote on Merger-Related Compensation for Finisar’s Named Executive Officers —  Golden Parachute Compensation” beginning on page 186 of this this joint proxy statement/prospectus.

Listing of II-VI Common Stock; Delisting and Deregistration of Finisar Common Stock (See page 128)

II-VI will file a notification of listing of additional shares (or such other form as may be required) with the Nasdaq Global Select Market, where II-VI Common Stock currently is traded, with respect to the shares of II-VI Common Stock to be issued in the Merger. If the Merger is completed, Finisar Common Stock will be delisted from the Nasdaq Global Select Market and will be deregistered under the Exchange Act. See the section entitled “The Merger — Listing of II-VI Common Stock; Delisting and Deregistration of Finisar Common Stock” beginning on page 128 of this joint proxy statement/prospectus.

Comparison of Shareholder Rights (See page 193)

Finisar stockholders will have different rights once they become II-VI shareholders due to differences between the organizational documents of, and the applicable state laws governing, Finisar and II-VI. See “Comparison of Shareholders’ Rights” beginning on page 193 of this joint proxy statement/prospectus.

Appraisal Rights Available to Finisar Stockholders (See page 212)

Pursuant to Section 262 of the DGCL, a Finisar stockholder at the Finisar Record Date who chooses the Stock Election Consideration for his, her or its shares of Finisar Common Stock, but receives a mix of II-VI Common Stock and cash for such shares through the proration adjustment mechanism in connection with an oversubscription of the Stock Election Consideration, will be entitled to appraisal rights for such shares if such stockholder otherwise complies with the requirements of Section 262 of the DGCL. Appraisal rights will not be available to Finisar stockholders who fail to make an election and receive the Mixed Election Consideration or to Finisar stockholders who choose the Cash Election Consideration or the Mixed Election Consideration.

Finisar stockholders who wish to exercise the right to seek an appraisal of their shares must not vote in favor of the Merger Proposal nor consent thereto in writing, must continuously hold their shares of Finisar Common

Stock through the effective date of the Merger, must deliver to Finisar a written demand for appraisal prior to the date of the Finisar Special Meeting and must otherwise comply with the applicable requirements of Section 262 of the DGCL. The appraisal remedy offers eligible stockholders the right to seek appraisal of the fair value of their shares of Finisar Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of shares of Finisar Common Stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that Finisar stockholders would otherwise be entitled to receive under the terms of the Merger Agreement.

The right to seek appraisal will be lost if a Finisar stockholder votes “FOR” the Merger Proposal. However, abstaining or voting against the Merger Proposal is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights.

Finisar stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Finisar by submitting a written demand for appraisal prior to the taking of the vote on the Merger Proposal at the Finisar Special Meeting, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Finisar Common Stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps required by Section 262 of the DGCL and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Finisar stockholders that may wish to pursue appraisal rights are urged to consult their legal and financial advisors.

However, notwithstanding a Finisar stockholder’s compliance with the DGCL in perfecting appraisal rights, under Section 262 of the DGCL, assuming Finisar Common Stock remains listed on a national securities exchange immediately prior to the Effective Time, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Finisar Common Stock, or (ii) the value of the consideration provided in the Merger for the total number of shares of Finisar Common Stock entitled to appraisal exceeds $1 million. These procedures are summarized in the section entitled “Appraisal Rights” beginning on page 212 of this joint proxy statement/prospectus. In addition, a copy of the full text of Section 262 of the DGCL is included as Annex D to this joint proxy statement/prospectus.

Conditions to Completion of the Merger (See page 157)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the obligation of each of II-VI and Merger Sub, on the one hand, and Finisar, on the other hand, to complete the Merger is subject to the satisfaction (or, to the extent permissible under applicable law, waiver) of a number of conditions, including the following:

•	approval of the Share Issuance Proposal by the II-VI shareholders at the II-VI Special Meeting;

•	approval of the Merger Proposal by the Finisar stockholders at the Finisar Special Meeting;

•

the absence of any temporary restraining order or preliminary or permanent injunction preventing, prohibiting, enjoining or rendering illegal the consummation of the Merger, and the absence of any applicable law of a governmental authority of competent jurisdiction prohibiting or rendering illegal the consummation of the Merger;

•

approvals and expiration or termination of any applicable waiting period necessary under the HSR Act and the receipt of consents from regulators in certain specified non-U.S. jurisdictions (or deemed receipt by virtue of the expiration or termination of any applicable waiting period);

•	effectiveness of, and absence of any stop order initiated by the SEC with respect to, the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part;

•	approval for the listing on the Nasdaq Global Select Market of the shares of II-VI Common Stock to be issued in the Merger, subject to official notice of issuance;

•	accuracy of the representations and warranties made in the Merger Agreement by the other party, subject to certain materiality exceptions;

•	performance (or cure of any non-performance) in all material respects by the other party of the covenants and agreements required to be performed by it prior to completion of the Merger; and

•

the absence of a material adverse effect on the other party (see “The Merger Agreement — Representations and Warranties” beginning on page 142 of this joint proxy statement/prospectus for the definition of material adverse effect).

In addition to the conditions to all parties’ obligations, the obligation of Finisar to complete the Merger is subject to II-VI, Finisar and the Trustee entering into supplemental indentures to the 2033 Notes Indenture and the 2036 Notes Indenture, as more fully described in the section entitled “The Merger — Treatment of Finisar Convertible Notes” beginning on page 134 of this joint proxy statement/prospectus.

II-VI and Finisar cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Required Regulatory Approvals (See page 127)

Completion of the Merger is conditioned upon (i) the expiration or early termination of the waiting period relating to the Merger under the HSR Act and (ii) obtaining all consents, approvals, licenses, permits, certificates, orders or authorizations of any governmental authority under certain specified federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or orders.

Under the HSR Act, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”). A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period.

Other specified federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or orders pursuant to which completion of the Merger is conditioned include the following:

•	Anti-monopoly Law of the People’s Republic of China of 2008 (as amended);

•	Act against Restraints of Competition of 1958 (Gesetz gegen Wettbewerbsbeschränkungen) (as amended);

•	Federal Economic Competition Law of 2014 (Ley Federal de Competencia Económica) and its regulations (Disposiciones Regulatorias de la Ley Federal de Competencia Económica); and

•

Competition Law no. 21/1996 (Lege nr. 21 din 10 aprilie 1996 a Concurenţei — Republicare) (as amended) and Regulation on Economic Concentrations approved by Romanian Competition Council Order No. 431/2017 (Ordinul nr. 431/2017 pentru punerea în aplicare a Regulamentului privind concentrările economice).

Neither II-VI nor Finisar is aware of any material governmental approvals or actions that are required for completion of the Merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

II-VI and Finisar have agreed to use their respective reasonable best efforts to cause the closing of the Merger to occur, which “reasonable best efforts” of II-VI include promptly opposing any motion or action for an injunction against the Merger or any portion thereof, including any legislative, administrative or judicial action, and taking any and all steps necessary to have vacated, lifted, reversed, overturned, avoided, eliminated or removed any decree, judgment, injunction or other order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by the Merger Agreement under the HSR Act, or other federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or orders; provided that such efforts shall not require II-VI, its subsidiaries or its affiliates to make certain divestitures or agree to make certain divestitures or other limitations or take any other action that, individually or in the aggregate, would have a material adverse effect on II-VI, Finisar and their respective subsidiaries, taken as a whole, after the consummation of the transactions contemplated by the Merger Agreement.

For more information, see the section entitled “The Merger — Regulatory Approvals” beginning on page 127 of this joint proxy statement/prospectus.

Expected Completion Date for the Merger (See page 137)

The parties expect that the Merger will be completed approximately in the middle of 2019. However, it is possible that factors outside the control of both companies could result in the Merger being completed at a different time or not at all.

Material U.S. Federal Income Tax Consequences of the Merger (See page 130)

The exchange of Finisar Common Stock for cash, II-VI Common Stock or both in the Merger generally will be a taxable transaction for U.S. federal income tax purposes and also may be taxable under state and local and other tax laws. You should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 130 of this joint proxy statement/prospectus. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular circumstances. You are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Accounting Treatment of the Merger (See page 133)

In accordance with United States generally accepted accounting principles (“GAAP”), II-VI will account for the Merger using the acquisition method of accounting, with II-VI being considered the acquirer of Finisar for accounting purposes. This means that II-VI will allocate the purchase price to the fair value of Finisar tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually. The operating results of Finisar will be reported as part of the combined company beginning on the closing date of the Merger. The final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed has not yet been completed and is not required to be completed under applicable guidance until 12 months after completion of the Merger. The finalization of the valuation could result in significantly different amortization expenses and balance sheet classifications than those presented in II-VI’s unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus.

For more information, see the section entitled “The Merger — Accounting Treatment of the Merger” beginning on page 133 of this joint proxy statement/prospectus.

Non-Solicitation Obligations (See page 148)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, and subject to the exceptions described below and in the Merger Agreement, Finisar has agreed not to, among other things, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries or offers that constitute or would reasonably be expected to lead to takeover proposal from a third party, (ii) enter into, continue or otherwise participate in any negotiations or discussions with any third party regarding any takeover proposal or that would reasonably be expected to lead to a takeover proposal, (iii) furnish any nonpublic information to a third person in connection with any takeover proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to a takeover proposal, (iv) release any provision of any confidentiality or similar provision of any agreement to which Finisar is a party, (v) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL, or (vi) enter into a letter of intent, agreement in principle, merger agreement or other similar agreement contemplating or otherwise relating to a takeover proposal. Finisar will also be liable for a breach of its representatives of the non-solicitation provisions in the Merger Agreement

However, at any time prior to the approval of the Merger Proposal by Finisar stockholders, subject to the terms and conditions described in the Merger Agreement, Finisar may, in response to an unsolicited, bona fide, written takeover proposal that the Finisar Board concludes in good faith, after consultation with its advisors, is, or is reasonably likely to lead to, a superior proposal, (i) furnish any information (including nonpublic information) and access relating to Finisar or any of its subsidiaries to the person making the takeover proposal and (ii) enter into, engage and participate in discussions or negotiations with such person and its representatives (subject to promptly notifying II-VI in writing of the identity of the person making the takeover proposal, the material terms thereof and a copy of any written proposal or definitive agreement relating to the takeover proposal); provided, in each case, that such takeover proposal did not result from a breach of the non-solicitation provisions in the Merger Agreement, Finisar enters into a confidentiality agreement with such third party that is no less favorable than the confidentiality agreement entered into with II-VI, except that such confidentiality agreement may contain a less restrictive or no standstill or similar restriction, and Finisar provides to II-VI any nonpublic information made available to such third party that was not previously made available to II-VI.

For more information, see the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 148 of this joint proxy statement/prospectus.

Termination of the Merger Agreement (See page 158)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, and subject to the terms and conditions set forth in the Merger Agreement, the Merger Agreement may be terminated at any time before completion of the Merger in any of the following ways:

•	by mutual written consent of II-VI and Finisar; or

•	by either II-VI or Finisar, if:

•

there is any law or order of any governmental authority restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger that has become final and non-applicable; provided that this termination right is not available to II-VI or Finisar, as applicable, if II-VI’s or Finisar’s, as applicable, failure to comply with the Merger Agreement is a principal cause of or resulted in the imposition of such law or order;

•

the Merger has not been completed on or before November 8, 2019; provided that this termination right is not available to II-VI or Finisar, as applicable, if II-VI’s or Finisar’s, as applicable, failure to comply with the Merger Agreement is a principal cause of or results in the failure of the Merger to occur before November 8, 2019;

•	Finisar stockholders fail to approve the Merger Proposal at the Finisar Special Meeting;

•	II-VI shareholders fail to approve the Share Issuance Proposal at the II-VI Special Meeting; or

•

there has been a breach of any of the (i) covenants or agreements or (ii) representations or warranties on the part of Finisar, on the one hand, or II-VI or Merger Sub, on the other hand, that would, in either case, individually or in the aggregate, cause Finisar, on the one hand, or II-VI or Merger Sub, on the other hand, to fail to satisfy the applicable condition to completion of the Merger related to performance of covenants and agreements or accuracy of representations and warranties, as applicable, and that breach either is incapable of being cured by November 8, 2019 or has not been cured within 30 days following notice from the non-breaching party of such breach; provided that II-VI and Merger Sub or Finisar, as applicable, is not then in material breach of its applicable representations, warranties, covenants or agreements in the Merger Agreement; provided further that this termination right is not exercisable in respect of any such breach (1) at any time during such thirty day period, if applicable, and (2) at any time after such thirty day period if such breach is cured within such thirty day period; or

•	by II-VI (within certain time limitations as set forth in the Merger Agreement) if, prior to the date the Finisar stockholders adopt the Merger Proposal:

•

the Finisar Board fails to include the recommendation that Finisar stockholders adopt the Merger Proposal in this joint proxy statement/prospectus; provided that II-VI terminates within the earlier of (i) 15 business days after obtaining actual knowledge of such actions and (ii) the day immediately preceding the Finisar Special Meeting;

•

the Finisar Board withdraws, amends or modifies (or publicly proposes to withdraw, amend or modify) in a manner adverse to II-VI its recommendation that Finisar stockholders adopt the Merger Proposal or approves, endorses, recommends or otherwise declares advisable (publicly or otherwise) or publicly proposes to approve, endorse or recommend, or otherwise declare advisable, any takeover proposal; provided that II-VI terminates within the earlier of (i) 15 business days after obtaining actual knowledge of such actions and (ii) the day immediately preceding the Finisar Special Meeting; or

•

Finisar has willfully breached in any material respect any of its non-solicitation obligations under the Merger Agreement; provided that II-VI terminates within the earlier of (i) 15 business days after obtaining actual knowledge of such actions and (ii) the day immediately preceding the Finisar Special Meeting; or

•	by Finisar (within certain time limitations as set forth in the Merger Agreement):

•

if, prior to the date the II-VI shareholders adopt the Share Issuance Proposal, the II-VI Board fails to include the recommendation that II-VI shareholders adopt the Share Issuance Proposal in this joint proxy statement/prospectus; provided that Finisar terminates within the earlier of (i) 15 business days after obtaining actual knowledge of such actions and (ii) the day immediately preceding the II-VI Special Meeting;

•

if, prior to the date the II-VI shareholders adopt the Share Issuance Proposal, the II-VI Board withdraws, amends or modifies (or publicly proposes to withdraw, amend or modify) in a manner adverse to Finisar its recommendation that II-VI shareholders approve the Share Issuance Proposal; provided that Finisar terminates within the earlier of (i) 15 business days after obtaining actual knowledge of such actions and (ii) the day immediately preceding the II-VI Special Meeting; or

•	at any time prior to the date the Finisar stockholders adopt the Merger Proposal, in order to enter into a written definitive agreement with respect to a superior proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of the Merger Agreement); provided that Finisar concurrently pays to II-VI the applicable termination fee.

For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 158 of this joint proxy statement/prospectus.

Termination Fees (See page 160)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, and subject to the terms and conditions of the Merger Agreement, Finisar has agreed to pay II-VI a termination fee of $105.2 million if the Merger Agreement is terminated pursuant to its terms under any of the following circumstances:

•	by II-VI because the Finisar Board fails to include the recommendation that Finisar stockholders adopt the Merger Proposal in this joint proxy statement/prospectus;

•

by II-VI because the Finisar Board withdraws, amends or modifies (or publicly proposes to withdraw, amend or modify) in a manner adverse to II-VI its recommendation that Finisar stockholders adopt the Merger Proposal or approves, endorses, recommends or otherwise declares advisable (publicly or otherwise) or publicly proposes to approve, endorse or recommend, or otherwise declare advisable, any takeover proposal;

•	by II-VI because Finisar has willfully breached in any material respect any of its non-solicitation obligations under the Merger Agreement; or

•	by Finisar in order to enter into a written definitive agreement with respect to a superior proposal;

In addition, subject to the terms and conditions of the Merger Agreement, Finisar has agreed to pay II-VI a termination fee of $105.2 million if the Merger Agreement is terminated pursuant to its terms under any of the following circumstances:

•

by either party because the Merger has not been completed on or before November 8, 2019, and Finisar was not otherwise entitled to terminate the Merger Agreement pursuant to its terms due to a breach of any of the covenants or agreements or any of the representations or warranties of II-VI;

•

by II-VI because there has been a breach of any of the (i) covenants or agreements or (ii) representations or warranties on the part of Finisar that would, in either case, individually or in the aggregate, cause Finisar to fail to satisfy the applicable condition to completion of the Merger related to performance of covenants and agreements or accuracy of representations and warranties, as applicable, and that breach either is incapable of being cured by November 8, 2019 or has not been cured within 30 days following notice from II-VI of such breach; provided that neither II-VI nor Merger Sub is then in material breach of its applicable representations, warranties, covenants or agreements in the Merger Agreement; or

•	by either party because Finisar stockholders fail to approve the Merger Proposal at the Finisar Special Meeting;

and, subject to various conditions set forth in the Merger Agreement, within 12 months after such termination Finisar enters into a written definitive agreement providing for the completion of a Finisar takeover proposal (which transaction is subsequently consummated).

Subject to the terms and conditions of the Merger Agreement, II-VI has agreed to pay Finisar a termination fee of $105.2 million if Finisar terminates the Merger Agreement pursuant to its terms under any of the following circumstances:

•	the II-VI Board fails to include the recommendation that II-VI shareholders adopt the Share Issuance Proposal in this joint proxy statement/prospectus; or

•

the II-VI Board withdraws, amends or modifies (or publicly proposes to withdraw, amend or modify) in a manner adverse to Finisar its recommendation that II-VI shareholders approve the Share Issuance Proposal.

For more information, see the section entitled “The Merger Agreement — Fees and Expenses and Termination Fees” beginning on page 160 of this joint proxy statement/prospectus.

Specific Performance; Remedies (See page 162)

Under the Merger Agreement, each of II-VI and Finisar is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement. See the section entitled “The Merger Agreement — Specific Performance” beginning on page 162 of this joint proxy statement/prospectus.

Description of Debt Financing (See page 133)

On November 8, 2018, in connection with its entry into the Merger Agreement, II-VI entered into the Commitment Letter, which was subsequently amended and restated on December 7, 2018 and on December 14, 2018. Subject to the terms and conditions set forth in the Commitment Letter, the Lending Parties have severally committed to provide 100% of up to $2.425 billion in aggregate principal amount of the II-VI Senior Credit Facilities, comprised of (i) a “term a” loan facility of up to $1.0 billion, a portion of which will be available after the closing of the Merger on a delayed draw basis, (ii) a “term b” loan facility of up to $975.0 million and (iii) a revolving credit facility of up to $450.0 million. II-VI currently intends to pay the cash portion of the aggregate Merger Consideration and pay related fees and expenses in connection with the Merger using the proceeds of draws under the II-VI Senior Credit Facilities and cash and short-term investments of II-VI and Finisar. II-VI currently does not intend to draw on the revolving credit facility in order to fund the cash portion of the aggregate Merger Consideration.

The commitments of the Lead Arrangers with respect to the II-VI Senior Credit Facilities will automatically terminate at 11:59 p.m., New York City time, on the first to occur of (i) November 8, 2019 (unless the Merger occurs on or prior thereto), (ii) the date of closing of the Merger without the use of proceeds from the II-VI Senior Credit Facilities or (iii) the date on which II-VI delivers written notice to terminate its obligations under the Merger Agreement pursuant to the terms thereof or the date that the Merger Agreement is terminated.

The documentation governing the II-VI Senior Credit Facilities has not been finalized and, accordingly, the actual terms of the II-VI Senior Credit Facilities may differ from those described herein or in the Commitment Letter as a result of the syndication process. Although the debt financing described in this joint proxy statement/prospectus is not subject to a due diligence or “market out,” such financing may not be considered assured. The obligation of the Lead Arrangers to provide the debt financing under the Commitment Letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the II-VI Senior Credit Facilities may not be funded when required or at all. As of the date of this joint proxy statement/prospectus, no alternative financing arrangements have been made in the event the II-VI Senior Credit Facilities are not available, and any such alternative financing arrangements may not be available on acceptable terms, or at all, if the II-VI Senior Credit Facilities are not consummated.

See the section entitled “The Merger — Description of Debt Financing” beginning on page 133 of this joint proxy statement/prospectus.

Treatment of Finisar Convertible Notes (See page 134)

As of the date of this joint proxy statement/prospectus, Finisar has outstanding approximately $1.1 million aggregate principal amount of 2033 Notes and $575.0 million aggregate principal amount of 2036 Notes.

At the consummation of the Merger and pursuant to the Indentures, II-VI, the Surviving Corporation and the Trustee will enter into supplemental indentures to the Indentures. The respective supplemental indentures will comply with the applicable terms of the Indentures and will, among other things, provide that (y) at and after the Effective Time, the right to convert each $1,000 principal amount of the applicable Finisar Convertible Notes will be changed into a right to convert such principal amount of the applicable Finisar Convertible Notes into the weighted average of the types and amounts of consideration received by holders of Finisar Common Stock that affirmatively make an election to receive Cash Election Consideration, Stock Election Consideration or Mixed Election Consideration that a holder of a number of shares of Finisar Common Stock equal to the applicable conversion rate immediately prior to the consummation of the Merger would have owned or been entitled to receive in connection with the Merger (the “Reference Property”) and (z) II-VI fully and unconditionally guarantees, on a senior unsecured basis, the Finisar Convertible Notes.

Pursuant to the terms of the Indentures, consummation of the Merger will constitute a “Fundamental Change” and a “Make Whole Fundamental Change.” As a result, holders of the Finisar Convertible Notes will be permitted to choose, pursuant, and subject, to the terms and conditions of the Indentures (i) to convert their Finisar Convertible Notes, (ii) to require Finisar to repurchase their Finisar Convertible Notes for a price equal to 100% of their principal amount, together with accrued and unpaid interest to, but excluding, the repurchase date, or (iii) to continue holding their Finisar Convertible Notes until maturity or until they are otherwise redeemed, repurchased, or converted pursuant to the terms of the applicable Indenture. Neither II-VI, Merger Sub, Finisar nor any of their respective affiliates or representatives have made, or intend to make, any recommendation to any holder of Finisar Convertible Notes regarding this election.

Pursuant to the terms of the Indentures, Finisar, as the Surviving Corporation, will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of the Finisar Convertible Notes, and any amount payable in cash upon conversion of the Finisar Convertible Notes will continue to be payable in cash, although any shares of Finisar Common Stock that Finisar would have been required to deliver upon conversion of the Finisar Convertible Notes instead will be deliverable in the amount and type of Reference Property that a holder of that number of shares of Finisar Common Stock would have received in connection with the Merger. See the section entitled “The Merger — Treatment of Finisar Convertible Notes” beginning on page 134 of this joint proxy statement/prospectus.

Risk Factors (See page 47)

You should also carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page 47 of this joint proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF II-VI

The following table presents selected historical consolidated financial data of II-VI. The selected historical consolidated financial data of II-VI for each of its fiscal years ended June 30, 2018, 2017 and 2016, and as of June 30, 2018 and 2017, are derived from II-VI’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for its fiscal year ended June 30, 2018, as revised by its Current Report on Form 8-K filed on December 27, 2018, both of which are incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data of II-VI for each of its fiscal years ended June 30, 2015 and 2014, and as of June 30, 2016, 2015 and 2014, have been derived from II-VI’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

The selected historical consolidated financial data of II-VI as of, and for the three months ended, September 30, 2018 and for the three months ended September 30, 2017, are derived from II-VI’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2018, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data of II-VI as of September 30, 2017 are derived from II-VI’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2017, which has not been incorporated by reference into this joint proxy statement/prospectus. II-VI’s management believes that II-VI’s unaudited consolidated financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in II-VI’s Annual Report on Form 10-K for its fiscal year ended June 30, 2018, as revised by its Current Report on Form 8-K filed on December 27, 2018, and II-VI’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2018, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus.

	Three Months Ended September 30,		Year Ended June 30,
	2018	2017	2018	2017	2016	2015	2014
	(In thousands, except per share amounts)
Consolidated Statement of Earnings Data:
Net revenues from continuing operations	$314,433	$261,503	$1,158,794	$972,046	$827,216	$741,961	$683,261
Earnings from continuing operations	26,149	21,141	88,002	95,274	65,486	65,975	38,316
Earnings from discontinued operation	—	—	—	—	—	—	133
Net earnings	26,149	21,141	88,002	95,274	65,486	65,975	38,449
Basic earnings per share:
Continuing operations	0.41	0.34	1.41	1.52	1.07	1.08	0.62
Discontinued operations	—	—	—	—	—	—	—
Consolidated	0.41	0.34	1.41	1.52	1.07	1.08	0.62
Diluted earnings per share:
Continuing operations	0.40	0.32	1.35	1.48	1.04	1.05	0.60
Discontinued operations	—	—	—	—	—	—	—
Consolidated	0.40	0.32	1.35	1.48	1.04	1.05	0.60
Diluted weighted average shares outstanding	66,158	65,283	65,133	64,507	62,909	62,586	63,686

	As of September 30,		As of June 30,
	2018	2017	2018	2017	2016	2015	2014
	(In thousands)
Balance Sheet Data:
Working capital	$592,059	$515,213	$525,370	$517,344	$411,721	$373,812	$370,666
Total assets	1,880,643	1,583,805	1,761,661	1,477,297	1,211,981	1,057,273	1,070,753
Long-term debt	517,144	384,742	419,013	322,022	215,307	155,066	220,787
Total debt	537,144	404,742	439,013	342,022	235,307	175,066	240,787
Retained earnings	862,213	769,203	836,064	748,062	652,788	587,302	521,327
Shareholders’ equity	1,043,588	943,762	1,024,311	900,563	782,338	729,081	675,043

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FINISAR

The following table presents selected historical consolidated financial data of Finisar. The selected historical consolidated financial data of Finisar for each of its fiscal years ended April 29, 2018, April 30, 2017 and May 1, 2016, and as of April 29, 2018 and April 30, 2017, are derived from Finisar’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for its fiscal year ended April 29, 2018, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data of Finisar for each of its fiscal years ended May 3, 2015 and April 27, 2014, and as of May 1, 2016, May 3, 2015 and April 27, 2014, have been derived from Finisar’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

The selected historical consolidated financial data of Finisar as of, and for the six months ended, October 28, 2018 and for the six months ended October 29, 2017, are derived from Finisar’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for its fiscal quarter ended October 28, 2018, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data of Finisar as of October 29, 2017 are derived from Finisar’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for its fiscal quarter ended October 29, 2017, which has not been incorporated by reference into this joint proxy statement/prospectus. Finisar’s management believes that Finisar’s unaudited consolidated financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Finisar’s Annual Report on Form 10-K for its fiscal year ended April 29, 2018 and Finisar’s Quarterly Report on Form 10-Q for its fiscal quarter ended October 28, 2018, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus.

	Six Months Ended		Year Ended
	October 28, 2018	October 29, 2017	April 29, 2018	April 30, 2017	May 1, 2016	May 3, 2015	April 27, 2014
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$642,759	$674,011	$1,316,483	$1,449,303	$1,263,166	$1,250,944	$1,156,833
Consolidated net income (loss)	(23,764)	25,716	(48,286)	249,346	35,193	11,887	111,537
Net income (loss) per share attributable to Finisar Corporation common stockholders:
Basic	(0.20)	0.23	(0.42)	2.26	0.33	0.12	1.16
Diluted	(0.20)	0.22	(0.42)	2.19	0.32	0.11	1.09

	As of
	October 28, 2018	October 29, 2017	April 29, 2018	April 30, 2017	May 1, 2016	May 3, 2015	April 27, 2014
	(In thousands)
Balance Sheet Data:
Total assets	$2,593,185	$2,622,599	$2,583,185	$2,539,882	$1,645,371	$1,551,882	$1,497,546
Long-term portion of convertible notes .	499,838	723,784	488,877	707,782	229,393	221,406	212,253

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information of II-VI presents the selected unaudited pro forma condensed combined balance sheet as of September 30, 2018 and the selected unaudited pro forma condensed combined statements of operations for the year ended June 30, 2018 and the three months ended September 30, 2018. The selected unaudited pro forma condensed combined financial information includes the historical results of II-VI and Finisar after giving pro forma effect to the Merger and other transactions as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167 of this joint proxy statement/prospectus and under “Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 171 of this joint proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The selected unaudited pro forma adjustments reflecting the Merger and other transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167 of this joint proxy statement/prospectus and under “Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 171 of this joint proxy statement/prospectus have been prepared in accordance with the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, where II-VI is the accounting acquirer and Finisar is the accounting acquiree.

The selected unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the Merger actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The assumed accounting for the Merger, including estimated aggregate Merger Consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Finisar, II-VI used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The selected unaudited pro forma adjustments are based upon available information and certain assumptions that II-VI believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying selected unaudited pro forma condensed combined financial information. The purchase price adjustments relating to the Finisar and II-VI combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information. See “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus and

“Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167 of this joint proxy statement/prospectus.

	As of and for the
	Three Months Ended September 30, 2018	Year Ended June 30, 2018
	(in thousands, except per share amounts)
Pro Forma Statement of Operations Information:
Total Revenues	$635,887	$2,433,310
Net Earnings (Loss)	(18,447)	(150,792)
Net earnings (loss) — Basic earnings (loss) per share	$(0.21)	$(1.70)
Net earnings (loss) — Diluted earnings (loss) per share	$(0.21)	$(1.70)
Pro Forma Balance Sheet Information:
Cash and cash equivalents	$374,432
Total Assets	5,017,419
Long-term debt	2,157,819
Long-term debt including the current portion	2,217,569
Total Liabilities	3,001,391
Total Shareholders’ Equity	2,016,028

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Historical Per Share Data for II-VI Common Stock and Finisar Common Stock

Finisar’s most recent fiscal year ended on April 29, 2018 and II-VI’s most recent fiscal year ended on June 30, 2018. As a consequence of Finisar’s and II-VI’s different fiscal years, the amounts presented as Finisar’s historical information in the table below for the three months ended September 30, 2018 represent Finisar’s historical information for its three months ended October 28, 2018 and is derived from Finisar’s unaudited condensed consolidated financial statements as of and for the three months ended October 28, 2018. In addition, the amounts presented as Finisar’s historical information in the table below for the year ended June 30, 2018 represent Finisar’s historical information for its 12 months ended July 29, 2018 and is derived by adding the audited consolidated financial statements of Finisar as of and for the year ended April 29, 2018 to the unaudited condensed consolidated financial statements of Finisar as of and for the three months ended July 29, 2018 and deducting the unaudited condensed consolidated financial statements of Finisar as of and for the three months ended July 30, 2017. The historical per share data for II-VI Common Stock below is derived from the audited consolidated financial statements of II-VI as of and for the year ended June 30, 2018, and the unaudited condensed consolidated financial statements of II-VI as of and for the three months ended September 30, 2018.

Unaudited Pro Forma Combined Per Share Data for II-VI Common Stock

The unaudited pro forma combined per share data for II-VI Common Stock set forth below gives effect to the Merger, and the estimated financing used to finance the Merger, as if it had been consummated on July 1, 2017, the beginning of the earliest period presented, in the case of earnings per share data, and as of September 30, 2018 in the case of book value per share data, and assuming that each outstanding share of Finisar Common Stock had been converted into 0.2218 shares of II-VI Common Stock and $15.60 of cash.

The unaudited pro forma combined per share data for II-VI Common Stock has been derived from the audited consolidated financial statements of II-VI as of and for the year ended June 30, 2018 and the unaudited consolidated financial statements of Finisar as of and for the 12 months ended July 29, 2018, which are calculated by adding the audited consolidated financial statements of Finisar as of and for the year ended April 29, 2018 to the unaudited condensed consolidated financial statements of Finisar as of and for the three months ended July 29, 2018 and deducting the unaudited condensed consolidated financial statements of Finisar as of and for the three months ended July 30, 2017. In addition, the unaudited pro forma combined per share data for II-VI Common Stock has been derived from the unaudited condensed consolidated financial statements of II-VI as of and for the three months ended September 30, 2018 and the unaudited condensed consolidated financial statements of Finisar as of and for the three months ended October 28, 2018.

The unaudited pro forma combined per share data for II-VI Common Stock has been derived using the acquisition method of accounting. See “Unaudited Pro Forma Condensed Combined Financial Information.” Accordingly, the pro forma adjustments reflect the assets and liabilities of Finisar at their preliminary estimated fair values. Differences between these preliminary estimates and the values finalized within 12 months after the completion of the Merger in accordance with applicable accounting guidance could occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.

The unaudited pro forma combined per share data for II-VI Common Stock does not purport to represent the actual results of operations that II-VI would have achieved had the Merger been completed at the relevant dates used or to project the future results of operations that II-VI may achieve after the Merger.

Unaudited Pro Forma Combined Per Finisar Equivalent Share Data

The unaudited pro forma combined Finisar equivalent per share data set forth below shows the effect of the Merger from the perspective of an owner of Finisar Common Stock. The information was calculated by multiplying the unaudited pro forma combined per share data for II-VI Common Stock by 0.2218, the number of shares of II-VI Common Stock to be issued per share of Finisar Common Stock as Mixed Election Consideration.

Generally

You should read the below information in conjunction with the selected historical consolidated financial data included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of II-VI and Finisar and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See “Selected Historical Consolidated Financial Data of II-VI,” “Selected Historical Consolidated Financial Data of Finisar” and “Where You Can Find More Information” in this joint proxy statement/prospectus. The unaudited pro forma combined per share data for II-VI Common Stock and the unaudited pro forma combined per Finisar equivalent share data is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following table sets forth certain historical and unaudited pro forma combined per share information for II-VI and Finisar.

	As of/For the Three Months Ended September 30, 2018	As of/For the Year Ended June 30, 2018
II-VI — Historical
Earnings per share:
Basic	$0.41	$1.41
Diluted	0.40	1.35
Book value per share of common stock(1)	16.41	16.18
Dividends declared per share of common stock	—	—
Finisar — Historical
Earnings per share:
Basic	(0.04)	(0.74)
Diluted	(0.04)	(0.74)
Book value per share of common stock(2)	13.64	13.69
Dividends declared per share of common stock	—	—
Unaudited Pro Forma Combined Per II-VI Share Data for II-VI Common Stock
Earnings per share:
Basic	(0.21)	(1.70)
Diluted	(0.21)	(1.70)
Book value per share of common stock(3)	22.47	N/A
Unaudited Pro Forma Combined Per Finisar Equivalent Share Data(4)
Earnings per share:
Basic	(0.05)	(0.38)
Diluted	(0.05)	(0.38)
Book value per share of common stock	4.98	N/A

(1)

Calculated by dividing shareholders’ equity of $1,043,588,000 and $1,024,311,000 as of September 30, 2018 and June 30, 2018, respectively, by 63,578,099 and 63,296,892 outstanding shares of II-VI Common Stock as of September 30, 2018 and June 30, 2018, respectively.

(2)

Calculated by dividing stockholders’ equity of $1,600,285,000 and $1,603,448,000 as of October 28, 2018 and July 29, 2018, respectively, by 117,354,000 and 117,160,000 outstanding shares of Finisar Common Stock as of October 28, 2018 and July 29, 2018, respectively.

(3)

Calculated by dividing pro forma shareholders’ equity of $2,016,028,000 by 89,711,577 pro forma outstanding shares of II-VI Common Stock. Unaudited pro forma combined book value per share of common stock as of June 30, 2018 is not applicable as the estimation of pro forma adjustments have been calculated as of September 30, 2018.

(4)

Assumes amounts calculated by multiplying unaudited pro forma combined per share amounts by 0.2218, the number of shares of II-VI Common Stock issuable per share of Finisar Common Stock as Mixed Election Consideration, which does not include the $15.60 cash portion of the Mixed Election Consideration.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

II-VI Common Stock is listed for trading on the Nasdaq Global Select Market under the ticker symbol “IIVI.” Finisar Common Stock is listed for trading on the Nasdaq Global Select Market under the ticker symbol “FNSR.”

Comparative Per Share Market Price Information

The following table presents the closing sale price per share of Finisar Common Stock and II-VI Common Stock reported on the Nasdaq Global Select Market on November 8, 2018, the last trading day before the public announcement of the Merger Agreement, and                 , 2019, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated value of the per share Merger Consideration for each share of Finisar Common Stock on the relevant date.

	Finisar Closing Price	II-VI Closing Price	Value of the Per Share Merger Consideration(1)
November 8, 2018	$18.88	$46.88	$26.00
, 2019

(1)

Assumes the receipt of Mixed Election Consideration. The implied value of the per share consideration for each share of Finisar Common Stock represents the sum of (i) $15.60, the cash portion of the Mixed Election Consideration, plus (ii) the implied value of the stock portion of the Mixed Consideration, based on the closing prices of II-VI Common Stock of $46.88 on November 8, 2018 and $                on                 , 2019, multiplied by 0.2218, the number of shares of II-VI Common Stock issuable per share of Finisar Common Stock as Mixed Election Consideration.

The above table shows only historical comparisons. The market price of Finisar Common Stock and II-VI Common Stock will fluctuate prior to the Finisar Special Meeting and before the consummation of the Merger, which will affect the implied value of the stock portion of the Merger Consideration paid to the Finisar stockholders. These comparisons may not provide meaningful information to Finisar stockholders in determining whether to adopt the Merger Agreement. Finisar stockholders are urged to obtain current market quotations for II-VI Common Stock and Finisar Common Stock and to review carefully the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus in considering whether to adopt the Merger Agreement. See “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus.

In addition, Finisar stockholders may not receive all consideration in the form they elect. See “Questions and Answers About the Merger and the Special Meetings — What will Finisar stockholders receive if the Merger is completed?” beginning on page 2 of this joint proxy statement/prospectus.

Comparative Stock Prices and Dividends

The following tables set forth, for the respective periods of Finisar and II-VI indicated, the intraday high and low sale prices per share of Finisar Common Stock and II-VI Common Stock as reported by the Nasdaq Global Select Market. Neither Finisar nor II-VI has historically paid dividends on its common stock, and neither company presently anticipates paying any dividends on its common stock in the foreseeable future.

	Finisar Common Stock
	High	Low	Cash Dividend Declared
Fiscal Year 2016
First quarter	$23.141	$16.86	—
Second quarter	17.79	10.66	—
Third quarter	14.97	11.11	—
Fourth quarter	19.00	12.19	—
Fiscal Year 2017
First quarter	19.53	15.21	—
Second quarter	31.42	18.00	—
Third quarter	36.85	27.13	—
Fourth quarter	36.41	21.53	—
Fiscal Year 2018
First quarter	28.99	22.31	—
Second quarter	27.97	20.16	—
Third quarter	25.41	17.20	—
Fourth quarter	21.73	14.251	—
Fiscal Year 2019
First quarter	19.00	15.42	—
Second quarter	21.63	15.91	—
Third quarter (through December 26, 2018)	23.68	15.81	—

	II-VI Common Stock
	High	Low	Cash Dividend Declared
Fiscal Year 2016
First quarter	$19.30	$15.042	—
Second quarter	19.46	15.69	—
Third quarter	22.18	16.09	—
Fourth quarter	23.39	17.91	—
Fiscal Year 2017
First quarter	24.46	17.76	—
Second quarter	32.45	23.80	—
Third quarter	41.10	29.10	—
Fourth quarter	36.35	27.25	—
Fiscal Year 2018
First quarter	41.425	34.00	—
Second quarter	52.55	39.60	—
Third quarter	53.075	36.60	—
Fourth quarter	49.30	38.05	—
Fiscal Year 2019
First quarter	50.75	38.45	—
Second quarter (through December 26, 2018)	47.96	29.31	—

RISK FACTORS

In deciding how and whether to vote, you should carefully consider the following risk factors and all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including but not limited to, the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 60 of this joint proxy statement/prospectus and the matters discussed under “Item 1A. Risk Factors” of II-VI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, as updated from time to time in II-VI’s subsequent filings with the SEC, which are incorporated by reference into this joint proxy statement/prospectus, and Finisar’s Annual Report on Form 10-K for the fiscal year ended April 29, 2018, as updated from time to time in Finisar’s subsequent filings with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

Risks Relating to the Merger

The Merger is subject to approval by the shareholders of II-VI and the stockholders of Finisar.

In order for the Merger to be completed, among other things, II-VI shareholders must approve the Share Issuance Proposal, which requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast (assuming a quorum is present), and Finisar stockholders must approve the Merger Proposal, which requires the affirmative vote of holders of a majority of the outstanding shares of Finisar Common Stock at the Finisar Special Meeting. There can be no assurance that either approval will be obtained.

II-VI’s stock price may be negatively impacted by risks, conditions and developments that apply to II-VI, some of which are different from the risks, conditions and developments applicable to Finisar.

Upon completion of the Merger, Finisar stockholders who elect to receive Stock Election Consideration or Mixed Election Consideration will become holders of II-VI Common Stock, and Finisar stockholders who elect to receive Cash Election Consideration may become holders of II-VI Common Stock. See “— Finisar stockholders may not receive all consideration in the form they elect.” The businesses and markets of II-VI are different from those of Finisar in some respects. There is a risk that various factors, conditions and developments that would not affect the price of Finisar Common Stock could negatively affect the price of II-VI Common Stock. The issuance of shares of II-VI Common Stock in the Merger could on its own have the effect of depressing the market price for II-VI Common Stock. In addition, many Finisar stockholders may decide not to hold the shares of II-VI Common Stock they receive as a result of the Merger. Other Finisar stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of II-VI Common Stock they receive as a result of the Merger. Any such sales of II-VI Common Stock could have the effect of depressing the market price for II-VI Common Stock.

Finisar stockholders may not receive all consideration in the form they elect.

Finisar stockholders that elect to receive Cash Election Consideration or Stock Election Consideration will be subject to proration if holders of Finisar Common Stock, in the aggregate, elect to receive more or less than the aggregate amount of cash consideration or II-VI Common Stock to be paid in the Merger. Accordingly, Finisar stockholders who elect to receive Cash Election Consideration or Stock Election Consideration may instead receive a combination of cash and shares of II-VI Common Stock if necessary to maintain the aggregate mix of consideration described above. The relative proportion of stock and cash that a Finisar stockholder receives may also have a value that is higher or lower than the relative proportion of stock and cash that the Finisar stockholder elected to receive. A discussion of the proration mechanism can be found under the heading “The Merger Agreement — Merger Consideration” beginning on page 137 of this joint proxy statement/prospectus.

II-VI and Finisar may have difficulty attracting, motivating and retaining executives and other employees in light of the Merger.

Uncertainty about the effect of the Merger on II-VI and Finisar employees may have an adverse effect on II-VI and Finisar and consequently the combined company. This uncertainty may impair II-VI’s and Finisar’s ability to attract, retain and motivate personnel both before and after completion of the Merger. II-VI and Finisar are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the Merger will depend in part upon its ability to retain key management personnel and other key employees of II-VI and Finisar. Employee retention may be particularly challenging during the pendency of the Merger, as employees may feel uncertain about their future roles with the combined company. In addition, II-VI and Finisar may have to provide additional compensation in order to retain employees.

If employees of II-VI or Finisar depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined company, the combined company’s ability to realize the anticipated benefits of the Merger could be reduced. II-VI may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of Finisar, and II-VI’s ability to realize the anticipated benefits of the Merger may be materially and adversely affected. Accordingly, no assurance can be given that II-VI will be able to attract or retain key employees following the completion of the Merger to the same extent that II-VI or Finisar has been able to attract or retain employees in the past.

II-VI and Finisar will incur significant transaction-related costs in connection with the Merger.

II-VI and Finisar expect to incur a number of non-recurring transaction-related costs associated with completing the Merger, combining the operations of the two companies and achieving desired synergies. These fees and costs will be significant. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. II-VI will incur significant costs with respect to the financing for the cash consideration to be paid in connection with the Merger. Additional unanticipated costs may be incurred in the integration of the businesses of II-VI and Finisar. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long term or at all.

Failure to successfully combine the businesses of II-VI and Finisar in the expected time frame may adversely affect the future results of the combined company, and, consequently, the value of any II-VI Common Stock that Finisar stockholders receive as part of the Merger Consideration.

The success of the Merger will depend, in part, on the ability of II-VI to realize the anticipated benefits and synergies from combining the businesses of II-VI and Finisar. To realize these anticipated benefits, the businesses must be successfully combined. The combined business’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to implement an effective integration of the two companies and its ability to manage a combined business with significantly larger size and scope with the associated increased costs and complexity. If the combined company is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the Merger may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Merger. These integration difficulties could result in declines in the market value of II-VI Common Stock and, consequently, result in declines in the market value of the II-VI Common Stock that Finisar stockholders receive as part of the aggregate Merger Consideration and continue to hold following consummation of the Merger.

The Merger is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the Merger could have material and adverse effects on Finisar and II-VI.

The completion of the Merger is subject to a number of conditions, including the approval of the Share Issuance Proposal by the II-VI shareholders and approval of the Merger Proposal by the Finisar stockholders, which make the completion and timing of the completion of the Merger uncertain. For more information relating to conditions to completion of the Merger, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 157 of this joint proxy statement/prospectus. Also, either Finisar or II-VI may terminate the Merger Agreement if the Merger has not been completed by November 8, 2019; provided that this termination right is not available to II-VI or Finisar, as applicable, if II-VI’s or Finisar’s, as applicable, failure to comply with the Merger Agreement is a principal cause of or results in the failure of the Merger to occur before November 8, 2019.

If the Merger is not completed on a timely basis, or at all, II-VI’s and Finisar’s respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the Merger, II-VI and Finisar will be subject to a number of risks, including the following:

•

II-VI or Finisar may be required to pay the other party a termination fee of $105.2 million in certain circumstances and as described in the section entitled “The Merger Agreement — Fees and Expenses and Termination Fees” beginning on page 160 of this joint proxy statement/prospectus;

•	II-VI and Finisar will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the Merger Agreement, each of II-VI and Finisar is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its ability to execute certain of its business strategies;

•	time and resources committed by II-VI’s and Finisar’s respective management to matters relating to the Merger could otherwise have been devoted to pursuing other beneficial opportunities;

•

the market price of II-VI Common Stock or Finisar Common Stock could decline below current market prices to the extent that such current market prices reflect a market assumption that the Merger will be completed; and

•

if the Merger Agreement is terminated and the Finisar Board seeks another business combination, stockholders of Finisar cannot be certain that Finisar will be able to find a party willing to enter into a business combination or other strategic transaction on terms equivalent to or more attractive than the terms that II-VI has agreed to in the Merger Agreement.

In addition, if the Merger is not completed, II-VI and/or Finisar may experience negative reactions from the financial markets and from their respective customers and employees. II-VI and/or Finisar could also be subject to litigation related to any failure to complete the Merger or to enforcement proceedings commenced against II-VI or Finisar to perform their respective obligations under the Merger Agreement. If the Merger is not completed, II-VI and Finisar cannot assure their respective security holders that the risks described above will not materialize and will not adversely affect the business, financial results and stock prices of II-VI and/or Finisar.

In order to complete the Merger, II-VI and Finisar must obtain certain governmental authorizations, and if such authorizations are not granted or are granted with conditions that become applicable to the parties, completion of the Merger may be jeopardized or prevented or the anticipated benefits of the Merger could be reduced.

Completion of the Merger is conditioned upon the expiration or early termination of the waiting period relating to the merger under the HSR Act and certain other applicable laws or regulations and the required governmental authorizations having been obtained and being in full force and effect. Although II-VI and Finisar have agreed in the Merger Agreement to use their reasonable best efforts to cause the closing of the Merger to occur, there can be no assurance that the relevant waiting periods will expire or authorizations will be obtained and no assurance that the Merger will be completed.

The Merger Agreement contains provisions that make it difficult for Finisar to pursue alternatives to the Merger.

Under the Merger Agreement, Finisar is subject to certain restrictions with respect to entering into an alternative transaction to the Merger. Unless and until the Merger Agreement is terminated, subject to specified exceptions (which are discussed in more detail in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 158 of this joint proxy statement/prospectus), Finisar has agreed not to, among other things, (i) solicit, initiate or knowingly encourage or facilitate any inquiries, offers or the making of any proposals or announcement that is or would reasonably be excepted to lead to a takeover proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any third party regarding any takeover proposal or any inquiry that would reasonably be excepted to lead to a takeover proposal, (iii) furnish any nonpublic information regarding itself or any of its subsidiaries to any person in connection with a takeover proposal or any inquiry that would reasonably be expected to lead to a takeover proposal, (iv) release or consent to the release of any confidentiality or similar provisions of any agreement that it is a party to, (v) approve any transaction under Section 203 of the DGCL or (vi) enter into a letter of intent, agreement in principle, memorandum of understanding or other agreement contemplating or otherwise relating to a takeover proposal. Additionally, under the Merger Agreement, in the event of a potential change by the Finisar Board of its recommendation with respect to the Merger in light of a superior proposal, Finisar must provide II-VI with three business days’ prior written notice to allow II-VI to propose an adjustment to the terms and conditions of the Merger Agreement. Finisar may terminate the Merger Agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including compliance with the non-solicitation and termination provisions of the Merger Agreement. The parties believe these provisions are reasonable and not preclusive of other offers, but these restrictions might discourage a third party that has an interest in acquiring all or a significant part of Finisar from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the per share Merger Consideration. Furthermore, the termination fees described below may result in a potential competing acquirer proposing to pay a lower per share price to acquire the applicable party than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable by such party in certain circumstances.

Under the Merger Agreement, Finisar may be required to pay to II-VI a termination fee of $105.2 million if the Merger Agreement is terminated under specified circumstances. If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of Finisar. For a discussion of the restrictions on Finisar entering into a takeover proposal or alternative transaction and the Finisar Board’s ability to change its recommendation, see “The Merger Agreement — No Solicitation of Alternative Proposals,” and “The Merger Agreement — Change of Finisar Board Recommendation” beginning on page 148 and page 150 of this joint proxy statement/prospectus, respectively.

Finisar’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of Finisar’s stockholders generally.

Executive officers of Finisar negotiated the terms of the Merger Agreement with their counterparts at II-VI, and the Finisar Board, by unanimous vote, approved and declared advisable the Merger Agreement and the other transactions contemplated thereby, including the Merger, and determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Finisar and its stockholders. In considering these facts and the other information contained in this joint proxy statement/prospectus, Finisar stockholders should be aware that aside from their interests as stockholders, Finisar’s executive officers and directors may have employment and other compensation arrangements or plans that give them financial interests in the Merger that may be different from, or in addition to, the interests of Finisar stockholders. For a further description of these interests see the section entitled “Interests of Finisar’s Directors and Executive Officers in the Merger” beginning on page 163 of this joint proxy statement/prospectus.

The opinion of Finisar’s financial advisor speaks only as of the date of such opinion and does not reflect changes in events or circumstances that may occur between the original signing of the Merger Agreement and the completion of the Merger.

Consistent with market practices, the Finisar Board has not obtained an updated opinion from its financial advisor as of the date of this joint proxy statement/prospectus and does not expect to receive an updated, revised or reaffirmed opinion prior to the completion of the Merger. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Changes in the operations and prospects of Finisar or II-VI, general market and economic conditions and other factors which may be beyond the control of Finisar or II-VI and on which Finisar’s financial advisor’s opinion was based, may significantly alter the value of Finisar or II-VI or the price of shares of Finisar Common Stock or shares of II-VI Common Stock by the time the Merger is completed. Because Finisar’s financial advisor will not be updating its opinion, the opinion will not address the fairness of the Merger Consideration from a financial point of view at the time the Merger is completed. For a description of the opinion that Finisar received from its financial advisor, see the section entitled “The Merger — Opinion of Finisar’s Financial Advisor” beginning on page 100 of this joint proxy statement/prospectus.

The opinion rendered to the II-VI Board by its financial advisor, BofA Merrill Lynch, speaks only as of the date of such opinion. BofA Merrill Lynch’s opinion does not reflect changes in events or circumstances after the date of its opinion. II-VI has not obtained, and does not expect to obtain, an updated fairness opinion reflecting changes in circumstances that may have occurred since such date.

On November 8, 2018, at a meeting of the II-VI Board held to evaluate the Merger, BofA Merrill Lynch delivered to the II-VI Board its oral opinion, which was confirmed by delivery of a written opinion dated November 8, 2018, with respect to the fairness, from a financial point of view, of the Merger Consideration to II-VI. Consistent with market practices, the II-VI Board has not obtained an updated opinion from its financial advisor as of the date of this joint proxy statement/prospectus and does not expect to receive an updated, revised or reaffirmed opinion prior to the completion of the Merger. The opinion delivered by BofA Merrill Lynch to the II-VI Board does not speak as of any date other than the date of such opinion. Changes in the operations and prospects of Finisar or II-VI, general market and economic conditions and other factors which may be beyond the control of Finisar or II-VI may have altered since the date of BofA Merrill Lynch’s opinion, and may alter in the future, the values of Finisar or II-VI or the prices of Finisar Common Stock or II-VI Common Stock. BofA Merrill Lynch has no obligation or duty to update its opinion, and II-VI does not expect to obtain an updated fairness opinion, to take into account any such changes. For a summary description of BofA Merrill Lynch’s opinion, see the section entitled “The Merger — Opinion of II-VI’s Financial Advisor” beginning on page 110 of this joint proxy statement/prospectus.

The closing of the Merger may trigger change in control provisions in certain agreements to which Finisar is a party.

The closing of the Merger may trigger change in control provisions in certain agreements to which Finisar is a party. If Finisar and II-VI are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Finisar and II-VI are able to negotiate waivers, the counterparties may require a fee for such waiver or seek to renegotiate the agreements on terms less favorable to Finisar or the combined company.

Each of Finisar and II-VI is subject to business uncertainties and contractual restrictions while the Merger is pending, which could adversely affect each of Finisar’s and II-VI’s business and operations.

Under the terms of the Merger Agreement, Finisar and II-VI are subject to certain restrictions on the conduct of their respective business prior to completing the Merger, which may adversely affect each party’s ability to execute certain of its business strategies. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the Merger. Furthermore, the process of planning to integrate two businesses and organizations for the post-Merger period can divert management attention and resources and could ultimately have an adverse effect on each of Finisar and II-VI.

In connection with the Merger, parties with which Finisar or II-VI does business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with Finisar, II-VI or the combined business. It is possible that some customers, suppliers and other persons with whom Finisar or II-VI has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Finisar or II-VI, as applicable, as a result of the Merger, which could negatively affect Finisar’s or II-VI’s revenues, earnings and cash flows, as well as the market price of shares of its common stock, regardless of whether the Merger is completed.

The exchange ratios are fixed and because the market price of II-VI Common Stock and Finisar Common Stock will fluctuate, Finisar stockholders receiving II-VI Common Stock as part of the Merger Consideration cannot be sure of the market value of such Merger Consideration relative to the value of their shares of Finisar Common Stock that they are exchanging.

If the Merger is completed, each share of Finisar Common Stock (other than Dissenting Stockholder Shares and Excluded Shares) will be converted into the right to receive either $26.00 in cash (without any interest thereon), 0.5546 shares of II-VI Common Stock or a combination of $15.60 in cash (without any interest thereon) and 0.2218 shares of II-VI Common Stock (subject to the adjustment and proration procedures described in further detail in the section entitled “The Merger Agreement — Merger Consideration” beginning on page 137 of this joint proxy statement/prospectus). During the pendency of the Merger, the market value of II-VI Common Stock will fluctuate, and decreases in the market value of II-VI Common Stock will negatively affect the value of the Merger Consideration that Finisar stockholders receive. The market value of Finisar Common Stock will also fluctuate during the pendency of the Merger, and increases in the market value of Finisar Common Stock may mean that the Merger Consideration issued to Finisar stockholders will be worth less than the market value of the shares of Finisar Common Stock such stockholders are exchanging. The exchange ratios were fixed at the time the Merger Agreement was executed, and the value of II-VI Common Stock and Finisar Common Stock may vary significantly from their values on the date of the Merger Agreement, the date of this joint proxy statement/prospectus, the date on which II-VI shareholders vote on the Share Issuance Proposal, the date on which Finisar stockholders vote on the Merger Proposal, the date on which Finisar stockholders make their election and the date on which Finisar stockholders receive the applicable Merger Consideration. Neither Finisar nor II-VI is permitted to terminate the Merger Agreement solely due to changes in the market price of either party’s common stock.

There will be a period of time between the date on which Finisar stockholders make an election with respect to the form of Merger Consideration to be received by them in exchange for their Finisar Common Stock and the date on which Finisar stockholders actually receive II-VI Common Stock, depending on their election and subject to proration. Fluctuations in the market value of II-VI Common Stock during this time period will also affect the value of the Merger Consideration, once it is actually received.

If a Finisar stockholder elects to receive Stock Election Consideration or Mixed Election Consideration and the market value of II-VI Common Stock falls between the time of the election and the time the applicable Merger Consideration is actually received, the value of the Merger Consideration received may be less than the value of the Merger Consideration such stockholder would have received if they had elected to receive Cash

Election Consideration. Conversely, if a Finisar stockholder elects to receive Cash Election Consideration and the market value of II-VI Common Stock rises between the time of the election and the time the applicable Merger Consideration is actually received, the value of the Merger Consideration received may be less than the value of the Merger Consideration such stockholder would have received if they had elected to receive Stock Election Consideration or Mixed Election Consideration. Finisar stockholders are urged to obtain current market quotations for II-VI Common Stock when they make their elections.

The unaudited pro forma financial information included in this joint proxy statement/prospectus may not necessarily reflect the combined company’s operating results and financial condition following the Merger.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is derived from II-VI’s and Finisar’s separate historical consolidated financial statements. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that II-VI and Finisar currently believe are reasonable. These assumptions and estimates may not prove to be accurate, and this pro forma financial information does not necessarily reflect what the combined company’s results of operations and financial position would have been had the Merger been completed on the relevant dates assumed and the assumptions and estimates were to prove accurate, or what the combined company’s results of operations or financial position will be in the future.

Finisar’s financial estimates are based on various assumptions that may not prove to be correct.

The financial estimates set forth in the forecast included under “The Merger — Unaudited Prospective Financial Information” are based on assumptions of, and information available to, Finisar at the time they were prepared and provided to the Finisar Board and to Barclays, as Finisar’s financial advisor. Finisar does not know whether the assumptions they made will prove correct. Any or all of such estimates may turn out to be wrong. They can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Finisar’s control. Many factors mentioned in this joint proxy statement/prospectus and Finisar’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and in Finisar’s public filings and the events and/or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements” will be important in determining Finisar’s future results. See also, “Where You Can Find More Information.” As a result of these contingencies, actual future results may vary materially from Finisar’s estimates. In view of these uncertainties, the inclusion of Finisar’s financial estimates in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved. These financial estimates are Finisar’s internal financial forecasts and were not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and Finisar undertakes no obligation, other than as required by applicable law, to update its financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The financial estimates included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, Finisar. Moreover, Finisar’s independent auditors, BDO USA, LLP, have not compiled, examined or performed any procedures with respect to Finisar’s prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, BDO USA, LLP assumes no responsibility for, and disclaims any association with, Finisar’s prospective financial information. The reports of BDO USA, LLP incorporated by reference relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this joint proxy statement/prospectus and should not be read to do so. See “The Merger — Unaudited Prospective Financial Information” for more information.

II-VI’s financial estimates are based on various assumptions that may not prove to be correct.

The financial estimates set forth in the forecast included under “The Merger — Unaudited Prospective Financial Information” are based on assumptions of, and information available to, II-VI at the time they were prepared and provided to the II-VI Board and to BofA Merrill Lynch, as II-VI’s financial advisor. II-VI does not know whether the assumptions they made will prove correct. Any or all of such estimates may turn out to be wrong. They can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond II-VI’s control. Many factors mentioned in this joint proxy statement/prospectus and II-VI’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and in II-VI’s public filings and the events and/or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements” will be important in determining II-VI’s future results. See also, “Where You Can Find More Information.” As a result of these contingencies, actual future results may vary materially from II-VI’s estimates. In view of these uncertainties, the inclusion of II-VI’s financial estimates in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved. These financial estimates are II-VI’s internal financial forecasts and were not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and II-VI undertakes no obligation, other than as required by applicable law, to update its financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The financial estimates included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, II-VI. Moreover, II-VI’s independent auditors, Ernst & Young LLP, have not compiled, examined or performed any procedures with respect to II-VI’s prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, Ernst & Young LLP assumes no responsibility for, and disclaims any association with, II-VI’s prospective financial information. The reports of Ernst & Young LLP incorporated by reference relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this joint proxy statement/prospectus and should not be read to do so. See “The Merger — Unaudited Prospective Financial Information” for more information.

Current II-VI shareholders and Finisar stockholders will have a reduced ownership and voting interest in II-VI after the Merger.

Upon the completion of the Merger, each Finisar stockholder who receives consideration in the form of II-VI Common Stock and each II-VI shareholder will have a percentage ownership of II-VI that is smaller than such stockholder’s previous percentage ownership of Finisar or II-VI, as applicable. Based on the number of shares of Finisar Common Stock outstanding as of                 , 2019, and the number of shares of II-VI Common Stock outstanding as of                 , 2019, and assuming no adjustment in the number of shares of II-VI Common Stock to be issued as aggregate Merger Consideration in connection with the Merger Agreement, and assuming no conversions of the Finisar Convertible Notes, it is expected that, immediately after completion of the Merger, former holders of Finisar Common Stock and Finisar equity awards will own approximately     % of the outstanding shares of II-VI Common Stock. As a result of these reduced ownership percentages, each of II-VI shareholders and Finisar stockholders, as a group, will have less voting power in, and influence on the board of directors, management and policies of, II-VI following the Merger than they now have in their respective companies.

The shares of II-VI Common Stock to be received by Finisar stockholders upon completion of the Merger will have different rights from shares of Finisar Common Stock.

Upon completion of the Merger, Finisar stockholders will no longer be stockholders of Finisar, a Delaware corporation, but will instead become shareholders of II-VI, a Pennsylvania corporation. As such, their rights as II-VI shareholders will be governed by Pennsylvania law and the terms of the II-VI Charter, as it may be amended from time to time, and the II-VI By-Laws, as they may be amended from time to time. Pennsylvania law and the terms of the II-VI Charter and the II-VI By-Laws are in some respects materially different than Delaware law and the terms of the Finisar Charter and the Finisar Bylaws, as they may be amended from time to time, which currently govern the rights of Finisar Stockholders. See “Comparison of Shareholders’ Rights”

beginning on page 193 of this joint proxy statement/prospectus for a discussion of the different rights associated with shares of Finisar Common Stock and shares of II-VI Common Stock.

No assurance can be provided that II-VI will be able to consummate the II-VI Senior Credit Facilities or obtain alternative financing to fund the cash portion of the aggregate Merger Consideration to be paid in connection with the Merger.

The completion of the Merger is not subject to a financing condition. The receipt of any financing by II-VI is not a condition to completion of the Merger and, except in certain limited circumstances in which II-VI or Finisar may be permitted to terminate the Merger Agreement (as more fully described in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 158 of this joint proxy statement/prospectus), II-VI will be required to complete the Merger (assuming that all of the conditions to its obligations to complete the Merger under the Merger Agreement are satisfied or waived) whether or not financing is available on acceptable terms or at all.

On November 8, 2018, in connection with its entry into the Merger Agreement, II-VI entered into the Commitment Letter, which was subsequently amended and restated on December 7, 2018 and on December 14, 2018. Subject to the terms and conditions set forth in the Commitment Letter, the Lending Parties have severally committed to provide 100% of up to $2.425 billion in aggregate principal amount of the II-VI Senior Credit Facilities, comprised of (i) a “term a” loan facility of up to $1.0 billion, a portion of which will be available after the closing of the Merger on a delayed draw basis, (ii) a “term b” loan facility of up to $975.0 million and (iii) a revolving credit facility of up to $450.0 million. II-VI currently intends to pay the cash portion of the aggregate Merger Consideration and pay related fees and expenses in connection with the Merger using the proceeds of draws under the II-VI Senior Credit Facilities and cash and short-term investments of II-VI and Finisar. II-VI currently does not intend to draw on the revolving credit facility in order to fund the cash portion of the aggregate Merger Consideration.

The commitments of the Lead Arrangers with respect to the II-VI Senior Credit Facilities will automatically terminate at 11:59 p.m., New York City time, on the first to occur of (i) November 8, 2019 (unless the Merger occurs on or prior thereto), (ii) the date of closing of the Merger without the use of proceeds from the II-VI Senior Credit Facilities or (iii) the date on which II-VI delivers written notice to terminate its obligations under the Merger Agreement pursuant to the terms thereof or the date that the Merger Agreement is terminated.

The documentation governing the II-VI Senior Credit Facilities has not been finalized and, accordingly, the actual terms of the II-VI Senior Credit Facilities may differ from those described herein or in the Commitment Letter as a result of the syndication process. Although the debt financing described in this joint proxy statement/prospectus is not subject to a due diligence or “market out,” such financing may not be considered assured. The obligation of the Lead Arrangers to provide the debt financing under the Commitment Letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the II-VI Senior Credit Facilities may not be funded when required or at all. As of the date of this joint proxy statement/prospectus, no alternative financing arrangements have been made in the event the II-VI Senior Credit Facilities are not available, and any such alternative financing arrangements may not be available on acceptable terms, or at all, if the II-VI Senior Credit Facilities are not consummated.

See the section entitled “The Merger — Description of Debt Financing” beginning on page 133 of this joint proxy statement/prospectus.

Risk Factors Relating to the Combined Company Following the Merger

Although II-VI expects that its acquisition of Finisar will result in cost savings, synergies and other benefits, the combined company may not realize those benefits because of integration difficulties and other challenges.

The success of II-VI’s acquisition of Finisar will depend in large part on the success of the management of the combined company in integrating the operations, strategies, technologies and personnel of the two companies following the completion of the Merger. The combined company may fail to realize some or all of the anticipated benefits of the Merger if the integration process takes longer than expected or is more costly than expected. The failure of the combined company to meet the challenges involved in successfully integrating the operations of the two companies or to otherwise realize any of the anticipated benefits of the Merger, including additional cost savings and synergies, could impair the operations of the combined company. In addition, II-VI anticipates that the overall integration of Finisar will be a time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt the combined company’s business.

Potential difficulties the combined company may encounter in the integration process include the following:

•	the integration of management teams, strategies, technologies and operations, products and services;

•	the disruption of ongoing businesses and distraction of their respective management teams from ongoing business concerns;

•	the retention of and possible decrease in business from the existing customers of both companies;

•	the creation of uniform standards, controls, procedures, policies and information systems;

•	the reduction of the costs associated with each company’s operations;

•	the integration of corporate cultures and maintenance of employee morale;

•	the retention of key employees; and

•	potential unknown liabilities associated with the Merger.

The anticipated cost savings, synergies and other benefits of the Merger assume a successful integration of the companies and are based on projections and other assumptions, which are inherently uncertain. Even if integration is successful, anticipated cost savings, synergies and other benefits may not be achieved.

The market price of II-VI Common Stock may decline in the future as a result of the Merger.

The market price of II-VI Common Stock may decline in the future as a result of the Merger for a number of reasons, including:

•	the unsuccessful integration of Finisar and II-VI (including for the reasons set forth in the preceding risk factor);

•

the need to pay cash amounts owing on conversion of, or in respect of any demands for repurchase of, the Finisar Convertible Notes in connection with the Merger and to issue II-VI Common Stock in connection with any future conversion of the Finisar Convertible Notes, which may cause substantial dilution to holders of II-VI Common Stock; and

•	the failure of the combined company to achieve the perceived benefits of the Merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

These factors are, to some extent, beyond the control of II-VI. As a consequence, current II-VI shareholders and Finisar stockholders who become holders of II-VI Common Stock after completion of the Merger could lose the value of their investment in II-VI Common Stock.

The Merger may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the market price of the II-VI Common Stock.

II-VI currently anticipates that the Merger will be accretive to earnings per share (on an adjusted earnings basis) during the first full calendar year after the Merger. This expectation is based on preliminary estimates which may materially change. The combined company could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the Merger. All of these factors could cause dilution to the combined company’s earnings per share or decrease or delay the expected accretive effect of the Merger and cause a decrease in the market price of II-VI Common Stock.

The combined company’s future results will suffer if it does not effectively manage its expanded operations following the Merger.

Following the Merger, the size of the business of the combined company will increase significantly beyond the current size of either II-VI’s or Finisar’s current businesses. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurance that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the Merger.

II-VI and Finisar face competition, which is expected to intensify and which may reduce the market share and profits of II-VI after consummation of the Merger.

Competition in the industries in which II-VI and Finisar operate is intense. Increased competition could hurt II-VI’s and Finisar’s businesses, hinder their market share expansion and lead to pricing pressures that may adversely impact their margins and revenues. If the combined company is unable to successfully compete following the Merger, its business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected.

Following the consummation of the Merger, the combined company’s competitive position could be weakened by strategic alliances or consolidation within the combined company’s industries or the development of new technologies by competitors. The combined company’s ability to compete successfully will depend on how well it markets its products and services and on its ability to anticipate and respond to various competitive factors affecting its industries, including changes in customer preferences, and changes in the product offerings or pricing strategies of the combined company’s competitors.

After the consummation of the Merger, competition could materially adversely affect the combined company in several ways, including (i) the loss of customers and market share, (ii) the combined company’s need to lower prices or increase expenses to remain competitive and (iii) the loss of business relationships within II-VI’s existing markets.

II-VI is expected to incur substantial expenses related to the Merger and integration.

II-VI is expected to incur substantial expenses in connection with the Merger and the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, sales, payroll, pricing and benefits.

While II-VI has assumed that a certain level of expenses will be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that II-VI expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the Merger, and the amount and timing of such charges are uncertain at present.

Following the consummation of the Merger, II-VI will be bound by all of the obligations and liabilities of both companies.

Following the consummation of the Merger, the combined company will become bound by all of the obligations and liabilities of Finisar in addition to II-VI’s obligations and liabilities existing prior to the consummation of the Merger. Neither II-VI nor Finisar can predict the financial condition of the combined company at the time of the combination or the ability of the combined company to satisfy its obligations and liabilities.

The Merger may result in a loss of suppliers and strategic alliances and may result in the termination of existing contracts.

Following the Merger, some of the suppliers of II-VI or Finisar, as historical businesses, may terminate or scale back their business relationship with the combined company. II-VI and Finisar have contracts with suppliers, vendors, and other business partners which may require II-VI or Finisar to obtain consents from these other parties in connection with the Merger, which may not be obtained at all or on favorable terms. If supplier relationships or strategic alliances are adversely affected by the Merger, or if the combined company, following the Merger, loses the benefits of the contracts of II-VI or Finisar, the combined company’s business and financial performance could suffer.

Following the Merger, the combined company will have a substantial amount of debt, which could adversely affect its business, financial condition or results of operations and prevent it from fulfilling its debt-related obligations.

Following the Merger, the combined company will have a substantial amount of debt. As of September 30, 2018, on a pro forma basis, the combined company would have had approximately $2.2 billion of outstanding debt (including under its outstanding debt securities and borrowings under II-VI’s credit facilities). The combined company’s substantial debt could have important consequences for the holders of II-VI Common Stock, including:

•	making it more difficult for the combined company to satisfy its obligations with respect to its debt or to its trade or other creditors;

•	increasing the combined company’s vulnerability to adverse economic or industry conditions;

•	limiting the combined company’s ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited;

•	requiring the combined company to pay higher interest rates upon refinancing or on the combined company’s variable rate indebtedness if interest rates rise;

•

requiring a substantial portion of the combined company’s cash flows from operations and the proceeds of any capital markets offerings or loan borrowings for the payment of interest on the combined company’s debt and reducing the combined company’s ability to use its cash flows to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting the combined company’s flexibility in planning for, or reacting to, changes in its business and the industries in which it operates; and

•	placing the combined company at a competitive disadvantage to less leveraged competitors.

The combined company may not generate sufficient cash flow from operations, together with any future borrowings, to enable the combined company to pay its indebtedness, or to fund the combined company’s other liquidity needs. The combined company may need to refinance all or a portion of its indebtedness, on or before its maturity. The combined company may not be able to refinance any of its indebtedness on commercially reasonable terms or at all. The combined company may not be able to pay the repurchase price on the 2033 Notes and 2036 Notes to the extent holders elect to exercise their repurchase rights in December 2023 and 2028 with respect to the 2033 Notes and December 2026 and 2031 with respect to the 2036 Notes. In addition, the combined company may incur additional indebtedness in order to finance its operations, to fund acquisitions, or to repay existing indebtedness. If the combined company cannot service its indebtedness, it may have to take actions such as selling assets, seeking additional debt or equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. Any such actions, if necessary, may not be able to be effected on commercially reasonable terms or at all, or on terms that would be advantageous to the combined company’s stockholders or on terms that would not require II-VI to breach the terms and conditions of its existing or future debt agreements.

Other Risk Factors Relating to II-VI and Finisar

As a result of entering into the Merger Agreement, II-VI’s and Finisar’s businesses are and will be subject to the risks described above. In addition, II-VI and Finisar are, and following completion of the Merger, the combined company will continue to be, subject to the risks described in II-VI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 and Finisar’s Annual Report on Form 10-K for the fiscal year ended April 29, 2018, each as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. For the location of information incorporated by reference, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information set forth, and the documents to which Finisar and II-VI refer you, in this registration statement, of which this joint proxy statement/prospectus forms a part, including financial estimates and statements as to the expected timing, completion and effects of the transactions between II-VI and Finisar, constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the SEC. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the transactions, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of the management of Finisar and II-VI and are subject to significant risks and uncertainties outside of our control.

Statements included in or incorporated by reference into this registration statement, of which this joint proxy statement/prospectus forms a part, that are not historical facts, including statements about the beliefs and expectations of the managements of Finisar and II-VI, are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act and Section 21E of the Exchange Act. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed transaction or to make any filing or take other action required to consummate such transaction in a timely manner or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important factors that may cause such a difference include, but are not limited to: (i) the ability of II-VI and Finisar to complete the proposed transaction on the anticipated terms and timing or at all, (ii) the ability of the parties to satisfy the conditions to the closing of the proposed transaction, including obtaining required regulatory approvals, (iii) potential litigation relating to the proposed transaction, which could be instituted against II-VI, Finisar or their respective directors, (iv) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, (v) the triggering of any third party contracts containing consent and/or other similar provisions, (vi) any negative effects of the announcement of the transaction on the market price of Finisar Common Stock and/or negative effects of the announcement or commencement of the transaction on the market price of II-VI Common Stock, (vii) the decisions of holders of the Finisar Convertible Notes with respect to whether to convert their notes, require Finisar to repurchase their notes or continue holding their notes until maturity or until they are otherwise redeemed pursuant to the terms of the applicable Indenture, (viii) uncertainty as to the long-term value of II-VI Common Stock, and thus the value of the II-VI shares to be issued in the transaction, (ix) any unexpected impacts from unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations after the consummation of the transaction and on the other conditions to the completion of the Merger, (x) inherent risks, costs and uncertainties associated with integrating the businesses successfully and achieving all or any of the anticipated synergies, (xi) potential disruptions from the proposed transaction that may harm II-VI’s or Finisar’s respective businesses, including current plans and operations, (xii) the ability of II-VI and Finisar to retain and hire key personnel, (xiii) adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S. or foreign laws, rules or regulations, that could delay or prevent completion of the proposed transaction or cause the terms of the proposed transaction to be modified, (xiv) the ability of II-VI to obtain or consummate financing or refinancing related to the transaction upon acceptable terms or at all,

(xv) economic uncertainty due to monetary or trade policy, political or other issues in the United States or internationally, (xvi) any unexpected fluctuations or weakness in the U.S. and global economies, (xvii) changes in U.S. corporate tax laws as a result of the Tax Cuts and Jobs Act of 2017 and any future legislation, (xviii) foreign currency effects on II-VI’s and Finisar’s respective businesses, (xix) competitive developments including pricing pressures, the level of orders that are received and can be shipped in a quarter, changes or fluctuations in customer order patterns, and seasonality, (xx) changes in utilization of II-VI or Finisar’s manufacturing capacity and II-VI’s ability to effectively manage and expand its production levels, (xxi) disruptions in II-VI’s business or the businesses of its customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system, and (xxii) the responses by the respective managements of II-VI and Finisar to any of the aforementioned factors. Additional risks are described under the heading “Risk Factors” in II-VI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed with the SEC on August 28, 2018, and in Finisar’s Annual Report on Form 10-K for the fiscal year ended April 29, 2018, filed with the SEC on June 15, 2018, and Finisar’s Quarterly Reports on Form 10-Q for its quarter ended July 29, 2018, filed with the SEC on September 6, 2018, and its quarter ended October 28, 2018, filed with the SEC on December 3, 2018.

Consequently, all of the forward-looking statements Finisar or II-VI make in this document are qualified by the information contained in or incorporated by reference into this joint proxy statement/prospectus, including, but not limited to (i) the information contained under this heading and (ii) the information discussed under the sections entitled “Risk Factors” in II-VI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 and in Finisar’s Annual Report on Form 10-K for the fiscal year ended April 29, 2018 and Finisar’s Quarterly Reports on Form 10-Q for its quarter ended July 29, 2018 and its quarter ended October 28, 2018. See the section entitled “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus.

Except as otherwise required by law, neither II-VI nor Finisar is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this joint proxy statement/prospectus are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

THE COMPANIES

II-VI Incorporated

II-VI Incorporated, a Pennsylvania corporation, is a global leader in engineered materials and optoelectronic components, and is a vertically integrated manufacturing company that develops innovative products for diversified applications in the industrial, optical communications, military, life sciences, semiconductor equipment, and consumer markets. Headquartered in Saxonburg, Pennsylvania, II-VI has research and development, manufacturing, sales, service, and distribution facilities worldwide. II-VI produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to enable its customers.

II-VI Common Stock is listed on the Nasdaq Global Select Market under the symbol “IIVI.” II-VI’s home page on the Internet is www.ii-vi.com. The information provided on II-VI’s website is not part of this joint proxy statement/prospectus and is not incorporated herein by reference.

II-VI’s principal executive offices are located at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 and its telephone number is (724) 352-4455.

Mutation Merger Sub Inc.

Mutation Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of II-VI, was formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into Finisar, with Finisar surviving the Merger as a wholly owned subsidiary of II-VI.

Mutation Merger Sub’s principal executive offices are located at c/o II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 and its telephone number is (724) 352-4455.

Finisar Corporation

Finisar Corporation, a Delaware corporation, is a global technology leader in optical communications, providing components and subsystems to networking equipment manufacturers, data center operators, telecom service providers, consumer electronics and automotive companies. Finisar, incorporated in California in April 1987 and reincorporated in Delaware in November 1999, designs products that meet the increasing demands for network bandwidth, data storage and 3D sensing subsystems. Finisar is headquartered in Sunnyvale, California, with research and development, manufacturing sites, sales and support offices worldwide.

Finisar Common Stock is listed on the Nasdaq Global Select Market under the symbol “FNSR.” Finisar’s home page on the Internet is www.finisar.com. The information provided on Finisar’s website is not part of this joint proxy statement/prospectus and is not incorporated herein by reference.

Finisar’s principal executive offices are located at 1389 Moffett Park Drive, Sunnyvale, California 94089 and its telephone number is (408) 548-1000.

INFORMATION ABOUT THE FINISAR SPECIAL MEETING

Finisar is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the Finisar Special Meeting (or any adjournment or postponement thereof) that Finisar has called to consider and vote on (i) a proposal to adopt the Merger Agreement, (ii) a proposal to approve adjournments of the Finisar Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Finisar Special Meeting to approve the Merger Proposal and (iii) a proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to Finisar’s named executive officers in connection with the Merger contemplated by the Merger Agreement and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Date, Time, Place and Purpose of the Finisar Special Meeting

This joint proxy statement/prospectus is being furnished to Finisar stockholders as part of the solicitation of proxies by the Finisar Board, for use at the Finisar Special Meeting to be held on                  , 2019, at                 local time, at                 or at any postponement or adjournment thereof.

At the Finisar Special Meeting, Finisar stockholders will be asked to consider and vote on:

•	The Merger Proposal: a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

•

The Finisar Adjournment Proposal: a proposal to approve adjournments of the Finisar Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Finisar Special Meeting to approve the Merger Proposal; and

•

The Compensation Proposal: a proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to Finisar’s named executive officers in connection with the Merger contemplated by the Merger Agreement and the agreements and understandings pursuant to which such compensation may be paid or become payable.

The approval by Finisar stockholders of the Merger Proposal is a condition to the obligations of II-VI and Finisar to complete the Merger. The approval of the Finisar Adjournment Proposal and the Compensation Proposal are not conditions to the obligations of II-VI or Finisar to complete the Merger. If Finisar stockholders fail to adopt the Merger Proposal, the completion of the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement in its entirety.

Finisar will not transact on other business at the Finisar Special Meeting, except for business properly brought before the Finisar Special Meeting or any adjournment or postponement thereof.

Recommendations of the Finisar Board

The Finisar Board unanimously approved and declared advisable the Merger Agreement and the other transactions contemplated thereby, including the Merger, and determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Finisar and its stockholders. The Finisar Board unanimously recommends that Finisar stockholders vote “FOR” the Merger Proposal. For the factors considered by the Finisar Board in reaching this decision, see “The Merger — Finisar’s Reasons for the Merger; Recommendations of the Finisar Board” beginning on page 94 of this joint proxy statement/prospectus.

The Finisar Board unanimously recommends that Finisar stockholders vote “FOR” the Finisar Adjournment Proposal. See “Finisar Proposal No. 2 — Adjournment of the Finisar Special Meeting” beginning on page 185 of this joint proxy statement/prospectus.

In addition, the Finisar Board unanimously recommends that Finisar stockholders vote “FOR” the Finisar Compensation Proposal. See “Finisar Proposal No. 3 — Non-Binding, Advisory Vote on Merger-Related Compensation for Finisar’s Named Executive Officers” beginning on page 186 of this joint proxy statement/prospectus.

Record Date, Outstanding Shares and Quorum

Finisar has set the close of business on                , 2019 as the record date for the Finisar Special Meeting (the “Finisar Record Date”), and only Finisar stockholders of record on the Finisar Record Date are entitled to notice of, and vote at, the Finisar Special Meeting and any adjournments or postponements thereof. As of the close of business on the Finisar Record Date, there were                shares of Finisar Common Stock outstanding held by approximately                holders of record. Finisar does not have any outstanding securities that are entitled to vote at the Finisar Special Meeting other than the Finisar Common Stock.

Each holder of shares of Finisar Common Stock held as of the Finisar Record Date is entitled to one vote per share of Finisar Common Stock on each matter properly brought before the Finisar Special Meeting and any adjournments or postponements thereof.

The presence, in person or represented by proxy, of a majority of the shares of Finisar Common Stock issued and outstanding on the Finisar Record Date will constitute a quorum at the Finisar Special Meeting. Abstentions are considered as present for purposes of establishing a quorum. There must be a quorum for the votes on the Merger Proposal, the Adjournment Proposal, and the Compensation Proposal to be taken at the Finisar Special Meeting. If there is no quorum, the Finisar Special Meeting may be adjourned or postponed to another date, which may subject Finisar to additional expense and delay or prevent the completion of the Merger. If a quorum shall fail to attend the Finisar Special Meeting, the chairman of the meeting or the holders of a majority of the shares of Finisar Common Stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

Attendance

As described below, if your shares of Finisar Common Stock are registered directly in your name with Finisar’s transfer agent, American Stock Transfer and Trust Company, you are considered the stockholder of record with respect to such shares of Finisar Common Stock and you have the right to attend the Finisar Special Meeting and vote in person, subject to compliance with the procedures of the Finisar Special Meeting. If your shares of Finisar Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Finisar Special Meeting and vote in person, you must obtain and present at the time of admission a properly executed proxy from the stockholder of record giving you the right to attend and vote the shares of Finisar Common Stock. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the Finisar Special Meeting.

Vote Required

Assuming that a quorum is present, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Finisar Common Stock as of the Finisar Record Date. If your shares of Finisar Common Stock are not voted on the Merger Proposal, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, or if you abstain on the Merger Proposal, your shares will have the effect of a vote “AGAINST” the Merger Proposal. Finisar cannot complete the Merger, and no Merger Consideration will be paid to Finisar stockholders by II-VI, unless, among other things, the Finisar stockholders approve the Merger Proposal.

Assuming that a quorum is present, approval of the Finisar Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Finisar Special Meeting. If your shares of Finisar Common Stock are not voted on the Finisar Adjournment Proposal, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, or if you abstain on the Finisar Adjournment Proposal, your shares will have no effect on the Finisar Adjournment Proposal.

Assuming that a quorum is present, approval of the Compensation Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Finisar Special Meeting. If your shares of Finisar Common Stock are not voted on the Compensation Proposal, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, or if you abstain on the Compensation Proposal, your shares will have no effect on the Compensation Proposal.

If your shares are held in the name of a bank, brokerage firm or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee. Unless your bank, brokerage firm or other nominee has discretionary authority to vote your shares, your bank, brokerage firm or other nominee may not vote your shares without voting instructions from you. Under applicable stock exchange rules, if your shares are held in “street name” through a brokerage firm, your brokerage firm has discretionary authority to vote on “routine” proposals if you have not provided voting instructions. However, your brokerage firm is precluded from exercising voting discretion with respect to non-routine matters. All of the proposals to be voted on by Finisar stockholders at the Finisar Special Meeting are non-routine matters. As a result, if you do not provide voting instructions, your shares will not be voted on any proposal at the Finisar Special Meeting.

You should therefore provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares of Finisar Common Stock. If you do not give your bank, brokerage firm or other nominee instructions, your shares will not be voted at the Finisar Special Meeting. You are encouraged to provide instructions to your bank, brokerage firm or other nominee. This ensures your shares will be voted at the Finisar Special Meeting. Please follow the voting instructions provided by your bank, brokerage firm or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Finisar or by voting in person at the Finisar Special Meeting unless you first obtain a proxy from your bank, brokerage firm or other nominee.

As of the Finisar Record Date, the directors and executive officers of Finisar and their affiliates beneficially owned, in the aggregate,                shares of Finisar Common Stock, representing approximately     % of the outstanding shares of Finisar Common Stock as of the close of business on the Finisar Record Date entitled to vote at the Finisar Special Meeting and any adjournments or postponements thereof. The directors and executive officers of Finisar have informed Finisar that they currently intend to vote all such shares of Finisar Common Stock entitled to vote “FOR” the Merger Proposal, “FOR” the Finisar Adjournment Proposal, and “FOR” the Compensation Proposal.

Voting of Shares, Proxies and Revocations

If you are a stockholder of record as of the Finisar Record Date, you may vote your shares of Finisar Common Stock on matters presented at the Finisar Special Meeting in any of the following ways:

•

by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when submitting your voting instructions by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 p.m. local time on                 , 2019. Please be aware that if you submit your proxy by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid, pre-addressed reply envelope prior to the Finisar Special Meeting; or

•	you may attend the Finisar Special Meeting in person and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to vote your Finisar Common Stock. Those instructions will identify which of the above choices are available to you in order to vote. Please note that if you are a beneficial owner and wish to vote in person at the Finisar Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Finisar Special Meeting.

Please refer to the instructions on your proxy or voting instruction card for further detail on the deadlines for submitting a proxy over the Internet, by telephone or by mail. Please do not send in your share certificate(s) with your proxy card. If the Merger is completed, and you hold physical share certificates in respect of your shares of Finisar Common Stock, you will be sent a letter of transmittal promptly after the Effective Time describing how you may exchange your shares of Finisar Common Stock for the applicable Merger Consideration.

If you submit your voting instructions by proxy, regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution and resubstitution, will vote your shares of Finisar Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Finisar Common Stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Finisar Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Finisar Common Stock should be voted on a matter, the shares of Finisar Common Stock represented by your properly signed proxy will be voted “FOR” each of the proposals upon which you are entitled to vote.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the Finisar Special Meeting and voting in person or revoking your proxy in person (but your attendance alone will not constitute a vote or revoke any proxy previously given), or by sending written notice of revocation to Finisar prior to the time the Finisar Special Meeting begins. Written notice of revocation should be mailed to the Secretary of Finisar, at Finisar’s offices at 1389 Moffett Park Drive, Sunnyvale, California 94089, Attention: Secretary, that bears a date later than the date of the previously submitted proxy that you want to revoke and is received by Finisar’s Secretary prior to the Finisar Special Meeting. If you have instructed a bank, brokerage firm or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, brokerage firm or other nominee to change those instructions.

If you have any questions or need assistance voting your shares, please contact D.F. King & Co., Inc., Finisar’s proxy solicitor, toll free at (866) 356-7813 collect at (212) 269-5550, or the Investors Relations at Finisar at (408) 548-1000.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF FINISAR COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE FINISAR SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO SUBMIT YOUR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET. FINISAR STOCKHOLDERS WHO ATTEND THE FINISAR SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Adjournments and Postponements

Although it is not currently expected, the Finisar Special Meeting may be adjourned or postponed on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Finisar Special Meeting to adopt the Merger Proposal or if a quorum is not present at the Finisar Special Meeting. Any adjournment of the Finisar Special Meeting for the purpose of soliciting additional proxies will allow Finisar stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Finisar Special Meeting as adjourned or postponed.

Finisar may also postpone or adjourn the Finisar Special Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Finisar stockholders prior to the Finisar Special Meeting.

If a quorum is present at the Finisar Special Meeting, the Finisar Special Meeting may be adjourned if the Adjournment Proposal is approved.

If a quorum is not present at the Finisar Special Meeting, an adjournment of the meeting generally may be made by the chair of the Finisar Special Meeting or by a majority of the shares of Finisar Common Stock entitled to vote who are present, in person or by proxy. In the event there is not a quorum present, Finisar anticipates the chair of the Finisar Special Meeting will exercise his or her authority to adjourn the meeting.

Solicitation of Proxies; Payment of Solicitation Expenses

This joint proxy statement/prospectus is being provided to holders of shares of Finisar Common Stock in connection with the solicitation of proxies by the Finisar Board to be voted at the Finisar Special Meeting and at any adjournments or postponements of the Finisar Special Meeting. Finisar will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this joint proxy statement/prospectus for the Finisar Special Meeting. Finisar has engaged D.F. King & Co., Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners for approximately $12,500, plus reimbursement of related expenses.

Finisar may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Finisar Common Stock. Finisar’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Appraisal Rights

Pursuant to Section 262 of the DGCL, a Finisar stockholder who chooses the Stock Election Consideration for his, her or its shares of Finisar Common Stock, but receives a mix of cash and II-VI Common Stock for such shares due to an oversubscription of the Stock Election Consideration through the proration adjustment mechanism, will be entitled to appraisal rights for such shares if such stockholder otherwise complies with the requirements of Section 262 of the DGCL. APPRAISAL RIGHTS WILL NOT BE AVAILABLE TO FINISAR STOCKHOLDERS WHO FAIL TO MAKE AN ELECTION AND RECEIVE THE MIXED ELECTION CONSIDERATION OR TO FINISAR STOCKHOLDERS WHO CHOOSE THE CASH ELECTION CONSIDERATION OR THE MIXED ELECTION CONSIDERATION. THE ONLY CIRCUMSTANCES IN WHICH A FINISAR STOCKHOLDER MAY BE ENTITLED TO APPRAISAL RIGHTS IS IF SUCH STOCKHOLDER CHOOSES THE STOCK ELECTION CONSIDERATION BUT RECEIVES A COMBINATION OF II-VI COMMON STOCK AND CASH THROUGH THE PRORATION MECHANISMS DUE TO AN OVERSUBSCRIPTION OF THE STOCK ELECTION CONSIDERATION.

Finisar stockholders who wish to exercise the right to seek an appraisal of their shares must not vote in favor of the Merger Proposal nor consent thereto in writing, must continuously hold their shares of Finisar Common Stock through the effective date of the Merger, must deliver to Finisar a written demand for appraisal prior to the date of the Finisar Special Meeting and must otherwise comply with the applicable requirements of Section 262 of the DGCL. The appraisal remedy affords eligible Finisar stockholders the right to seek appraisal of the fair value of their shares of Finisar Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of shares of Finisar Common Stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that Finisar stockholders would otherwise be entitled to receive under the terms of the Merger Agreement.

The right to seek appraisal will be lost if a Finisar stockholder votes “FOR” the Merger Proposal. However, abstaining or voting against the Merger Proposal is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights.

Finisar stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Finisar by submitting a written demand for appraisal prior to the taking of the vote on the Merger Proposal at the Finisar Special Meeting, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. These procedures are summarized in the section entitled “Appraisal Rights” beginning on page 212 of this joint proxy statement/prospectus. A person having a beneficial interest in shares of Finisar Common Stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps required by Section 262 of the DGCL and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Finisar stockholders that may wish to pursue appraisal rights are urged to consult their legal and financial advisors. However, notwithstanding a Finisar stockholder’s compliance with the DGCL, in perfecting appraisal rights, under Section 262 of the DGCL, assuming Finisar Common Stock remains listed on a national securities exchange immediately prior to the Effective Time, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Finisar Common Stock, or (ii) the value of the consideration provided in the Merger for the total number of shares of Finisar Common Stock entitled to appraisal exceeds $1 million.

Questions and Additional Information

If you have additional questions about the transactions, need assistance in submitting your proxy or voting your shares of Finisar Common Stock or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, please contact Finisar’s proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers, call collect: (212) 269-5550

All others, call toll free: (866) 356-7813

Email: FNSR@dfking.com

You may also contact the Finisar Investors Relations department at:

Investors Relations, Finisar Corporation

1389 Moffett Park Drive, Sunnyvale, CA 94089

Telephone: (408) 548-1000

INFORMATION ABOUT THE II-VI SPECIAL MEETING

II-VI is providing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the II-VI Special Meeting (or any adjournment or postponement thereof) that II-VI has called to consider and vote on (i) a proposal to approve the issuance of II-VI Common Stock in connection with the Merger and (ii) a proposal to approve adjournments of the II-VI Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Share Issuance Proposal.

Date, Time, Place and Purpose of the Finisar Special Meeting

This joint proxy statement/prospectus is being furnished to II-VI shareholders as part of the solicitation of proxies by the II-VI Board for use at the II-VI Special Meeting to be held on                 , 2019, at                 local time, at                 or at any postponement or adjournment thereof.

At the II-VI Special Meeting, II-VI shareholders will be asked to consider and vote on:

•	The Share Issuance Proposal: a proposal to approve the issuance of II-VI Common Stock in connection with the Merger; and

•

The II-VI Adjournment Proposal: a proposal to approve adjournments of the II-VI Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Share Issuance Proposal.

The approval by II-VI shareholders of the Share Issuance Proposal is a condition to the obligations of II-VI and Finisar to complete the Merger. The approval of the II-VI Adjournment Proposal is not a condition to the obligations of II-VI or Finisar to complete the Merger. If II-VI shareholders fail to adopt the Share Issuance Proposal, the completion of the Merger will not occur.

II-VI will not transact on other business at the II-VI Special Meeting, except for business properly brought before the II-VI Special Meeting or any adjournment or postponement thereof.

Recommendations of the II-VI Board

The II-VI Board unanimously approved and declared advisable the Merger Agreement and the other transactions contemplated thereby, including the Merger and the issuance of shares of II-VI Common Stock issuable in connection with the Merger, and determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of II-VI and its shareholders. The II-VI Board unanimously recommends that II-VI shareholders vote “FOR” the Share Issuance Proposal. For the factors considered by the II-VI Board in reaching this decision, see “The Merger — II-VI’s Reasons for the Merger; Recommendations of the II-VI Board” beginning on page 96 of this joint proxy statement/prospectus.

The II-VI Board unanimously recommends that II-VI’s shareholders vote “FOR” the II-VI Adjournment Proposal. See “II-VI Proposal No. 2 — Adjournment of the II-VI Special Meeting” beginning on page 189 of this joint proxy statement/prospectus.

Record Date, Outstanding Shares and Quorum

II-VI has set the close of business on                , 2019 as the record date for the II-VI Special Meeting (the “II-VI Record Date”), and only II-VI shareholders of record on the II-VI Record Date are entitled to notice of, and vote at, the II-VI Special Meeting and any adjournments or postponements thereof. As of the close of business on the II-VI Record Date, there were                 shares of II-VI Common Stock outstanding and entitled to vote. II-VI does not have any outstanding securities that are entitled to vote at the II-VI Special Meeting other than the II-VI Common Stock.

Each holder of shares of II-VI Common Stock held as of the II-VI Record Date is entitled to one vote per share of II-VI Common Stock on each matter properly brought before the II-VI Special Meeting and any adjournments or postponements thereof.

The presence, in person or represented by proxy, of a majority of the shares of II-VI Common Stock issued and outstanding on the II-VI Record Date will constitute a quorum at the II-VI Special Meeting. Abstentions are considered as present for purposes of establishing a quorum. There must be a quorum for votes on the Share Issuance Proposal to be taken at the II-VI Special Meeting. If there is no quorum, the II-VI Special Meeting may be adjourned or postponed to another date if the II-VI Adjournment Proposal is approved at the II-VI Special Meeting.

Attendance

As described below, if your shares of II-VI Common Stock are registered directly in your name with II-VI’s transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record with respect to such shares of II-VI Common Stock and you have the right to attend the II-VI Special Meeting and vote in person, subject to compliance with the procedures described below. If your shares of II-VI Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the II-VI Special Meeting and vote in person, you must obtain and present at the time of admission a properly executed proxy from the shareholder of record giving you the right to attend and vote the shares of II-VI Common Stock. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder.

If you are a II-VI shareholder of record and plan to attend the II-VI Special Meeting in person, please mark the appropriate box on the enclosed proxy card, or enter that information when submitting a proxy by telephone or Internet prior to the II-VI Special Meeting. II-VI would like to know by                , 2019 if you plan to attend the II-VI Special Meeting in person. If your shares are held through an intermediary, such as a broker or a bank, you will need to present proof of your ownership as of the close of business on the II-VI Record Date for admission to the II-VI Special Meeting location. Proof of ownership could include a proxy card from your bank or broker, or a copy of your account statement. All in-person attendees will need to present valid photo identification for admission. The use of recording devices and other electronic devices will not be permitted during the II-VI Special Meeting.

If you require any special accommodations at the II-VI Special Meeting due to a disability, please contact II-VI at (724) 352-4455 and identify your specific need no later than                , 2019.

Vote Required

Assuming that a quorum is present, approval of the Share Issuance Proposal requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Share Issuance Proposal, but shares deemed not in attendance at the meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary will have no effect on the Share Issuance Proposal. This vote will satisfy the vote requirements of Listing Rule 5635(d) of the Nasdaq Stock Market with respect to the Share Issuance Proposal. II-VI cannot complete the Merger unless, among other things, the II-VI shareholders approve the Share Issuance Proposal.

Approval of the II-VI Adjournment Proposal requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast, whether or not a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the II-VI Adjournment Proposal, but shares deemed not in attendance at the meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary will have no effect on the II-VI Adjournment Proposal.

If your shares are held in the name of a bank, brokerage firm or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee. Unless your bank, brokerage firm or other nominee has discretionary authority to vote your shares, your bank, brokerage firm or other nominee may not vote your shares without voting instructions from you. Under applicable stock exchange rules, if your shares are held in “street name” through a brokerage firm, your brokerage firm has discretionary authority to vote on “routine” proposals if you have not provided voting instructions. However, your brokerage firm is precluded from exercising voting discretion with respect to non-routine matters. All of the proposals to be voted on by II-VI shareholders at the II-VI Special Meeting are non-routine matters. As a result, if you do not provide voting instructions, your shares will not be voted on any proposal at the II-VI Special Meeting.

You should therefore provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares of II-VI Common Stock. If you do not give your bank, brokerage firm or other nominee instructions, your shares will not be voted at the II-VI Special Meeting. You are encouraged to provide instructions to your bank, brokerage firm or other nominee. This ensures your shares will be voted at the II-VI Special Meeting. Please follow the voting instructions provided by your bank, brokerage firm or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to II-VI or by voting in person at the II-VI Special Meeting unless you first obtain a proxy from your bank, brokerage firm or other nominee.

As of the II-VI Record Date, the directors and executive officers of II-VI and their affiliates beneficially owned, in the aggregate,                shares of II-VI Common Stock, representing approximately     % of the outstanding shares of II-VI Common Stock as of the close of business on the II-VI Record Date entitled to vote at the II-VI Special Meeting and any adjournments or postponements thereof. The directors and executive officers of II-VI have informed II-VI that they currently intend to vote all such shares of II-VI Common Stock entitled to vote “FOR” the Share Issuance Proposal and “FOR” the II-VI Adjournment Proposal.

Voting of Shares, Proxies and Revocations

If you are a shareholder of record as of the II-VI Record Date, you may vote your shares of II-VI Common Stock on matters presented at the II-VI Special Meeting in any of the following ways:

•

by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when submitting your voting instructions by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 p.m. local time on                , 2019. Please be aware that if you submit your proxy by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid, pre-addressed reply envelope prior to the II-VI Special Meeting; or

•	you may attend the II-VI Special Meeting in person and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to vote your shares of II-VI Common Stock. Those instructions will identify which of the above choices are available to you in order to vote. Please note that if you are a beneficial owner and wish to vote in person at the II-VI Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the II-VI Special Meeting.

Please refer to the instructions on your proxy or voting instruction card for further detail on the deadlines for submitting a proxy over the Internet, by telephone or by mail.

If you submit your voting instructions by proxy, regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution and resubstitution, will vote your shares of II-VI Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of II-VI Common Stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the II-VI Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of II-VI Common Stock should be voted on a matter, the shares of II-VI Common Stock represented by your properly signed proxy will be voted “FOR” the Share Issuance Proposal and “FOR” the II-VI Adjournment Proposal.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the II-VI Special Meeting and voting in person or revoking your proxy in person (but your attendance alone will not constitute a vote or revoke any proxy previously given, or by sending written notice of revocation to II-VI prior to the time the II-VI Special Meeting begins. Written notice of revocation should be mailed to the Secretary of II-VI, at II-VI’s offices at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, Attention: Secretary, that bears a date later than the date of the previously submitted proxy that you want to revoke and is received by II-VI’s Secretary prior to the II-VI Special Meeting. If you have instructed a broker, bank or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, broker or other nominee to change those instructions.

If you have any questions or need assistance voting your shares, please contact II-VI at II-VI Incorporated, 375 Saxonburg, PA 16056, Attention: Mark Lourie, Telephone (724) 352-4455.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF II-VI COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE II-VI SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO SUBMIT YOUR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET. II-VI SHAREHOLDERS WHO ATTEND THE II-VI SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Adjournments and Postponements

Although it is not currently expected, the II-VI Special Meeting may be adjourned or postponed on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the II-VI Special Meeting to approve the Share Issuance Proposal or if a quorum is not present at the II-VI Special Meeting. Any adjournment of the II-VI Special Meeting for the purpose of soliciting additional proxies will allow II-VI shareholders who have already sent in their proxies to revoke them at any time prior to their use at the II-VI Special Meeting as adjourned or postponed.

II-VI may also postpone or adjourn the II-VI Special Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by II-VI shareholders prior to the II-VI Special Meeting.

An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of II-VI Common Stock present in person or represented by proxy and entitled to vote thereon.

Anticipated Date of Completion of the Transactions

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 157 of this joint proxy statement/prospectus, including the approval of the Share Issuance Proposal by II-VI shareholders at the II-VI Special Meeting, II-VI and Finisar currently expect that the Merger will be completed approximately in the middle of 2019. However, it is possible that factors outside the control of both companies could result in the transactions being completed at a different time or not at all.

Solicitation of Proxies; Payment of Solicitation Expenses

This joint proxy statement/prospectus is being provided to holders of shares of II-VI Common Stock in connection with the solicitation of proxies by the II-VI Board to be voted at the II-VI Special Meeting and at any adjournments or postponements of the II-VI Special Meeting. II-VI will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this joint proxy statement/prospectus for the II-VI Special Meeting. II-VI has engaged MacKenzie to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners for approximately $25,000, plus reimbursement of related expenses.

II-VI may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of II-VI Common Stock. II-VI’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Appraisal

Under Pennsylvania law, as well as the governing documents of II-VI, II-VI shareholders are not entitled to appraisal or dissenters’ rights in connection with the Merger.

Questions and Additional Information

If you have additional questions about the transactions, need assistance in submitting your proxy or voting your shares of II-VI Common Stock or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, please contact II-VI at II-VI Incorporated, 375 Saxonburg, PA 16056, Attention: Mark Lourie, Telephone (724) 352-4455.

THE MERGER

General

This joint proxy statement/prospectus is being provided to holders of shares of Finisar Common Stock in connection with the solicitation of proxies by the Finisar Board to be voted at the Finisar Special Meeting and at any adjournments or postponements of the Finisar Special Meeting. At the Finisar Special Meeting, Finisar will ask its stockholder to vote on (i) the Merger Proposal, (ii) the Finisar Adjournment Proposal and (iii) the Compensation Proposal.

This joint proxy statement/prospectus is being provided to holders of shares of II-VI Common Stock in connection with the solicitation of proxies by the II-VI Board to be voted at the II-VI Special Meeting and at any adjournments or postponements of the II-VI Special Meeting. At the II-VI Special Meeting, II-VI will ask its shareholders to vote on (i) the Share Issuance Proposal and (ii) the II-VI Adjournment Proposal.

Effects of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into Finisar, with Finisar continuing as the surviving corporation and a wholly-owned subsidiary of II-VI. The Merger will not be completed and the Merger Consideration will not be paid unless, among other things, Finisar stockholders approve the Merger Proposal and II-VI shareholders approve the Share Issuance Proposal. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. For additional information about the Merger, see “The Merger Agreement — Structure and Effects of the Merger” and “The Merger Agreement — Merger Consideration” beginning on pages 136 and 137, respectively, of this joint proxy statement/prospectus.

At the Effective Time, each outstanding share of Finisar Common Stock (other than Dissenting Stockholder Shares and Excluded Shares) will be converted into the right to receive, at the election of the holder of such share of Finisar Common Stock, (i) Cash Election Consideration, consisting of $26.00 in cash, without interest (subject to the proration adjustment procedures described in this joint proxy statement/prospectus), (ii) Stock Election Consideration, consisting of 0.5546 validly issued, fully paid and non-assessable shares of II-VI Common Stock (subject to the proration adjustment procedures described in this joint proxy statement/prospectus), or (iii) Mixed Election Consideration, consisting of $15.60 in cash, without interest, and 0.2218 validly issued, fully paid and non-assessable shares of II-VI Common Stock; provided, that Finisar stockholders who are otherwise entitled to receive fractional shares of II-VI Common Stock as part of the Merger Consideration will receive cash in lieu of such fractional shares of II-VI Common Stock.

Each holder of record of shares of Finisar Common Stock (not including the Dissenting Stockholder Shares or the Excluded Shares, but including holders of Participating RSUs) will, until the Election Deadline, be entitled to elect to receive either Cash Election Consideration, Stock Election Consideration or Mixed Election Consideration in exchange for each share of Finisar Common Stock held by him or her that was issued and outstanding immediately prior to the Effective Time (including with respect to such holder’s Participating RSUs held by such holder prior to the Effective Time), subject to the proration adjustment procedures described in this joint proxy statement/prospectus. Holders entitled to make an election that fail to do so or that make an untimely election (or who otherwise are deemed not to have submitted an effective form of election) will be deemed to have elected for Mixed Election Consideration.

Elections to receive Cash Election Consideration (each, a “Cash Election”) and elections to receive Stock Election Consideration (each, a “Stock Election”) are subject to the proration adjustment procedures set forth in the Merger Agreement to ensure that the aggregate Merger Consideration will consist of approximately 60% cash and approximately 40% II-VI Common Stock (with the II-VI Common Stock valued at the closing price as of November 8, 2018).

Based on the number of shares of Finisar Common Stock outstanding as of                , 2019, and the treatment of shares of Finisar Common Stock, Finisar Stock Options and Finisar Restricted Stock Units in the Merger, and assuming no conversions of the Finisar Convertible Notes, II-VI expects to issue approximately                million shares of II-VI Common Stock to holders of Finisar Common Stock and Finisar equity awards upon completion of the Merger. The actual number of shares of II-VI Common Stock to be issued upon completion of the Merger will be determined at the completion of the Merger based on, among other things, the number of shares of Finisar Common Stock outstanding and the market price of II-VI Common Stock at that time. Based on the number of shares of Finisar Common Stock outstanding as of                , 2019, and the number of shares of II-VI Common Stock outstanding as of                , 2019, it is expected that, immediately after completion of the Merger, former holders of Finisar Common Stock and Finisar equity awards will own approximately     % of the outstanding shares of II-VI Common Stock.

Background of the Merger

Each of the Finisar Board and the II-VI Board, together with their respective management teams (which we refer to as Finisar management and II-VI management), regularly reviews and assesses their respective company’s performance, future growth prospects, business strategies and opportunities and challenges as part of their evaluation of their company’s prospects and strategies for enhancing long-term shareholder value. As part of that review process, each of the boards and management teams have regularly reviewed and considered their company’s respective strategic direction and business objectives, including strategic opportunities that might be available to them, such as possible acquisitions, divestitures and business combination transactions.

The Merger and the terms of the Merger Agreement are the result of arm’s length negotiations conducted between representatives of II-VI, Finisar and their respective legal and financial advisors. The following is a summary of the principal events, meetings, negotiations and actions among the parties leading to the execution and public announcement of the Merger Agreement.

In connection with II-VI’s regular review process mentioned above, during the course of 2017 II-VI management identified Finisar to the II-VI Board as one of the companies that had products and technologies that were complementary to those of II-VI and which potentially could represent an opportunity for II-VI to rapidly accelerate its growth into new markets that will require new capabilities and potentially reduce costs. In particular, II-VI management was of the view that a combination with Finisar could offer unique additional opportunities in 5G with the InP platform and switching products, 3D sensing, and LiDAR, and create an overall larger and more diversified platform for accelerated growth in optoelectronics, compound semiconductors, and engineered materials for the rapidly evolving datacom/telecommunications, sensing, and power electronics markets.

On August 19, 2017, the II-VI Board of Directors held an in-person regular meeting. Also present were members of II-VI management, representatives of BofA Merrill Lynch and of the law firm of Sherrard, German & Kelly, P.C., counsel to II-VI (“Sherrard German”). Among other things, the II-VI Board, together with II-VI management, reviewed the current mergers and acquisitions strategy for II-VI, including a number of potential acquisition or combination candidates, such as Finisar.

On September 6, 2017, Finisar announced that Mr. Jerry S. Rawls, a director and, at that time, the Chief Executive Officer of Finisar, had informed the Finisar Board that he intends to retire as the Chief Executive Officer of Finisar by the end of calendar year 2018. Finisar also announced that the Finisar Board would conduct a search to identify Mr. Rawls’ successor as the Chief Executive Officer of Finisar.

On September 11, 2017, the II-VI Board held a telephonic special meeting. Also participating in that meeting were representatives of BofA Merrill Lynch and Sherrard German. II-VI management and representatives of BofA Merrill Lynch and Sherrard German gave a presentation regarding Finisar as a potential strategic combination opportunity. Following those presentations, the II-VI Board engaged in a discussion about

Finisar’s business, the potential opportunities that a combination of II-VI with Finisar could create, and whether it was an appropriate time to contact Finisar in order to determine if the Finisar Board and Finisar management would have any interest in exploring a potential strategic transaction between the two companies. At that meeting, the II-VI Board directed Dr. Vincent D. Mattera, Jr., the President and Chief Executive Officer and a director of II-VI, to contact Finisar for that purpose.

On October 2, 2017, Dr. Mattera had an initial dinner meeting, which Dr. Mattera initiated, with Mr. Rawls to discuss whether Finisar had interest in exploring a potential strategic transaction between Finisar and II-VI. A representative of BofA Merrill Lynch attended that meeting. At the meeting, it was agreed that a subsequent meeting would be arranged for an expanded group to discuss high-level overviews about the respective businesses of II-VI and Finisar.

On October 27, 2017, representatives of II-VI, including Dr. Mattera, Walter R. Bashaw II, a partner with Sherrard German and later Senior Vice President, Strategy and Corporate Development of II-VI, and Dr. Giovanni Barbarossa, Chief Technology Officer of II-VI, and representatives of BofA Merrill Lynch met with representatives of Finisar, including Mr. Rawls, Joseph A. Young, Executive Vice President, Global Operations of Finisar, Kurt Adzema, Executive Vice President, Finance and Chief Financial Officer of Finisar, Todd Swanson, Chief Operating Officer of Finisar, and Mr. Eric Bentley, Vice President, Corporate Development of Finisar, in Palo Alto, California. At that meeting, representatives of II-VI provided overviews of the businesses and operations of both companies; however, during this meeting there was no discussion regarding an indication of value for Finisar or potential terms for a combination of the companies. Rather, the conversation was general in nature and considered various potential arrangements between II-VI and Finisar, including, among others, a possible business combination between Finisar and II-VI.

On November 3, 2017, the II-VI Board held a regularly scheduled in-person meeting. Also present were representatives of BofA Merrill Lynch and Sherrard German. At that meeting, Dr. Mattera provided a summary of the October 27, 2017 meeting with Finisar management and indicated that Finisar management had some interest in continued discussions regarding a potential strategic transaction between the two companies. BofA Merrill Lynch presented certain information regarding Finisar and other potential strategic transaction candidates for II-VI.

On November 30 and December 1, 2017, the Finisar Board held an in-person regularly scheduled meeting. Also present was a representative of O’Melveny. Mr. Adzema presented to the Finisar Board a corporate development presentation, which included comparative information regarding market competitors, the mergers and acquisition landscape, including possible acquisition targets and under what circumstances Finisar may consider an acquisition offer, and other possible corporate development initiatives. Discussion by the Finisar Board ensued.

On December 11, 2017, Dr. Mattera had another dinner meeting with Mr. Rawls to discuss the reaction of Finisar management to the October 27, 2017 meeting, the potential strategic benefits to a combination of the two companies, and possible transaction scenarios.

In January 2018, the Finisar Board completed its search for a new Chief Executive Officer with the hiring of Mr. Michael E. Hurlston as the new Chief Executive Officer and a director of Finisar.

On February 9, 2018, the II-VI Board held a regularly scheduled in-person meeting. Also present were representatives of Sherrard German.

On March 6 and 7, 2018, the Finisar Board held an in-person regularly scheduled meeting. Also present was a representative of O’Melveny. Messrs. Adzema and Bentley provided the Finisar Board a corporate development update, including a review of the industry and competitive landscape, and possible acquisition or merger partners. Discussion by the Finisar Board ensued. The Finisar Board provided feedback to Finisar management and instructed Finisar management to continue to explore potential strategic options for Finisar.

In connection with Finisar’s periodic review and consideration of strategic alternative transactions, on March 23, 2018, Mr. Hurlston and a representative of a strategic party (“Party A”) attended a dinner meeting at which they had an initial discussion about a potential business combination between Finisar and Party A.

On March 27, 2018, Mr. Hurlston and a representative of Party A attended another dinner meeting to discuss further a potential business combination between Finisar and Party A.

On April 3, 2018, representatives of Finisar met with representatives of a strategic target (“Target A”) to discuss a potential business combination between Finisar and Target A.

On April 6, 2018, representatives of Finisar met with representatives of a strategic target (“Target B”) to discuss a potential business combination between Finisar and Target B.

On April 10, 2018, Finisar entered into a confidentiality agreement with Party A, which contained a mutual standstill provision, with the provision restricting Party A terminating automatically upon Finisar’s entry into a merger agreement with a third party.

Between April 9, 2018 and April 12, 2018, representatives of Finisar and Target A communicated regarding financial diligence information about Target A.

On April 12, 2018, Mr. Hurlston spoke with the chief executive officer of Target B regarding a potential business combination between Finisar and Target B.

On April 13, 2018 representatives of Finisar and Party A held a meeting to discuss a potential business combination between Finisar and Party A.

Between April 13, 2018 and May 18, 2018, Finisar’s management responded to due diligence inquiries from, and engaged in numerous discussions and meetings with, Party A concerning the possibility of an acquisition of, or other strategic transaction with, Finisar.

On April 17, 2018, at the direction of II-VI, a representative of BofA Merrill Lynch called Mr. Robert N. Stephens, the Chairman of the Finisar Board, to express the ongoing interest of II-VI’s management in exploring a potential combination of the two companies. On that call, it was agreed that Dr. Mattera and Mr. Hurlston would meet in person.

Also on April 17, 2018, Mr. Hurlston met in person with a representative of Target A to discuss a potential business combination between Finisar and Target A, including, without limitation, valuation and deal terms.

On April 20, 2018, Dr. Mattera and Mr. Hurlston had a dinner meeting in the San Francisco Bay Area. At that meeting, Mr. Hurlston indicated that the Finisar Board would be willing to receive a proposal from II-VI regarding a potential combination of the two companies.

On or about April 25, 2018, Finisar entered into a non-disclosure agreement with Target A, which contained a mutual standstill provision, with the provision restricting Target A terminating automatically upon Finisar’s entry into a merger agreement with a third party.

On or about April 25, 2018, representatives of Finisar contacted representatives of Barclays Capital Inc. (“Barclays”) in connection with Barclays potentially acting as financial advisor to Finisar and invited representatives of Barclays to present to representatives of Finisar on May 1, 2018.

Between April 26, 2018 and April 29, 2018, Mr. Adzema and a representative of Target A communicated regarding financial due diligence related to Target A.

On April 27, 2018, representatives of Finisar and representatives of Target B met in person to discuss a potential business combination between Finisar and Target B.

On April 27, 2018, the II-VI Board held a telephonic special meeting. Also present were representatives of BofA Merrill Lynch and Sherrard German. At that meeting, II-VI management provided a detailed overview of Finisar’s business, products, and technologies, the markets and capabilities that would be available to II-VI if it were to combine with Finisar, the strategic opportunities and alternatives to combining with Finisar, estimated potential cost synergies from a combination, and the relative contributions and resulting ownership at various prices at which II-VI might acquire Finisar. BofA Merrill Lynch also provided a presentation regarding the potential for II-VI to acquire Finisar in a cash and stock transaction instead of pursuing an all equity, merger of equals transaction.

On April 30, 2018, Finisar management attended a presentation given by management of Target A regarding Target A’s business.

On May 1, 2018, representatives of certain investment banks, including representatives of Barclays, presented to Messrs. Hurlston, Stephens, Child, Ferguson and Adzema regarding, among other things, each such investment bank’s credentials, experience in the industry and other aspects relating to potential strategic transactions that would involve Finisar.

On May 2, 2018, the Finisar Board held a telephonic special meeting. Also present was a representative of the law firm O’Melveny & Myers, counsel to Finisar (“O’Melveny”). Mr. Hurlston reviewed presentations made by representatives of several investment banks on May 1, 2018, including their capabilities, industry sector experience and knowledge and an evaluation of a potential working relationship with those investment banks. The Finisar Board then discussed the merits of retaining a financial advisor, the strengths and weaknesses of the financial advisor candidates that presented to Finisar and the probable fee structures. After further discussion, the Finisar Board authorized management to work with Barclays and at the appropriate time formally retain Barclays as Finisar’s financial advisor for the purpose of providing financial advisory services with respect to a potential sale of Finisar. The Finisar Board also delegated the negotiation of the terms of the engagement with Barclays to Finisar’s management, subject to approval by the Finisar Board and subject to the review by the Finisar Board of the relationship disclosures made by Barclays.

Also on May 2, 2018, the II-VI Board held a special telephonic meeting to review in further detail the opportunities and issues arising from a potential acquisition of Finisar. Also participating were representatives of BofA Merrill Lynch, Sherrard German, and the law firm of K&L Gates LLP, counsel to II-VI (“K&L Gates”). BofA Merrill Lynch provided an overview of potential structures, financing, and pricing for an acquisition of Finisar. After an extensive discussion on the subject, the II-VI Board authorized management of II-VI to propose a transaction whereby II-VI would acquire Finisar at an indicative value of $22.00 to $23.00 per share of Finisar Common Stock. The consideration to be paid by II-VI would be a mix of cash and II-VI Common Stock, with the cash component comprising approximately 65% to 70% of the total consideration. In addition, the proposal would include representation of the Finisar Board on the II-VI Board commensurate with the Finisar shareholders’ pro forma ownership of the combined company and the expectation that members of Finisar’s management team would have key leadership roles.

On May 3, 2018, Dr. Mattera met with Mr. Hurlston in BofA Merrill Lynch’s office in Palo Alto, California and presented the II-VI proposal outlined above (the “May 3 Proposal”). Also in attendance were Mr. Bashaw, Mr. Adzema and representatives from BofA Merrill Lynch. The proposal also provided that II-VI estimated potential cost synergies of approximately $100 million, indicated that financing of the cash component of the consideration would be pursuant to committed debt financing arranged through BofA Merrill Lynch, and indicated that the proposal was subject to customary due diligence. Mr. Hurlston’s response was that the proposal was unlikely to be accepted, and the meeting concluded without any agreement as to next steps.

Between May 3, 2018 and May 6, 2018, Mr. Stephens had individual conversations with members of the Finisar Board regarding the May 3 Proposal.

On May 9, 2018, the Finisar Board held a telephonic special meeting. Also present was a representative of O’Melveny. Mr. Hurlston discussed with the Finisar Board possible near-term and longer-term strategies for Finisar. The Finisar Board discussed the process for reviewing, evaluating and considering potential strategic alternative transactions. Mr. Adzema discussed with the Finisar Board the preparation of financial information. The Finisar Board designated Messrs. Stephens and Roger C. Ferguson, one of the independent directors of Finisar, as designees of the Finisar Board to engage with Finisar management on the review of the financial information, including projections, and communications with Barclays. The Finisar Board then discussed a proposed plan for evaluating the strategic alternatives, including, without limitation, the May 3 Proposal from II-VI.

Between May 9, 2018 and May 12, 2018, Mr. Adzema and a representative of Target A communicated regarding general due diligence.

On May 11, 2018, the II-VI Board held a special telephonic meeting to review further the response of Finisar to the May 3 Proposal. Also participating were representatives of BofA Merrill Lynch, Sherrard German, and K&L Gates. Dr. Mattera reported on his meeting with Mr. Hurlston. BofA Merrill Lynch then provided an update on potential alternative structures, financing, and pricing for an acquisition of Finisar. The II-VI Board discussed those issues at length.

On May 13, 2018, Mr. Hurlston sent a presentation about Finisar to a representative of Target A and requested additional due diligence information regarding Target A.

On May 14, 2018, a representative of Target A sent to Mr. Hurlston additional information regarding Target A.

On May 15, 2018, the Finisar Board held a telephonic special meeting. Also present was a representative of O’Melveny. Mr. Hurlston presented to the Finisar Board the potential acquisition of Target A by Finisar, including, without limitation, an overview of Target A’s business, a review of Target A’s business lines, financial performance and competitive landscape. Discussion by the Finisar Board of a potential acquisition of Target A followed Mr. Hurlston’s presentation. Mr. Adzema then discussed with the Finisar Board possible valuation ranges for the potential acquisition of Target A. Mr. Christopher E. Brown, the Executive Vice President, Chief Counsel and Secretary of Finisar, then reviewed with the Finisar Board a proposed non-binding term sheet to be provided to Target A setting forth the material terms of the proposed acquisition of Target A by Finisar. After further discussion, the Finisar Board authorized management to deliver the non-binding term sheet at the valuation ranges discussed by the Finisar Board.

On May 16, 2018, Mr. Hurlston and a representative of Target B communicated regarding a potential business combination between Finisar and Target B and an upcoming in-person meeting between representatives of Finisar and Target B.

On May 17, 2018, a representative of BofA Merrill Lynch called Mr. Stephens to discuss the May 3 Proposal from II-VI and Mr. Stephens conveyed to the representative of BofA Merrill Lynch that the Finisar Board was continuing to evaluate the May 3 Proposal.

Also on May 17, 2018, the II-VI Board held a regularly scheduled, in-person meeting. Also present were representatives of BofA Merrill Lynch and Sherrard German. The II-VI Board reviewed again the response of Finisar to the May 3 Proposal. BofA Merrill Lynch presented a general update on Finisar and the state of the mergers and acquisitions market, potential alternative pricing for an acquisition of Finisar, and potential alternative responses to Finisar. The II-VI Board discussed those issues at length. The II-VI Board also authorized II-VI management to engage the management consulting firm McKinsey & Company (“McKinsey”)

to assist management of II-VI in developing a financial and operational model of a combination of II-VI’s and Finisar’s businesses, including for purposes of analyzing the potential synergies of that combination.

On May 18, 2018, Mr. Adzema delivered a non-binding letter of intent to representatives of Target A.

Also on May 18, 2018, representatives of Finisar and Target B met in-person to discuss a potential business combination between Finisar and Target B, including, without limitation, due diligence matters.

On May 21, 2018, representatives of Finisar and Target B held discussions regarding due diligence matters related to Target B.

On May 28, 2018, II-VI engaged McKinsey to assist management of II-VI in developing a financial and operational model of a combination of II-VI’s and Finisar’s businesses, including for purposes of analyzing the potential synergies of that combination. McKinsey’s analysis would be based on a detailed review of II-VI’s operations and on the publicly available information about Finisar’s operations. McKinsey completed its review and analysis on June 21, 2018, and concluded that cost synergies of at least $150 million per year within three years of closing should be reasonably attainable.

On June 6, 2018, Mr. Hurlston and the Chief Executive Officer of Party A attended a dinner meeting to discuss, among other things, a potential business combination between Finisar and Party A. Thereafter, Finisar and Party A ceased to have discussions regarding a potential business combination until September 27, 2018, when, at the direction of the Finisar Board, representatives of Barclays contacted Party A regarding a potential business combination with Finisar.

On June 12 and 13, 2018, the Finisar Board held an in-person regularly scheduled meeting. Also present were representatives of Barclays (for a portion of the meeting) and O’Melveny. Among other things, the Finisar Board, together with members of Finisar management, reviewed and discussed the annual operating plan of Finisar for fiscal year 2019 and the projections of Finisar with respect to fiscal years 2019 and 2020, including, without limitation, the risks associated with such plan and projections. Representatives of Barclays reviewed with the Finisar Board preliminary financial analyses regarding the possible acquisition of Target A and other possible strategic options for Finisar. Representatives of Barclays and Mr. Hurlston informed the Finisar Board of feedback received from Target A that the Finisar offer was insufficient and invited a revised offer. The Finisar Board and representatives of Barclays also discussed potential strategic alternatives available to Finisar, including a potential sale of Finisar and the likelihood of whether financial acquirers would be interested in pursuing an acquisition of Finisar. Representatives of Barclays and the Finisar Board then discussed the May 3 Proposal received from II-VI, including, without limitation, a preliminary financial analysis of such potential transaction. After that discussion, the Finisar Board instructed Mr. Stephens to convey to II-VI that the May 3 Proposal had too low of a purchase price, but not to counter the proposal.

On June 15, 2018, Mr. Stephens spoke with representatives of BofA Merrill Lynch regarding the potential benefits of a business combination between Finisar and II-VI, but stated that until Finisar had completed certain internal initiatives, Finisar was not prepared to discuss terms of a potential business combination with II-VI. Mr. Stephens further conveyed to representatives of BofA Merrill Lynch that the Finisar Board took the May 3 Proposal seriously, but that the price proposed therein was not acceptable. Mr. Stephens and representatives of BofA Merrill Lynch agreed to continue their dialog.

On June 21, 2018, the II-VI Board held a special telephonic meeting. Also participating were representatives of BofA Merrill Lynch, Sherrard German, and K&L Gates. Timothy A. Challingsworth, Director of Corporate, R&D, and Business Development of II-VI, first provided an overview of the nature and extent of due diligence that had been performed with respect to Finisar and its business. Representatives of McKinsey then provided a presentation on diligence and synergies model that it had assisted II-VI management in developing. Representatives of BofA Merrill Lynch then gave a presentation regarding a combination of Finisar and II-VI, including a financial analysis of Finisar on a stand-alone basis and as combined with II-VI. The II-VI Board then had an extensive discussion of those subjects.

On June 22, 2018, representatives of Target A conveyed their position with respect to the valuation of Target A to representatives of Finisar.

Later on June 22, 2018, Messrs. Stephens and Hurlston discussed Target A’s position with respect to its valuation with representatives of Target A.

On June 23, 2018, Mr. Hurlston discussed with the chief executive officer of Target B that each of Finisar and Target B were not interested in pursuing further a business combination between Finisar and Target B.

On June 26, 2018, Mr. Stephens discussed with representatives of BofA Merrill Lynch potential synergies regarding a business combination between Finisar and II-VI and the desire of II-VI to continue discussions with Finisar regarding a business combination.

Later on June 26, 2018 Mr. Stephens and representatives of BofA Merrill Lynch further discussed scheduling a call with Dr. Mattera regarding a potential business combination between Finisar and II-VI.

On June 28, 2018, the Finisar Board, together with representatives of Barclays, discussed sending a revised non-binding letter of intent and a revised valuation offer range of Target A to Target A.

On July 6, 2018, Mr. Stephens and Dr. Mattera discussed the strategic rationale for a combination of Finisar and II-VI and discussed holding an in-person meeting later in July 2018 regarding a potential business combination between Finisar and II-VI. Later that day, Mr. Stephens and a representative of BofA Merrill Lynch discussed further that strategic rationale.

On July 10, 2018, the Finisar Board held a telephonic special meeting. Also present was a representative of O’Melveny. Mr. Hurlston led the Finisar Board in a discussion regarding a range of potential strategic alternatives for Finisar, including Finisar’s then current strategy on a standalone basis, possible divestiture of certain operations, a strategic acquisition by Finisar, alternative potential acquisition targets of Finisar in addition to Target A and Target B, and recent developments and discussions between Finisar and II-VI, including, without limitation, Mr. Stephens’ recent discussions with Dr. Mattera regarding the strategic rationale for a business combination with II-VI. An extensive discussion by the Finisar Board ensued. The Finisar Board also discussed the May 3 Proposal from II-VI, including analyzing the Finisar business, and risks and opportunities relating thereto. Discussion by the Finisar Board ensued. Mr. Hurlston reviewed with the Finisar Board the terms of a revised non-binding letter of intent to potentially be sent to Target A. An extensive discussion by the Finisar Board followed, and thereafter the Finisar Board instructed Mr. Hurlston to submit such revised non-binding letter of intent to Target A.

On July 13, 2018, Mr. Hurlston discussed with representatives of Target A the valuation of Target A. Later on July 13, 2018, representatives of Finisar delivered to representatives of Target A a revised non-binding letter of intent.

On July 20, 2018, representatives of Finisar and Target A discussed a potential business combination between Finisar and Target A, and Target A communicated to representatives of Finisar that Finisar’s offer from July 13, 2018 was insufficient.

On July 26, 2018, Mr. Stephens met with Dr. Mattera at II-VI’s facility in Murrieta, California to discuss providing feedback from the Finisar Board to II-VI regarding the May 3 Proposal following the special meeting of the Finisar Board to be held on August 3, 2018. At that July 26, 2018 meeting, Dr. Mattera explained in detail the rationale for II-VI acquiring Finisar.

On August 3, 2018, the Finisar Board held a telephonic special meeting. Also present were representatives of Barclays and O’Melveny. Representatives of Barclays reviewed its preliminary financial analysis of Finisar and the potential business combination with II-VI. Representatives of Barclays also discussed possible responses to the May 3 Proposal to merge with Finisar in a stock and cash transaction with consideration to Finisar stockholders of $22.00 to $23.00 per share of Finisar Common Stock, including ranges of a potential counter offer. Discussion by the Finisar Board ensued. Mr. Stephens then summarized his recent discussions with Dr. Mattera. The Finisar Board then discussed a possible response to II-VI. The Finisar Board considered, among other factors, the current financial position, forecast and prospects of Finisar on a standalone basis, the challenges of projecting Finisar’s financial performance in the long term, including fiscal year 2021 and beyond, the preliminary financial analysis reviewed by Barclays, attributes of II-VI and its stock, the pro forma ownership level of Finisar stockholders in the combined company, and the landscape of possible alternative transactions. After extensive discussion, the Finisar Board instructed the representatives of Barclays to respond to II-VI by rejecting the May 3 Proposal as financially inadequate, and proposing a counter price range of $26.00 to $29.00 per share.

Also on August 3, 2018, after having had discussions with members of the Finisar Board, Mr. Hurlston spoke with representatives of Target A regarding a potential business combination between Finisar and Target A and the valuation of Target A. Thereafter, Finisar and Target A ceased to have discussions regarding a potential business combination.

On August 4, 2018, representatives of Barclays, on behalf of Finisar, communicated to representatives of BofA Merrill Lynch, on behalf of II-VI, that the Finisar Board was prepared to engage in further discussions and negotiations regarding a potential business combination between Finisar and II-VI if the price per share of Finisar Common Stock was between the range of $26.00 per share to $29.00 per share.

On August 13, 2018, the II-VI Board held a special telephonic meeting. Also participating were representatives of BofA Merrill Lynch and Sherrard German. At the meeting, representatives of BofA Merrill Lynch provided an overview of the August 4 communication from Finisar regarding the increased price range and gave a presentation regarding the results of that price range on various financial metrics of II-VI. After substantial discussion by the II-VI Board regarding that increased price range and its consequences, the II-VI Board concluded that substantially more diligence information was required before proceeding with further discussions about an increase in price.

Later on August 13, 2018, representatives of BofA Merrill Lynch, on behalf of II-VI, communicated to representatives of Barclays, on behalf of Finisar, that II-VI would not be in a position to improve its proposal without access to new information supporting a higher value. In subsequent conversations, representatives of BofA Merrill Lynch and representatives of Barclays agreed to schedule mutual executive presentations to be focused on items with implications for value.

On August 18, 2018, the II-VI Board held a regularly scheduled, in-person meeting. Also participating were representatives of BofA Merrill Lynch and Sherrard German. At the meeting, members of II-VI management provided an update on the status of discussions with Finisar, and representatives of BofA Merrill Lynch provided an update of various strategic alternatives, including as they related to Finisar.

On August 19, 2018, at the direction of Finisar, representatives of Barclays delivered a draft evaluation and non-disclosure agreement to representatives of BofA Merrill Lynch (who were acting on behalf of II-VI), which agreement included a customary standstill provision that would automatically terminate upon Finisar’s entry into a merger agreement with a third party.

On August 21, 2018, Dr. Mattera met with Messrs. Hurlston and Ferguson. At that meeting, Dr. Mattera explained in detail the rationale for II-VI acquiring Finisar.

On August 23, 2018, representatives of BofA Merrill Lynch, on behalf of II-VI, delivered a revised draft evaluation and non-disclosure agreement to representatives of Barclays.

Later on August 23, 2018, Mr. Michael Kuder, Associate General Counsel of II-VI, and Mr. Brown had a discussion regarding providing the draft evaluation and non-disclosure agreement, and following that discussion Mr. Kuder sent to Mr. Brown a revised draft of the evaluation and non-disclosure agreement.

On August 24, 2018, Mr. Kuder sent to Mr. Brown a further revised evaluation and non-disclosure agreement, which was executed and delivered by both Finisar and II-VI later that day. The agreement continued to include a standstill provision that would automatically terminate upon Finisar’s entry into a merger agreement with a third party.

On August 27, 2018, members of II-VI management, including Dr. Mattera and Mr. Challingsworth, and representatives of Sherrard German and McKinsey met with members of Finisar management, including Messrs. Hurlston, Adzema, and Swanson, and discussed diligence topics with implications for value, and also reviewed Finisar’s financial plan and II-VI’s initial financial plan and synergies assessment. Representatives of BofA Merrill Lynch and representatives of Barclays were also present at this meeting.

On September 4 and 5, 2018, the Finisar Board held an in-person regularly scheduled meeting. Also present were representatives of Barclays (for a portion of the meeting) and O’Melveny. Representatives of Barclays provided an update regarding the potential business combination with II-VI, including a preliminary financial analysis, a preliminary diligence analysis on II-VI, potential transaction structures, a preliminary analysis on potential synergies and potential alternative strategic transactions for Finisar. Discussion by the Finisar Board ensued.

On September 11, 2018, the II-VI Board held a special telephonic meeting. Also participating were representatives of BofA Merrill Lynch and Sherrard German. At the meeting, members of II-VI management provided an update on the status of discussions with Finisar and an update of financial projections. The II-VI Board discussed those items and also potential bidding strategies as they related to Finisar. At that meeting, the II-VI Board approved an increase of the proposed price range to $24.50 to $26.00 per share of Finisar Common Stock.

On September 14, 2018, representatives of BofA Merrill Lynch, on behalf of II-VI, delivered a new proposal letter (the “September 14 Proposal”) to representatives of Barclays, on behalf of Finisar, pursuant to which II-VI reiterated the May 3 Proposal, but with an increased price range of $24.50 to $26.00 per share of Finisar Common Stock, approximately 60% of which aggregate consideration would be payable in cash. The September 14 Proposal also indicated that II-VI expected that the combination of the companies could achieve cost synergies of approximately $150 million within three years of closing and also significant revenue synergies.

On September 18, 2018, Dr. Mattera called Mr. Stephens to discuss the September 14 Proposal from II-VI. On that call Mr. Stephens indicated that the Finisar Board wanted to meet before providing a response to the September 14 Proposal.

On September 21, 2018, the Finisar Board held a telephonic special meeting. Also present were representatives of Barclays (for a portion of the meeting) and O’Melveny. Representatives of Barclays summarized the September 14 Proposal received from II-VI and reviewed its preliminary financial analysis of Finisar and the potential business combination with II-VI, which had been provided to the Finisar Board in advance of this special meeting. Discussion by the Finisar Board ensued. The Finisar Board then discussed the September 14 Proposal, Finisar’s strategic plan, risks and opportunities relating thereto and Finisar’s anticipated financial performance, including the challenges of projecting Finisar’s financial performance in the long term, including through fiscal year 2021 and beyond. Representatives of Barclays reviewed other potential acquirers of Finisar. Discussion by the Finisar Board ensued. Representatives of Barclays also discussed with the Finisar Board potential responses to the September 14 Proposal. After discussion, the Finisar Board instructed Mr. Stephens to provide a counter-proposal to II-VI of $27.50 per share of Finisar Common Stock.

Later on September 21, 2018, Mr. Stephens conveyed to Dr. Mattera that a price of $27.50 per share of Finisar Common Stock would be supported by the Finisar Board.

On September 26, 2018, the II-VI Board held a special telephonic meeting. Also participating were representatives of BofA Merrill Lynch, Sherrard German, and K&L Gates. At the meeting, members of II-VI management provided an update on the status of discussions with Finisar and potential synergies from the potential transaction, as well as an update to the II-VI management forecasts. Representatives of BofA Merrill Lynch provided an updated financial analysis with respect to the proposed transaction. The II-VI Board discussed those items at length, and then approved proposing an offer price of $26.00 per share of Finisar Common Stock, with cash comprising approximately 60% of the total consideration.

On September 26, 2018, representatives of BofA Merrill Lynch, on behalf of II-VI, delivered a further revised proposal letter (the “September 26 Proposal”) to representatives of Barclays, on behalf of Finisar, pursuant to which II-VI affirmed the substance of the September 14 Proposal, but at a price of $26.00 per share, approximately 60% of which aggregate consideration would be payable in cash and the balance in shares of II-VI Common Stock, and with Finisar stockholders owning approximately 30% of the outstanding common shares of II-VI upon conclusion of the transaction. The September 26 Proposal also included a request for exclusivity.

On September 27, 2018, the Finisar Board held a telephonic special meeting. Also present were representatives of Barclays (for a portion of the meeting) and O’Melveny. Representatives of Barclays reviewed the terms of the September 26 Proposal, including, among other things, that the offer included a request for 30 days of exclusivity. Representatives of Barclays also reviewed its preliminary financial analysis of Finisar and the potential business combination with II-VI. Discussion ensued by the Finisar Board. The Finisar Board, together with representatives of Barclays, then engaged in a discussion on possible responses to II-VI, including, among other things, rejecting the request for exclusivity, requesting a highly confident letter from BofA Merrill Lynch as lender to II-VI and certainty regarding the value of the II-VI Common Stock consideration. The Finisar Board, together with representatives of Barclays, also discussed alternative possible business combination transactions involving Finisar. The Finisar Board identified four potential strategic parties (Party A and Parties B, C and D, in each case defined below), which they collectively believed to be most likely to be interested in, and able to consummate, a business combination with Finisar, for potential inclusion in outreach efforts to assess whether a superior proposal was reasonably available to Finisar. The Finisar Board then engaged in a further discussion concerning the September 26 Proposal, Finisar’s strategic plan, and risks and opportunities relating thereto, Finisar’s projections, possible responses to II-VI, the availability of alternative offers involving Finisar, the preliminary financial analysis of Barclays, and input from Finisar’s management, among other factors. After extensive discussion, the Finisar Board instructed representatives of Barclays to explore alternative offers by reaching out to Parties A, B, C and D, and instructed Barclays to respond to II-VI by stating that the Finisar Board was prepared to move forward with $26.00 per share of Finisar Common Stock, but had certain concerns about the September 26 Proposal, including, without limitation, certainty regarding the value of the stock consideration, the request for exclusivity and the certainty of financing.

Later on September 27, 2018, Mr. Hurlston delivered to Dr. Mattera a response (the “September 27 Response”) to the September 26 Proposal, which stated, among other things, that the Finisar Board was prepared to move forward with a price of $26.00 per share of Finisar Common Stock and that (i) Finisar proposed a collar on the value of the II-VI stock between signing the a merger agreement with II-VI and closing the related merger, (ii) Finisar would not agree to exclusivity and (iii) requested a Highly Confident Letter from BofA Merrill Lynch in connection with II-VI’s financing.

Also later on September 27, 2018, Mr. Stephens communicated to Dr. Mattera that the Finisar Board had met and discussed the September 26 Proposal and that the Finisar Board was prepared to move forward with a price of $26.00 per share of Finisar Common Stock. Dr. Mattera responded to Mr. Stephens that Mr. Hurlston had communicated to Dr. Mattera the September 27 Response.

Also later on September 27, 2018, representatives of Barclays contacted the chief financial officer of Party A to invite Party A to further consider whether it would be interested in further exploring a potential business combination with Finisar. The chief financial officer of Party A informed the representatives of Barclays that he would discuss the matter internally. Thereafter on September 27, 2018, the chief executive officer of Party A called Mr. Hurlston to discuss a potential business combination with Finisar.

Also later on September 27, 2018, representatives of Barclays contacted the chief executive officer of a strategic party (“Party B”) to invite Party B to consider whether it would be interested in exploring a potential business combination with Finisar.

On September 28, 2018, representatives of BofA Merrill Lynch, on behalf of II-VI, spoke with representatives of Barclays regarding the September 27 Response, and stated that II-VI did not agree to the collar proposed in the September 27 Response. Representatives of BofA Merrill Lynch and Barclays also discussed scheduling discussions among Finisar and II-VI relating to analyzing the potential synergies that might arise from a combination of Finisar and II-VI.

Also on September 28, 2018, representatives of Barclays contacted the senior vice president, corporate development of a strategic party (“Party C”) to invite Party C to consider whether it would be interested in exploring a potential business combination with Finisar. That senior vice president, corporate development of Party C informed the representatives of Barclays that he would discuss the matter internally.

Also on September 28, 2018, representatives of Barclays contacted a senior vice president of a strategic party (“Party D”) to invite Party D to consider whether it would be interested in exploring a potential business combination with Finisar.

On October 1, 2018, Finisar entered into an evaluation and non-disclosure agreement with Party D, which contained a standstill provision that automatically terminated upon Finisar’s entry into a merger agreement with a third party.

Also on October 1, 2018, the chief executive officer and the senior vice president, corporate development of Party C called representatives of Barclays to state that Party C was not interested in pursuing discussions with Finisar regarding a strategic business combination.

Also on October 1, 2018, the senior vice president of Party D introduced the representatives of Barclays to the head of mergers and acquisitions of Party D, and the representatives of Barclays spoke with the head of mergers and acquisitions of Party D regarding whether Party D would be interested in exploring a potential business combination between Finisar and Party D.

Also on October 1, 2018, the chief executive officer of Party B communicated to representatives of Barclays that the chief financial officer of Party B would reach out to representatives of Barclays to further discuss a potential business combination between Finisar and Party B.

Separately on October 1, 2018, the II-VI Board held a special telephonic meeting. Also participating were representatives of BofA Merrill Lynch, Sherrard German, and K&L Gates. At the meeting, members of II-VI management provided an update on the status of due diligence, a diligence work plan, and a potential timeline for the transaction process. Representatives of BofA Merrill Lynch provided a presentation regarding the collar structure included in the September 27 Response, the very limited number of comparable transactions in which such a collar structure had been used, and the potential negative consequences of such a collar structure. Following a discussion of those topics, the II-VI Board affirmed the rejection of the collar structure included in the September 27 Response.

On October 2, 2018, representatives of BofA Merrill Lynch, acting on behalf of II-VI, delivered a due diligence work plan and a due diligence request list to representatives of Barclays, acting on behalf of Finisar.

Also on October 2, 2018, representatives of Barclays spoke with the chief financial officer of Party B, who expressed Party B’s potential interest in pursuing a business combination with Finisar.

Also on October 2, 2018, Mr. Hurlston had dinner with the chief executive officer of Party A and discussed a potential business combination transaction between Finisar and Party A.

On October 3 and 4, 2018, representatives of senior management of each of Finisar and II-VI met to present and discuss the potential synergies that may arise from a combination of Finisar and II-VI. Representatives of Barclays and BofA Merrill Lynch also participated in this meeting.

On October 5, 2018, Party D attended a telephonic presentation given by Finisar management regarding Finisar’s business, including certain projections and estimates of future financial and operating performance with respect to Finisar’s remaining quarters in fiscal year 2019, fiscal year 2020 and fiscal year 2021. Representatives of Barclays also participated in that call.

On October 8, 2018, the electronic data room for Finisar was opened to representatives of II-VI and its advisors.

Also on October 8, 2018, representatives of Barclays communicated with the head of mergers and acquisitions of Party D regarding the meeting that occurred on October 5, 2018. The head of mergers and acquisitions of Party D communicated to the representatives of Barclays that Party D would like to further discuss with representatives of Barclays the possibility of a potential business combination between Finisar and Party D on October 10, 2018.

On October 9, 2018, the Finisar Board held a telephonic special meeting. Also present were representatives of Barclays (for a portion of the meeting) and O’Melveny. Mr. Hurlston provided an update to the Finisar Board regarding due diligence meetings that had previously taken place with representatives of II-VI. Discussion by the Finisar Board ensued. Representatives of Barclays reviewed their communications with representatives of BofA Merrill Lynch and an example timeline for a transaction with II-VI. Representatives of Barclays provided the Finisar Board with an update on discussions and meetings with representatives of Parties A, B, C and D. The Finisar Board, with representatives from Barclays, then discussed the II-VI stock price and potential downside protections relating to the value of the stock component of the proposed consideration. Discussion by the Finisar Board ensued. Mr. Hurlston then discussed future due diligence meetings with II-VI, including with respect to Finisar’s due diligence on II-VI, the process for business, financial and legal due diligence in connection with the transaction and the potential of Finisar engaging additional advisors to assist in Finisar’s due diligence on II-VI. Representatives of O’Melveny then reviewed with the Finisar Board its fiduciary duties in connection with a proposed transaction. The Finisar Board reviewed and discussed, among other things, the engagement of Barclays as Finisar’s financial advisor in connection with providing financial advisory services to Finisar with respect to a sale of Finisar, the draft negotiated engagement letter with Barclays and the relationship disclosure made by Barclays. The Finisar Board approved the retention of Barclays as Finisar’s financial advisor and the entry into such negotiated engagement letter.

Later on October 9, 2018, Mr. Hurlston had further communications with the chief executive officer of Party A regarding a potential business combination transaction between Finisar and Party A and the chief executive officer of Party A indicated that Party A was continuing to evaluate such a transaction.

Also on October 9, 2018, representatives of Party B delivered a revised draft evaluation and non-disclosure agreement to representatives of Barclays to which Finisar had no revisions.

On October 10, 2018, Finisar entered into an evaluation and non-disclosure agreement with Party B, which contained a standstill provision that automatically terminated upon Finisar’s entry into a merger agreement with a third party.

From October 10, 2018 through October 26, 2018, representatives of Finisar and II-VI continued their respective due diligence reviews of the other party, including several days of in-person diligence sessions.

Also on October 10, 2018, representatives of Barclays met with the chief financial officer of Party A to discuss Finisar and Party A’s interest in exploring a potential business combination between Finisar and Party A. The chief financial officer of Party A indicated to the representatives of Barclays that Party A was not likely to pursue a potential business combination with Finisar.

Also on October 10, 2018, representatives of Barclays spoke with the head of mergers and acquisitions at Party D who stated that Party D was not interested in pursuing further discussions with Finisar regarding a potential strategic business combination because, in part, Party D was concerned about Finisar’s financial profile.

On October 11, 2018, the electronic data room for II-VI was opened to representatives of Finisar.

On October 11, 2018, representatives of K&L Gates, on behalf of II-VI, distributed an initial draft merger agreement to O’Melveny.

Also on October 11, 2018, Party B and its financial advisors attended a presentation given by Finisar management regarding Finisar’s business, including certain projections and estimates of future financial and operating performance. Representatives of Barclays also attended that meeting.

During October 16, 2018 to October 18, 2018 representatives of Finisar and II-VI met for additional diligence sessions. Representatives of Finisar’s and II-VI’s respective advisors also attended such meetings.

On October 16, 2018, the Finisar Board held a telephonic special meeting. Also present were representatives of Barclays and O’Melveny. Representatives of Barclays reported on the status of discussions and negotiations regarding the contemplated transaction with II-VI. Discussion by the Finisar Board ensued. Representatives of Barclays then provided the Finisar Board with an update on communications between representatives of Barclays and representatives of Parties A, B, C and D. Discussion by the Finisar Board ensued, including, without limitation, regarding other potential strategic parties. The Finisar Board instructed Barclays to initiate contact with three other potential strategic parties (Parties E, F and G, in each case as defined below). Representatives of O’Melveny then provided the Finisar Board with a review of certain issues presented by II-VI’s initial draft of a merger agreement between the parties, including, among other things, issues relating to certain deal protection provisions. Discussion by the Finisar Board ensued, and the Finisar Board instructed representatives of O’Melveny to prepare comprehensive comments to the draft merger agreement and provide such comments to K&L Gates, on behalf of II-VI. Mr. Adzema then discussed the due diligence review being conducted by Finisar and Barclays on II-VI.

Separately on October 16, 2018, the II-VI Board held a special telephonic meeting. Also participating were representatives of BofA Merrill Lynch and K&L Gates. At the meeting, members of II-VI management provided an update on the status of due diligence, representatives of II-VI management and K&L Gates provided an overview of the materials terms of the draft merger agreement, representatives of II-VI management and BofA Merrill Lynch provided an update of the synergies analysis, and representatives of BofA Merrill Lynch provided an overview of the anticipated terms of the debt financing for the transaction. The II-VI Board asked a number of questions regarding that information, and had a substantial discussion regarding those topics.

Also on October 16, 2018, representatives of K&L Gates and O’Melveny discussed regulatory considerations in connection with the contemplated transaction between Finisar and II-VI.

Later on October 16, 2018, representatives of Barclays contacted the chief executive officer of a strategic party (“Party E”) to invite Party E to consider whether it would be interested in exploring a potential business combination with Finisar. The chief executive officer of Party E informed the representatives of Barclays that Party E was not interested in pursuing discussions with Finisar regarding a business combination because, in part, Party E was concerned about Finisar’s financial profile.

Also later on October 16, 2018, representatives of Barclays contacted a vice president of a strategic party (“Party F”) to invite Party F to consider whether it would be interested in exploring a potential business combination with Finisar. The vice president of Party F informed the representatives of Barclays that he did not believe that Party F would be interested in a business combination with Finisar, but that he would discuss the matter internally.

On October 17, 2018, the electronic data room for II-VI was opened to representatives of Barclays.

Also on October 17, 2018, representatives of Barclays spoke with the vice president of Party F, who indicated that Party F was still discussing internally, but that he continued to believe that Party F would not likely be interested in pursuing a business combination with Finisar.

Also on October 17, 2018, representatives of Barclays contacted the chief business development officer of a strategic party (“Party G”) to invite Party G to consider whether it would be interested in exploring a potential business combination with Finisar. The chief business development officer of Party G requested that representatives of Barclays send him public information regarding Finisar. Thereafter, Barclays sent a public information book regarding Finisar, which included, among other things, an investor presentation and equity research reports, to the chief business development officer of Party G.

On October 18, 2018, representatives of O’Melveny, on behalf of Finisar, submitted to representatives of K&L Gates a markup of the draft merger agreement.

Also on October 18, 2018, the chief executive officer of Party A called Mr. Hurlston to state that Party A was not interested in pursuing further discussions with Finisar regarding a business combination.

On October 19, 2018, representatives of K&L Gates, on behalf of II-VI, presented to representatives of O’Melveny a preliminary indication of key issues in Finisar’s markup of the draft merger agreement.

Later on October 19, 2018, representatives of K&L Gates held a conference call with representatives O’Melveny to discuss several key points in the draft merger agreement and the preliminary indication of key issues.

Also on October 19, 2018, representatives of Barclays spoke with representatives of the financial advisor of Party B. The representatives of the financial advisor of Party B indicated to the representatives of Barclays that Party B was continuing to analyze a potential business combination with Finisar and that Party B would reach out to representatives of Barclays if it were interested in further pursuing such a combination.

Also on October 19, 2018, representatives of Barclays spoke with the vice president of Party F, who indicated that Party F was still discussing internally, but that he continued to believe that Party F would not likely be interested in pursuing a business combination with Finisar.

Also on October 19, 2018, the chief business development officer of Party G informed the representatives of Barclays that Party G was not interested in pursuing discussions with Finisar regarding a strategic business combination because, in part, Party G was concerned about Finisar’s financial profile.

Also on October 19, 2018, Dr. Mattera, Mr. Bashaw, Mr. Hurlston and Mr. Stevens had a dinner meeting in the San Francisco Bay Area. At that meeting, the parties continued their discussions regarding a potential business combination of the two companies and pricing.

On October 20 and 21, 2018, representatives of K&L Gates and representatives of O’Melveny continued their discussion regarding several key points in the draft merger agreement.

On October 22, 2018, the vice president of Party F informed the representatives of Barclays that Party F was not interested in pursuing discussions with Finisar regarding a strategic business combination.

On October 23, 2018, the Finisar Board held a telephonic special meeting. Also present were representatives of Barclays and O’Melveny. Mr. Hurlston provided the Finisar Board with an update regarding the due diligence meetings conducted during the week of October 15, 2018 and the due diligence being conducted by Finisar on the II-VI business, financial condition and legal matters. Discussion by the Finisar Board ensued. The Finisar Board also discussed the market dynamics in Finisar’s industry, the changing customer landscape of Finisar and pricing pressures and other similar considerations relating to Finisar and its industry. Representatives of Barclays then reported on the status of communications with Parties A, B, C, D, E, F and G and the respective feedback received therefrom. After discussion by the Finisar Board, the Finisar Board instructed representatives of Barclays to initiate contact with one other potential strategic acquirer (Party H, as defined below). Representatives of O’Melveny summarized certain key issues in the draft merger agreement following discussions between representatives of O’Melveny and representatives of K&L Gates on October 20, 2018, October 21, 2018 and October 22, 2018. Discussion by the Finisar Board ensued. Mr. Hurlston discussed the ongoing diligence efforts by Finisar and Barclays on II-VI and presented to the Finisar Board certain diligence findings to date on II-VI. Messrs. Stephens and Hurlston then discussed next steps with respect to completing due diligence, completing discussions with other potential parties and finalizing the merger agreement. Discussion by the Finisar Board ensued.

Also on October 23, 2018, representatives of K&L Gates, on behalf of II-VI, delivered revisions to the draft merger agreement to representatives of O’Melveny, on behalf of Finisar.

On October 25, 2018, representatives of Barclays contacted the senior vice president, general counsel of a strategic party (“Party H”) to invite Party H to consider whether it would be interested in exploring a potential business combination with Finisar.

Also on October 25, 2018, representatives of O’Melveny, on behalf of Finisar, delivered further revisions to the draft merger agreement to representatives of K&L Gates, on behalf of II-VI.

On October 26, 2018, the II-VI Board held a special telephonic meeting. Also participating were representatives of BofA Merrill Lynch and K&L Gates. At the meeting, members of II-VI management provided an update on various topics regarding the potential transaction, including the status of due diligence, additional details regarding the synergies analysis, and an overview of the material terms and issues in the draft merger agreement, and representatives of BofA Merrill Lynch provided an updated financial analysis of Finisar and an update of the proposed terms and details of the anticipated debt financing. The II-VI Board asked a number of questions about those topics and discussed at length the transaction issues and the anticipated negotiating strategy in light of the recent decline in the market price of both Finisar’s and II-VI’s common shares. Following those discussions, the II-VI Board authorized management of II-VI and BofA Merrill Lynch to communicate to Finisar a proposal consisting of $15.60 in cash and a fixed exchange rate of 0.2129 shares of II-VI Common Stock per share of Finisar Common Stock. Such proposal was structured to be consistent with the September 26 Proposal in terms of the cash consideration received by Finisar stockholders and with the fixed exchange rate set such that Finisar stockholders would own approximately 30% of the outstanding shares of II-VI Common Stock upon conclusion of the transaction.

Subsequently on October 26, 2018, representatives of BofA Merrill Lynch, on behalf of II-VI, contacted representatives of Barclays and indicated that, notwithstanding the substantial recent declines in the market prices of the shares of common stock of both Finisar and II-VI, II-VI was prepared to continue to move forward with a transaction where the consideration for Finisar Common Stock would be $15.60 in cash and a fixed exchange rate of 0.2129 shares of II-VI Common Stock per share of Finisar Common Stock (the “October 26 Proposal”). The October 26 Proposal implied a value of $23.46 per share of Finisar Common Stock based on II-VI’s October 25 closing share price.

Also on October 26, 2018, representatives of K&L Gates and O’Melveny discussed regulatory considerations in connection with the potential transaction between Finisar and II-VI.

On October 28, 2018, representatives of BofA Merrill Lynch, on behalf of II-VI, called Mr. Stephens and requested that the Finisar Board respond to the October 26 Proposal.

Also on October 28, 2018, Dr. Mattera communicated to Mr. Stephens the desire to hold a conference call with Mr. Stephens, Dr. Mattera and Mr. Bashaw regarding the status of discussions and negotiations between Finisar and II-VI. This conference call did not occur due to scheduling conflicts.

On October 29, 2018, representatives of Barclays spoke with the head of strategic development of Party H regarding a potential business combination with Finisar. The head of strategic development of Party H stated that Party H was evaluating internally a potential business combination with Finisar.

On October 30, 2018, the Finisar Board held a telephonic special meeting. Also present were representatives of Barclays and O’Melveny. Mr. Hurlston informed the Finisar Board that BofA Merrill Lynch, on behalf of II-VI, had submitted the October 26 Proposal, which provided that each share of Finisar Common Stock would receive $15.60 in cash and 0.2129 of a share of II-VI Common Stock, which represented $23.46 per share of Finisar Common Stock based on the share price of II-VI Common Stock at the time that the October 26 Proposal was communicated by representatives of BofA Merrill Lynch to representatives of Barclays. Representatives of Barclays reviewed with the Finisar Board the status of discussions with other potential acquirers of Finisar. Representatives of Barclays then reviewed its preliminary financial analysis of Finisar and the potential business combination with II-VI. Extensive discussion by the Finisar Board ensued. The Finisar Board also discussed the market dynamics in Finisar’s industry, the changing customer landscape of Finisar and pricing pressures and other similar considerations relating to Finisar and its industry. The Finisar Board discussed possible responses to the October 26 Proposal, including, without limitation, proposing that the exchange ratio for the stock consideration would be based on an average share price for a to be determined number of trading days prior to the closing of the Merger, subject to an overall collar (the “Exchange Ratio Proposal”). The Finisar Board discussed that the collar to be proposed in the Exchange Ratio Proposal would provide that in no event would the exchange ratio for the stock consideration be (i) larger than the exchange ratio calculated based on the closing share price of II-VI Common Stock immediately prior to the execution of the Merger Agreement or (ii) smaller than the exchange ratio calculated based on a share price of II-VI Common Stock such that the Finisar securityholders receiving merger consideration would own approximately 30% of the outstanding shares of II-VI Common Stock on a pro forma basis after giving effect to the expected vesting of certain Finisar Restricted Stock Units prior to the expected effective time of the merger. Discussion by the Finisar Board ensued. After discussion, the Finisar Board instructed representatives of Barclays to prepare a formal response to II-VI containing the Exchange Ratio Proposal and to inform II-VI that Finisar would cease to further work on the contemplated transaction in the meantime.

On October 31, 2018, Mr. Hurlston spoke with Dr. Mattera about the response that the Finisar Board had instructed representatives of Barclays to convey to BofA Merrill Lynch. Thereafter on October 31, 2018, representatives of Barclays, on behalf of Finisar, delivered to representatives of BofA Merrill Lynch, on behalf of II-VI, a counterproposal to the October 26 Proposal, which included the Exchange Ratio Proposal and a list of key outstanding points in the draft merger agreement (the “October 31 Response”).

On November 1, 2018, the representatives of Party H informed the representatives of Barclays that Party H was not interested in pursuing discussions with Finisar regarding a strategic business combination.

On November 1, 2018, the II-VI Board held a special telephonic meeting. Also participating were representatives of BofA Merrill Lynch and K&L Gates. At the meeting, members of II-VI management and K&L Gates provided an overview of the October 31 Response and an update on various topics regarding the potential transaction, including the status of due diligence, additional details regarding the synergies analysis, the proposed terms and details of the anticipated debt financing, and an overview of the remaining material terms and issues in the draft merger agreement, and members of II-VI management and representatives of BofA Merrill Lynch provided a review of the Exchange Ratio Proposal. The II-VI Board asked a number of questions about those topics and then discussed those issues at length. Following those discussions, the II-VI Board approved accepting the Exchange Ratio Proposal and provided its views on certain issues in the draft merger agreement.

On November 1, 2018, II-VI reported QI fiscal 2019 results. Such results included a 20% year over year increase in Revenues, a 25% year over year increase in Operating Income and a 25% year over year increase in GAAP EPS. The II-VI closing share price on November 1 was $44.56, representing a 19.7% increase from the II-VI closing share price on October 31.

On November 2, 2018, representatives of BofA Merrill Lynch, on behalf of II-VI, relayed to Barclays the views of the II-VI Board as it related to the October 31 Response.

On November 2, 2018, representatives of Finisar, II-VI, O’Melveny and K&L Gates held discussions regarding key points in the draft merger agreement.

On November 3, 2018, the Finisar Board held a telephonic special meeting. Also present were representatives of Barclays and O’Melveny. Mr. Hurlston informed the Finisar Board that II-VI had accepted the Exchange Ratio Proposal and updated the Finisar Board on next steps and timing for signing the merger agreement. Discussion by the Finisar Board ensued. Representatives of Barclays then summarized the Exchange Ratio Proposal again for the Finisar Board and discussed the scenario where the collar set forth in the Exchange Ratio Proposal would be nullified if the closing share price of II-VI Common Stock immediately prior to the execution of the merger agreement exceeded the deemed share price of II-VI Common Stock such that the Finisar securityholders receiving merger consideration would own approximately 30% of the outstanding shares of II-VI Common Stock on a pro forma basis after giving effect to the expected vesting of certain Finisar Restricted Stock Units prior to the expected effective time of the merger (the “Nullified Scenario”), which would obviate the need for the Exchange Ratio Proposal. Representatives of Barclays discussed that if the Nullified Scenario occurred, the exchange ratio for the stock consideration would be determined using the last closing price of the II-VI Common Stock prior to signing the merger agreement. Discussion by the Finisar Board ensued. Mr. Brown and representatives of O’Melveny reviewed with the Finisar Board the major open issues in the merger agreement and II-VI’s positions relating thereto. Discussion by the Finisar Board ensued. After discussion, the Finisar Board instructed O’Melveny to continue to negotiate the terms of the merger agreement with K&L Gates. The Finisar Board then reviewed a due diligence report prepared on II-VI from Mr. Young on operations of II-VI and a due diligence report from Mr. Adzema on certain accounting matters. Representatives of Barclays reviewed II-VI’s recent earnings announcement and related equity analysts call. Mr. Adzema noted for the Finisar Board that BDO USA, LLP had been engaged to assist with due diligence on II-VI (which engagement did not include a contingent or success fee). Discussion by the Finisar Board ensued. Messrs. Stephens and Hurlston then discussed next steps with respect to completing due diligence, completing discussions with other potential acquirers and finalizing the merger agreement. Discussion by the Finisar Board ensued.

Also on November 3, 2018, representatives of Finisar, II-VI and certain of their respective advisors held due diligence discussions.

On November 4, 2018, representatives of O’Melveny, on behalf of Finisar, sent the initial draft of the Company Disclosure Letter (as defined in the Merger Agreement) to representatives of K&L Gates, on behalf of II-VI.

On November 5 and 6, 2018, representatives of Finisar and O’Melveny and representatives of II-VI and K&L Gates met in person to discuss and negotiate the terms of the merger agreement. The discussions included, among other things, the right of the II-VI Board to change its recommendation of the merger to the II-VI shareholders if there was an intervening event such that the fiduciary duties of the II-VI Board obligated it to make that change in recommendation, for which it could be required by Finisar to pay a termination fee, certain deal protection provisions, Finisar’s obligations to cooperate with II-VI in connection with II-VI’s debt financing, and regulatory matters.

Following the discussions on November 6, 2018, representatives of O’Melveny, on behalf of Finisar, delivered further revisions to the draft merger agreement to representatives of K&L Gates, on behalf of II-VI.

On November 6, 2018, representatives of K&L Gates, on behalf of II-VI, distributed draft commitment papers for II-VI’s financing of the proposed acquisition of Finisar to representatives of O’Melveny, on behalf of Finisar.

Also on November 6, 2018, representatives of Finisar, II-VI and certain of their respective advisors held due diligence discussions.

Also on November 6, 2018, representatives of K&L Gates and O’Melveny discussed regulatory considerations in connection with the contemplated transaction between Finisar and II-VI.

Separately on November 6, 2018, the II-VI Board held a special telephonic meeting. Also participating were representatives of BofA Merrill Lynch and K&L Gates. At the meeting, members of II-VI management and K&L Gates provided an update on various topics regarding the potential transaction, including the status of certain due diligence issues, additional details regarding the synergies analysis and an overview of certain key issues in the draft merger agreement, and representatives of BofA Merrill Lynch provided an update on the proposed terms and details of the anticipated debt financing. The II-VI Board asked a number of questions about those topics and then discussed those issues at length. Following those discussions, the II-VI Board recommended that management of II-VI continue to move forward to complete the negotiation of the terms of the merger.

On November 7, 2018, representatives of K&L Gates, on behalf of II-VI, delivered further revisions to the draft merger agreement to representatives of O’Melveny, on behalf of Finisar.

Also on November 7, 2018, representatives of O’Melveny, on behalf of Finisar, sent a revised draft of the Company Disclosure Letter to representatives of K&L Gates, on behalf of II-VI.

Also on November 7, 2018, representatives of O’Melveny, on behalf of Finisar, delivered revisions to draft commitment papers to K&L Gates, on behalf of II-VI.

Later on November 7, 2018, representatives of K&L Gates, on behalf of II-VI, sent revisions to the Company Disclosure Letter to representatives of O’Melveny, on behalf of Finisar.

On November 7, 2018, the Finisar Board held a telephonic special meeting. Also present were representatives of Barclays and O’Melveny. Messrs. Hurlston and Adzema presented to the Finisar Board regarding the ongoing due diligence on II-VI, including, without limitation, relating to II-VI financial performance and outlook. Discussion by the Finisar Board ensued. Mr. Hurlston then provided the Finisar Board with an update on issues raised in discussions with II-VI’s management. Representatives of O’Melveny then provided a review of the major open issues in the Merger Agreement and II-VI’s position relating thereto. Discussion by the Finisar Board ensued. After discussion, the Finisar Board instructed O’Melveny to continue to negotiate the terms of the merger agreement with K&L Gates. Representatives of Barclays then discussed financial aspects of the Exchange Ratio Proposal and the Nullified Scenario. Discussion by the Finisar Board ensued. Representatives of O’Melveny then discussed timing considerations and next steps for finalizing the merger agreement. Discussion by the Finisar Board ensued.

Throughout the day on November 8, 2018, representatives of each of O’Melveny and K&L Gates exchanged revisions to, and held discussions regarding, the drafts of the merger agreement, the Company Disclosure Letter, the Parent Disclosure Letter (as defined in the Merger Agreement) and the commitment papers on behalf of Finisar and II-VI, respectively, and discussed and agreed that the Nullified Scenario had occurred and that the exchange ratio for the stock consideration would be fixed in the Merger Agreement using the closing share price of II-VI Common Stock as of November 8, 2018. Representatives of Finisar and II-VI participated in certain of those discussions.

Later on November 8, 2018, the Finisar Board held a telephonic special meeting to consider the terms of the final proposed business combination with II-VI and the terms of the Merger Agreement. Also present were representatives of Barclays and O’Melveny. Representatives of Barclays reviewed with the Finisar Board a history of discussions with II-VI, Parties A, B, C, D, E, F, G and H, including, without limitation, that representatives of Barclays had not received any communication from Party B in multiple weeks. Representatives of Barclays then presented to the Finisar Board their financial analyses of Finisar and the proposed business combination with II-VI. At the request of the Finisar Board, a representative of Barclays then delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, based upon and subject to the assumptions and limitations described in the opinion, as of the date of the opinion, from a financial point of view, the merger consideration to be offered to the stockholders of Finisar, other than holders of Excluded Shares (as defined in the Merger Agreement) was fair, from a financial point of view, to such stockholders. Representatives of O’Melveny again reviewed with the Finisar Board its fiduciary duties with respect to the potential sale of Finisar, the material terms of the draft merger agreement and the proposed amendment to Finisar’s amended and restated bylaws to provide for Delaware as its exclusive forum for certain litigation involving Finisar. After discussion among the directors, the Finisar Board unanimously voted to, among other things (i) approve and declare advisable the Merger Agreement and the other transactions contemplated thereby, including the Merger, (ii) determine that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Finisar and its stockholders and (iii) recommend that the holders of the Finisar Common Stock adopt the Merger Agreement, and instructed Finisar management to sign and deliver the Merger Agreement on behalf of Finisar.

Separately on the evening of November 8, 2018, the II-VI Board held a regular, in-person meeting. Also present and participating were representatives of BofA Merrill Lynch and K&L Gates. At the meeting, representatives of BofA Merrill Lynch provided an overview of the final materials terms of the proposed debt financing for the transaction. Representatives of II-VI management and K&L Gates reviewed with the II-VI Board the materials terms of the current draft of the Merger Agreement and the II-VI Board’s fiduciary duties with respect to the Merger and related transactions. Representatives of II-VI management provided a summary review of the status and resolution of the various diligence concerns regarding Finisar. Representatives of BofA Merrill Lynch then provided a review of the valuation issues regarding Finisar and II-VI. They also provided the II-VI Board an updated summary of information regarding work that BofA Merrill Lynch has previously performed, and fees received, for both II-VI and Finisar. BofA Merrill Lynch then reviewed with II-VI’s board of directors its financial analysis of the Merger Consideration and delivered to II-VI’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated November 8, 2018, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be paid by II-VI in the Merger, was fair, from a financial point of view, to II-VI. Following substantial discussion of those topics, the II-VI Board unanimously voted (i) to determine that the terms of the Merger Agreement and the Merger were fair to, and in the best interest of, II-VI and its shareholders, (ii) to approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) recommend that the shareholders of II-VI approve the issuance of the shares of II-VI Common Stock called for pursuant to the Merger Agreement, (iv) to authorize management of II-VI to enter into the commitment letters for the debt financing, and (v) to authorize management of II-VI to take the various actions necessary to consummate the Merger, among other items.

Prior to the opening of the financial markets in the United States on November 9, 2018, II-VI and Finisar entered into the Merger Agreement and issued a joint press release announcing the proposed Merger and the timing of a joint conference call for the investment community to discuss the proposed Merger.

Certain Relationships between Finisar and II-VI

Finisar, II-VI and their respective affiliates engage in transactions and enter into agreements with each other in the ordinary course of business, including certain agreements pursuant to which (i) II-VI supplies Finisar with various micro-optics, including filters, lenses and mirrors, (ii) II-VI, through its EpiWorks subsidiary, supplies Finisar with epitaxial wafers, and (iii) Finisar supplies II-VI with Datacom network products. Except as described in this joint proxy statement/prospectus, there are and have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the current calendar year or the five immediately preceding calendar years, between Finisar or its affiliates, on the one hand, and II-VI or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities, the election of directors, or the sale or other transfer of a material amount of assets.

Finisar’s Reasons for the Merger; Recommendations of the Finisar Board

In reaching its decision to approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, to determine that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Finisar and its stockholders, and to recommend that Finisar’s stockholders vote “FOR” the approval of the Merger Proposal, the Finisar Board consulted with Finisar’s management and legal and financial advisors and considered a variety of factors, including the following (which are not necessarily in order of relative importance):

•

historical information regarding (i) Finisar’s business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to Finisar Common Stock, and (iii) market prices with respect to other industry participants and general market indices;

•

current information regarding (i) Finisar’s business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, and (iii) opportunities and competitive factors within Finisar’s industry, and the challenges of projecting Finisar’s financial performance in the long term, including fiscal year 2021 and beyond;

•	historical information regarding II-VI’s business and financial performance and market prices of II-VI Common Stock;

•

the prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies;

•

the belief of the Finisar Board that continuing attempts to engage with other possible strategic partners was unlikely to result in a transaction at a more attractive price than offered by II-VI in the Merger, as well as the potential for other third parties to enter into strategic relationships with or to seek to acquire Finisar, including a review of management’s dealings with other possible buyers in the past, efforts by representatives of Finisar’s financial advisor, at the direction of Finisar, to engage other potential acquirers of Finisar regarding a strategic transaction, and the likelihood that a third party would offer a higher price than the price per share offered by II-VI and the likelihood that any stock consideration offered by another bidder would be as attractive as the stock consideration being offered by II-VI;

•

the timing of the Merger and the risk that if Finisar does not accept the II-VI offer now (as provided for in the Merger Agreement), it may not have another opportunity to do so or a comparable opportunity;

•	the fact that both the Stock Election Consideration and the Cash Election Consideration will be taxable;

•

the fact that Finisar would be permitted, under circumstances described in the Merger Agreement, to terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal to acquire Finisar after giving II-VI the opportunity to match the superior proposal and upon payment of a termination fee equal to 3.25% of the equity value of Finisar (based on the purchase price agreed to in the Merger Agreement);

•

the fact that, under the terms of the Merger Agreement, II-VI has agreed to use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable under applicable law (including making filings pursuant to applicable antitrust laws) to consummate the Merger Agreement and the transactions contemplated thereby as promptly as practicable, including obtaining necessary regulatory approvals in China;

•

the belief of the Finisar Board that an acquisition by II-VI has a reasonable likelihood of closing without material potential issues under applicable antitrust laws or material potential issues from any governmental authorities;

•

(i) the financial analyses presented by representatives of Finisar’s financial advisor to the Finisar Board based on projections provided by Finisar’s management and (ii) the opinion of the financial advisor that, as of the date thereof, from a financial point of view, the Merger Consideration to be offered to the stockholders of Finisar (other than the holders of Excluded Shares (as defined in the Merger Agreement)) in the Merger is fair to such stockholders;

•

the fact that Finisar will no longer exist as an independent public company and Finisar’s stockholders will forgo any future increase in its value as an independent public company that might result from its possible growth (together with the possibility of near and long-term fluctuations in the value of II-VI Common Stock to be issued in the Merger);

•

the possible negative effect of the Merger and public announcement of the Merger on Finisar’s financial performance, operating results and stock price and Finisar’s relationships with customers, suppliers, other business partners, management and employees;

•

the possible negative effect of the Merger and public announcement of the Merger on II-VI’s financial performance, operating results and stock price and II-VI’s relationships with customers, suppliers, other business partners, management and employees;

•

the fact that the Merger Agreement (i) precludes Finisar from actively soliciting competing acquisition proposals and (ii) obligates Finisar (or its successor) to pay II-VI a termination fee equal to 3.25% of the equity value of Finisar (based on the purchase price agreed to in the Merger Agreement) under specified circumstances;

•

the fact that the Merger Agreement obligates II-VI to pay Finisar a termination fee equal to 3.25% of the equity value of Finisar (based on the purchase price agreed to in the Merger Agreement) under specified circumstances;

•

the fact that the Merger Agreement imposes restrictions on the conduct of Finisar’s business in the pre-closing period, which may adversely affect Finisar’s business in the event the Merger is not completed (including by delaying or preventing Finisar from pursuing strategic business opportunities that may arise or precluding actions that would be advisable if Finisar were to remain an independent company), and which may significantly restrict the operation of Finisar’s business;

•

the fact that (i) II-VI is financing the cash portion of the aggregate Merger Consideration in part through debt financing and, concurrently with the execution of the Merger Agreement, delivered the Commitment Letter, and (ii) II-VI has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange, obtain and consummate the debt financing;

•

the risks involved with the Merger and the likelihood that Finisar and II-VI will be able to complete the Merger, the possibility that the Merger might not be consummated and Finisar’s prospects going forward without the combination with II-VI;

•

the substantial transaction expenses to be incurred in connection with the Merger and the negative impact of such expenses on Finisar’s cash reserves and operating results should the Merger not be completed;

•

all known interests of directors and executive officers of Finisar in the Merger that may be different from, or in addition to, their interests as stockholders of Finisar or the interests of Finisar’s other stockholders generally;

•	the limited availability of appraisal rights to stockholders of Finisar in connection with the Merger; and

•	all other factors the Finisar Board deemed relevant.

The above discussion of the material factors considered by Finisar’s Board in its consideration of the Merger and the other transactions contemplated by the Merger Agreement is not intended to be exhaustive, but does set forth the principal factors considered by the Finisar Board. The Finisar Board viewed its decision as based on all of the information available to it and the factors presented to and considered by it, including its experience and history. In addition, individual directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of Finisar’s reasons for the Merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 60 of this joint proxy statement/prospectus.

ACCORDINGLY, THE FINISAR BOARD UNANIMOUSLY RECOMMENDS THAT FINISAR STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL, “FOR” THE FINISAR ADJOURNMENT PROPOSAL, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE MERGER PROPOSAL, AND “FOR” THE COMPENSATION PROPOSAL.

II-VI’s Reasons for the Merger; Recommendations of the II-VI Board

In evaluating the Merger Agreement and the Merger, the II-VI Board consulted with II-VI’s management and legal and financial advisors and, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the stock issuance, and to recommend that II-VI’s shareholders vote “FOR” the approval of the Stock Issuance Proposal, the II-VI Board considered a variety of factors, including the following (which are not necessarily in order of relative importance):

Strategic Factors

The acquisition of Finisar and the combination of Finisar’s businesses with II-VI’s businesses is expected to result in a number of strategic benefits, including:

•	creating one of the largest and scalable photonics and compound semiconductor companies, which should accelerate revenue growth;

•

providing the company with a robust monolithic tunable InP platform that is used in many optical communications components, including datacom transceivers, products based on coherent transmissions technology and ROADM solutions, which products will be marketable into next-generation long-haul and metro networks, hyperscale datacenters, and 5G mobile infrastructure;

•

creating a compelling platform for 3D sensing and LiDAR products because the combined optoelectronics technology leadership based on GaAs and InP compound semiconductor laser design platforms, together with one of the world’s largest 6-inch vertically integrated epitaxial growth and device fabrication platforms, should enable faster time to market with new products to address a greater number of opportunities in the growing consumer 3D sensing and automotive LiDAR markets;

•

providing access to larger addressable markets because of the broad portfolio of differentiated products based on engineered materials, including GaAs, InP, SiC, GaN, and diamond, together with a critical mass of optoelectronic, optical and integrated circuit device design expertise, and related intellectual property, which are becoming increasingly important with respect to RF devices for next-generation wireless and military applications, power electronics for electric and autonomous vehicles and green energy infrastructure, and other next-generation sensor modules that will be incorporated into the internet of things;

•

maximizing value creation through increased vertical integration of core technologies ranging from engineered materials to high value-add solutions, enabled by differentiated components, which should provide a strong foundation to capitalize on a broad range of emerging opportunities while making the overall markets for these products even more competitive;

•	optimizing time to market, volume, and cost because the combined scale and expertise should enhance speed and certainty of success across large and irreversible mega-trend market opportunities;

•

increasing diversification by combining a large, scaled communications business and a diversified industrial laser and component maker to create leadership across multiple end-markets, including Datacom/telecom, lasers, 3D sensing, power electronics, and EUV lithography;

•

becoming a leader in the market for both high-power and low-power VCSELs by combining complementary expertise and capabilities in order to fill needed capacity and competitive roadmaps in the markets for those products;

•	creating a much more substantial financial and operational base to support more significant acquisitions in a rapidly developing product and technology market;

•

providing annual estimated synergies of approximately $150 million within 36 months of the completion of the Merger, and the potential for long-term opportunities for additional savings, due to expected procurement savings, the savings associated with the internal supply of materials and components, efficient research and development, consolidation of overlapping costs, and sales and marketing efficiencies; and

•	providing approximately 10% accretion in Non-GAAP earnings per share in the first full year following closing, and more than double that level of accretion thereafter.

Other Factors

In addition to the strategic factors summarized above, the II-VI Board also considered the following factors in connection with its evaluation of the Merger:

•	the respective businesses, operations, management, financial condition, earnings, market reputation, competitive pressures, regulatory constraints and prospects of II-VI and Finisar;

•	the results of II-VI’s due diligence investigation of Finisar and the reputation, business practices and experience of Finisar and its management;

•	the historical trading prices of shares of II-VI Common Stock and Finisar Common Stock;

•	the review by the II-VI Board, in consultation with its legal, financial and other advisors, of the structure of the Merger and the financial and other terms of the Merger Agreement;

•	trends and competitive developments in the industries in which II-VI and Finisar operate;

•	the fact that the issuance of II-VI Common Stock as Merger Consideration will be subject to the approval of II-VI’s shareholders;

•

the range of other strategic alternatives available to II-VI and the II-VI Board’s belief that the transaction with Finisar presented a more favorable opportunity for II-VI’s shareholders than the potential value that may result from other strategic alternatives available to II-VI;

•

the fact that the II-VI Board had carefully considered, after consulting with II-VI’s management and financial, legal and other advisors, the potential consequences for II-VI if Finisar were to pursue certain strategic alternatives to the proposed transaction with II-VI, and the II-VI Board’s belief that II-VI’s strategic alternatives may be more limited and less favorable in such circumstances;

Price and Structure

•

the fact that, because the exchange ratios for the shares of II-VI Common Stock that will be issued in the Merger as part of the Stock Election Consideration and the Mixed Election Consideration are fixed (and will not be adjusted for fluctuations in the market price of shares of II-VI Common Stock or Finisar Common Stock), II-VI has greater certainty as to the number of shares of II-VI Common Stock to be issued in the Merger;

•

taking into account the report the II-VI Board had received regarding past fees received by BofA Merrill Lynch for services provided to II-VI and Finisar, and the fees payable to BofA Merrill Lynch in connection with the transactions contemplated by the Merger Agreement and the related financing transactions, the financial analysis of BofA Merrill Lynch and the opinion of BofA Merrill Lynch, dated November 8, 2018, to the II-VI Board as to the fairness, from a financial point of view and as of the date of the opinion, to II-VI of the Merger Consideration to be paid by II-VI in the Merger, as more fully described below in the section entitled “The Merger — Opinion of II-VI’s Financial Advisor” beginning on page 110 of this joint proxy statement/prospectus;

Certain Other Factors

•

the belief of the II-VI Board, following consultation with II-VI’ management, and based in part upon the debt financing commitments that II-VI obtained, that II-VI will have the necessary financing to pay the aggregate cash portion of the Merger Consideration and that II-VI, following the Merger, will be able to repay, service or refinance any indebtedness that is expected to form the financing for the Merger and, with respect to such indebtedness, to comply with applicable financial covenants;

•

the belief of the II-VI Board, following consultation with II-VI’s management, that the financing commitments it had obtained to finance the aggregate cash portion of the aggregate Merger Consideration were on attractive terms for II-VI;

•	the belief of the II-VI Board that II-VI would have an investment grade credit rating after incurring the indebtedness necessary to finance the cash portion of the aggregate Merger Consideration;

•	the experience of II-VI’s management in integrating acquired companies;

•	the expectation that members of Finisar’s management team will play significant roles in the combined company;

•	the fact that Dr. Vincent D. Mattera, Jr., II-VI’s President and Chief Executive Officer, will continue to lead the combined company;

•

the ability of the II-VI Board, subject to certain conditions, to change its recommendation that II-VI shareholders adopt the Stock Issuance Proposal in response to certain intervening events, if the II-VI Board determines that failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties;

•	the limited ability of the Finisar Board to change its recommendation that Finisar stockholders approve and adopt the Merger Agreement;

•	the fact that Finisar is required to pay II-VI a termination fee of $105.2 million if the Merger Agreement is terminated under certain circumstances; and

•	the fact that the end date under the Merger Agreement of November 8, 2019 allows for sufficient time to complete the Merger.

The II-VI Board also considered a number of uncertainties and risks in its deliberations concerning the Merger, including the following:

•

the fact that the exchange ratios will not change as a result of fluctuations in the market value of II-VI Common Stock, which could result in II-VI delivering greater value to Finisar stockholders should the value of the shares of II-VI Common Stock increase between the execution of the Merger Agreement and the Effective Time;

•

the fact that the opinion of BofA Merrill Lynch to the II-VI Board as to the fairness, from a financial point of view, of the Merger Consideration to be paid by II-VI in the Merger speaks only as of the date of the opinion and will not take into account events occurring or information that has become available after such date, including any changes in the operations and prospects of II-VI and Finisar, general market and economic conditions and other factors which may be beyond the control of II-VI and Finisar and on which the fairness opinion was based, any of which may be material;

•

the risk that the Merger may not be completed or may be delayed despite the parties’ efforts, including the possibility that conditions to the parties’ obligations to complete the Merger may not be satisfied, and the potential resulting disruptions to II-VI’s and Finisar’s businesses;

•

the potential length of the regulatory approval process and the period of time during which II-VI may be subject to certain restrictions on the conduct of its businesses, which could prevent II-VI from making certain acquisitions or divestitures or otherwise pursuing certain business opportunities;

•

the possibility that governmental authorities might seek to require certain actions of II-VI or Finisar or impose certain terms, conditions or limitations on II-VI’ or Finisar’s businesses in connection with granting approval of the Merger or might otherwise seek to prevent or delay the Merger;

•	the fact that II-VI is required to pay Finisar a termination fee of $105.2 million if the Merger Agreement is terminated under certain circumstances;

•	the fact that II-VI has incurred and will continue to incur significant transaction and integration planning fees and expenses in connection with the Merger, regardless of whether it is completed;

•

the challenges inherent in the combination of two businesses of the size, scope and complexity of II-VI and Finisar, including the potential for unforeseen difficulties in integrating operations and systems and difficulties and costs of integrating or retaining employees;

•

the risk that the potential benefits of the Merger may not be fully realized, including the possibility that expected synergies, cost savings and operating efficiencies expected to result from the Merger may not be realized to the extent expected, or at all;

•

the risk of diverting II-VI management focus and resources from other strategic opportunities and operational matters, and potential disruption of II-VI management associated with the Merger and integrating the companies;

•

Finisar’s ability, under circumstances described in the Merger Agreement, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide written takeover proposal;

•

the ability of the Finisar Board, subject to certain conditions, to change its recommendation supporting the Merger in response to a superior proposal or an intervening event other than a superior proposal, if the Finisar Board determines that failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties;

•	the ability of the Finisar Board, subject to certain conditions, to terminate the Merger Agreement in order to enter into a definitive agreement providing for a superior proposal;

•

the absence of a financing condition in the Merger Agreement and Finisar’s ability to seek specific enforcement of II-VI’s obligations under the Merger Agreement whether or not II-VI is able to maintain its committed financing for the acquisition;

•

the fact that II-VI will have higher leverage following the transactions due to the debt financing commitments that II-VI has obtained, which could have adverse consequences to II-VI’s business and financial position or its ability to pursue acquisition opportunities following the Merger;

•

the potential negative effects of the announcement and pendency of the Merger on II-VI’s and Finisar’s businesses, including stockholder and market reactions and relationships with employees, customers, vendors, regulators and the communities in which they operate, including the risk that certain key members of senior management of II-VI or Finisar might not choose to remain with the combined company;

•	the dilution of existing shares of II-VI Common Stock associated with the stock issuance;

•

the risk that the II-VI shareholders do not approve the Stock Issuance Proposal or the Finisar stockholders do not approve the Merger Proposal, each of which is a condition to completion of the Merger;

•	the risk of litigation related to the transaction; and

•

various other risks associated with the Merger and the businesses of II-VI, Finisar and the combined company described under “Risk Factors,” beginning on page 47 and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 60 of this joint proxy statement/prospectus.

During its consideration of the Merger, the II-VI Board was also aware that certain of Finisar’s directors and executive officers may have interests in the Merger that are different from or in addition to those of Finisar stockholders generally, as described in the section entitled “Interests of Finisar’s Directors and Executive Officers in the Merger” beginning on page 163 of this joint proxy statement/prospectus.

The above discussion of the material factors considered by the II-VI Board in its consideration of the Merger and the other transactions contemplated by the Merger Agreement is not intended to be exhaustive, but does set forth the principal factors considered by the II-VI Board. In light of the number and wide variety of factors considered in connection with the evaluation of the Merger, the II-VI Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. The II-VI Board viewed its position as being based on all of the information available to it and the factors presented to and considered by it. However, some directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of II-VI’s reasons for the Merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 60 of this joint proxy statement/prospectus.

ACCORDINGLY, THE II-VI BOARD UNANIMOUSLY RECOMMENDS THAT II-VI SHAREHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL AND “FOR” THE II-VI ADJOURNMENT PROPOSAL, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE SHARE ISSUANCE.

Opinion of Finisar’s Financial Advisor

Finisar engaged Barclays for the purpose of providing financial advisory services with respect to a potential sale of Finisar, pursuant to an engagement letter dated October 12, 2018. On November 8, 2018, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Finisar Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration to be offered to the stockholders of Finisar, other than holders of Excluded Shares (as defined in the Merger Agreement), was fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of November 8, 2018, is attached as Annex C to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by

Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Finisar Board, addresses only the fairness, from a financial point of view, of the Merger Consideration to be offered to the stockholders of Finisar, other than holders of Excluded Shares (as defined in the Merger Agreement), in the proposed transaction and does not constitute a recommendation to any stockholder of Finisar as to how such stockholder should vote or act with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between Finisar and II-VI and were unanimously approved by the Finisar Board. Barclays did not recommend any specific form of consideration to Finisar or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to opine as to, and its opinion does not in any manner address, Finisar’s underlying business decision to proceed with or effect the proposed transaction or the likelihood of the consummation of the proposed transaction. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the Merger Consideration to be offered to the stockholders of Finisar in the proposed transaction. Barclays’ opinion does not address the relative merits of the proposed transaction as compared to any other transaction or business strategy in which Finisar may engage. No limitations were imposed by the Finisar Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the Merger Agreement and the specific terms of the proposed transaction;

•

reviewed and analyzed publicly available information concerning Finisar that Barclays believed to be relevant to its analysis, including Finisar’s Annual Report on Form 10-K for the fiscal year ended April 29, 2018 and its Quarterly Report on Form 10-Q for the fiscal quarter ended July 29, 2018;

•

reviewed and analyzed publicly available information concerning II-VI that Barclays believed to be relevant to its analysis, including II-VI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Finisar furnished to Barclays by Finisar, including financial projections of Finisar prepared by Finisar’s management (the “Finisar Projections”);

•	reviewed and analyzed the Barclays Fairness Opinion II-VI projections (as defined below);

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance of Finisar and II-VI;

•	reviewed and analyzed a trading history of the shares of Finisar Common Stock from November 8, 2013 through November 8, 2018;

•	reviewed and analyzed a trading history of the shares of II-VI Common Stock from November 8, 2013 through November 8, 2018;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Finisar and II-VI with those of other companies that Barclays deemed relevant;

•

reviewed and analyzed the pro forma impact of the proposed transaction on the future financial performance of the combined company, including cost savings, operating synergies, and other strategic benefits, expected by the management of the Finisar to result from a combination of the businesses (the “Expected Synergies”);

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant;

•	had discussions with the management of Finisar and the management of II-VI concerning II-VI’s business, operations, assets, liabilities, financial condition and prospects;

•	had discussions with the management of Finisar concerning Finisar’s business, operations, assets, liabilities, financial condition and prospects; and

•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Finisar and the management of II-VI that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Finisar Projections, upon advice of Finisar, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Finisar as to Finisar’s future financial performance. With respect to the Barclays Fairness Opinion II-VI projections, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of II-VI as to the future financial performance of II-VI. Furthermore, upon the advice of Finisar, Barclays assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies would be realized in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Finisar or II-VI and did not make or obtain any evaluations or appraisals of the assets or liabilities of Finisar or II-VI. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 8, 2018. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after November 8, 2018. Barclays expressed no opinion as to the prices at which shares of Finisar Common Stock or shares of II-VI Common Stock would trade following the announcement of the proposed transaction or as to the prices at which shares of II-VI Common Stock would trade following the consummation of the proposed transaction. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of II-VI Common Stock to be held by the stockholders of Finisar after the consummation of the proposed transaction will be in excess of the market value of the shares of Finisar Common Stock owned by such stockholders at any time prior to the announcement or consummation of the proposed transaction.

Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement and all the agreements related thereto. Barclays also assumed, upon the advice of Finisar, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction would be obtained within the constraints contemplated by the Merger Agreement and that the proposed transaction will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Finisar had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Finisar Common Stock but rather made its determination as to fairness, from a financial point of view, to Finisar’s stockholders (other than holders of Excluded Shares (as defined in the Merger Agreement)) of the Merger Consideration to be offered to such stockholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Finisar Board. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Finisar or any other parties to the proposed transaction. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Finisar, II-VI, Merger Sub or the proposed transaction, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Finisar, II-VI, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Selected Comparable Company Analysis for Finisar

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Finisar by reference to those companies, Barclays reviewed and compared specific financial and operating data relating to Finisar with selected companies that Barclays, based on its experience in the optical components industry, deemed comparable to Finisar. The selected comparable companies with respect to Finisar were:

Acacia Communications, Inc.

Applied Optoelectronics, Inc.

Lumentum Holdings, Inc.

NeoPhotonics Corporation

II-VI Incorporated

Barclays calculated and compared various financial multiples and ratios of Finisar and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s enterprise value, or EV, as a multiple of (i) its calendar year 2018 and 2019 estimated revenue, (ii) its calendar year 2018 and 2019 estimated earnings before interest, taxes, depreciation, amortization and stock-based compensation, or EBITDAS, which, for Acacia Communications, Inc. and NeoPhotonics Corporation, was not meaningful for calendar year 2018 due to a negative EBITDAS value or because the multiple was greater than 25.0x, and (iii) its calendar year 2018 and 2019 estimated operating income, which, for Acacia Communications, Inc. (for calendar years 2018 and 2019), Applied Optoelectronics, Inc. (for calendar year 2018) and NeoPhotonics Corporation (for calendar years 2018 and 2019), was not meaningful because the multiple was greater than 25.0x. Barclays also calculated and analyzed each company’s ratio of its current stock price to its estimated calendar year 2018 and 2019 non-GAAP earnings per share, or EPS (commonly referred to as a price earnings ratio, or P/E), which, for Acacia Communications, Inc. (for calendar year 2018) and NeoPhotonics Corporation (for calendar years 2018 and 2019), was not meaningful because the multiple yielded was greater than 45.0x. The EV of each company was obtained by adding the principal amount of its short and long-term debt to the sum of the market value of its diluted equity value, using the treasury stock method, the value of any preferred stock (at liquidation value), the value of any pension liabilities, the value of capital leases and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations for the comparable companies (other than for II-VI) were performed, and based, on publicly available financial data and closing prices, as of November 8, 2018, the last trading date prior to the delivery of Barclays’ opinion. All of these calculations for Finisar were performed, and based on, the Finisar Projections. All of the calculations for II-VI were performed, and based, on the Barclays Fairness Opinion II-VI projections.

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with Finisar. However, because no selected comparable company is exactly the same as Finisar, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Finisar and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Finisar and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of multiples for Finisar and applied such range to the Finisar Projections to calculate a range of implied prices per share of Finisar. The following table summarizes the result of these calculations:

	Low	Median	High	Selected Multiple Range	Implied Value per Share of Finisar
EV/CY 2018E Revenue	1.35x	2.54x	4.93x	1.50x – 2.00x	$18.19 – $23.38
EV/CY 2019E Revenue	1.22x	2.22x	3.85x	1.30x – 1.80x	$18.78 – $24.99
EV/CY 2018E Operating Income	12.6x	15.3x	18.1x	15.5x – 18.0x	$12.05 – $13.57
EV/CY 2019E Operating Income	10.2x	11.9x	16.1x	12.5x – 14.5x	$23.28 – $26.56
EV/CY 2018E EBITDAS	9.8x	12.7x	13.7x	10.0x – 12.0x	$16.90 – $19.75
EV/CY 2019E EBITDAS	8.2x	9.0x	22.6x	9.0x – 12.0x	$25.87 – $33.37
P/CY 2018E Non-GAAP EPS	13.3x	20.8x	21.0x	16.0x – 22.0x	$11.18 – $15.38
P/CY 2019E Non-GAAP EPS	11.5x	16.3x	32.8x	14.0x – 18.0x	$24.00 – $30.86

For purposes of its opinion, Barclays calculated the implied value, as of November 8, 2018, of the Merger Consideration to be $26.00 per Finisar share, which was determined by adding the cash portion of the Merger Consideration of $15.60 per Finisar share to $10.40, the implied value of the stock portion of the Merger Consideration per Finisar share that was derived by multiplying the closing price of $46.88 per share of II-VI Common Stock on November 8, 2018, the last trading day prior to the announcement of the proposed transaction, by the exchange ratio of 0.2218 of a share of II-VI Common Stock per Finisar share.

Barclays noted that on the basis of the selected comparable company analysis with respect to Finisar, the implied value of the Merger Consideration of $26.00 per share was (i) above the range of implied values per share of Finisar Common Stock calculated using calendar year 2018 estimated revenue, calendar year 2019 estimated revenue, calendar year 2018 estimated operating income, calendar year 2018 estimated EBITDAS and calendar year 2018 estimated non-GAAP EPS and (ii) within the range of implied values per share of Finisar Common Stock calculated using calendar year 2019 estimated operating income, calendar year 2019 estimated EBITDAS and calendar year 2019 estimated non-GAAP EPS.

Selected Comparable Company Analysis for II-VI

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of II-VI by reference to those companies, Barclays reviewed and compared specific financial and operating data relating to II-VI with selected companies that Barclays, based on its experience in the optical components industry and Industrial Lasers industry, deemed comparable to II-VI. The selected comparable companies with respect to II-VI were:

Finisar Corporation

Acacia Communications, Inc.

Lumentum Holdings, Inc.

Coherent, Inc.

IPG Photonics Corporation

MKS Instruments, Inc.

JENOPTIK AG

Barclays calculated and compared various financial multiples and ratios of II-VI and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s EV (calculated as described above) as a multiple of (i) its calendar year 2018 and 2019 estimated revenue and (ii) its calendar year 2018 and 2019 estimated EBITDAS, which, for Acacia Communications, Inc., was not meaningful for calendar year 2018 due to a negative EBITDAS value or because the multiple was greater than 25.0x. Barclays also calculated and analyzed each company’s ratio of its current stock price to its calendar year 2018 and 2019 estimated non-GAAP EPS, which, for Acacia Communications, Inc., was not meaningful for calendar year 2018 because the multiple yielded was greater than 45.0x. All of these calculations for the comparable companies (other than for Finisar) were performed, and based, on publicly available financial data and closing prices, as of November 8, 2018, the last trading date prior to the delivery of Barclays’ opinion. All of these calculations for Finisar were performed, and based on, the Finisar Projections. All of the calculations for II-VI were performed, and based, on the Barclays Fairness Opinion II-VI projections.

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with II-VI. However, because no selected comparable company is exactly the same as II-VI, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of II-VI and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between II-VI and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of multiples for II-VI and applied such range to the Barclays Fairness Opinion II-VI projections to calculate a range of implied prices per share of II-VI. The following table summarizes the result of these calculations:

	Low	Median	High	Selected Multiple Range	Implied Value per Share of II-VI
EV/CY 2018E Revenue	1.57x	1.96x	4.93x	2.00x – 2.50x	$34.41 – $43.75
EV/CY 2019E Revenue	1.31x	2.00x	4.52x	1.90x – 2.40x	$39.67 – $50.49
EV/CY 2018E EBITDAS	6.6x	10.2x	12.4x	10.0x – 12.0x	$36.29 – $44.14
EV/CY 2019E EBITDAS	6.3x	8.2x	22.6x	9.0x – 12.0x	$47.84 – $63.08
P/CY 2018E Non-GAAP EPS	9.7x	15.7x	27.0x	16.0x – 22.0x	$36.11 – $49.65
P/CY 2019E Non-GAAP EPS	9.6x	11.8x	32.8x	14.0x – 18.0x	$45.52 – $58.53

Barclays noted that on the basis of the selected comparable company analysis with respect to II-VI, the closing price of $46.88 per share of II-VI Common Stock, as of November 8, 2018, was (i) above the range of implied values per share of II-VI Common Stock calculated using calendar year 2018 estimated revenue and calendar year 2018 estimated EBITDAS, (ii) within the range of implied values per share of II-VI Common Stock calculated using calendar year 2019 estimated revenue, calendar year 2018 estimated non-GAAP EPS and calendar year 2019 estimated non-GAAP EPS and (iii) below the range of implied values per share of II-VI Common Stock calculated using calendar year 2019 estimated EBITDAS. Shortly prior to the execution of the Merger Agreement by II-VI and Finisar, II-VI management prepared updated projections for its fiscal year 2019, which provided for $1,378.2 million of revenue, $314 million of adjusted EBITDA and $2.63 for adjusted EPS, none of which were provided to Finisar or Barclays prior to the execution of the Merger Agreement. Based on the II-VI projections (as defined below), as such projections would be adjusted in the same manner that II-VI adjusted the projections it made available to Finisar and Barclays on or prior to October 23, 2018 for FY19, which was used by Barclays in its financial analysis, for (i) revenue in calendar year 2019, the range of implied values per share of II-VI Common Stock would be $39.71 to $50.55, (ii) adjusted EBITDAS in calendar year 2019, the range of implied values per share of II-VI Common Stock would be $48.52 to $63.98, and (iii) adjusted EPS in calendar year 2019, the range of implied values per share of II-VI Common Stock would be $45.60 to $58.63. See “The Merger — Unaudited Prospective Financial Information” for more information.

Selected Precedent Transaction Analysis

Barclays reviewed and compared, where publicly available, the purchase prices and financial multiples paid in twelve selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Finisar with respect to the size, mix, margins and other characteristics of their businesses. The selected precedent transactions were:

Date Announced	Acquiror	Target
10/30/18	MKS Instruments, Inc.	Electro Scientific Industries, Inc.
3/12/18	Lumentum Holdings, Inc.	Oclaro, Inc.
12/11/17	Corning, Inc.	3M — Communication Markets Division
9/27/16	Asia-IO, Redview, Axiom, Aberdeen and TR Advisors	Source Photonics, Inc.(1)
4/7/16	Corning, Inc.	Alliance Fiber Optic Products, Inc.

Date Announced	Acquiror	Target
3/16/16	Coherent, Inc.	Rofin-Sinar Technologies, Inc.
2/23/16	MKS Instruments, Inc.	Newport Corp.
11/19/14	Koch Industries, Inc.	Oplink Communications LLC
11/18/14	MA-COM Technology	BinOptics Corp.(2)
4/11/14	AMETEK, Inc.	Zygo Corp.(3)
9/12/13	II-VI, Inc.	Oclaro’s Gallium Arsenide Laser Diode Business(4)
4/11/13	Avago Technologies Ltd.	CyOptics, Inc.(5)

(1)

EV/NTM Revenue, EV/LTM Operating Income, EV/NTM Operating Income and EV/NTM EBITDAS for this transaction were excluded for purposes of determining the respective selected multiple ranges and in the calculations of the low, median and high because financial information was not publicly available.

(2)

EV/LTM Operating Income, EV/NTM Operating Income, EV/LTM EBITDAS and EV/NTM EBITDAS for this transaction were excluded for purposes of determining the respective selected multiple ranges and in the calculations of the low, median and high because financial information was not publicly available.

(3)

EV/NTM Revenue, EV/NTM Operating Income and EV/NTM EBITDAS for this transaction were excluded for purposes of determining the respective selected multiple ranges and in the calculations of the low, median and high because financial information was not publicly available.

(4)

EV/NTM Operating Income, EV/LTM EBITDAS and EV/NTM EBITDAS for this transaction were excluded for purposes of determining the respective selected multiple ranges and in the calculations of the low, median and high because financial information was not publicly available. The EV/LTM Operating Income multiple for this transaction was deemed not meaningful due to a negative value.

(5)

EV/LTM Operating Income, EV/NTM Operating Income, EV/LTM EBITDAS and EV/NTM EBITDAS for this transaction were excluded for purposes of determining the respective selected multiple ranges and in the calculations of the low, median and high because financial information was not publicly available.

As part of its precedent transactions analysis, for each of the selected transactions, based on information Barclays obtained from publicly available information, Barclays analyzed the EV to (i) last-12-months for which financial information was publicly available, or LTM, revenue and the subsequent 12-months, or NTM, revenue, (ii) LTM operating income and NTM operating income and (iii) LTM EBITDAS and NTM EBITDAS. As part of its precedent transactions analysis, for each of the selected transactions, based on information Barclays obtained from publicly available information, Barclays also analyzed NTM revenue growth to LTM revenue growth.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Finisar and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Finisar. Based upon these judgments, Barclays selected a range of multiples for Finisar and applied such range to the Finisar Projections to calculate a range of implied prices per share of Finisar Common Stock. The following table summarizes the result of these calculations:

	Low	Median	High	Selected Multiple Range	Implied Value per Share of Finisar
EV/LTM Revenue	1.06x	1.85x	6.57x	1.60x – 2.40x	$19.23 – $27.50
EV/NTM Revenue	1.24x	1.95x	5.35x	1.50x – 2.20x	$19.23 – $26.95
EV/LTM Operating Income	7.1x	12.9x	31.5x	15.0x – 18.0x	$11.30 – $13.04
EV/NTM Operating Income	8.4x	12.4x	20.8x	12.0x – 15.0x	$14.57 – $17.56
EV/LTM EBITDAS	6.6x	10.4x	16.2x	9.5x – 11.0x	$15.78 – $17.86
EV/NTM EBITDAS	7.1x	10.3x	14.3x	9.0x – 11.0x	$19.30 – $23.00

Barclays noted that on the basis of the selected precedent transaction analysis, the implied value of the Merger Consideration of $26.00 per share of Finisar Common Stock was (i) above the range of implied values per share of Finisar Common Stock calculated using EV/LTM operating income, EV/NTM operating income, EV/LTM EBITDAS and EV/NTM EBITDAS and (ii) within the range of implied values per share of Finisar Common Stock calculated using EV/LTM revenue and EV/NTM revenue.

Discounted Cash Flow Analysis

In order to estimate the present value of Finisar Common Stock, Barclays performed a discounted cash flow analysis of Finisar. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Barclays performed a discounted cash flow analysis of Finisar based on estimates of unlevered free cash flows of Finisar as reflected in the Finisar Projections to derive a range of implied present values per share of Finisar Common Stock as of November 8, 2018. Barclays used the mid-year convention in its discounted cash flow analysis to more accurately reflect the present value of future cash flows because cash flows are actually earned throughout the year rather than at the end of the year. Utilizing discount rates ranging from 11.0% to 12.0%, reflecting estimates of Finisar’s weighted average cost of capital, or WACC, Barclays derived a range of implied EVs for Finisar by discounting to present value as of November 8, 2018, (i) estimates of unlevered free cash flows of Finisar for the stub period from November 8, 2018 through April 30, 2019 and for the fiscal years 2020 and 2021 based on the Finisar Projections and (ii) a range of terminal values for Finisar derived by applying perpetuity growth rates ranging from 2.0% to 4.0% to the estimated terminal unlevered free cash flow for Finisar calculated based upon the Finisar Projections. The range of after-tax discount rates of 11.0% to 12.0% was selected based on an analysis of the WACC of Finisar and the comparable companies. The after-tax unlevered free cash flows were calculated by taking the after-tax non-GAAP operating income of Finisar, adding depreciation, and subtracting capital expenditures and adjusting for changes in net working capital. In calculating the after-tax unlevered free cash flows, it was assumed that capital expenditures would equal depreciation and amortization in the terminal year. To calculate estimated EVs, Barclays then added the present value of the terminal values to the present values of the unlevered free cash flows for the stub period from November 8, 2018 through April 30, 2019 and for the fiscal years 2020 and 2021. Barclays then calculated a range of implied prices per share of Finisar by subtracting net debt (found by subtracting the value of Finisar’s short term cash and short term investments from the principal amount of its total convertible debt) as of July 29, 2018 from the estimated EVs using the discounted cash flow method and dividing such amount by the diluted number of shares of Finisar Common Stock, calculated using the treasury stock method, and using the number of shares of Finisar Common Stock, Finisar Stock Options and Finisar Restricted Stock Units outstanding as of November 6, 2018. This analysis implied a range of value per share of Finisar Common Stock of $22.38 to $30.64.

Barclays noted that on the basis of the discounted cash flow analysis, the implied value of the Merger Consideration of $26.00 per share of Finisar Common Stock was within the range of implied values per share calculated using the Finisar Projections.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its opinion, but were references for informational purposes, including, among other things, the Research Analysts Price Targets Analysis for Finisar and II-VI, Historical Share Price Analysis for Finisar and II-VI, and Premiums Paid Analysis described below.

Discounted Cash Flow Analysis for II-VI

In order to estimate the present value of II-VI Common Stock, Barclays performed a discounted cash flow analysis of II-VI based on estimates of unlevered free cash flows of II-VI as reflected in the Barclays Fairness Opinion II-VI projections to derive a range of implied present values per share of II-VI Common Stock as of November 8, 2018. In performing a discounted cash flow analysis of II-VI, Barclays used a methodology similar to the methodology it used in performing a discounted cash flow analysis of Finisar. Utilizing discount rates ranging from 10.0% to 11.0%, reflecting estimates of II-VI’s WACC, Barclays derived a range of implied EVs for II-VI by discounting to present value as of November 8, 2018, (i) estimates of unlevered free cash flows of II-VI for the stub period from November 8, 2018 through June 30, 2019 and for the fiscal years 2020 through 2023 based on the Barclays Fairness Opinion II-VI projections and (ii) a range of terminal values for Finisar derived by applying perpetuity growth rates ranging from 2.0% to 4.0% to the estimated terminal unlevered free cash flow for II-VI calculated based upon the Barclays Fairness Opinion II-VI projections. This analysis implied a range of value per share of II-VI Common Stock of $68.60 to $100.56.

Research Analysts Price Targets Analysis for Finisar and II-VI

Barclays reviewed publicly available research on per share price targets for Finisar Common Stock and II-VI Common Stock obtained from brokers. The equity research analysts’ per share price targets ranged from $19.00 to $26.00 for Finisar and from $41.00 to $64.00 for II-VI. The publicly available per share price targets published by equity research firms do not necessarily reflect the current market trading price of Finisar Common Stock or II-VI Common Stock, respectively, and these estimates are subject to uncertainties, including future financial performance of Finisar and II-VI as well as future market conditions.

Historical Share Price Analysis of Finisar and II-VI

To illustrate the trend in the historical trading prices of Finisar Common Stock, Barclays considered historical data with regard to the trading prices of Finisar Common Stock over the 52-week period prior to the announcement of the proposed transaction. During such period, the per share closing price of Finisar Common Stock ranged from $14.67 to $23.70.

To illustrate the trend in the historical trading prices of II-VI Common Stock, Barclays considered historical data with regard to the trading prices of II-VI Common Stock over the 52-week period prior to the announcement of the proposed transaction. During such period, the per share closing price of II-VI Common Stock ranged from $35.59 to $52.95.

Premiums Paid Analysis

In order to assess the premium offered to the stockholders of Finisar in the proposed transaction relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premium paid in all electronics mergers and acquisitions transactions valued between $1.0 billion and $5.0 billion from January 1, 2010 to November 8, 2018, of which there were 44. For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical average share price during the following periods: (i) closing price on the last trading day prior to announcement of the transaction or first reference in the public news media about the transaction and (ii) average closing price for the 30 calendar days prior to announcement of the transaction or first reference in the public news media about the transaction.

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Finisar, II-VI and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed transaction that would affect the acquisition values of the target companies and Finisar. Based upon these judgments, Barclays selected a range of premiums (i) to the closing price of Finisar Common Stock on November 8, 2018 (the last unaffected trading day prior to the first reference to a potential sale of Finisar in the public news media) and (ii) the 30-day average of the closing prices of Finisar Common Stock ended on November 8, 2018, to calculate a range of implied prices per share of Finisar Common Stock. The following summarizes the result of these calculations:

	Selected Premium Range	Implied Value per Finisar Share
1-Day Unaffected Price	16% – 45%	$21.90 – $27.44
30-Day Average Unaffected Price	22% – 48%	$20.76 – $25.34

Barclays noted that on the basis of the transaction premium analysis, the implied value of the Merger Consideration of $26.00 per share of Finisar Common Stock was (i) within the range of implied values per share calculated using the closing price of Finisar Common Stock on November 8, 2018 and (ii) above the range of implied values per share calculated using the 30-day average of the closing price of Finisar Common Stock ending on November 8, 2018.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In selecting an investment bank, the Finisar Board considered several factors, including such investment bank’s capabilities, its industry sector experience and knowledge, and an evaluation of a potential working relationship with such investment bank. The Finisar Board selected Barclays because of, among other things, its perceived superiority in sector experience and technical ability.

Barclays is acting as financial advisor to Finisar in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, Finisar will pay Barclays a fee for its services, $1.0 million of which was paid upon the delivery of Barclays’ opinion, which is referred to as the “Opinion Fee.” The Opinion Fee was not contingent upon the consummation of the proposed transaction. The remaining amount of the fee due to Barclays, which remaining amount is currently estimated at approximately $25.4 million, will be payable by Finisar on completion of the proposed transaction against which the amounts paid for the opinion will be credited. In addition, Finisar has agreed to reimburse Barclays for up to a specified amount of its reasonable and documented expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by Finisar and the rendering of Barclays’ opinion. Barclays has performed various investment banking services for Finisar and II-VI in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. However, since January 1, 2015, Barclays has not earned any investment banking fees from either Finisar or II-VI.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Finisar and II-VI for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of II-VI’s Financial Advisor

II-VI has retained BofA Merrill Lynch to act as II-VI’s financial advisor in connection with the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. II-VI selected BofA Merrill Lynch to act as II-VI’s financial advisor in connection with the Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with II-VI and its business.

On November 8, 2018, at a meeting of the II-VI Board held to evaluate the Merger, BofA Merrill Lynch delivered to the II-VI Board an oral opinion, which was confirmed by delivery of a written opinion dated November 8, 2018, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be paid by II-VI in the Merger was fair, from a financial point of view, to II-VI.

The full text of BofA Merrill Lynch’s written opinion to the II-VI Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the II-VI Board for the benefit and use of the II-VI Board (in its capacity as such) in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to II-VI or in which II-VI might engage or as to the underlying business decision of II-VI to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any other matter.

In connection with rendering its opinion, BofA Merrill Lynch has, among other things:

•	reviewed certain publicly available business and financial information relating to Finisar and II-VI;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Finisar furnished to or discussed with BofA Merrill Lynch by the management of Finisar, including certain financial forecasts relating to Finisar prepared by the management of Finisar, referred to herein as the “Finisar management projections”;

•

reviewed certain financial forecasts relating to Finisar prepared by the management of II-VI, referred to herein as the “adjusted Finisar projections,” and discussed with the management of II-VI its assessments as to the relative likelihood of achieving the future financial results reflected in the Finisar management projections and the adjusted Finisar projections;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of II-VI furnished to or discussed with BofA Merrill Lynch by the management of II-VI, including certain financial forecasts relating to II-VI prepared by the management of II-VI, referred to herein as the “II-VI projections”;

•	reviewed certain estimates as to the amount and timing of cost savings, referred to herein, collectively, as the “Cost Savings,” anticipated by the management of II-VI to result from the Merger;

•

discussed the past and current business, operations, financial condition and prospects of Finisar with members of the senior managements of Finisar and II-VI, and discussed the past and current business, operations, financial condition and prospects of II-VI with members of the senior management of II-VI;

•	discussed with the management of II-VI its assessments as to (a) Finisar’s existing and future relationships, agreements and arrangements with, and II-VI’s ability to retain, key customers, suppliers, and employees of Finisar and (b) the products, product candidates and technology of Finisar, including the validity of, risks associated with, and the integration by II-VI of, such products, product candidates and technology;

•	reviewed the potential pro forma financial impact of the Merger on the future financial performance of II-VI, including the potential effect on II-VI’s estimated earnings per share;

•

reviewed the trading histories for Finisar Common Stock and II-VI Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of Finisar and II-VI with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the relative financial contributions of Finisar and II-VI to the future financial performance of the combined company on a pro forma basis;

•

reviewed the draft, dated November 8, 2018, of the Merger Agreement, and share capitalization information furnished by Finisar and II-VI, referred to herein, collectively, as the “Draft Agreement”; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Finisar and II-VI that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Finisar management projections, BofA Merrill Lynch was advised by Finisar, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Finisar as to the future financial performance of Finisar. With respect to the adjusted Finisar projections, the II-VI projections and the Cost Savings, BofA Merrill Lynch assumed, at the direction of II-VI, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of II-VI as to the future financial performance of Finisar and II-VI and the other matters covered thereby, and, based on the assessments of the management of II-VI as to the relative likelihood of achieving the future financial results reflected in the Finisar management projections and the adjusted Finisar projections, BofA Merrill Lynch relied, at the direction of II-VI, on the adjusted Finisar projections for purposes of its opinion. BofA Merrill Lynch relied at the direction of II-VI on the assessments of the management of II-VI as to II-VI’s ability to achieve the Cost Savings and was advised by II-VI, and assumed, that the Cost Savings will be realized in the amounts and at the times projected.

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Finisar or II-VI, nor did it make any physical inspection of the properties or assets of Finisar or II-VI. BofA Merrill Lynch did not evaluate the solvency or fair value of Finisar or II-VI under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of II-VI, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Finisar, II-VI or the contemplated benefits of the Merger. BofA Merrill Lynch also assumed, at the direction of II-VI, that the final executed Merger Agreement would not differ in any material respect from the Draft Agreement reviewed by it.

BofA Merrill Lynch expressed no opinion or view as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to II-VI of the Merger Consideration to be paid in the Merger and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to II-VI or in which II-VI might engage or as to the underlying business decision of II-VI to proceed with or effect the Merger. BofA Merrill Lynch did not express any opinion or view as to what the value of II-VI Common Stock actually would be when issued or the prices at which II-VI Common Stock or Finisar Common Stock would trade at any time, including following announcement or consummation of the Merger. BofA Merrill Lynch also did not express any opinion or view with respect to, and BofA Merrill Lynch relied, at the direction of II-VI, upon the assessments of representatives of II-VI regarding, legal, regulatory, accounting, tax or similar matters relating to Finisar, II-VI or the Merger, as to which matters BofA Merrill Lynch understood that II-VI obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. BofA Merrill Lynch noted that the credit, financial and stock markets have been experiencing unusual volatility, and BofA Merrill Lynch expressed no opinion or view as to any potential effects of such volatility on II-VI, Finisar or the Merger. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch. Except as described in this summary, II-VI imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The discussion set forth below in the sections entitled “Summary of Material Finisar Financial Analyses” and “Summary of Material II-VI Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the II-VI Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. In addition, II-VI, Finisar and the other publicly traded companies reviewed by BofA Merrill Lynch in connection with its analyses have different fiscal year ends. Accordingly, for purposes of its financial analyses and for ease of reference, BofA Merrill Lynch conformed information contained in the Finisar management projections and the financial and stock market information for the publicly traded companies it reviewed to reflect fiscal years ending on June 30, to be consistent with and comparable to II-VI’s fiscal year.

Summary of Material Finisar Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Finisar and the following 10 publicly traded companies with material operations engaged in the manufacturing of components for optical communications and/or the laser industry:

•	Acacia Communications, Inc.

•	Coherent, Inc.

•	Cree, Inc.

•	II-VI Incorporated

•	Inphi Corporation

•	IPG Photonics Corporation

•	Lumentum Holdings, Inc,

•	MKS Instruments, Inc.

•	NeoPhotonics Corporation

•	Novanta, Inc.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on November 7, 2018, of the selected publicly traded companies as a multiple of June 30, 2019 and 2020 estimated earnings per share, plus amortization of intangibles, stock-based compensation and certain one-time costs, referred to in this section as adjusted EPS. The overall low to high June 30, 2019 estimated adjusted EPS multiples observed for selected publicly traded companies were 7.4x to 40.6x (with a mean of 21.4x and a median of 18.6x), and the overall low to high June 30, 2020 estimated adjusted EPS multiples observed for such companies were 6.8x to 31.5x (with a mean of 19.4x and a median of 18.1x). BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on November 7, 2018, plus debt and preferred equity, and less cash and cash equivalents (referred to collectively in this section as net debt), as a multiple of 2019 and 2020 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. The overall low to high June 30, 2019 EBITDA multiples observed for selected publicly traded companies were 6.6x to 29.4x (with a mean of 15.6x and a median of 14.5x), and the overall low to high June 30, 2020 EBITDA multiples observed for selected publicly traded companies were 6.3x to 19.8x (with a mean of 12.6x and a median of 11.6x).

BofA Merrill Lynch then applied June 30, 2019 adjusted EPS multiples of 15.0x to 18.0x and June 30, 2020 adjusted EPS multiples of 11.0x to 15.0x derived from the selected publicly traded companies based on its professional judgment and experience to Finisar’s June 30, 2019 and June 30, 2020 estimated adjusted EPS. BofA Merrill Lynch also applied 2019 EBITDA multiples of 7.0x to 11.0x and 2020 EBITDA multiples of 6.0x to 9.0x derived from the selected publicly traded companies based on its professional judgment and experience to Finisar’s June 30, 2019 and June 30, 2020 estimated EBITDA to calculate indicative enterprise values, from which BofA Merrill Lynch subtracted net debt as of July 29, 2018 to derive equity values. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Finisar were based on the adjusted Finisar projections. This analysis indicated the following approximate implied per share equity value reference ranges for Finisar, as compared to the Merger Consideration, which BofA Merrill Lynch deemed to have a value of $26.00 per share of Finisar Common Stock for purposes of its analyses:

Implied Per Share Equity Value Reference Ranges for Finisar				Merger Consideration
2019E P/EPS	2020E P/EPS	2019E EV/EBITDA	2020E EV/EBITDA
$15.60 – $18.70	$20.90 – $28.45	$15.25 – $22.50	$19.70 – $28.20	$26.00

No company used in this analysis is identical or directly comparable to Finisar. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Finisar was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 19 selected transactions involving companies with material operations engaged in the manufacturing of components for optical communications and/or the laser industry:

Acquiror	Target
Lumentum Holdings Inc.	Oclaro, Inc.
Cree, Inc.	Infineon Technologies AG’s RF Power Assets
TDK Corporation	InvenSense, Inc.
Inphi Corporation	ClariPhy Communications, Inc.
Corning Incorporated	Alliance Fiber Optic Products, Inc.
Coherent, Inc.	Rofin-Sinar Technologies Inc.
MKS Instruments, Inc.	Newport Corporation
Microchip Technology Incorporated	Atmel Corporation
Uphill Investment Co.	Integrated Silicon Solution, Inc.
Lattice Semiconductor Corporation	Silicon Image, Inc.
Koch Industries, Inc.	Oplink Communications, Inc.
M/A-COM Technology Solutions Holdings, Inc.	BinOptics Corporation
AMETEK, Inc.	Zygo Corporation
M/A-COM Technology Solutions Holdings, Inc.	Mindspeed Technologies, Inc.
II-VI Incorporated	Oclaro, Inc.’s Gallium Arsenide Laser Diode Business
Avago Technologies Limited	CyOptics, Inc.
Oclaro Inc.	Opnext, Inc.
Ardian	Photonis Technologies SAS
Newport Corporation	Ophir Optronics Ltd.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s estimated EBITDA for the next 12 months (referred to in this section as NTM EBITDA). The overall low to high multiples of the target companies’ estimated NTM EBITDA for the selected transactions were 7.6x to 34.8x (with a mean of 15.8x and a median of 13.8x). BofA Merrill Lynch then applied estimated NTM EBITDA multiples of 10.0x to 14.0x derived from the selected transactions based on its professional judgment and experience to the estimated NTM EBITDA for Finisar as of June 30, 2018 to calculate indicative enterprise values, from which BofA Merrill Lynch subtracted net debt as of July 29, 2018 to derive equity values. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of Finisar were based on the adjusted Finisar projections. This analysis indicated the following approximate implied per share equity value reference ranges for Finisar, as compared to the Merger Consideration of $26.00 per share of Finisar Common Stock:

Implied Per Share Equity Value Reference Range for Finisar	Merger Consideration
$20.30 – $27.35	$26.00

No company, business or transaction used in this analysis is identical or directly comparable to Finisar or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Finisar and the Merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Finisar to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Finisar was forecasted to generate from June 30, 2018 through 2023 based on the adjusted Finisar projections, both (i) taking into account the value per share of assumed cost savings in the amount of $150 million at perpetuity growth rates of 0.0% to 2.5%, phased in $35 million in year 1, $100 million in year 2 and $150 million in year 3, and assuming one-time costs to achieve such cost savings equal to $75 million in year 1 and $50 million in year 2, and incremental capital expenditures of $5 million in year 1, $20 million in year 2 and $9 million in year 3, and (ii) without taking into account such assumed cost savings. BofA Merrill Lynch calculated terminal values for Finisar by extrapolating Finisar’s normalized unlevered free cash flow at perpetuity growth rates of 3.5% to 4.0%, which perpetuity growth rates were selected based on BofA Merrill Lynch’s professional judgment and experience. The cash flows and terminal values were then discounted to present value as of June 30, 2018, assuming a mid-year convention, using discount rates ranging from 8.75% to 11.00%, which were based on an estimate of Finisar’s weighted average cost of capital. To the resulting enterprise values, BofA Merrill Lynch subtracted net debt, estimated as of June 30, 2018, to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for Finisar as compared to the Merger Consideration of $26.00 per share of Finisar Common Stock:

Implied Per Share Equity Value Reference Range for Finisar		Merger Consideration
Standalone	Taking Into Account Cost Savings
$18.70 – $28.95	$25.30 – $41.30	$26.00

Summary of Material II-VI Financial Analyses

BofA Merrill Lynch performed has/gets analyses comparing the illustrative (i) present value of the future price of II-VI Common Stock, (ii) public market trading price for II-VI Common Stock and (iii) intrinsic value of II-VI, assuming (x) in one case the pro forma ownership by II-VI shareholders of the combined company following the Merger, and (y) in another case the 100% ownership by II-VI shareholders of the II-VI Common Stock on a stand-alone basis. The actual results achieved by the combined company in each case may vary from projected results, and the variations may be material.

Present Value of Future Stock Price. BofA Merrill Lynch performed an analysis to derive implied present values of hypothetical future prices for II-VI Common Stock on a stand-alone basis, and on a pro forma basis after giving effect to the Merger, in each case as of June 30 of 2020 through 2022. BofA Merrill Lynch calculated hypothetical future prices for II-VI Common Stock by applying an illustrative weighted average estimated 2019 adjusted EPS multiple of 19.6x for the stand-alone case and 18.6x for the pro forma case (calculated by using illustrative Finisar and II-VI five-year average NTM adjusted EPS multiples of 17.4x and 19.6x, respectively) to estimated adjusted EPS and pro forma adjusted EPS for II-VI for the following year, in each case as of June 30 of 2020 through 2022, as reflected in the II-VI projections and the estimated cost savings. The resulting hypothetical future stock prices were then discounted to present value as of November 8, 2018 using a discount rate of 11.0%, based on an estimate of II-VI’s cost of equity. This analysis indicated approximate implied present values for the price of II-VI Common Stock, on a stand-alone and pro forma basis, ranging from $83.14 to $105.86 and $100.21 to $119.90, respectively. This analysis indicated that the present value of the hypothetical June 2022 pro forma future stock price (giving effect to the Merger) would represent a 13.3% premium to the present value of the hypothetical June 2022 stand-alone future stock price.

Public Market Valuation. BofA Merrill Lynch reviewed the potential pro forma financial effect of the Merger on the market value of II-VI Common Stock. BofA Merrill Lynch calculated an illustrative pro forma market value for the II-VI Common Stock as comprising 69% of the sum of (i) the aggregate market value of the II-VI Common Stock based on its closing price of $46.26 per share as of November 7, 2018, (ii) the aggregate market value of the Finisar Common Stock based on its closing price of $17.93 as of November 7, 2018, and (iii) the value of the $150 million of assumed annual cost savings, based on a 10.0x pro forma EBITDA multiple, less (iv) the tax-effected one-time costs required to achieve the cost savings and less (v) the incremental net debt incurred to fund the Merger. This analysis resulted in an illustrative pro forma market value for the II-VI Common Stock, after giving effect to the Merger, of $49.09 per share, as compared with the actual closing price for the II-VI Common Stock of $46.26 per share as of November 7, 2018.

Intrinsic Valuation. BofA Merrill Lynch reviewed the potential pro forma financial effect of the Merger on the intrinsic discounted cash flow value of II-VI Common Stock. BofA Merrill Lynch calculated an illustrative pro forma intrinsic value for the II-VI Common Stock as comprising 69% of the sum of (i) the implied aggregate value of the II-VI Common Stock derived from a discounted cash flow analysis of II-VI similar to that described above under “Summary of Material Finisar Financial Analyses — Discounted Cash Flow Analysis,” based on the II-VI projections, (ii) the implied aggregate value of the Finisar Common Stock derived from the discounted cash flow analysis of Finisar described above under “Summary of Material Finisar Financial Analyses — Discounted Cash Flow Analysis” and (iii) the present value of the net cost savings assumed to be realized from the Merger, less (iv) the incremental net debt incurred to fund the Merger. For purposes of its discounted cash flow analysis of II-VI, BofA Merrill Lynch calculated terminal values for II-VI by extrapolating II-VI’s normalized unlevered free cash flow at perpetuity growth rates of 3.5% to 4.0%, which perpetuity growth rates were selected based on BofA Merrill Lynch’s professional judgment and experience. The cash flows to and terminal values were then discounted to present value as of June 30, 2018, assuming mid-year convention and using discount rates ranging from 8.75% to 11.00%, which were based on an estimate of II-VI’s weighted average cost of capital. From the resulting enterprise values, BofA Merrill Lynch subtracted net debt, estimated as of June 30, 2018, to derive equity values. Estimated financial data of II-VI were based on the II-VI projections and estimated financial data of Finisar were based on the adjusted Finisar projections, respectively. This analysis indicated that the Merger could result in dilution of 49.3% to accretion of 57.3% in the intrinsic discounted cash flow valuation of II-VI Common Stock.

Other Factors

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices of Finisar Common Stock during the 52-week period ended November 7, 2018, which indicated that during such period Finisar’s closing prices ranged from $14.67 to $23.70;

•

one-year forward stock price targets as of November 7, 2018, for Finisar Common Stock in publicly available Wall Street research analyst reports, which indicated stock price targets for Finisar, discounted to present value as of November 7, 2018 utilizing a discount rate of 10.00%, of approximately $17.25 to $23.65 per share; and

•	the relationship between movements in Finisar Common Stock and II-VI Common Stock during the five-year period ended November 7, 2018.

Miscellaneous

As noted above, the discussion set forth above in the sections entitled “Summary of Material Finisar Financial Analyses” and “Summary of Material II-VI Financial Analyses” is a summary of the material financial analyses presented by BofA Merrill Lynch to the II-VI Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Finisar and II-VI. The estimates of the future performance of Finisar and II-VI in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, to II-VI of the Merger Consideration to be paid by II-VI in the Merger and were provided to the II-VI Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Finisar or II-VI.

The type and amount of consideration payable in the Merger was determined through negotiations between Finisar and II-VI, rather than by any financial advisor, and was approved by the II-VI Board. The decision to enter into the Merger Agreement was solely that of the II-VI Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the II-VI Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the II-VI Board or management with respect to the Merger or the Merger Consideration.

II-VI has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee currently estimated to be approximately $29,000,000, approximately $2,000,000 will be payable in connection with delivery of its opinion and the remaining portion of which is contingent upon consummation of the Merger. II-VI also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of II-VI, Finisar and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to II-VI and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a co-lead arranger for, and as a lender under, II-VI’s revolving credit facility, (ii) having acted as a book running manager in a convertible bond offering for II-VI, (iii) having provided or providing foreign exchange trading services to II-VI, and (iv) having provided or providing certain treasury management services and products to II-VI. From October 1, 2016 through September 30, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from II-VI and its affiliates of approximately $11 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other financial services to Finisar and have received or in the future may receive compensation for the rendering of these services, including having acted as a book running manager in a convertible bond offering for Finisar and having provided or providing foreign exchange and fixed income trading services to Finisar. From October 1, 2016 through September 30, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from Finisar and its affiliates of approximately $4.5 million for investment and corporate banking services.

Unaudited Prospective Financial Information

Finisar Projections

Although Finisar historically has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. In connection with Finisar’s evaluation of strategic alternatives and a possible business combination transaction involving Finisar, in August 2018, Finisar prepared certain unaudited projections and estimates of future financial and operating performance with respect to Finisar’s fiscal years ending in 2019, 2020 and 2021, which are referred to in this joint proxy statement/prospectus as the Finisar management projections, which it made available to II-VI and BofA Merrill Lynch on August 27, 2018. The Finisar management projections also were provided to Barclays for its use and reliance in connection with its respective financial analysis and opinion in connection with the Merger.

The Finisar management projections were prepared on a stand-alone basis and do not take into account any of the transactions contemplated by the Merger Agreement, including the Merger and associated expenses, or Finisar’s compliance with its covenants under the Merger Agreement. For these reasons and for the reasons described above, actual results likely will differ, and may differ materially, from those contained in the Finisar management projections.

The Finisar management projections have been prepared by, and are the responsibility of, Finisar management for internal use by Finisar and Barclays, and approved by the Finisar Board, and were provided to Barclays for use in the financial analyses undertaken by representatives of Barclays in connection with Barclays’ rendering its opinion to the Finisar Board and were not prepared for purposes of public disclosure.

The following table presents a summary of the unaudited Finisar management projections(1)(2):

(in millions, except per share data and percentages)	FY2019	FY2020	FY2021	CY2018(3)	CY2019(4)
Revenue	$1,321	$1,657	$1,860	$1,292	$1,548
Non-GAAP Gross Margin	27.6%	31.7%	34.0%	27.1%	30.5%
Non-GAAP Gross Profit	$364	$525	$632	$351	$473
Non-GAAP Total Operating Expenses	$265	$268	$289	$275	$267
Non-GAAP Operating Income	$99	$258	$344	$76	$206
Non-GAAP Operating Margin	7.5%	15.5%	18.5%	5.9%	13.3%
Non-GAAP EBITDAS	$203	$380	$478	$178	$322
Non-GAAP Pre-Tax Income	$114	$276	$372	$91	$223
Non-GAAP Net Income	$105	$253	$342	$82	$205
Non-GAAP Fully Diluted EPS	$0.89	$2.11	$2.76	$0.70	$1.71

(1)

The Finisar management projections were calculated excluding certain charges and credits that would be required by U.S. generally accepted accounting principles, or GAAP, considered by management to be outside of Finisar’s core ongoing operating results in the same manner as Finisar has historically calculated financial information on a non-GAAP basis. These excluded items have historically consisted of, among others: (i) amortization of acquired technology (non-cash charges related to technology obtained in acquisitions); (ii) stock-based compensation expense (non-cash charges); (iii) impairment of long-lived/intangible assets (non-cash charges); (iv) reduction in force costs and other restructuring charges (non-core cash charges); (v) acquisition related retention payments (non-core cash charges); (vi) inventory write-offs related to discontinued products (non-cash charges); (vii) discontinued product services fees (non-core cash charges); (viii) duplicate facility costs during facility move (non-core cash charges); (ix) acquisition related costs (non-core cash charges); (x) litigation settlements and resolutions and related costs (non-core cash charges); (xi) amortization of purchased intangibles (non-core, non-cash charges); (xii) start-up cash costs related to Finisar’s Sherman VCSEL fab until Finisar begins commercial production; (xiii) imputed interest expenses on convertible debt (non-cash charges); (xiv) imputed interest related to restructuring (non-cash charges); (xv) other interest income (non-core benefits); (xvi) gains and losses on sales of assets and other miscellaneous (non-cash losses and cash gains related to the periodic disposal of assets no longer required for current activities); (xvii) loss (gain) related to minority investments (non-core charges or benefits); (xviii) dollar denominated foreign exchange transaction losses (gains) (non-cash charges or benefits); and (xix) amortization of debt issuance costs (non-cash charges). In addition, the Finisar management projections have adjusted non-GAAP income and non-GAAP income per share for the difference between GAAP income taxes and non-GAAP income taxes.
(2)	All fiscal year periods assume a 52-week year.
(3)

“CY2018” has been prepared using the sum of the implied calendar quarters based on historical fiscal quarter financial data and fiscal quarter projections provided by Finisar. Calendar quarter financials have been prepared using the following formulae based on historical fiscal quarter financial data and fiscal quarter projections provided by Finisar:

CQ1 2018 = (0.326*FQ3 2018) + (0.674*FQ4 2018)

CQ2 2018 = (0.326*FQ4 2018) + (0.674*FQ1 2019)

CQ3 2018 = (0.326*FQ1 2019) + (0.674*FQ2 2019)

CQ4 2018 = (0.326*FQ2 2019) + (0.674*FQ3 2019).

(4)	“CY2019” has been prepared using the following formula based on fiscal year projections provided by Finisar: CY2019 = (0.326*FY2019) + (0.674*FY2020).

The following is a summary of the projected unlevered free cash flow, which is derived from the Finisar management projections summarized in the table above.

(in millions)	Stub FY2019(1)	FY2020	FY2021
Revenue	$649	$1,657	$1,860
Non-GAAP EBITDAS	$101	$380	$478
Non-GAAP EBIT	$50	$258	$344
Non-GAAP NOPAT	$46	$236	$316
Non-GAAP Unlevered Free Cash Flow(2)	$8	$126	$247

(1)	FY2019 stub period is from November 8, 2018 to April 30, 2019.

(2)

“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with net operating profit after tax, or NOPAT, and adding back depreciation and then subtracting change in net working capital and capital expenditures. Net working capital projections used to calculate Unlevered Free Cash Flow are based on FY2017 and FY2018 historical levels. It is also assumed that capital expenditures equal depreciation in the terminal year.

Adjusted Finisar Projections

In connection with its evaluation of the Merger, II-VI made certain adjustments to the assumptions and estimates underlying the Finisar management projections in light of, among other things, the fact that II-VI and Finisar have different fiscal years, the due diligence II-VI conducted on Finisar, and certain macroeconomic and industry trends. II-VI’s adjusted version of the Finisar management projections are referred to in this section of this joint proxy statement/prospectus as the “adjusted Finisar projections.” The adjusted Finisar projections were made available by II-VI management to BofA Merrill Lynch for purposes of its financial analysis and opinion. II-VI directed BofA Merrill Lynch to use and rely upon (and BofA Merrill Lynch accordingly used and relied upon) the adjusted Finisar projections for purposes of its financial analysis and opinion (see “The Merger — Opinion of II-VI’s Financial Advisor” beginning on page 110 of this joint proxy statement/prospectus). The II-VI Board also reviewed and considered the adjusted Finisar projections in connection with its review of BofA Merrill Lynch’s financial analysis at the meeting of the II-VI Board held on November 8, 2018.

The following table presents a summary of the unaudited adjusted Finisar projections.(1)

	FY19	FY20	FY21	FY22(2)	FY23(3)
	(in millions, except per share amounts)
Revenues	$1,377	$1,691	$1,877	$1,979	$2,060
Non-GAAP Adjusted EBITDA	225	354	449	473	493
Non-GAAP Adjusted Earnings Per Share	1.04	1.90	2.54	2.67	2.77
Non-GAAP Unlevered Free Cash Flow(4)	(148)	76	195	211	228

(1)	The Finisar management projections have been adjusted to correspond with II-VI’s fiscal year periods.
(2)	FY22 projections prepared exclusively by II-VI management.
(3)	FY23 projections prepared exclusively by II-VI management.
(4)	Non-GAAP Unlevered Free Cash Flow defined as earnings before interest, taxes and amortization, less taxes, plus depreciation, less change in net working capital and less capital expenditures.

The adjusted Finisar projections were not prepared with a view to public disclosure and are included in this joint proxy statement/prospectus only because such information was made available, in whole or in part, to BofA Merrill Lynch for purposes of its financial analysis and opinion (see “The Merger — Opinion of II-VI’s Financial Advisor” beginning on page 110 of this joint proxy statement/prospectus) and to the II-VI Board.

II-VI Projections

In connection with its evaluation of the Merger, II-VI management prepared certain financial forecasts and unaudited prospective financial information relating to II-VI for the years ending June 30, 2019 through June 30, 2023 on a stand-alone basis, assuming II-VI would continue as an independent company, without giving effect to the Merger, consisting of certain base II-VI projections and II-VI management adjusted II-VI projections, which are, together, referred to in this section of this joint proxy statement/prospectus as the “II-VI projections.” Certain of the II-VI projections for the years ending June 30, 2019 through June 30, 2023 were made available to Barclays and Finisar on or prior to October 23, 2018. The II-VI projections for the year ending June 30, 2019 were subsequently updated by II-VI management and were provided to BofA Merrill Lynch on November 6, 2018 for purposes of its financial analysis and opinion (see “The Merger — Opinion of II-VI’s Financial Advisor” beginning on page 110 of this joint proxy statement/prospectus). II-VI directed BofA Merrill Lynch to use and rely upon (and BofA Merrill Lynch accordingly used and relied upon) the II-VI projections for purposes of its financial analysis and opinion. The II-VI Board also reviewed and considered the II-VI management adjusted II-VI projections at the meeting of the II-VI Board held on November 8, 2018.

The II-VI projections reflect numerous assumptions and estimates that II-VI made in good faith, including, without limitation, (i) that macroeconomic conditions will remain stable, both in the U.S. and globally; (ii) that no major changes occur in U.S. policy, laws and regulations; (iii) that gross margins in the industries served remain stable; (iv) that no new regulatory and business changes occur relating to II-VI’s business and operations; (v) that no major changes in industry pricing trends generally occur; and (vi) certain other matters referred to below under “The Merger — Unaudited Prospective Financial Information — General” beginning on page 125 of this joint proxy statement/prospectus. The base II-VI projections also assume that GAAP as in effect as of the date the base II-VI projections were made applies throughout the projection period.

The following table presents a summary of the base II-VI projections:

	FY19		FY20	FY21	FY22	FY23
	(in millions, except per share amounts)
Revenues	$1,378	(1)	$1,677	$2,025	$2,422	$2,792
EBIT(2)	176	(3)	312	432	582	728
Earnings Per Share	1.93	(4)	3.44	4.76	6.39	8.04

(1)

FY19 revenue figure provided to Barclays and Finisar on October 23, 2018 was $1,375 million. BofA Merrill Lynch was subsequently provided an updated FY19 revenue figure of $1,378 million by II-VI management on November 6, 2018.

(2)	EBIT defined by II-VI management as Earnings Before Interest and Taxes.
(3)

FY19 EBIT figure provided to Barclays and Finisar on October 17, 2018 was $182.2 million. Certain updated financial information (not including GAAP FY19 EBIT) was provided by II-VI to Barclays on October 23, 2018, along with instructions on how to calculate GAAP FY19 EBIT based on the information included in the October 23, 2018 update, which would have resulted in an FY19 EBIT figure of $175.6 million. BofA Merrill Lynch was subsequently provided an updated FY19 EBIT figure of $176.4 million by II-VI management on November 6, 2018.

(4)	FY19 EPS figure provided to Barclays on October 23, 2018 was $1.91. BofA Merrill Lynch was subsequently provided an updated FY19 EPS figure of $1.93 by II-VI management on November 6, 2018.

The following table presents a summary of the II-VI management adjusted II-VI projections:

	FY19		FY20	FY21	FY22	FY23
	(in millions, except per share amounts)
Revenues	$1,378	(5)	$1,677	$2,025	$2,422	$2,792
Adjusted EBITDA(6)	314	(7)	467	608	780	945
Adjusted Earnings Per Share(8)	2.63	(9)	3.95	5.22	6.78	8.19
Unlevered Free Cash Flow(10)	(1	)(11)	50	196	343	481

(5)

FY19 revenue figure provided to Barclays on October 23, 2018 was $1,374.8 million. BofA Merrill Lynch was subsequently provided an updated FY19 revenue figure of $1,378.2 million by II-VI management on November 6, 2018.

(6)	Adjusted EBITDA defined by II-VI management as earnings before interest, taxes, depreciation and amortization, plus stock-based compensation and plus certain one-time costs.
(7)	II-VI did not provide Barclays or Finisar with FY19 adjusted EBITDA figures.
(8)

Adjusted EPS defined by II-VI management as earnings per share, plus after tax amortization of intangibles, plus after tax amortization of non-cash convertible note discount, plus after tax stock-based compensation, plus after tax certain one-time costs.

(9)

FY19 adjusted EPS figure provided to Barclays on October 23, 2018 was $2.70 (see “Unaudited Prospective Financial Information — Barclays Fairness Opinion II-VI Projections”), which amount was calculated for that period only as follows: earnings per share, plus pre-tax amortization of intangibles, stock-based compensation, plus certain one time costs. BofA Merrill Lynch was subsequently provided an updated FY19 adjusted EPS figure of $2.63 by II-VI management on November 6, 2018, which amount was calculated using the methodology described in footnote (8) above. This difference in methodology of non-GAAP related adjustments, mainly related to amortization of non cash convertible note discount and income taxes, between the October 23, 2018 calculation of FY19 and the November 6, 2018 calculation of FY19 resulted in lower FY19 adjusted EPS by approximately $0.09. Thus, while the base II-VI projections for EPS increased by $0.02 between October 23, 2018 and November 6, 2018, the FY19 adjusted EPS projection declined from $2.70 to $2.63 between these dates as a result of this difference in methodology.

(10)

Unlevered Free Cash Flow defined by II-VI management as earnings before interest, taxes and amortization, less taxes, plus depreciation, less change in net working capital and less capital expenditures.

(11)	II-VI did not provide Barclays or Finisar with Unlevered Free Cash Flow figures.

EBIT, Adjusted EBITDA, Adjusted Earnings Per Share and Unlevered Free Cash Flow, as presented above, are each a non-GAAP financial measure. This information was not prepared for public disclosure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. Additionally, non-GAAP financial measures as presented by II-VI may not be comparable to similarly titled measures reported by other companies. In the view of II-VI’s management, the II-VI projections were prepared on a reasonable basis based on the information available to II-VI’s management at the time of their preparation.

Barclays Fairness Opinion II-VI Projections

In connection with its evaluation of the Merger, II-VI management prepared certain financial forecasts and unaudited prospective financial information relating to II-VI for the years ending June 30, 2019 through June 30, 2023 on a stand-alone basis, assuming II-VI would continue as an independent company, without giving effect to the Merger. The II-VI projections for the years ending June 30, 2019 through June 30, 2023 were made available to Finisar and Barclays on or prior to October 23, 2018, except as set forth in notes 1, 3, 5 and 9 of the II-VI projections (see “Unaudited Prospective Financial Information — II-VI Projections” beginning on page 121 of this joint proxy statement/prospectus). Barclays made certain adjustments and calculated certain amounts based on the II-VI projections made available to Finisar and Barclays on or prior to October 23, 2018, except as set forth in notes 1, 3, 5 and 9 of the II-VI projections, which adjusted and calculated amounts are referred to in this section of this joint proxy statement/prospectus as the “Barclays Fairness Opinion II-VI projections.” Barclays used and relied upon, among other things, the Barclays Fairness Opinion II-VI projections for purposes of its financial analysis and opinion (see “The Merger — Opinion of Finisar’s Financial Advisor” beginning on page 100 of this joint proxy statement/prospectus).

The following table presents a summary of the unaudited Barclays Fairness Opinion II-VI projections:

	FY19		FY20	FY21	FY22	FY23
	(in millions, except per share amounts)
Revenues	$1,375		$1,677	$2,025	$2,422	$2,792
Adjusted EBITDA(1)	303	(2)	467	608	780	945
Adjusted Earnings Per Share(3)(4)	2.70		3.80	5.07	6.63	8.17
Unlevered Free Cash Flow(5)	35		86	256	408	541

(1)

Adjusted EBITDA defined by II-VI management as earnings before interest, taxes, depreciation and amortization, plus stock-based compensation and certain one-time costs related to certain acquisition costs.

(2)

A figure for FY19 adjusted EBITDA was not included in the II-VI projections made available by II-VI to Finisar and Barclays on or prior to October 23, 2018. Based on the II-VI projections made available by II-VI to Finisar and Barclays on or prior to October 23, 2018, Barclays calculated FY19 adjusted EBITDA of $303 million.

(3)

Adjusted Earnings Per Share defined by II-VI management for FY19 as earnings per share, plus pre-tax amortization of intangibles, stock-based compensation, plus certain one-time costs related to certain acquisition costs. Adjusted Earnings Per Share defined by II-VI management for FY20 through FY23 as earnings per share, plus after tax amortization of intangibles, plus after tax amortization of non-cash convertible note discount, plus after tax stock-based compensation, plus after tax certain one-time costs related to certain acquisition costs.

(4)

The Barclays Fairness Opinion II-VI projections have subtracted, from the adjusted EPS figures included in the II-VI projections made available by II-VI to Finisar and Barclays on or prior to October 23, 2018, amortization of non-cash convertible note discount of $0.15, $0.15, $0.15, and $0.02 per share for FY20, FY21, FY22 and FY23, respectively.

(5)

II-VI did not provide Barclays or Finisar with Unlevered Free Cash Flow figures. Barclays calculated Unlevered Free Cash Flow figures based on the II-VI projections made available by II-VI to Finisar and Barclays on or prior to October 23, 2018. Barclays calculated Unlevered Free Cash Flow as EBITA, minus taxes, plus depreciation, minus change in net working capital, minus capital expenditures. EBITA is calculated by subtracting depreciation from adjusted EBITDA.

Neither the II-VI projections nor the Barclays Fairness Opinion II-VI projections were prepared with a view to public disclosure and are included in this joint proxy statement/prospectus only because such information was made available, in whole or in part, for purposes of Barclays’ financial analysis and opinion (see “The Merger — Opinion of Finisar’s Financial Advisor” beginning on page 100 of this joint proxy statement/prospectus) and to the Finisar Board.

II-VI Combined Company Projections

In connection with its evaluation of the Merger, II-VI management prepared certain pro forma financial forecasts and unaudited prospective financial information relating to II-VI and Finisar as a combined company for the years ending June 30, 2020 through June 30, 2023, giving effect to the Merger, which are referred to in this section of this joint proxy statement/prospectus as the “II-VI combined company projections.” The II-VI combined company projections were provided to BofA Merrill Lynch for purposes of its financial analysis (see “The Merger — Opinion of II-VI’s Financial Advisor” beginning on page 110 of this joint proxy statement/prospectus). II-VI directed BofA Merrill Lynch to use and rely upon (and BofA Merrill Lynch accordingly used and relied upon) the II-VI combined company projections for purposes of its financial analysis. The II-VI Board also reviewed and considered the II-VI combined company projections at the meeting of the II-VI Board held on November 8, 2018.

The II-VI combined company projections reflect numerous assumptions and estimates that II-VI made in good faith in connection with the preparation of the adjusted Finisar projections and the II-VI management adjusted II-VI projections as more fully described in “— Adjusted Finisar Projections” and “— II-VI Projections” beginning on pages 120 and 121, respectively, of this joint proxy statement/prospectus. Additionally, the II-VI combined company projections reflect estimated cost synergies per year after completing the Merger due to increased operating efficiencies and leveraging economies of scale, which increase to approximately $150 million per year within 36 months of completing the Merger and thereafter.

It is important to note that certain items are not included in the II-VI combined company projections in any years. The intercompany revenue between II-VI and Finisar is not eliminated in the II-VI combined company projections. The II-VI combined company projections also do not include expenses related to stock-based compensation, historic amounts for acquired amortization, the costs of achieving the stated synergies, the non-cash portion of taxes, any of the income statement effects of Purchase Price Accounting including the inventory step up, amortization of intangibles and the appreciation of property, plant, and equipment, and any of the transaction fees of both companies related to the Merger including those to establish the financing. The unaudited and estimated amounts for the intercompany revenue elimination and the effects of the Purchase Price Accounting are shown in the unaudited pro forma condensed combined financial information as of June 30, 2018 in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167 of this joint proxy statement/prospectus.

The following table presents a summary of the II-VI combined company projections:

	FY20	FY21	FY22	FY23
	(in millions, except per share amounts)
Pro Forma Revenues(1)	$3,368	$3,903	$4,401	$4,852
Pro Forma Adjusted EBITDA(2)	856	1,157	1,403	1,587
Pro Forma Adjusted Net Income(3)	440	678	877	1,029
Pro Forma Adjusted Earnings Per Share(4)	4.41	6.63	8.44	9.77

(1)

Pro Forma Revenues reflects the sum of Revenues per the II-VI management adjusted II-VI projections and Revenues per the adjusted Finisar projections. Does not include any intercompany revenue eliminations between Finisar and II-VI.

(2)

Pro Forma Adjusted EBITDA reflects the sum of Adjusted EBITDA per the II-VI management adjusted II-VI projections, Adjusted EBITDA per the adjusted Finisar projections and estimated cost synergies anticipated to be realized in each period.

(3)

Pro Forma Adjusted Net Income reflects the sum of II-VI adjusted net income (calculated as net income plus amortization of intangibles, plus amortization of non-cash convertible note discount, plus stock-based compensation, plus certain one-time costs), Non-GAAP Net Income per the Finisar management projections (as adjusted by II-VI management to correspond with II-VI’s fiscal year periods and for certain macroeconomic and industry trends), the estimated after-tax cost synergies anticipated to be realized in each period, and the impact of the interest from the anticipated financing for the Merger. These projections do not include stock compensation, amortization of non-cash convertible note discount (for this presentation only), historic amounts for acquired amortization, the costs of achieving the stated synergies, the non-cash portion of taxes, any of the income statement effects of Purchase Price Accounting including the inventory step up, amortization of intangibles and the appreciation of property, plant, and equipment, and any of the transaction fees of both companies related to the Merger including those to establish the financing.

(4)

Pro Forma Adjusted EPS reflects Pro Forma Adjusted Net Income divided by the anticipated number of II-VI diluted shares outstanding after giving effect to the anticipated financing of the Merger and the redemption or repayment of the outstanding Finisar Convertible Notes (the latter for this presentation only).

Pro Forma Adjusted EBITDA, Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings Per Share, as presented above, are each a non-GAAP financial measure. This information was not prepared for public disclosure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. Additionally, non-GAAP financial measures as presented by II-VI may not be comparable to similarly titled measures reported by other companies. In the view of II-VI’s management, the II-VI combined company projections were prepared on a reasonable basis based on the information available to II-VI’s management at the time of their preparation.

General

Neither II-VI nor Finisar generally publishes its business plans and strategies or makes external disclosures of its anticipated financial position or results of operations due to, among other reasons, the uncertainty of the underlying assumptions and estimates, other than, (i) in the case of II-VI, providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in its regular earnings press releases and other investor materials and (ii) in the case of Finisar, providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current quarter in its regular earnings press releases and other investor materials.

The summaries of the parties’ respective projections included above are provided to give Finisar stockholders and II-VI shareholders access to certain non-public information that was made available to Finisar, II-VI and their respective boards of directors and financial advisors in connection with the parties’ evaluation of the Merger, and are not included in this joint proxy statement/prospectus to influence any Finisar stockholder or II-VI shareholder to make any investment decision with respect to the Merger or for any other purpose or to vote for or against the Merger Proposal or the Share Issuance Proposal, as applicable. The parties’ projections were, in general, prepared solely for internal use and are subjective in many respects and thus subject to interpretation. While presented with numerical specificity, the parties’ projections are estimates of future performance and not historical facts. The parties’ projections reflect numerous assumptions and estimates that the parties preparing such projections made in good faith at the time such projections were prepared with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the applicable party. These assumptions are inherently uncertain, were made as of the date the parties’ projections were prepared, and may not be reflective of actual results, either since the date such projections were prepared, now or in the future, in light of changed circumstances, economic conditions, or other developments. Realization of such assumptions is inherently uncertain and may be beyond the control of Finisar, II-VI or their respective subsidiaries. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the parties’ projections were prepared. The parties’ projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Finisar or II-VI, as applicable. The inclusion of the parties’ projections in this joint proxy statement/prospectus should not be regarded as an indication that the boards of directors of Finisar or II-VI, advisors of Finisar or II-VI or any other person considered, or now considers, such projections to be material or to be a reliable prediction of actual results, and such projections should not be relied upon as such.

Important factors that may affect actual results and cause the parties’ projections not to be achieved include risks and uncertainties relating to Finisar’s and II-VI’s businesses (including their abilities to achieve their respective strategic goals, objectives and targets over applicable periods, industry conditions, the legal and regulatory environment, general business and economic conditions and other factors described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 47 and 60, respectively, of this joint proxy statement/prospectus, as well as the risk factors with respect to Finisar’s and II-VI’s respective businesses contained in their most recent SEC filings, which you are urged to review, which may be found as described under “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus). In the view of Finisar’s management, the Finisar management projections were prepared on a reasonable basis based on the information available to Finisar’s management at the time of their preparation. In addition, the parties’ projections cover multiple future years, and such information by its nature is less reliable in predicting each successive year. The parties’ projections also do not take into account any circumstances or events occurring after the date on which they were prepared, and do not give effect to the transactions contemplated by the Merger Agreement, including the Merger. The parties’ projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the parties’ projections. Accordingly, there can be no assurance that the parties’ projections will be realized or that actual results will not be significantly higher or lower than projected.

The parties’ projections were not prepared with a view toward complying with GAAP (including because certain metrics are non-GAAP measures as discussed above), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Finisar’s nor II-VI’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, reviewed, audited, applied or performed any procedures with respect to either party’s projections, nor has any of them expressed any opinion or any other form of assurance on either party’s projections or the achievability of the results reflected in either party’s projections, and none of them assumes any responsibility for, and each of them disclaims any association with, either party’s projections. The reports of Finisar’s and II-VI’s independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to Finisar’s and II-VI’s historical financial information, respectively, and no such report extends to either party’s projections or should be read to do so. The parties’ projections include non-GAAP financial measures.

The inclusion of the parties’ respective projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Finisar, II-VI or their respective affiliates, officers, directors, employees, advisors or other representatives considered either party’s projections to be predictive of actual future events, and the parties’ respective projections should not be relied on as such. None of Finisar, II-VI or their respective affiliates, officers, employees, directors, advisors or other representatives can give you any assurance that actual results will not differ from the parties’ respective projections, and none of Finisar, II-VI or their respective affiliates, officers, employees or directors undertakes any obligation to update or otherwise revise or reconcile either party’s projections to reflect circumstances existing after the date the parties’ respective projections were prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the parties’ respective projections are not realized, shown to be in error or not be appropriate. Neither Finisar nor II-VI intends to publicly update or make any other revision to either party’s projections. None of Finisar, II-VI or any of their respective affiliates, officers, employees, directors, advisors or other representatives has made or makes any representation to any Finisar stockholder, II-VI shareholder or any other person regarding

Finisar’s or II-VI’s ultimate performance compared to either party’s projections or that the results reflected therein will be achieved. Neither Finisar nor II-VI has made any representation to the other, in the Merger Agreement or otherwise, concerning the parties’ respective projections. For the reasons described above, readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on either party’s projections.

Regulatory Approvals

General

Each of II-VI and Finisar has agreed to use its reasonable best efforts to cause the closing of the Merger to occur, which “reasonable best efforts” of II-VI include promptly opposing any motion or action for an injunction against the Merger, including any legislative, administrative or judicial action, and taking all steps necessary to have vacated, lifted, reversed, overturned, avoided, eliminated or removed any decree, judgment, injunction or other order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by the Merger Agreement under the HSR Act, or other federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or orders; provided that such efforts shall not require II-VI to make certain divestitures or agree to make certain divestitures or other limitations or take any other action that, individually or in the aggregate, would have a material adverse effect on II-VI and Finisar, taken as a whole, after the consummation of the transactions. See “The Merger Agreement — Efforts to Complete the Merger” beginning on page 152 of this joint proxy statement/prospectus.

The obligation of each of II-VI and Finisar to effect the Merger is conditioned upon, among other things, (i) the expiration or early termination of the waiting period under the HSR Act relating opt the transactions contemplated by the Merger Agreement and (ii) receipt of all other consents, approvals, licenses, permits, certificates, orders or authorizations of any governmental authority under certain specified federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or orders. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 157 of this joint proxy statement/prospectus.

Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities

Under the HSR Act, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period.

At any time before or after the Merger is completed, the FTC or DOJ could take action under the antitrust laws in opposition to the Merger, including seeking to enjoin completion of the Merger, condition approval of the Merger upon the divestiture of assets of II-VI, Finisar or their respective subsidiaries or impose restrictions on II-VI’s post-Merger operations. In addition, U.S. state attorneys general could take such action under the antitrust laws as they deem necessary or desirable in the public interest including, without limitation, seeking to enjoin completion of the Merger or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the antitrust laws under some circumstances.

The State Administration of Market Regulation in China

Under the Chinese Anti-monopoly Law of the People’s Republic of China of 2008 (as amended), transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by the State Administration of Market Regulation in China (“SAMR”). II-VI and Finisar have sufficient revenues in China to exceed the statutory thresholds, and completion of the Merger is therefore conditioned upon SAMR approval.

The Federal Cartel Office of the Federal Republic of Germany

Under the German Act against Restraints of Competition of 1958 (Gesetz gegen Wettbewerbsbeschränkungen) (as amended), transactions involving parties with sales above certain revenue levels cannot be completed until they are either reviewed and approved by the Federal Cartel Office of the Federal Republic of Germany (“FCO”) or the relevant waiting periods have expired without the FCO having prohibited the Merger. II-VI and Finisar have sufficient revenues in Germany to exceed the statutory thresholds, and completion of the Merger is therefore conditioned upon either FCO approval or the expiration of the relevant waiting periods.

The Mexican Federal Economic Competition Commission

Under the Mexican Federal Economic Competition Law of 2014 (Ley Federal de Competencia Económica) and its regulations (Disposiciones Regulatorias de la Ley Federal de Competencia Económica), transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by the Mexican Federal Economic Competition Commission (“COFECE”). II-VI and Finisar have sufficient revenues in Mexico to exceed the statutory thresholds, and completion of the Merger is therefore conditioned upon COFECE approval.

The Romanian Competition Council

Under the Romanian Competition Law no. 21/1996 (Lege nr. 21 din 10 aprilie 1996 a Concurenţei — Republicare) (as amended) and Regulation on Economic Concentrations approved by Romanian Competition Council Order No. 431/2017 (Ordinul nr. 431/2017 pentru punerea în aplicare a Regulamentului privind concentrările economice), transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by the Romanian Competition Council (“RCC”). II-VI and Finisar have sufficient revenues in Romania to exceed the statutory thresholds, and completion of the Merger is therefore conditioned upon RCC approval.

Other Governmental Approvals

Neither II-VI nor Finisar is aware of any material governmental approvals or actions that are required for completion of the Merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Timing; Challenges by Governmental and Other Entities

There can be no assurance that any of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that any of the governmental or other entities described above, including the DOJ, U.S. state attorneys general, state insurance regulators and private parties, will not challenge the Merger on antitrust or competition grounds and, if such a challenge is made, there can be no assurance as to its result.

Listing of II-VI Common Stock; Delisting and Deregistration of Finisar Common Stock

II-VI will file a notification of listing of additional shares (or such other form as may be required) with the Nasdaq Global Select Market, where II-VI Common Stock current is traded, with respect to the shares of II-VI Common Stock to be issued in the Merger and cause such shares to be reserved for issuance to be approved for listing on the Nasdaq Global Select Market.

If the Merger is completed, Finisar Common Stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act, and Finisar will no longer be required to file periodic reports with the SEC in respect of the Finisar Common Stock. Prior to the closing of the Merger, Finisar has agreed to cooperate with II-VI and use its commercially reasonable efforts to cause such delisting and deregistration.

Appraisal Rights for Finisar Stockholders

Pursuant to Section 262 of the DGCL, a Finisar stockholder who chooses the Stock Election Consideration for his, her or its shares of Finisar Common Stock, but receives cash and II-VI Common Stock for such shares through the proration adjustment mechanism due to an oversubscription of the Stock Election Consideration, will be entitled to appraisal rights for such shares if such stockholder otherwise complies with the requirements of Section 262 of the DGCL. APPRAISAL RIGHTS WILL NOT BE AVAILABLE TO FINISAR STOCKHOLDERS WHO FAIL TO MAKE AN ELECTION AND RECEIVE THE MIXED ELECTION CONSIDERATION OR TO FINISAR STOCKHOLDERS WHO CHOOSE THE CASH ELECTION CONSIDERATION OR THE MIXED ELECTION CONSIDERATION. THE ONLY CIRCUMSTANCES IN WHICH A FINISAR STOCKHOLDER MAY BE ENTITLED TO APPRAISAL RIGHTS IS IF SUCH STOCKHOLDER CHOOSES THE STOCK ELECTION CONSIDERATION BUT RECEIVES A COMBINATION OF CASH AND SHARES OF II-VI COMMON STOCK THROUGH THE PRORATION MECHANISMS. Finisar stockholders who are entitled to appraisal rights and wish to exercise the right to seek an appraisal of their shares must not vote in favor of the Merger Proposal nor consent thereto in writing, must continuously hold their shares of Finisar Common Stock through the effective date of the Merger, must deliver to Finisar a written demand for appraisal prior to the date of the Finisar Special Meeting and must otherwise comply with the applicable requirements of Section 262 of the DGCL. The appraisal remedy is the right to seek appraisal of the fair value of shares of Finisar Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of shares of Finisar Common Stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that Finisar stockholders would otherwise be entitled to receive under the terms of the Merger Agreement.

The right to seek appraisal will be lost if a Finisar stockholder votes “FOR” the Merger Proposal. However, abstaining or voting against the Merger Proposal is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights.

Finisar stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Finisar by submitting a written demand for appraisal prior to the taking of the vote on the Merger Proposal at the Finisar Special Meeting, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. These procedures are summarized in the section entitled “Appraisal Rights” beginning on page 212 of this joint proxy statement/prospectus. A person having a beneficial interest in shares of Finisar Common Stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps required by Section 262 of the DGCL and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Finisar stockholders that may wish to pursue appraisal rights are urged to consult their legal and financial advisors. However, notwithstanding a Finisar stockholder’s compliance with the DGCL, in perfecting appraisal rights, under Section 262 of the DGCL, assuming Finisar Common Stock remains listed on a national securities exchange immediately prior to the Effective Time, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Finisar Common Stock, or (ii) the value of the consideration provided in the Merger for the total number of shares of Finisar Common Stock entitled to appraisal exceeds $1 million.

No Appraisal or Dissenters’ Rights for II-VI Shareholders

Under Pennsylvania law, as well as the governing documents of II-VI, II-VI shareholders are not entitled to appraisal or dissenters’ rights in connection with the Merger.

Material U.S. Federal Income Tax Consequences

General

The following summary discusses the material U.S. federal income tax consequences of the Merger to holders of shares of Finisar Common Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated under the Code, administrative interpretations, and judicial decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

This discussion addresses only the consequences of the exchange of shares of Finisar Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a Finisar stockholder in light of the Finisar stockholder’s particular circumstances, or to a Finisar stockholder that is subject to special rules, such as:

•	a bank, thrift, insurance company, or other financial institution;

•	a mutual fund;

•	a tax-exempt organization;

•	a dealer or broker in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting;

•	a person whose functional currency is not the U.S. dollar;

•	certain former citizens or residents of the United States;

•	a real estate investment trust or regulated investment company;

•	a Finisar stockholder that holds its shares of Finisar Common Stock through individual retirement or other tax-deferred accounts;

•	a Finisar stockholder that holds shares of Finisar Common Stock as part of a hedge, appreciated financial position, constructive sale, straddle, or conversion or integrated transaction;

•	a Finisar stockholder that acquired shares of Finisar Common Stock through the exercise of compensatory stock options or stock purchase plans or otherwise as compensation;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax; or

•	a person that is required to report income no later than when such income is reported on an “applicable financial statement.”

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Finisar Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of Finisar Common Stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Finisar Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of Finisar Common Stock and a partner in such partnership should consult their tax advisor regarding the U.S. federal income tax consequences to them resulting from the Merger.

This discussion of material U.S. federal income tax consequences does not provide a complete analysis of all potential tax consequences of the Merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any alternative minimum tax, any non-income tax (including the U.S. federal estate and gift tax laws) or any non-U.S., state or local tax consequences of the Merger or the potential application of the Medicare contribution tax on net investment income. Accordingly, each Finisar stockholder should consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the Merger.

U.S. Federal Income Tax Consequences to U.S. Holders

The receipt of cash, II-VI Common Stock, or both by U.S. holders in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (x) the amount of cash, including cash received in lieu of fractional shares, received in the Merger, and (y) the fair market value of the shares (at the Effective Time) of II-VI Common Stock received in the Merger (if any), and (ii) such U.S. holder’s adjusted tax basis in its shares of Finisar Common Stock exchanged therefor. A U.S. holder’s adjusted tax basis in Finisar Common Stock generally will equal the price the U.S. holder paid for such shares.

If a U.S. holder’s holding period in the shares of Finisar Common Stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized in connection with the Merger is subject to limitations under the Code. If a U.S. holder acquired different blocks of shares of Finisar Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Finisar Common Stock that it holds.

A U.S. holder’s aggregate tax basis in its II-VI Common Stock received in the Merger will equal the fair market value of such shares at the Effective Time, and the U.S. holder’s holding period for such shares will begin on the day after the Merger.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The receipt of cash, II-VI Common Stock, or both by non-U.S. holders in connection with the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, recognized by the non-U.S. holder is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or by attribution, more than 5% of the shares of Finisar Common Stock at any time during the five-year period preceding the Merger, and Finisar is or has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held the shares of Finisar Common Stock.

Gain described in the first bullet point above will be subject to tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A non-U.S. holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, capital gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. Finisar believes that it has not been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Backup Withholding and Information Reporting

Payments made in exchange for shares of Finisar Common Stock (including cash paid in lieu of fractional shares) in connection with the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an Internal Revenue Service (“IRS”) Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

A non-U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) in connection with payments (including cash paid in lieu of fractional shares) made in exchange for shares of Finisar Common Stock unless the non-U.S. holder establishes an exemption, for example, by completing the appropriate IRS Form W-8 for the non-U.S. holder, in accordance with the instructions thereto.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. federal income tax liability of a Finisar stockholder, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon a Finisar stockholder that fails to provide the correct taxpayer identification number.

FATCA

Pursuant to Sections 1471 through 1474 of the Code and related U.S. Treasury guidance commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities generally must comply with information reporting rules and due diligence requirements with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements and due diligence will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends). The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Proposed regulations eliminate this withholding obligation with respect to gross proceeds from dispositions of U.S. common stock.

If FATCA withholding is imposed, a beneficial owner (other than certain foreign financial institutions) generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return and, in the case of a non-financial foreign entity, providing the IRS with certain information regarding its substantial U.S. owners (unless an exception applies). Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

Accounting Treatment of the Merger

In accordance with GAAP, II-VI will account for the Merger using the acquisition method of accounting, with II-VI being considered the acquirer of Finisar for accounting purposes. This means that II-VI will allocate the purchase price to the fair value of Finisar tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually. The operating results of Finisar will be reported as part of the combined company beginning on the closing date of the Merger. The final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed has not yet been completed. The completion of the valuation upon consummation of the Merger could result in significantly different amortization expenses and balance sheet classifications than those presented in II-VI’s unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus

Description of Debt Financing

On November 8, 2018, in connection with its entry into the Merger Agreement, II-VI entered into the Commitment Letter, which was subsequently amended and restated on December 7, 2018 and on December 14, 2018. Subject to the terms and conditions set forth in the Commitment Letter, the Lending Parties have severally committed to provide 100% of up to $2.425 billion in aggregate principal amount of the II-VI Senior Credit Facilities, comprised of (i) a “term a” loan facility of up to $1.0 billion, a portion of which will be available after the closing of the Merger on a delayed draw basis, (ii) a “term b” loan facility of up to $975.0 million and (iii) a revolving credit facility of up to $450.0 million. II-VI currently intends to pay the cash portion of the aggregate Merger Consideration and pay related fees and expenses in connection with the Merger using the proceeds of draws under the II-VI Senior Credit Facilities and cash and short-term investments of II-VI and Finisar. II-VI currently does not intend to draw on the revolving credit facility in order to fund the cash portion of the aggregate Merger Consideration.

The Lead Arrangers’ obligation to provide the debt financing under the Commitment Letter is subject to customary conditions, including, without limitation, the following (subject to certain exceptions and qualifications as set forth in the Commitment Letter):

•	the execution and delivery by all parties thereto of definitive documentation with respect to the II-VI Senior Credit Facilities;

•	a substantially concurrent closing of the Merger with the closing under the II-VI Senior Credit Facilities;

•	the receipt by the Lead Arrangers of certain specified financial statements of II-VI and Finisar; and

•

the accuracy (subject to materiality standards set forth in the Commitment Letter) of certain specified representations and warranties in the Merger Agreement and in the definitive documents with respect to the II-VI Senior Credit Facilities.

The commitments of the Lead Arrangers with respect to the II-VI Senior Credit Facilities will automatically terminate at 11:59 p.m., New York City time, on the first to occur of (i) November 8, 2019 (unless the Merger occurs on or prior thereto), (ii) the date of closing of the Merger without the use of proceeds from the II-VI Senior Credit Facilities or (iii) the date on which II-VI delivers written notice to terminate its obligations under the Merger Agreement pursuant to the terms thereof or the date that the Merger Agreement is terminated.

The documentation governing the II-VI Senior Credit Facilities has not been finalized and, accordingly, the actual terms of the II-VI Senior Credit Facilities may differ from those described herein or in the Commitment Letter as a result of the syndication process. Although the debt financing described in this joint proxy statement/prospectus is not subject to a due diligence or “market out,” such financing may not be considered assured. The obligation of the Lead Arrangers to provide the debt financing under the Commitment Letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the II-VI Senior Credit Facilities may not be funded when required or at all. As of the date of this joint proxy statement/prospectus, no alternative financing arrangements have been made in the event the II-VI Senior Credit Facilities are not available, and any such alternative financing arrangements may not be available on acceptable terms, or at all, if the II-VI Senior Credit Facilities are not consummated.

Treatment of Finisar Convertible Notes

As of the date of this joint proxy statement/prospectus, Finisar has outstanding approximately $1.1 million aggregate principal amount of 2033 Notes and $575.0 million aggregate principal amount of 2036 Notes.

At the consummation of the Merger and pursuant to the Indentures, II-VI, the Surviving Corporation and the Trustee will enter into supplemental indentures to the Indentures. The respective supplemental indentures will comply with the applicable terms of the Indentures and will, among other things, provide that (y) at and after the Effective Time, the right to convert each $1,000 principal amount of the applicable Finisar Convertible Notes will be changed into a right to convert such principal amount of the applicable Finisar Convertible Notes into the weighted average of the types and amounts of consideration received by holders of Finisar Common Stock that affirmatively make an election to receive Cash Election Consideration, Stock Election Consideration or Mixed Election Consideration that a holder of a number of shares of Finisar Common Stock equal to the applicable conversion rate immediately prior to the consummation of the Merger would have owned or been entitled to receive in connection with the Merger (the “Reference Property”) and (z) II-VI fully and unconditionally guarantees, on a senior unsecured basis, the Finisar Convertible Notes.

Pursuant to the terms of the Indentures, consummation of the Merger will constitute a “Fundamental Change” and a “Make Whole Fundamental Change.” As a result, pursuant, and subject, to the terms and conditions of the Indentures, each holder of Finisar Convertible Notes will have the right, at such holder’s option, to require Finisar (or its successor) to repurchase, at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the repurchase date (the “Merger Repurchase Date”), any or all of such holder’s Finisar Convertible Notes on the date specified by Finisar that is not less than 20 business days and not more than 35 business days after the date of Finisar’s notice of consummation of the Merger delivered to holders of Finisar Convertible Notes pursuant to the terms of the Indentures (the “Fundamental Change Notice”). The Fundamental Change Notice must be delivered on or before the 20th business day after the Effective Time. Alternatively, pursuant, and subject, to the terms and conditions of the Indentures, all or any portion of a holder’s Finisar Convertible Notes may be surrendered for conversion at any time from or after the date that is 25 scheduled trading days prior to the anticipated effective date of the Merger (or, if later, the business day after Finisar provides the notice of the effective date of the Merger) until (i) with respect to the 2033 Notes, the earlier of the redemption date discussed below and the Merger Repurchase Date and (ii) with respect to the 2036 Notes, the Merger Repurchase Date. Pursuant to the terms of the 2036 Notes Indenture, if a holder of 2036 Notes elects to convert its 2036 Notes in connection with the consummation of the Merger, then, pursuant, and subject, to the terms and conditions of the 2036 Notes Indenture, the conversion rate may be increased on such 2036 Notes.

Because the consummation of the Merger will constitute a “Fundamental Change” and a “Make Whole Fundamental Change” pursuant to the terms of the Indentures, holders of the Finisar Convertible Notes will be permitted to choose, pursuant, and subject, to the terms and conditions of the Indentures (i) to convert their Finisar Convertible Notes, (ii) to require Finisar to repurchase their Finisar Convertible Notes for a price equal to 100% of their principal amount, together with accrued and unpaid interest to, but excluding, the repurchase date, or (iii) to continue holding their Finisar Convertible Notes until maturity or until they are otherwise redeemed, repurchased, or converted pursuant to the terms of the applicable Indenture. Neither II-VI, Merger Sub, Finisar nor any of their respective affiliates or representatives have made, or intend to make, any recommendation to any holder of Finisar Convertible Notes regarding this election.

In addition, the 2033 Notes Indenture provides that at any time on or after December 22, 2018, Finisar may elect to redeem, in whole or in part, the outstanding 2033 Notes; provided, however, that a holder of 2033 Notes that are called for redemption that are also convertible pursuant to the terms and conditions of the 2033 Notes Indenture may, subject to the terms and conditions of the 2033 Notes Indenture, surrender those 2033 Notes for conversion at any time prior to the close of business on the business day preceding the redemption date. In the event any 2033 Notes are not otherwise redeemed, repurchased, or converted pursuant to the terms of the 2033 Notes Indenture prior to the consummation of the Merger, II-VI plans to cause the redemption of all 2033 Notes that are outstanding upon the consummation of the Merger in accordance with the terms of the 2033 Notes Indenture and any applicable supplemental indenture as promptly as practicable following the consummation of the Merger. Accordingly, II-VI expects that all such outstanding 2033 Notes will be redeemed on or about the 20th day following the consummation of the Merger.

The 2036 Notes Indenture provides that, other than in connection with a “Fundamental Change” as described above, holders of the 2036 Notes do not have an option to require Finisar to repurchase any 2036 Notes held by them until December 15, 2021. Finisar does not have an option to redeem, in whole or in part, outstanding 2036 Notes until December 22, 2021.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Finisar or II-VI. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Finisar and II-VI make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus.

Explanatory Note Regarding Representations, Warranties and Covenants in the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Finisar and II-VI contained in this joint proxy statement/prospectus or in the public reports of Finisar and II-VI filed with the SEC may supplement, update or modify the factual disclosures about Finisar and II-VI contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Finisar, II-VI and Merger Sub are qualified and subject to important limitations agreed to by Finisar, II-VI and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with a purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party or parties prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders or stockholders, as applicable, and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure letters that Finisar and II-VI each delivered to each other in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement.

Structure and Effects of the Merger

The Merger Agreement provides for the Merger, in which Merger Sub will be merged with and into Finisar, with Finisar surviving the Merger as a wholly-owned subsidiary of II-VI. At the Effective Time, the separate corporate existence of Merger Sub will cease, and the Surviving Corporation will continue its corporate existence under the laws of the State of Delaware and succeed to and assume all of the rights and obligations of Finisar and Merger Sub in accordance with the DGCL.

At the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Finisar and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of Finisar and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the certificate of incorporation set forth as Exhibit A to the Merger Agreement and the bylaws set forth on Exhibit B to the Merger Agreement will be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, in each case, until amended in accordance with applicable law and the certificate of incorporation and bylaws, as applicable. At the Effective Time, the directors of Merger Sub and the officers of Finisar immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in accordance with the Surviving Corporation’s certificate of incorporation, bylaws and applicable law.

The Merger Agreement provides that, at the Effective Time, the II-VI Board will appoint three members of the Finisar Board as of November 8, 2018 to serve on the II-VI Board (the “Finisar Designees”). Each Finisar Designee will be mutually agreed upon by II-VI and Finisar, acting in good faith. In addition, the Corporate Governance and Nominating Committee of the II-VI Board previously will have reasonably approved the appointment of the Finisar Designees to the II-VI Board, which also will have previously recommended the appointment of the Finisar Designees to the full II-VI Board. The total number of directors on the II-VI Board at the Effective Time will be no more than 11 persons. As of the date hereof, the identity of the Finisar Designees has not been determined by II-VI and Finisar. Also at the Effective Time, the II-VI Board will have four committees, consisting of an Audit Committee, a Compensation Committee, a Subsidiary Committee and a Corporate Governance and Nominating Committee. Each such committee will include at least one Finisar Designee.

Completion and Effectiveness of the Merger

The Merger will be completed and become effective at such time as the certificate of merger for the Merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as agreed to by Finisar and II-VI and specified in the certificate of merger for the Merger). Unless the parties otherwise mutually agree or the Merger Agreement is otherwise terminated pursuant to its terms, completion of the Merger will occur on the second business day following the later of the following:

•

the satisfaction or, to the extent permissible under law, waiver of the conditions to the closing of the Merger set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by law, waiver of such conditions at such time) described under “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 157 of this joint proxy statement/prospectus; and

•

the earlier to occur of (i) any business day during the Marketing Period (as defined in the section entitled “The Merger Agreement — Financing” beginning on page 153 of this joint proxy statement/prospectus) to be specified by II-VI to Finisar on no less than three business days’ prior written notice to Finisar and (ii) the business day following the last day of the Marketing Period, but in each case subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the closing of the Merger set forth in the Merger Agreement.

As of the date of this joint proxy statement/prospectus, II-VI and Finisar expect that the Merger will be completed approximately in the middle of 2019. However, completion of the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to closing of the Merger set forth in the Merger Agreement. There can be no assurances as to when, or if, the Merger will occur. If the Merger is not completed on or before the end date of November 8, 2019, either II-VI or Finisar may terminate the Merger Agreement, but such right to terminate the Merger Agreement after the end date will not be available to II-VI or Finisar, as applicable, if that party’s failure to fulfill any of its obligations under the Merger Agreement has been a principal cause of or results in the failure of the Merger to occur by that time. See “The Merger Agreement — Conditions to Completion of the Merger” and “The Merger Agreement — Termination of the Merger Agreement” beginning on pages 157 and 158, respectively, of this joint proxy statement/prospectus.

Merger Consideration

At the Effective Time, each outstanding share of Finisar Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Stockholder Shares and Excluded Shares), will be converted into the right to receive, at the election of the holder of such share of Finisar Common Stock, (a) Cash Election Consideration, consisting of $26.00 in cash, without interest (subject to the proration adjustment procedures described in this joint proxy statement/prospectus), (b) Stock Election Consideration, consisting of 0.5546 validly issued, fully paid and non-assessable shares of II-VI Common Stock (subject to the proration adjustment procedures described in this joint proxy statement/prospectus), or (c) Mixed Election Consideration, consisting of $15.60 in cash, without interest, and 0.2218 validly issued, fully paid and non-assessable shares of II-VI Common Stock; provided, that Finisar stockholders who are otherwise entitled to receive fractional shares of II-VI Common Stock as part of the Merger Consideration will receive cash in lieu of such fractional shares of II-VI Common Stock.

As further described below in the section entitled “The Merger Agreement — Election Procedures” beginning on page 139 of this joint proxy statement/prospectus, and as provided in more detail in the Merger Agreement, holder of record of shares of Finisar Common Stock (not including the Dissenting Stockholder Shares or the Excluded Shares, but including holders of Participating RSUs) will, until the Election Deadline, be entitled to elect to receive either Cash Election Consideration (a “Cash Election”), Stock Election Consideration (a defined above, a “Stock Election”), or Mixed Election Consideration (a “Mixed Election”), in exchange for each share of Finisar Common Stock held by him or her that was issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) (including with respect to such holder’s Participating RSUs held by such holder prior to the Effective Time), subject to proration procedures described below and in further detail in the Merger Agreement. Holders entitled to make an election that fail to do so or that make an untimely election (or who otherwise are deemed not to have submitted an effective form of election) will be deemed to have elected for Mixed Election Consideration. The Exchange Agent has reasonable discretion to determine whether a Stock Election, Cash Election or Mixed Election has been properly made in respect of any shares of Finisar Common Stock (including with respect to Participating RSUs). For more information regarding the Election Deadline, see the section entitled “The Merger Agreement — Election Procedures” beginning on page 139 of this joint proxy statement/prospectus.

Stock Elections and Cash Elections are subject to the proration adjustment procedures described in this joint proxy statement/prospectus to ensure that the aggregate Merger Consideration will consist of approximately 60% cash and approximately 40% II-VI Common Stock (with the II-VI Common Stock valued at the closing price as of November 8, 2018).

Proration may be applied in certain circumstances, including as follows:

If (i) the product of the number of Cash Electing Shares multiplied by the Cash Election Consideration (before giving effect to any proration adjustment) (the “Cash Election Amount”) exceeds (ii) the Available Cash Election Amount, then:

(A)	all Stock Electing Shares will be converted into the right to receive the Stock Election Consideration (without further proration);

(B)	all Mixed Consideration Shares will be converted into the right to receive the Mixed Election Consideration (without further proration); and

(C)	the following consideration will be paid in respect of each Cash Electing Share:

•	an amount of cash equal to the quotient of (1) the Available Cash Election Amount divided by (ii) the number of Cash Electing Shares; and

•

a number of shares of II-VI Common Stock equal to the quotient of (1) the difference of the Available Stock Election Amount less the Stock Election Amount divided by (2) the number of Cash Electing Shares.

If the Available Cash Election Amount exceeds the Cash Election Amount, then:

(A)	all Cash Electing Shares will be converted into the right to receive the Cash Election Consideration (without further proration);

(B)	all Mixed Consideration Shares will be converted into the right to receive the Mixed Election Consideration (without further proration); and

(C)	the following consideration will be paid in respect of each Stock Electing Share:

•	an amount of cash equal to the quotient of (1) the difference of the Available Cash Election Amount less the Cash Election Amount divided by (2) the number of Stock Electing Shares; and

•	a number of shares of II-VI Common Stock equal to the quotient of (1) the Available Stock Election Amount divided by (2) the number of Stock Electing Shares.

The “Available Cash Election Amount” means (i) the product of $15.60 multiplied by the number of total outstanding shares of Finisar Common Stock as of the Effective Time (excluding the Excluded Shares, but including the number of Dissenting Stockholder Shares, Net Option Shares and Participating RSUs) minus (ii) the aggregate amount of cash to be paid in respect of all shares of Finisar Common Stock with respect to which either a Mixed Election was made and not revoked or with respect to which no election was made (together with the Mixed Election RSUs, the “Mixed Consideration Shares”) (assuming that all Dissenting Stockholder Shares and all Net Option Shares are Mixed Consideration Shares).

The “Available Stock Election Amount” means (i) the product of 0.2218 multiplied by the number of total outstanding shares of Finisar Common Stock as of the Effective Time (excluding the Excluded Shares, but including the number of Dissenting Stockholder Shares, Net Option Shares and Participating RSUs) minus (ii) the aggregate number of shares of II-VI Common Stock to be paid in respect of all Mixed Consideration Shares (assuming that all Dissenting Stockholder Shares and all Net Option Shares are Mixed Consideration Shares).

The “Cash Election Amount” means the product of (i) the number of Cash Electing Shares multiplied by (ii) the Cash Election Consideration (before giving effect to any proration adjustment pursuant to the Merger Agreement).

The “Stock Election Amount” means the product of (i) the number of Stock Electing Shares multiplied by (ii) the Stock Election Consideration (before giving effect to any proration adjustment pursuant to the Merger Agreement).

Election Procedures

II-VI has selected American Stock Transfer and Trust Company to serve as the Exchange Agent to, among other things, handle the exchange of shares of Finisar Common Stock for the Merger Consideration and any cash in lieu of fractional shares, in each case deliverable in respect thereof pursuant to the Merger Agreement.

At least 20 business days prior to the anticipated Election Deadline, II-VI will provide a form of election to each holder of record of shares of Finisar Common Stock (not including the Dissenting Stockholder Shares or the Excluded Shares, but including holders of Participating RSUs) of the procedure for exercising his, her or its right to make an election. To be effective, a form of election must be properly completed, signed and submitted to the Exchange Agent by the Election Deadline. The “Election Deadline” is 5:00 p.m., New York City time, on the date that the parties to the Merger Agreement agree is as near as practicable to two business days preceding the closing date of the Merger. Finisar may waive the Election Deadline so long as it is waived with respect to all holders entitled to make an election of Merger Consideration and the new election deadline is publicly disclosed to all such holders on a date agreed to by II-VI. In any event, II-VI must give its prior written consent to any such waiver.

Any holder entitled to make an election of Merger Consideration may, at any time prior to the Election Deadline, revoke such election by written notice that is sent to and received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised form of election. Any holder who has validly revoked his, her or its Merger Consideration election and has not properly submitted a new duly completed form of election will be deemed to have made a Mixed Election. After an election is validly made, any subsequent transfer of shares will automatically revoke such election. The Exchange Agent will determine, in its reasonable discretion, whether any election is not properly made, changed or revoked with respect to any shares of Finisar Common Stock (including with respect to any Participating RSUs).

Exchange Procedures

At or immediately following Effective Time, II-VI will deposit, or cause to be deposited, with the Exchange Agent (i) certificates representing the shares of II-VI Common Stock to be issued as Stock Election Consideration (or appropriate alternative arrangements will be made by II-VI if uncertificated shares of II-VI Common Stock will be issued) and (ii) a cash amount in immediately available funds equal to the aggregate Cash Election Consideration (the “Exchange Fund”).

Promptly (but not later than two business days) after the Effective Time, II-VI will cause the Exchange Agent to send a customary letter of transmittal to each holder of record of a certificate representing shares of Finisar Common Stock for use in the exchange for the Merger Consideration, along with instructions for effecting the surrender of the certificates in exchange for the Merger Consideration. Upon surrender of certificates for cancellation to the Exchange Agent, and upon delivery of a letter of transmittal, duly executed and in proper form with respect to such certificates, and such other documents as may reasonably be required, the holder of such certificates will be entitled to receive the Merger Consideration (subject to the type of election with respect to such shares of Finisar Common Stock and after giving effect to any required tax withholdings) and any cash in lieu of fractional shares. Any holder of book-entry shares will, upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Exchange Agent may reasonably request) be entitled to receive the Merger Consideration (subject to the type of election with respect to such shares of Finisar Common Stock and after giving effect to any required tax withholdings) and any cash in lieu of fractional shares.

As of the Effective Time, the stock transfer books of Finisar will be closed, and there will be no further registration of transfers on the stock transfer books of Finisar of the shares of Finisar Common Stock that were outstanding as of immediately prior to the Effective Time, other than registrations of transfers to reflect, with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, certificates or book-entry shares are presented to the Surviving Corporation, II-VI or the Exchange Agent for any reason, they will be cancelled and, subject to the procedures set forth in the Merger Agreement, exchanged as provided in the Merger Agreement, except as otherwise required by law.

Any portion of the Exchange Fund (including any interest or income thereto) that remains undistributed for one year after the Effective Time will be returned to the Surviving Corporation upon its demand, and any holder of Finisar Common Stock who has not complied with the terms of the Merger Agreement relating to the election and exchange procedures for Merger Consideration may thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration.

Lost, Stolen or Destroyed Shares

If any certificate for shares of Finisar Common Stock have been lost, stolen or destroyed, then, before a Finisar stockholder will be entitled to receive the Merger Consideration and any cash in lieu of fractional shares and any dividends and distributions on such certificate, in each case deliverable in respect thereof pursuant to the Merger Agreement, such stockholder will need to make an affidavit of that fact and, if required by II-VI, post a bond in such reasonable amount as II-VI may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate.

Dissenting Shares

Shares of Finisar Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a Finisar stockholder who has neither voted in favor of the Merger Proposal nor consented thereto in writing and who is entitled to demand, and has properly demanded, appraisal for such shares of Finisar Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (“Dissenting Stockholder Shares”) will not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Stockholder Shares will instead be canceled and cease to exist, and the holders of Dissenting Stockholder Shares will only be entitled to the rights granted to them under the DGCL. If any such holder of Dissenting Stockholder Shares fails to perfect or otherwise withdraws or loses its right to appraisal under Section 262 of the DGCL, then such Dissenting Stockholder Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Mixed Election Consideration for each such Dissenting Stockholder Share, without interest and subject to any withholding of taxes required by applicable law.

Treatment of Finisar Employee Stock Plans

Stock Options

At the Effective Time, each option granted pursuant to Finisar’s 2005 Stock Incentive Plan (as such plan has been further amended and restated) (each, a “Finisar Stock Option”) (or portion thereof) that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) will be cancelled and terminated and converted into the right to receive an amount of Mixed Election Consideration that would be payable to a holder of such number of shares of Finisar Common Stock equal to the quotient of (i) the product of (a) the excess, if any, of $26.00 over the exercise price per share of such Finisar Stock Option multiplied by (b) the number of shares of Finisar Common Stock subject to such Finisar Stock Option, divided by (ii) $26.00 (the “Net Option Shares”).

The payment to each holder of a Finisar Stock Option will be made no later than Finisar’s next payroll date immediately following the closing of the Merger and will be reduced by any applicable tax withholding. The applicable taxes required to be withheld from any such payment will reduce first the cash portion of such payment, with any remaining amount reducing the stock portion of such payment and with the value of any reduction of the stock portion for purposes of such deduction to be determined based on the volume weighted average price per share of II-VI Common Stock (rounded to the nearest cent) on the Nasdaq Global Select Market for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time. At or immediately following the Effective Time, II-VI will deposit, or will cause to be deposited, with Finisar, for the benefit of the holders of Finisar Stock Options, the cash portion of the total Mixed Election Consideration payable with respect to such holders in immediately available funds to be paid through Finisar’s payroll systems.

Each Finisar Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) with an exercise price per share that is in excess of $26.00 will be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Consideration or any other payment.

Restricted Stock Units

As of the Effective Time, each restricted stock unit granted pursuant to Finisar’s 2005 Stock Incentive Plan (as such plan has been further amended and restated) (each, a “Finisar Restricted Stock Unit”) (or portion thereof) that is outstanding and subject to a performance-based vesting condition that relates solely to the value of Finisar Common Stock will, to the extent such Finisar Restricted Stock Unit vests in accordance with its terms in connection with the Merger (the “Participating RSUs”), be cancelled and extinguished and converted into the right to receive the Cash Election Consideration, the Stock Election Consideration or the Mixed Election Consideration at the election of the holder of such Participating RSUs, subject to the proration adjustment procedures described in this joint proxy statement/prospectus (as applicable, the “Cash Election RSUs,” the “Stock Election RSUs” or the “Mixed Election RSUs”).

As of the Effective Time, each Finisar Restricted Stock Unit (or portion thereof) that is subject to a performance-based vesting condition that relates solely to the value of Finisar Common Stock but does not vest in accordance with its terms in connection with the Merger will be cancelled and extinguished without any right to receive the Merger Consideration or any other payment.

At the Effective Time, each Finisar Restricted Stock Unit (or portion thereof) that is outstanding and unvested and does not vest in accordance with its terms in connection with the Merger and is either (x) subject to time-based vesting requirements only or (y) subject to a performance-based vesting condition other than the value of Finisar Common Stock will be assumed by II-VI (each, an “Assumed RSU”). Each Assumed RSU will be subject to substantially the same terms and conditions as applied to the related Finisar Restricted Stock Unit immediately prior to the Effective Time, including the vesting schedule (and the applicable performance-vesting conditions in the case of a grant contemplated by clause (y) of the preceding sentence) and any provisions for accelerated vesting applicable thereto, except that the number of shares of II-VI Common Stock subject to each Assumed RSU will be equal to the product of (i) the number of shares of Finisar Common Stock underlying such unvested Finisar Restricted Stock Unit award as of immediately prior to the Effective Time multiplied by (ii) the sum of (a) 0.2218 plus (b) the quotient obtained by dividing (1) $15.60 by (2) the volume weighted average price per share of II-VI Common Stock (rounded to the nearest cent) on the Nasdaq Global Select Market for the ten (10) consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time (with the resulting number, rounded down to the nearest whole share). As soon as practicable after the Effective Time, II-VI will deliver to each holder of a Finisar Restricted Stock Unit that will be assumed by II-VI appropriate notices setting forth the number of shares of II-VI Common Stock subject to each Assumed RSU then held by such holder.

Finisar ESPP

Finisar has agreed to take such action as soon as practicable following the date of the Merger Agreement as may be necessary to: (i) cause any offering period (or similar period during which shares may be purchased) underway as of the date of the Merger Agreement under Finisar’s 2009 Employee Stock Purchase Plan (the “Finisar ESPP”) to be the final offering period under the Finisar ESPP, and the current offering period underway to be terminated no later than the business day immediately preceding the anticipated closing date of the Merger (the “Final Exercise Date”); and (ii) cause each participant’s outstanding purchase right under the Finisar ESPP to be exercised as of the Final Exercise Date. Accordingly, the purchase date for the current offering period under the Finisar ESPP will occur as scheduled in December 2018 and will follow the same guidelines as the prior purchases. No new offering periods will occur under the Finisar ESPP thereafter.

Representations and Warranties

The Merger Agreement contains substantially reciprocal representations and warranties of II-VI and Merger Sub, on the one hand, and Finisar, on the other hand, regarding, among other things:

•	due organization, valid existence, good standing and qualification to do business, and corporate power and authority;

•	ownership of subsidiaries and due organization, valid existence, good standing and qualification to do business, and corporate power and authority of subsidiaries;

•	capitalization;

•	corporate authorization of the Merger Agreement and the Merger (and the other transactions contemplated by the Merger Agreement) and the valid, binding and enforceable nature of the Merger Agreement;

•

the absence of any conflict with, violation or breach of, default (with or without notice or lapse of time or both) under, right of any material payment or material reimbursement, termination, cancellation, modification or acceleration of, or creation or imposition of any lien (other than permitted liens) upon any of the assets or properties of such party under any terms, conditions, or provisions of (i) any provision of such party’s organizational or governance documents, (ii) laws or orders applicable to such party and its assets and properties, or (iii) any of such party’s material contracts, in each case, based on the execution and delivery or performance of the Merger Agreement or the consummation of the transactions contemplated thereby;

•	required consents and approvals from governmental entities;

•	SEC filings and documents, the absence of material misstatements or omissions in such filings and documents, and compliance of such filings with legal requirements;

•	financial statements;

•	maintenance and effectiveness of internal controls and disclosure controls and procedures;

•	since June 30, 2018, in the case of II-VI, and April 29, 2018, in the case of Finisar, the absence of any II-VI Material Adverse Effect or Finisar Material Adverse Effect, respectively;

•	absence of “off balance sheet arrangements,” subject to certain exceptions;

•	absence of certain legal proceedings, investigations and governmental orders;

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

•	brokers’ fees payable in connection with the transactions contemplated by the Merger Agreement;

•	permits and compliance with certain applicable laws and governmental orders;

•	intellectual property;

•	computer systems;

•	information technology;

•	employee benefit plan matters;

•	inapplicability of antitakeover statutes; and

•	non-reliance on extra-contractual representations and warranties of the other party.

In addition, Finisar has further made representations and warranties regarding, among other things:

•	taxes;

•	labor matters;

•	environmental matters;

•	real and personal property matters;

•	the vote required to approve the Merger Proposal;

•	the receipt of an opinion from its financial advisor;

•	insurance policies;

•	existence of and compliance with certain material contracts; and

•	compliance with anti-corruption and trade laws.

In addition, II-VI has further made representations and warranties regarding, among other things:

•

the entry into financing documentation and the availability of funds sufficient to pay the cash consideration to be paid by II-VI in connection with the Merger, all of its fees and expenses related to the Merger and any indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied in connection with the Merger;

•	the solvency of II-VI and its subsidiaries on a consolidated basis after giving effect to the consummation of the Merger;

•	the ownership, capitalization, and operations of Merger Sub;

•	the absence of any beneficial ownership by II-VI, Merger Sub or any other II-VI subsidiary of any Finisar Common Stock or other securities of Finisar;

•	the due authorization and valid issuance of the shares of II-VI Common Stock to be issued in the Merger;

•	the vote required to approve the Share Issuance Proposal; and

•	the absence of certain arrangements.

Many of the representations and warranties in the Merger Agreement are qualified by a “II-VI Material Adverse Effect” or “Finisar Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would have a II-VI Material Adverse Effect on II-VI or a Finisar Material Adverse Effect on Finisar), a general materiality standard and/or a knowledge standard.

A “II-VI Material Adverse Effect” on II-VI means any change, effect, event, occurrence or development (i) that has a material adverse effect on the business, financial condition or results of operations of II-VI and its subsidiaries, taken as a whole, or (ii) that would prevent II-VI or Merger Sub from consummating the transactions contemplated by the Merger Agreement, but excluding, in the case of clause (i) only, any of the foregoing resulting from the following:

•

changes in applicable law or international or national legal, political, legislative or regulatory conditions generally (in each case, to the extent not disproportionately affecting II-VI and its subsidiaries, taken as a whole);

•

changes in the economy or the financial, credit, securities or other capital markets or the industry or industries in which II-VI or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting II-VI and its subsidiaries, taken as a whole);

•	any changes in GAAP or interpretations thereof after the date of the Merger Agreement (in each case, to the extent not disproportionately affecting II-VI and its subsidiaries, taken as a whole);

•

any weather-related or other force majeure event (including any man-made event) or outbreak or escalation of hostilities or acts of war, terrorism or sabotage (in each case, to the extent not disproportionately affecting II-VI and its subsidiaries, taken as a whole);

•

any changes or prospective changes in II-VI’s stock price or trading volume, or the credit rating of II-VI or any failure in and of itself of such person to meet any internal or published projections, forecasts, estimates, budgets or predictions, whether in respect of revenues, earnings or other financial or operating metrics or other matters, provided that the exception in this clause will not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such failure has resulted in, or contributed to, a material adverse effect on II-VI or its subsidiaries, taken as a whole;

•

the negotiation, public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including the Merger (including any related loss of customers, suppliers, officers or employees or other commercial relationships or any action taken or requirements imposed by any governmental authority in connection with the Merger or in connection with any other transactions contemplated by the Merger Agreement);

•

actions (or omissions) of II-VI and its subsidiaries taken (or not taken) with the prior consent of Finisar, or as required to comply with the terms of the Merger Agreement (other than any requirement to operate in the ordinary course of business); or

•	any legal proceedings made or brought against II-VI arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

A “Finisar Material Adverse Effect” means any change, effect, event, occurrence or development (i) that has a material adverse effect on the business, financial condition or results of operations of Finisar and its subsidiaries, taken as a whole, or (ii) that would prevent Finisar from consummating the transactions contemplated by the Merger Agreement, but excluding, in the case of clause (i) only, any of the foregoing resulting from the following:

•

changes in applicable law or international or national legal, political, legislative or regulatory conditions generally (in each case, to the extent not disproportionately affecting Finisar and its subsidiaries, taken as a whole);

•

changes in the economy or the financial, credit, securities or other capital markets or the industry or industries in which Finisar or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting Finisar and its subsidiaries, taken as a whole);

•	any changes in GAAP or interpretations thereof after the date of the Merger Agreement (in each case, to the extent not disproportionately affecting Finisar and its subsidiaries, taken as a whole);

•

any weather-related or other force majeure event (including any man-made event) or outbreak or escalation of hostilities or acts of war, terrorism, or sabotage (in each case, to the extent not disproportionately affecting Finisar and its subsidiaries, taken as a whole);

•

any changes or prospective changes in Finisar’s stock price or trading volume, or the credit rating of Finisar, or any failure in and of itself of such person to meet any internal or published projections, forecasts, estimates, budgets or predictions, whether in respect of revenues, earnings or other financial or operating metrics or other matters, provided that the exception in this clause will not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such failure has resulted in, or contributed to, a material adverse effect on Finisar or its subsidiaries, taken as a whole;

•

the negotiation, public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including the Merger (including any related loss of or other impact on customers, suppliers, officers or employees or other commercial relationships or any action taken or requirements imposed by any governmental authority in connection with the Merger or in connection with any other transactions contemplated by the Merger Agreement);

•

actions (or omissions) of Finisar or its subsidiaries taken (or not taken) with the prior consent of II-VI or as required to comply with the terms of the Merger Agreement (other than any requirement to operate in the ordinary course of business); or

•	any legal proceedings made or brought against Finisar arising out of the Merger or in connection with any other transactions contemplated the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the Effective Time.

Conduct of Business

Each of II-VI and Finisar has agreed to, and agreed to cause its respective subsidiaries to, between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, (i) conduct its business in the ordinary course of business and in compliance with all applicable laws (except for such failures to comply as would not reasonably be expected to have a material adverse effect on such party) and (ii) use commercially reasonable efforts to (a) preserve intact in all material respects its current business units, entities and facilities, (b) keep available the services of its key officers and key employees and (c) preserve its relationships with governmental authorities, material customers, material suppliers and other persons having significant business dealings with such party.

In addition, each of II-VI and Finisar has agreed not to take, nor permit any of their respective subsidiaries to take, certain actions between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms without the prior written consent of the other party, including the following (subject to exceptions described below or in the Merger Agreement, or as set forth in disclosure letters that were exchanged between II-VI and Finisar at the time they entered into the Merger Agreement):

•

amending or proposing to amend its certificate of incorporation or by-laws (and, with respect to Finisar, Finisar must cause each of its subsidiaries not to amend or propose to amend its certificates of incorporation or by-laws) (or other comparable organizational documents);

•	declaring, setting aside or paying any dividends on or making other distributions in respect of any of its capital stock or share capital;

•

splitting (including reverse splits), combining, reclassifying or taking similar action with respect to any of its capital stock or share capital or issuing or authorizing any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

adopting a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

issuing, selling or delivering, or authorizing the issuance, delivery or sale of, any shares of its capital stock, other equity securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities;

•

making any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of such party, except as required by reason of (or, in the reasonable good-faith judgment of such party, advisable under) a change in law, GAAP or Regulation S-X promulgated under the Securities Act;

•

making or changing any material tax election, changing any material annual accounting period, adopting or changing any material method of tax accounting, filing any material income or other material amended tax return, entering into any material closing agreement, settling any material tax claim or assessment, surrendering any right to claim a material refund of taxes, offsetting a material tax liability, consenting to any extension or waiver of the limitations period applicable to any material tax claim or assessment, or incurring any material liability for taxes outside the ordinary course of business, failing to pay any material tax that becomes due and payable (including any estimated tax payments) or preparing or filing any material tax return in a manner inconsistent with past practice;

•	incurring, assuming or guaranteeing any indebtedness for borrowed money or issuing any debt securities (or other securities convertible into debt securities); or

•	authorizing, committing to take, or agreeing to take any of the forgoing actions.

Finisar has agreed not to take, nor permit any of its subsidiaries to take, certain actions between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms without the prior written consent of II-VI, including the following (subject to exceptions described below or in the Merger Agreement, or as set forth in disclosure letters that were exchanged between II-VI and Finisar at the time they entered into the Merger Agreement):

•	adopting a stockholder rights plan;

•	redeeming, repurchasing or otherwise acquiring any shares of its capital stock or options;

•

acquiring or agreeing to acquire (whether by merger, consolidation, purchase acquisition of equity interests or assets) any other person or any organization or division of any other person or any assets outside of the ordinary course of business;

•

making of any capital expenditures (other than capital expenditures incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident, and then only to the extent necessary to restore and resume ordinary course functions and operations disrupted as a result of such casualty or accident, and capital expenditures in an amount equal to Finisar’s capital expenditure budget set forth in its disclosure letter to the Merger Agreement);

•

selling, leasing, licensing, assigning, transferring, granting any security interest in or other lien on, or disposing of any of its assets or properties if the aggregate value of all such dispositions exceeds, in the aggregate, $5,000,000 or any material intellectual property rights owned or purported to be owned by Finisar or the computer systems owned or leased by or licensed to Finisar;

•	making any loans or advances to any other person;

•	granting or incurring any liens (other than permitted liens) that are material to Finisar and its subsidiaries, taken as a whole;

•

redeeming, repurchasing or preparing (other than prepayments of revolving loans in the ordinary course of business and redemptions, repurchases or prepayments in accordance with the terms of any material contract of Finisar) or modifying in any material respect any indebtedness of the Finisar and its subsidiaries;

•

entering into, creating, adopting, materially amending or terminating any Finisar employee benefit plan, increasing in any manner the annual compensation or benefits of any director, executive officer or other employee of Finisar (except for normal increases for employees in the ordinary course of business consistent with past practice), paying any benefit or vesting or accelerating the funding of any payment or benefit not required by any plan or arrangement in effect as of the date of the Merger Agreement (except for salary, bonus, commission and other wage payments in the ordinary course of business consistent with past practice), or hiring or terminating (without cause) any officer, executive or employee (with annual base compensation exceeding $200,000) (except to replace a departing officer, executive or employee);

•

entering into, adopting, amending (in a manner adverse to Finisar or any of its subsidiaries), terminating or extending any collective bargaining contract, or any similar agreement with any union, works council or similar employee representative body;

•

making any widespread communication with the employees of Finisar or its subsidiaries, or making any commitments to any employees, in each case, regarding the compensation, benefits or other treatment they will receive in connection with the Merger, other than to accurately relay the treatment of the Finisar employee stock plans and the Finisar equity awards under the Merger (in each case consistent with the terms set forth in the Merger Agreement);

•	waiving, releasing, assigning, settling or compromising any claim, action or proceeding against Finisar or any of its subsidiaries;

•	commencing any claim, action or proceeding against any material customer, vendor or supplier where monetary damages are material to the relationship with such customer, vendor or supplier;

•

entering into any contract that, if in effect on the date of the Merger Agreement, would have constituted a material contract of Finisar under the Merger Agreement or a lease that is material to Finisar and its subsidiaries, taken as a whole, materially modifying, amending, terminating or waiving any material rights or material claims under any material contract of Finisar or any lease that is material to Finisar and its subsidiaries, taken as a whole (other than in the ordinary course of business consistent with past practice), or entering into a contract that contains a change of control provision that would reasonable be expected to prevent or materially delay or materially increase of the cost of consummating the Merger;

•

making any material changes to any Finisar policies and notices relating to any nonpublic sensitive data relating to Finisar customers, privacy or the security of the computer systems owned or leased by Finisar or any of its subsidiaries;

•	failing to maintain or renew existing insurance policies in the ordinary course of business;

•	taking any action or otherwise permitting the amount of aggregate cash in the accounts of Finisar to fall below the amount required to fully redeem the 2036 Notes; or

•	authorizing, committing to take, or agreeing to take any of the forgoing actions.

In addition, II-VI has agreed not to take, nor permit any of its subsidiaries to take, certain actions between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms without the prior written consent of Finisar, including the following (subject to exceptions described below or in the Merger Agreement, or as set forth in disclosure letters that were exchanged between II-VI and Finisar at the time they entered into the Merger Agreement):

•

acquiring any other person or business or acquire a material amount of the stock or assets of any other person (other than the Merger), or make any investment in any other person that would be material to II-VI and its subsidiaries, taken as a whole, if such action would reasonably be expected to change in a materially adverse manner the nature of the business of II-VI conducted as of the date of the Merger Agreement;

•

engaging in any action or activity that would require II-VI to obtain the approval of its shareholder in connection with the consummation of the transactions contemplated by the Merger Agreement prior to the closing of the Merger other than the approval of the Share Issuance Proposal; or

•	authorizing, committing to take, or agreeing to take any of the forgoing actions.

No Solicitation of Alternative Proposals

Finisar has agreed that, from the date of the Merger Agreement until the earlier to occur of the Effective Time and the termination of the Merger Agreement pursuant to its terms, it will not, and will cause its subsidiaries not to, and will use commercially reasonable efforts to cause its and its subsidiaries’ respective representatives not to directly or indirectly:

•

solicit, initiate or knowingly encourage or knowingly facilitate any inquiries, offers or the making of any proposal or announcement that constitutes or would reasonably be expected to lead to any Finisar Takeover Proposal (defined below);

•

enter into, continue or otherwise participate in any negotiations or discussions with any third party (other than II-VI, Merger Sub or their respective representatives) regarding any Finisar Takeover Proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to a Finisar Takeover Proposal (other than to state that they are not permitted to engage in such discussions or negotiations);

•

furnish any nonpublic information regarding Finisar or any of its subsidiaries to any person (other than II-VI or Merger Sub or their respective representatives) in connection with or in response to any Finisar Takeover Proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to a Finisar Takeover Proposal;

•	release or consent to the release of any provision of any confidentiality, or similar provision of any agreement to which Finisar or any of its subsidiaries is a party;

•	approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL; or

•	enter into a letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or confidentiality agreement

(other than an acceptable confidentiality agreement under the terms of the Merger Agreement) contemplating or otherwise relating to a Finisar Takeover Proposal.

Notwithstanding the restrictions described above, if, prior to obtaining the requisite stockholder approval in connection with the Merger, Finisar receives an unsolicited, bona fide, written Finisar Takeover Proposal (that is not withdrawn) made after the date of the Merger Agreement that the Finisar Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or that such Finisar Takeover Proposal would reasonably be likely to lead to a Finisar Superior Proposal (defined below), then, subject to compliance with the Merger Agreement, Finisar may, directly or indirectly (including through any of its representatives) (i) furnish any information (including nonpublic information) and access relating to Finisar or any of its subsidiaries to, and/or (ii) enter into, engage and/or participate in discussions and/or negotiations with, any person (and such person’s representatives) making such Finisar Takeover Proposal (subject to Finisar’s compliance with its nonsolicitation obligations in the Merger Agreement, the Finisar Board’s conclusion in good faith that, after consultation with its outside legal counsel, the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, Finisar’s receipt from such person of an acceptable confidentiality agreement under the terms of the Merger Agreement and Finisar promptly, and, in any event, within forty-eight (48) hours after making available nonpublic information concerning Finisar and its subsidiaries to the person making such Finisar Takeover Proposal, making available to II-VI and its representatives any nonpublic information concerning Finisar and its subsidiaries that is provided to such person or its representatives that was not previously made available to II-VI or its representatives. Finisar must also promptly (and in no event later than forty-eight (48) hours after receipt) notify II-VI in writing of the initial receipt of any Finisar Takeover Proposal after the date of the Merger Agreement but prior to the earlier of its receipt of the approval of the Merger Proposal and the termination of the Merger Agreement pursuant to its terms, which notice must include the identity of the person making the Finisar Takeover Proposal, the material terms thereof and a copy of any written proposal or definitive agreement relating to the Finisar Takeover Proposal received by Finisar or any of its subsidiaries or any of its or their representatives in connection therewith. Finisar must also keep II-VI reasonably informed of the status and material terms of any such Finisar Takeover Proposal and promptly, but in no event later than forty-eight (48) hours, after receipt of any written material amendment or written proposed amendment of any such Finisar Takeover Proposal, provide II-VI with a copy thereof. In the event any of Finisar’s subsidiaries or representatives takes any action which, if taken by Finisar, would constitute a breach of its nonsolicitation obligations in the Merger Agreement, Finisar will be deemed to have breached such obligation.

A “Finisar Takeover Proposal” means any bona fide proposal, indication of interest or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) relating to (i) any direct or indirect acquisition or purchase of a business that constitutes or generates 25% or more of the net revenues or assets of Finisar and its subsidiaries, taken as a whole or any assets representing 25% or more of the consolidated assets of Finisar and its subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase of 25% or more of any outstanding class of voting or equity securities of Finisar or of any subsidiary of Finisar, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any outstanding class of voting or equity securities of Finisar or any of its subsidiaries, or (iv) any merger, consolidation, business combination, or other similar extraordinary transaction involving Finisar or any of its subsidiaries pursuant to which the holders of Finisar Common Stock immediately preceding such transaction hold, directly or indirectly, less than 75% of the outstanding voting or equity interests in the surviving or resulting entity of such transaction (in each case, other than the Merger).

A “Finisar Superior Proposal” means any written Finisar Takeover Proposal (that is not withdrawn) that the Finisar Board determines in good faith, after consultation with its financial advisor and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms, and (ii) if consummated, would be more favorable to Finisar’s stockholders, in their capacities as such, than the Merger from a financial point of view, taking into account all relevant financial, legal, regulatory, financing, certainty and timing of consummation aspects of such Finisar Takeover Proposal (including any changes to the financial or other terms of the Merger

Agreement or the Merger proposed in writing by II-VI), except that all of the references to “25%” and “75%” in the definition of “Finisar Takeover Proposal,” will each be deemed to be a reference to “50%” and “50%,” respectively, for purposes of this definition of “Finisar Superior Proposal.”

Change of Finisar Board Recommendation

Finisar has agreed that, from the date of the Merger Agreement until the earlier to occur of the Effective Time and the termination of the Merger Agreement pursuant to its terms, neither the Finisar Board nor any committee thereof will (i) withdraw, amend or modify, or publicly propose to withdraw, amend or modify, the Finisar Board recommendation that Finisar stockholders adopt the Merger Agreement (the “Finisar Board Recommendation”) in a manner adverse to II-VI or (ii) approve, endorse, recommend or otherwise declare advisable (publicly or otherwise) or publicly propose to approve, endorse or recommend, or otherwise declare advisable any Finisar Takeover Proposal. We refer to the actions described in clauses (i) through (ii) of the previous sentence as a “Finisar Change of Recommendation.”

Notwithstanding the restrictions described above, the Finisar Board, at any time before the Finisar stockholders adopt the Merger Agreement, may effect a Finisar Change of Recommendation in response to (i) a written Finisar Takeover Proposal made to or received by Finisar after the date of the Merger Agreement that has not been withdrawn at the time of such determination and such Finisar Takeover Proposal did not result from a breach of Finisar’s non-solicitation obligations or (ii) the occurrence and continuation of a Finisar Intervening Event (defined below), in each case only if the Finisar Board determines in good faith after consultation with its financial advisor and outside legal counsel that failure to take such action would reasonably be likely to constitute a breach of the Finisar Board’s fiduciary duties under applicable law and, only in the case of a Finisar Takeover Proposal, that such Finisar Takeover Proposal constitutes a Finisar Superior Proposal.

In addition, the Finisar Board may not effect a Finisar Change of Recommendation unless:

•

Finisar provides II-VI three business days’ (the “Recommendation Change Notice Period”) prior written notice that the Finisar Board intends to take such action (a “Recommendation Change Notice”), which notice will, in the case of a Finisar Takeover Proposal, include the identity of the person making such Finisar Takeover Proposal, the material terms thereof and a copy of any written proposal or definitive agreement relating to such Finisar Takeover Proposal or, in the case of a Finisar Intervening Event, include a reasonable summary of the Finisar Intervening Event;

•

during the Recommendation Change Notice Period, Finisar will have discussed and negotiated in good faith with II-VI and its representatives, if requested by II-VI, any adjustments or modifications to the terms of the Merger Agreement or with respect to a new proposal from II-VI; and

•

at the end of the Recommendation Change Notice Period (and any subsequent Recommendation Change Notice Periods), in the case of a Finisar Takeover Proposal, the Finisar Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that (i) such Finisar Takeover Proposal would continue to constitute a Finisar Superior Proposal (assuming the adjustments or modifications to the terms of the Merger Agreement proposed in writing by II-VI were to be given effect) and (ii) that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties under applicable law or, in the case of a Finisar Intervening Event, II-VI will not have made a written offer or proposal capable of being accepted by Finisar that the Finisar Board determines in good faith, after consultation with its financial advisor and outside legal counsel, would obviate the need for the Finisar Board to effect such Finisar Change of Recommendation.

Provided, however, that in the case of a Finisar Takeover Proposal, any material revision or amendment to the material terms of a Finisar Superior Proposal (including any change to the pricing or type of consideration thereof), or, in the case of a Finisar Intervening Event, any material change to the status of the Finisar Intervening Event, requires a new Recommendation Change Notice, except that the Recommendation Change Notice Period will be reduced to two (2) business days after the initial Recommendation Change Notice Period.

A “Finisar Intervening Event” means (subject to exceptions in the Merger Agreement) a change, effect, event, occurrence or development that affects or would be reasonably likely to affect (i) the business, financial condition or continuing results of operations of Finisar and its subsidiaries, taken as a whole, or (ii) the benefits of the Merger to Finisar or the Finisar stockholders, in either case that (a) is material, individually or in the aggregate with any such other change, effect, event, occurrence or development, to Finisar and its subsidiaries, taken as a whole, or the Finisar stockholders, (b) is not known and is not reasonably foreseeable (or the material consequences of which are not known and not reasonably foreseeable), in each case, as of the date of the Merger Agreement and (c) does not relate to or involve any Finisar Takeover Proposal.

Change of II-VI Board Recommendation

Notwithstanding anything in the Merger Agreement to the contrary, the II-VI Board may, prior the approval of II-VI’s shareholders of the Share Issuance Proposal, withdraw, amend or modify, or publicly propose to withdraw, amend or modify, its recommendation that II-VI shareholders approve the Share Issuance Proposal in a manner adverse to Finisar in connection with a II-VI Intervening Event (a “II-VI Change of Recommendation”) if (and only if):

•	a II-VI Intervening Event (as defined below) has occurred and is continuing;

•

the II-VI Board determines in good faith after consultation with its financial advisor and outside legal counsel that failure to take such action would reasonably be likely to constitute a breach of the II-VI Board’s fiduciary duties under applicable law;

•

prior to taking such action, II-VI provides Finisar prior written notice equal to the Recommendation Change Notice Period that the II-VI Board intends to take such action (which notice shall include a reasonable summary of the II-VI Intervening Event);

•

during the Recommendation Change Notice Period, II-VI will have discussed and negotiated in good faith with Finisar and its representatives, if requested by Finisar, any adjustments or modifications to the terms of the Merger Agreement or with respect to a new proposal from Finisar; and

•

at the end of the Recommendation Change Notice Period (and any subsequent Recommendation Change Notice Period), Finisar has not made a written offer or proposal capable of being accepted by II-VI that the II-VI Board determines in good faith, after consultation with its financial advisor and outside legal counsel, would obviate the need for the II-VI Board to effect such II-VI Change of Recommendation.

A “II-VI Intervening Event” means a change, effect, event, occurrence or development that affects or would be reasonably likely to affect (i) the business, financial condition or continuing results of operations of II-VI and its subsidiaries, taken as a whole, or (ii) the benefits of the Merger to II-VI or the shareholders of II-VI, in either case that:

•	is material, individually or in the aggregate with any other such changes, effects, events, occurrences or developments, to II-VI and its subsidiaries, taken as a whole, or the shareholders of II-VI;

•	is not known and is not reasonably foreseeable (or the material consequences of which are not known and not reasonably foreseeable) as of the date of the Merger Agreement; and

•	does not relate to or involve any II-VI Takeover Proposal;

provided that (a) in no event will any action taken pursuant to the affirmative covenants relating to regulatory approvals, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a II-VI Intervening Event; (b) in no event will any change, effect, event, occurrence or development that would fall within any of the exceptions to the definition of II-VI Material Adverse Effect constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a II-VI Intervening Event; and (c) in no event will certain other limited items agreed upon by the parties set forth in the II-VI disclosure letter to the Merger Agreement constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a II-VI Intervening Event.

A “II-VI Takeover Proposal” means, other than the transactions contemplated by the Merger Agreement, any bona fide proposal, indication of interest or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act) relating to:

•

any direct or indirect acquisition or purchase of a business that constitutes or generates 25% or more of the net revenues or assets of II-VI and its subsidiaries, taken as a whole or any assets representing 25% or more of the consolidated assets of II-VI and its subsidiaries, taken as a whole (in any case contemplated by this clause, measured by the lesser of book or fair market value thereof as of the last day of II-VI’s last fiscal year as of such time);

•	any direct or indirect acquisition or purchase of 25% or more of any outstanding class of voting or equity securities of II-VI or of any subsidiary of II-VI;

•

any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any outstanding class of voting or equity securities of II-VI or any of its subsidiaries; or

•

any merger, consolidation, business combination, or other similar extraordinary transaction involving II-VI or any of its subsidiaries pursuant to which the holders of the II-VI Common Stock immediately preceding such transaction hold, directly or indirectly, less than 75% of the outstanding voting or equity interests in the surviving or resulting entity of such transaction.

Efforts to Complete the Merger

Each of II-VI and Finisar has agreed to use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under the Merger Agreement and applicable law to consummate and make effective the transactions contemplated by the Merger Agreement, including the Merger, and cause the satisfaction of all conditions to the completion of the Merger on or prior to November 8, 2019, except that:

•

II-VI, its subsidiaries and its affiliates are not required to propose, commit, offer to commit or otherwise effect, by undertaking, consent decree, hold separate order or otherwise, to the sale, divestiture, license or disposition of any assets or businesses of II-VI or its subsidiaries or affiliates or of Finisar or its subsidiaries, or otherwise offer or commit to take any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the business, assets, product lines, properties or services of II-VI or its subsidiaries or affiliates or of Finisar or its subsidiaries, in each case, subject to limited exceptions; and

•

neither II-VI, its subsidiaries nor or its affiliates are required to agree to or take any action that, individually or in the aggregate, would have a material adverse effect on II-VI, Finisar and their respective subsidiaries, taken as a whole, following the consummation of the transactions contemplated by the Merger Agreement.

In addition to the other obligations described in this joint proxy statement/prospectus and the Merger Agreement, such “reasonable best efforts” also include the following:

•

filing or causing to be filed with the FTC and the DOJ the notification and report form, if any, required for the transactions contemplated by the Merger Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act;

•

filing or causing to be filed comparable pre-merger notification filings, forms and submissions with any foreign governmental authority that may be required by the foreign antitrust, competition, premerger notification or trade regulation laws, regulations or orders;

•

obtaining, and to cooperating in obtaining, all necessary consents, waivers and approvals under any material contracts or leases of Finisar with third parties to which Finisar or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the transactions contemplated thereby (including the Merger) so as to maintain and preserve the benefits under such contracts following the consummation of the transactions contemplated thereby;

•

obtaining all actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities, necessary or appropriate to permit the consummation of the Merger and to provide, and cooperate in providing, notices to, and make or file, and cooperate in the making or filing of, registrations, declarations or filings with, third parties required to be provided prior to the Effective Time;

•	executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement;

•

opposing any motion or action for an injunction against the Merger, including any legislative, administrative or judicial action, and taking any and all steps necessary to have vacated, lifted, reversed, overturned, avoided, eliminated or removed any decree, judgment, injunction or other order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by the Merger Agreement under any applicable laws; and

•

with respect to II-VI, promptly opposing any motion or action for a temporary, preliminary or permanent injunction against the Merger or any portion thereof, including any legislative, administrative or judicial action, and taking any and all steps necessary to have vacated, lifted, reversed, overturned, avoided, eliminated or removed any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by the Merger Agreement under the HSR Act or other applicable antitrust laws.

II-VI is also prohibited from knowingly taking any action (including the acquisition by it or its subsidiaries of any interest in any other entity that is material to II-VI and its subsidiaries that derives its revenues primarily from products, services or lines of business that compete with Finisar’s products, services or lines of business) if such action would make it materially more likely that any consent, approval, license, permit, certificate, order or authorization of a governmental authority under any antitrust laws with respect to the consummation of the transactions contemplated by the Merger Agreement would not be obtained by November 8, 2019 (subject to certain limited exceptions).

Financing

Prior to the consummation of the Merger, each of II-VI and Merger Sub have agreed to use their respective reasonable best efforts to (and to cause their respective subsidiaries to use their reasonable best efforts to):

•

take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange, obtain and consummate the debt financing described in the Commitment Letter on the terms and conditions described therein;

•

maintain in full force and effect the debt financing commitment set forth in the Commitment Letter until the consummation of the transactions contemplated by the Merger Agreement and to materially comply with its obligations thereunder;

•

negotiate and enter into definitive agreements with respect to, and including as contemplated in, the Commitment Letter on the terms and conditions (including flex provisions, if applicable) contained in the Commitment Letter or, if available, on other terms that are, in the aggregate, not materially less favorable to II-VI than the terms and conditions contained in the Commitment Letter and in any event do not contain Prohibited Terms (defined below);

•

satisfy (or, if deemed advisable by II-VI, in its sole discretion, seek a waiver of) on a timely basis all conditions to funding in the Commitment Letter (other than any condition where the failure to be so satisfied is a direct result of Finisar’s failure to furnish information required to be furnished by it pursuant to the Merger Agreement);

•

comply with its and their obligations under the Commitment Letter in all material respects, not take or fail to take any action that would result in a failure of any of the conditions in the Commitment Letter or in any definitive agreement related to the debt financing contemplated by the Commitment Letter prevent or impede or delay or make less likely the availability of such debt financing;

•	fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the debt financing commitment contemplated by the Commitment Letter as and when they become due; and

•

if all conditions to the debt financing commitment contemplated by the Commitment Letter have been satisfied, draw the full amount of the debt financing and cause the debt financing parties to fund the debt financing required to consummate the transactions contemplated by the Merger Agreement upon the terms set forth therein on the closing date of the Merger.

II-VI may not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Commitment Letter without the prior written consent of Finisar to the extent such amendments, modifications or waivers would:

•

reduce the aggregate amount of cash proceeds available from the debt financing such that such cash proceeds, together with the financial resources of II-VI and its affiliates, including cash on hand and the proceeds of loans under existing credit facilities of II-VI or its subsidiaries on the closing date of the Merger, in the aggregate, are insufficient to fund the amounts required to be paid by II-VI or Merger Sub under the Merger Agreement and the other transactions contemplated by the Merger Agreement;

•

impose new or additional conditions or amend, modify or expand existing conditions precedent as compared to those in the Commitment Letter as in effect on the date of the Merger Agreement in each case in a manner that would materially delay or prevent the funding of the debt financing;

•

adversely affect the ability of II-VI to enforce its rights against other parties to the Commitment Letter or the definitive documentation governing the II-VI Senior Credit Facilities as so amended, replaced, supplemented or otherwise modified, relative to the ability of II-VI to enforce its rights against such other parties to the Commitment Letter as in effect on the date of the Merger Agreement;

•	otherwise prevent, or materially impede, impair or delay, the closing of the Merger; or

•	affect II-VI’s ability to consummate the transactions contemplated by the Merger Agreement on the terms contemplated by the Merger Agreement (collectively, the “Prohibited Terms”).

II-VI or Merger Sub will give Finisar prompt notice of the receipt of any written notice or other written communication from any debt financing party with respect to any:

•

actual or alleged in writing material breach or default, termination or repudiation by any party to the Commitment Letter or any definitive document related to the debt financing or any provisions of the debt financing commitment contemplated by the Commitment Letter or any definitive document related thereto; or

•	of any termination, expiration, or waiver, amendment or other modification of the debt financing commitment set forth in the Commitment Letter.

If any portion of the debt financing contemplated by the Commitment Letter becomes unavailable on the terms and conditions contemplated thereby (including flex provisions, if applicable), and such portion is required to fund any portion of the aggregate cash consideration to be paid by II-VI in connection with the Merger and any fees, expenses and other amounts contemplated to be paid by II-VI, Merger Sub or the Surviving Corporation pursuant to the Merger Agreement (taking into account the cash on hand and other proceeds available to II-VI and its subsidiaries), II-VI and Merger Sub will use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the Merger Agreement on terms that do not contain any Prohibited Terms, it being understood that if II-VI proceeds with any alternative financing, II-VI will be subject to the same obligations with respect to such alternative financing as set forth in the Merger Agreement with respect to the debt financing; provided, however that if Finisar is then currently seeking specific performance or injunctive relief pursuant to the Merger Agreement to cause the consummation of the Merger, the restriction on including Prohibited Terms in such alternative financing at such time shall not apply. II-VI will deliver to Finisar true, correct and complete copies of all agreements pursuant to which any source has committed to provide such alternative financing.

Any reference to (1) the “debt financing” includes any such alternative financing, (2) the “Commitment Letter” include the commitment letter (including any related exhibits, schedules, annexes, supplements and other related documents) and the corresponding fee letter with respect to any such alternative financing, and (3) the “debt financing parties” includes the financing institutions contemplated to provide any such alternative financing.

The debt financing is not a condition to the consummation of the Merger.

Employee Benefits Matters

II-VI will, and will cause the Surviving Corporation to, provide to each employee of Finisar as of immediately prior to the Effective Time with:

•

for a period of 12 months following the Effective Time, a base salary or wage rate, commission and target annual cash incentive opportunity, and severance benefits that are not materially less, in the aggregate, than the base salary or wage rate, commission and target annual cash incentive opportunity, and severance benefits provided to such Finisar employee immediately before the Effective Time; and

•

for a period of 12 months following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the employment, severance, change in control, retention and termination plans and agreements maintained by the Finisar or any of its subsidiaries in effect at the Effective Time.

II-VI will use commercially reasonable efforts to ensure that each employee of Finisar as of immediately prior to the Effective Time receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with Finisar and its subsidiaries (or predecessor employers) under each of the comparable employee benefit plans, programs and policies of II-VI, the Surviving Corporation or the relevant subsidiary, as applicable, in which such Finisar employee becomes a participant after the closing of the Merger, except where such service recognition would result in any duplication of benefits.

From and after the closing of the Merger, II-VI will use commercially reasonable efforts to, or use commercially reasonable efforts to cause the Surviving Corporation or relevant subsidiary to, credit to employees of Finisar as of immediately prior to the Effective Time the amount of vacation time that such employees had accrued under any applicable Finisar employee benefit plan as of the closing of the Merger.

For each health or welfare benefit plan maintained by II-VI, the Surviving Corporation or the relevant subsidiary for the benefit of any employees of Finisar as of immediately prior to the Effective Time, II-VI will use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan and (ii) cause each such Finisar employee to be given credit under such plan for all amounts paid by such Finisar employee under any similar Finisar employee benefit plan for the plan year in which the closing of the Merger occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by II-VI, the Surviving Corporation or the relevant subsidiary, as applicable, for such plan year.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants relating to:

•

cooperation by Finisar and its subsidiaries in connection with II-VI’s preparation of any pro forma financial statements of II-VI required to be filed under Form 8-K of the Exchange Act in connection with the Merger;

•	cooperation between II-VI and Finisar in the preparation of this joint proxy statement/prospectus;

•

establishing the records dates for, duly calling, giving notice of and convening the II-VI Special Meeting and Finisar Special Meeting for the purpose of obtaining, among other things, the approval of the Share Issuance Proposal and the Merger Proposal, respectively;

•	confidentiality and access by each party to certain information about the other party during the period prior to the Effective Time;

•	with respect to II-VI, certain indemnification obligations to current and former directors and officers of Finisar;

•	responsibility for fees and expenses incurred in connection with the Merger;

•	cooperation between II-VI and Finisar in connection with press releases and other public announcements with respect to the Merger or the Merger Agreement;

•	cooperation between II-VI and Finisar in the defense or settlement of any litigation brought by its shareholders or stockholders, respectively, relating to the Merger;

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with respect to Finisar, taking all reasonable steps intended to cause any dispositions of shares of Finisar Common Stock (including derivative securities with respect to such shares) resulting from the Merger by each director and officer of Finisar who is subject to reporting requirements under Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act;

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with respect to II-VI, taking all reasonable steps intended to cause any acquisitions of shares of II-VI Common Stock (including derivative securities with respect to such shares) resulting from the Merger by each individual that may become subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to II-VI in connection with the Merger to be exempt under Rule 16b-3 under the Exchange Act;

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with respect to II-VI filing a notification of listing of additional shares (or such other form as may be required) by II-VI with the Nasdaq Global Select Market, where II-VI Common Stock currently is traded, with respect to the shares of II-VI Common Stock to be issued in the Merger and causing the shares of II-VI Common Stock to be issued in the Merger to be reserved for issuance in connection with the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

•	with respect to II-VI, certain obligations with respect to salaries, wages and benefits of certain Finisar employees; and

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cooperation by Finisar with II-VI and Finisar’s use of commercially reasonable efforts to cause the delisting of Finisar Common Stock from the Nasdaq Global Select Market and the termination of the Finisar’s registration of the Finisar Common Stock under the Exchange Act as soon as practicable following the Effective Time.

Conditions to Completion of the Merger

The obligations of II-VI, Merger Sub and Finisar to effect the Merger are subject to the satisfaction or waiver of each of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding shares of Finisar Common Stock entitled to vote on the Merger Proposal will have been obtained;

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the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast (assuming a quorum is present) for the Share Issuance Proposal will have been obtained;

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the absence of any temporary restraining order or preliminary or permanent injunction preventing, prohibiting, enjoining or rendering illegal the consummation of the Merger, and the absence of applicable law of a governmental authority of competent jurisdiction prohibiting or rendering illegal the consummation of the Merger;

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any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by the Merger Agreement will have expired or been terminated and all pre-closing approvals or clearances required thereunder will have been obtained;

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all other consents, approvals, licenses, permits, certificates, orders or authorizations described under the heading “The Merger — Regulatory Approvals” beginning on page 127 of this joint proxy statement/prospectus having been obtained (or been deemed to have been obtained by virtue of the expiration or termination of any applicable waiting period);

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the SEC declaring effective this joint proxy statement/prospectus and the absence of any stop order suspending the effectiveness of this joint proxy statement/prospectus, and no proceedings for such purpose having been initiated by the SEC; and

•	the approval of the shares of II-VI Common Stock issuable in connection with the Merger for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

In addition, the obligations of Finisar to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions:

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(i) the representations and warranties of II-VI and Merger Sub set forth in the Merger Agreement relating to capital structure will be true and correct (without giving effect to any limitation as to “materiality” or “II-VI Material Adverse Effect” set forth therein) except for de minimis inaccuracies, (ii) the representations and warranties of II-VI and Merger Sub set forth in the Merger Agreement relating to the organization and qualifications, corporate authority, brokers, ownership of Finisar capital stock and voting requirements will be true and correct (without giving effect to any limitation as to “materiality” or “II-VI Material Adverse Effect” set forth therein) in all material respects and (iii) each of the other representations and warranties of II-VI and Merger Sub set forth in the Merger Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “II-VI Material Adverse Effect” set forth therein, excluding for this purpose the representation that, except for the actions contemplated by the Merger Agreement, since June 30, 2018 through the date of the Merger Agreement, there has not been any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a II-VI Material Adverse Effect) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a II-VI Material Adverse Effect, in the case of clauses (i) through (iii), as of the closing date of the Merger, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•	the performance in all material respects of all obligations required to be performed by II-VI and Merger Sub under the Merger Agreement at or prior to the Effective Time;

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the receipt by Finisar of a certificate signed by an executive officer of II-VI, dated the closing date of the Merger, to the effect that the conditions described in the immediately preceding two bullets have been satisfied;

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the absence of any change, effect, event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a II-VI Material Adverse Effect as of the Effective Time; and

•	II-VI, Finisar and the Trustee will have entered into supplemental indentures to the 2033 Notes Indenture and the 2036 Notes Indenture.

In addition, the obligations of each of II-VI and Merger Sub to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions:

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(i) the representations and warranties of Finisar set forth in the Merger Agreement relating to capital stock will be true and correct (without giving effect to any limitation as to “materiality” or “Finisar Material Adverse Effect” set forth therein) except for de minimis inaccuracies, (ii) the representations and warranties of Finisar set forth in the Merger Agreement relating to corporate authority, voting requirements, antitakeover provisions and brokers will be true and correct (without giving effect to any limitation as to “materiality” or “Finisar Material Adverse Effect” set forth therein) in all material respects, and (iii) each of the other representations and warranties of Finisar set forth in the Merger Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Finisar Material Adverse Effect” set forth therein, excluding for this purpose the representation that, except for the actions contemplated by the Merger Agreement, since April 29, 2018 through the date of the Merger Agreement, there has not been any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Finisar Material Adverse Effect) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Finisar Material Adverse Effect, in the case of clauses (i) through (iii), as of the closing date of the Merger Agreement, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•	the performance in all material respects of all obligations required to be performed by Finisar under the Merger Agreement at or prior to the Effective Time;

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the absence of any change, effect, event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Finisar Material Adverse Effect as of the Effective Time;

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the receipt by II-VI of a certificate signed by an executive officer of Finisar, dated the closing date of the Merger, to the effect that the conditions described in the immediately preceding three bullets have been satisfied; and

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the delivery by Finisar to II-VI on the closing date of the Merger of a certificate of Finisar certifying that an interest in Finisar does not constitute a U.S. real property interest within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder and a related notice to the Internal Revenue Service.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Time under the following circumstances:

•	by mutual written agreement of II-VI and Finisar;

•	by either II-VI or Finisar, in the event any law or order of any governmental authority restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger becomes final and non-appealable; provided that the party seeking to terminate the Merger Agreement for this reason has not failed to comply with its obligations under the Merger Agreement in a manner that has been a principal cause of or resulted in the imposition of such law or order;

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by either II-VI or Finisar, in the event that the Merger is not consummated by November 8, 2019; provided, that the party seeking to terminate the Merger Agreement for this reason has not failed to fulfill any of its obligations under the Merger Agreement in a manner that has been a principal cause of or resulted in the failure of the Merger to occur on or before November 8, 2019;

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by II-VI, prior to the adoption of the Merger Proposal, in the event that (i) the Finisar Board has failed to include the recommendation that the Finisar stockholders adopt the Merger Proposal in this joint proxy statement/prospectus in and after filing the initial joint proxy statement/prospectus, (ii) the Finisar Board has effected a Finisar Change of Recommendation, whether or not permitted by the terms of the Merger Agreement, or (iii) Finisar has willfully breached in any material respect its non-solicitation obligations under the Merger Agreement; provided that II-VI exercises such right of termination within the earlier of 15 business days after II-VI obtains actual knowledge of the action contemplated by the foregoing clauses (i), (ii) or (iii) and the day immediately preceding the day of the Finisar Special Meeting;

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by Finisar, in the event of a breach of any of the (i) covenants or agreements or (ii) representations or warranties set forth in the Merger Agreement by II-VI or Merger Sub that, in either case, individually or in the aggregate, would result in the failure of any of the conditions of both party’s obligations to effect the Merger or of Finisar’s obligations to effect the Merger to be satisfied as if such time were the closing of the Merger, and that is not curable prior to November 8, 2019 or, if curable prior to November 8, 2019, is not cured within the earlier of 30 days following written notice to II-VI thereof or November 8, 2019; provided that Finisar is not then in material breach of any of the its representations, warranties, covenants or agreements set forth in the Merger Agreement; provided further that Finisar may not exercise this termination right in respect of any such breach at any time during such 30 day period, if applicable, and at any time after such 30 day period if such breach is cured within such 30 day period;

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by II-VI, in the event of a breach of any of the (i) covenants or agreements or (ii) representations or warranties set forth in the Merger Agreement by Finisar that, individually or in the aggregate, would result in the failure of any of the conditions of either party’s obligations to effect the Merger or of II-VI’s obligations to effect the Merger to be satisfied as if such time were the closing of the Merger, and that is not curable prior to November 8, 2019 or, if curable prior to November 8, 2019, is not cured within the earlier of 30 days following written notice to Finisar thereof or November 8, 2019; provided neither II-VI nor Merger Sub is then in material breach any of their respective representations, warranties covenants or agreements set forth in the Merger Agreement; provided further that II-VI may not exercise this termination right in respect of any such breach at any time during such 30 day period, if applicable, and at any time after such 30 day period if such breach is cured within such 30 day period;

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by Finisar or II-VI, in the event that either: (i) the Finisar Special Meeting has been held, the Merger Proposal has been submitted to the Finisar stockholders for approval at the Finisar Special Meeting, and the Merger Proposal has not been adopted; or (ii) the II-VI Special Meeting has been held, the Share Issuance Proposal has been submitted to the II-VI shareholders for approval at the II-VI Special Meeting, and the Share Issuance Proposal has not been obtained;

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by Finisar, at any time prior to the adoption of the Merger Proposal, in order to enter into a written definitive agreement with respect to a Finisar Superior Proposal in accordance with terms of the Merger Agreement; provided that Finisar pays to II-VI or its designee in immediately available funds, immediately prior to or substantially concurrently with such termination, the Finisar Termination Fee (defined below) pursuant to the terms of the Merger Agreement; or

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by Finisar, prior to the adoption of the Share Issuance Proposal, in the event that (i) the II-VI Board has failed to include the recommendation that the II-VI shareholders adopt the Share Issuance Proposal in this joint proxy statement/prospectus in and after filing the initial joint proxy statement/prospectus or (ii) the II-VI Board has effected a II-VI Change of Recommendation, whether or not permitted by the terms of the Merger Agreement; provided, that Finisar exercises such right of termination within the earlier of 15 business days after Finisar obtains actual knowledge of the action contemplated by the foregoing clauses (i) or (ii) and the day immediately preceding the day of the II-VI Special Meeting.

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability to any person on the part of any party, except that the termination of the Merger Agreement will not relieve any party from any liability or damages for a material breach that is a consequence of an act or a failure to act of the party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would cause, or would reasonably be expected to cause, a breach of any representation, warranty, agreement or covenant of the breaching party contained in the Merger Agreement. The provisions of the Merger Agreement relating to indemnity and reimbursement in connection with II-VI’s debt financing, confidentiality, fees and expenses, effects of termination thereof, termination fees, governing law, specific performance, waiver of jury trial and certain other provisions of the Merger Agreement, as well as the confidentiality agreement entered into between II-VI and Finisar, will survive any termination of the Merger Agreement.

Fees and Expenses and Termination Fees

Except as provided below, all fees and expenses incurred in connection with the Merger, whether or not the Merger is consummated, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses.

Finisar has agreed to pay II-VI a termination fee of $105,200,000 if:

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II-VI terminates the Merger Agreement because (i) the Finisar Board fails to include the recommendation that the Finisar stockholders adopt the Merger Proposal in this joint proxy statement/prospectus, (ii) the Finisar Board effects a Finisar Change of Recommendation (whether or not permitted by the Merger Agreement) or (iii) Finisar willfully breaches in any material respect its non-solicitation obligations under the Merger Agreement, and II-VI exercises this termination right within the earlier of (1) 15 business days after it obtains actual knowledge of the applicable cause for termination and (2) the day immediately preceding the Finisar Special Meeting; or

•	Finisar terminates the Merger Agreement in order to enter into a written definitive agreement with respect to a Finisar Superior Proposal in accordance with terms of the Merger Agreement.

In addition, Finisar has agreed to pay II-VI a termination fee of $105,200,000 if both (i) the Merger Agreement is terminated pursuant to its terms:

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by II-VI or Finisar because the Merger is not consummated by November 8, 2019, and Finisar was not entitled to terminate the Merger Agreement as a result of any breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement by II-VI or Merger Sub that, individually or in the aggregate, would result in the failure of any of the conditions of either party’s obligations to effect the Merger or of Finisar’s obligations to effect the Merger to be satisfied as if such time were the closing of the Merger;

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by II-VI, in the event of a breach of any of the (i) covenants or agreements or (ii) representations or warranties set forth in the Merger Agreement by Finisar that, in either case, individually or in the aggregate, would result in the failure of any of the conditions of either party’s obligations to effect the Merger or of II-VI’s obligations to effect the Merger to be satisfied as if such time were the closing of the Merger, and that is not curable prior to November 8, 2019 or, if curable prior to November 8, 2019, is not cured within the earlier of 30 days following written notice to Finisar thereof or November 8, 2019; provided that neither II-VI nor Merger Sub is then in material breach of any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement; provided further that II-VI may not exercise this termination right in respect of any such breach at any time during such 30 day period, if applicable, and at any time after such 30 day period if such breach is cured within such 30 day period; or

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by Finisar or II-VI because the Finisar Special Meeting shall have been held, the Merger Proposal shall have been submitted to the Finisar stockholders for approval at the Finisar Special Meeting, and the Merger Proposal shall not have been adopted;

and (ii) (a) following the execution and delivery of the Merger Agreement and prior to the Finisar Special Meeting (in the case of any termination pursuant to the first or third paragraphs above) or prior to the breach that forms the basis for the termination of the Merger Agreement (in the case of any termination pursuant to the second paragraph above), a Finisar Takeover Proposal is publicly announced or became publicly known (in the case of any termination pursuant to the first or third paragraph above) or is communicated or otherwise known to Finisar (in the case of any termination pursuant to the second paragraph above), (b) at the time of the Finisar Special Meeting (in the case of any termination pursuant to the first or third paragraph above) or at the time of the breach that forms the basis for the termination of the Merger Agreement (in the case of any termination pursuant to the second paragraph above), such Finisar Takeover Proposal shall be pending and not have been withdrawn and (b) within 12 months after such termination Finisar enters into a written definitive agreement providing for the consummation of a Finisar Takeover Proposal or consummates such Finisar Takeover Proposal, except that all references to “25%” and “75%” in the definition of “Finisar Takeover Proposal” shall be substituted with “50%.”

II-VI has agreed to pay Finisar a termination fee of $105,200,000 if (i) Finisar terminates the Merger Agreement because:

•	the II-VI Board fails to include the recommendation that the II-VI shareholders adopt the Share Issuance Proposal in this joint proxy statement/prospectus; or

•	the II-VI Board has effected a II-VI Change of Recommendation;

and (ii) Finisar exercises this termination right within the earlier of (1) 15 business days after it obtains actual knowledge of the applicable cause for termination and (2) the day immediately preceding the II-VI Special Meeting.

Amendments, Extensions, Waivers and Consents

The Merger Agreement may be amended by the parties at any time prior to the Effective Time if such amendment is in writing and signed by each party to the Merger Agreement, except that (i) after the adoption of the Merger Proposal or Share Issuance Proposal, no amendment may be made that requires further approval of the Finisar stockholders or II-VI shareholders, as applicable, by law or in accordance with the rules of any relevant stock exchange without such approval and (ii) no amendment, modification, waiver or termination of certain provisions of the Merger Agreement may be effected in a manner that is adverse to the debt financing parties without the prior written consent of the arrangers of the debt financing for the purpose of funding the transactions contemplated by the Merger Agreement.

At any time prior to the Effective Time, a party may (i) extend the time for the performance of any of the obligations or other acts of the other party or parties, (ii) waive any breach or inaccuracies in the representations and warranties of the other party or parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

No Third Party Beneficiaries

The Merger Agreement is not intended to confer, and does not confer, on you or any other person, other than II-VI, Merger Sub and Finisar, any rights or remedies, except (i) the rights to indemnification and continuing maintenance after the completion of the Merger of directors’ and officers’ liability insurance coverage, (ii) after the Effective Time, the rights of former Finisar stockholders, holders of Finisar Restricted Stock Units and holders of Finisar Stock Options to receive the Merger Consideration or such other treatment as provided for pursuant to the terms of the Merger Agreement and (iii)  certain provisions enforceable by the debt financing parties.

Specific Performance

II-VI and Finisar have agreed that irreparable damage would occur and that they would not have any adequate remedy at law in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. II-VI and Finisar have further agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation in the Merger Agreement, the non-breaching party will be entitled to an injunction to prevent breaches of their Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. In no event will Finisar or its representatives be entitled to seek specific performance of the Merger Agreement or the debt financing against the debt financing parties.

Governing Law

The Merger Agreement is governed by Delaware law, except all matters relating to the interpretation, construction, validity and enforcement against any of the debt financing parties and each of their respective affiliates, related parties and representatives in any way relating to the Commitment Letter and related fee letters or the performance thereof or the financings contemplated thereby, will, except as expressly provided in the Commitment Letter, be governed by New York law.

INTERESTS OF FINISAR’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the Finisar Board that Finisar stockholders vote to adopt the Merger Agreement, you should be aware that aside from their interests as Finisar stockholders, Finisar’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Finisar stockholders generally. Members of the Finisar Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to Finisar stockholders that the Merger Agreement be adopted. For more information see the sections entitled “The Merger — Background of the Merger” and “The Merger — Finisar’s Reasons for the Merger; Recommendations of the Finisar Board.” These interests are described in more detail below, and certain of them are quantified in the narrative below and in the section entitled “Finisar Proposal No. 3 — Non-Binding, Advisory Vote on Merger-Related Compensation for Finisar’s Named Executive Officers — Golden Parachute Compensation” beginning on page 186.

Treatment of Outstanding Finisar Equity Awards

Awards of Finisar Restricted Stock Units that are subject to performance-based vesting requirements (“Performance-Based RSUs” or “PRSUs”), awards of Finisar Restricted Stock Units that vest over time based solely on the holder’s continued service with Finisar (“Time-Based RSUs”), and Finisar Stock Options that are held by Finisar’s executive officers (i.e., Michael Hurlston, Joseph Young, Todd Swanson, Kurt Adzema, Dr. Julie Eng and Christopher Brown) and outstanding immediately prior to the Effective Time will be treated in the same manner as those Finisar equity awards held by other employees of Finisar. This treatment of Finisar equity awards is described below and in the section titled “The Merger Agreement — Treatment of Finisar Employee Stock Plans” beginning on page 141.

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Performance-Based RSUs. At the Effective Time, each award of Performance-Based RSUs that is then outstanding and is subject to a performance-based vesting condition that relates solely to the value of Finisar Common Stock will vest as to a number of shares determined under the terms of the award as described below and will be cancelled and converted into the right to receive the form of Merger Consideration elected by the holder of such Performance-Based RSU award.

Under the terms of these Performance-Based RSU awards, the total number of Finisar Restricted Stock Units subject to the award is allocated equally to 16 quarterly vesting dates commencing on August 5, 2018 and ending May 5, 2022. The number of Finisar Restricted Stock Units that vest on each vesting date (if any) is determined based on the average of the closing prices for Finisar Common Stock during the last ten trading days of the most recently completed fiscal quarter before the vesting date (the “Average Stock Price”) as follows:

Average Stock Price as of Last Day of Prior Fiscal Quarter	Vesting Percentage for PRSUs Allocated to Applicable Vesting Date
Below $22.50	0%
At least $22.50 and Less Than $27.00	33 1/3%
At least $27.00 and Less Than $31.50	66 2/3%
At least $31.50	100%

The $22.50, $27.00 and $31.50 stock price targets represent increases of 25%, 50% and 75%, respectively, over the closing price of Finisar Common Stock on the date the awards were granted (which was $18.00). In addition to the quarterly vesting described above, the Performance-Based RSU awards include an “annual true-up” feature so that on the May 5 vesting date for each of 2019, 2020, and 2021, an additional number of Finisar Restricted Stock Units will vest equal to the excess (if any) of (i) the aggregate number of Finisar Restricted Stock Units that would have been vested on that May 5 vesting date and the immediately preceding August 5, November 5 and February 5 vesting dates if the Average Stock Price determined as of each such vesting date had been the same as the Average

Stock Price for the May 5 vesting date, over (ii) the aggregate number of Finisar Restricted Stock Units that actually vested on each of those four vesting dates as determined under the table above. The awards also provide for a “final true-up” calculation on the May 5, 2022 vesting date so that an additional number of Finisar Restricted Stock Units will vest on that date equal to the excess (if any) of (i) the aggregate number of Finisar Restricted Stock Units that would have been vested over all 16 vesting dates for the award if the Average Stock Price determined as of each such vesting date had been the same as the Average Stock Price for the May 5, 2022 vesting date, over (ii) the aggregate number of Finisar Restricted Stock Units that actually vested on each of those 16 vesting dates as determined under the table above and the annual true-up vesting provisions described above.

In addition, if a change of control of Finisar occurs before May 5, 2022 and while the executive is still employed with Finisar, the Average Stock Price will be calculated for the period of 10 trading days prior to the change in control, and the award will vest on the change in control as to the number of Finisar Restricted Stock Units that would have vested on each of the remaining scheduled vesting dates under the award (taking into account any true-up provision that would have applied during that period) based on the greater of that Average Stock Price or $22.50.

Each of the Performance-Based RSU awards held by Finisar’s executive officers is subject to vesting based on Finisar’s stock price as described above. For purposes of quantifying the value of these awards at the Effective Time, Finisar has assumed that the awards would vest upon the closing of the Merger as to one-third of the total number of Finisar Restricted Stock Units subject to the award (i.e., based on a per-share value for Finisar Common Stock of at least $22.50 and less than $27.00). Finisar has also granted a small number of Performance-Based RSU awards that are subject to performance goals other than stock price to employees who are not executive officers. These awards will generally be subject to the same treatment as Time-Based RSU awards described below.

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Time-Based RSUs. At the Effective Time, each award of Time-Based RSUs that is then outstanding and unvested will be assumed by II-VI (each, an “Assumed RSU”) and continue to be subject to substantially the same terms and conditions (including vesting requirements) as in effect immediately prior to the Effective Time, except that the number of shares of II-VI Common Stock subject to such Assumed RSU will be equal to the product of (i) the number of shares of Finisar Common Stock underlying such unvested Finisar Restricted Stock Unit award as of immediately prior to the Effective Time multiplied by (ii) the sum of (a) 0.2218 plus (b) the quotient obtained by dividing (1) $15.60 by (2) the volume weighted average price per share of II-VI Common Stock (rounded to the nearest cent) on the Nasdaq Global Select Market for the ten (10) consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time (with the resulting number, rounded down to the nearest whole share). The Assumed RSUs held by Finisar’s executive officers and other participants in the Severance Plan (as defined below) are subject to accelerated vesting in connection with an involuntary termination of the participant’s employment on or within 18 months following a change in control of Finisar as described under “Executive Retention and Severance Plan” below.

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Finisar Stock Options. At the Effective Time, each then-outstanding and unexercised Finisar Stock Option (whether vested or unvested) will automatically be cancelled and converted into the right to receive a payment in the form of Mixed Consideration (as described above under “The Merger Agreement — Merger Consideration”) that would be payable to a holder of such number of shares of Finisar Common Stock equal to the quotient of (i) the product of (a) the excess, if any, of $26.00 over the exercise price per share of such Finisar Stock Option multiplied by (b) the number of shares of Finisar Common Stock subject to such Finisar Stock Option, divided by (ii) $26.00.

Assuming that the Merger was completed on December 10, 2018, the estimated aggregate amount that would be payable to Finisar’s executive officers as a group for their Finisar equity awards is as follows (assuming for purposes of this disclosure only that each executive elected to receive the Mixed Consideration): (a) with respect to a total of 149,000 Finisar Performance-Based RSUs, $2,324,400 in cash and 33,048 shares of

II-VI Common Stock, (b) with respect to a total of 645,103 Finisar Time-Based RSUs (assuming for these purposes only that each executive’s employment with Finisar was involuntarily terminated at the Effective Time and such awards would fully accelerate pursuant to the Severance Plan described below), $10,063,606 in cash and 143,083 shares of II-VI Common Stock, and (c) with respect to a total of 771,086 Finisar Stock Options, $1,990,872 in cash and 28,306 shares of II-VI Common Stock.

Finisar’s non-employee directors hold Finisar Stock Options and Time-Based RSUs that will accelerate immediately prior to the Effective Time. Assuming that the Merger was completed on December 10, 2018, the estimated aggregate amount that would be payable to Finisar’s non-employee directors as a group for their Finisar equity awards is as follows (assuming for purposes of this disclosure only that each non-employee director elected to receive the Mixed Consideration): (a) with respect to a total of 83,786 Finisar Time-Based RSUs, $1,307,062 in cash and 18,584 shares of II-VI Common Stock, and (b) with respect to a total of 8,750 Finisar Stock Options, $66,674 in cash and 948 shares of II-VI Common Stock.

For an estimate of the amounts that would be payable to each of Finisar’s named executive officers (i.e., Michael Hurlston, Joseph Young, Todd Swanson, Kurt Adzema and Dr. Julie Eng) in connection with any acceleration of the Finisar equity awards, see the section entitled “Finisar Proposal No. 3 — Non-Binding, Advisory Vote on Merger-Related Compensation for Finisar’s Named Executive Officers — Golden Parachute Compensation” beginning on page 186. The amounts in the preceding paragraphs were determined using the per-share amounts payable to a Finisar stockholder who elected to receive the Mixed Consideration (i.e., $15.60 in cash and 0.2218 shares of II-VI Common Stock).

Executive Retention and Severance Plan

Finisar’s executive officers, including each of Finisar’s named executive officers, are eligible to participate in the Finisar Executive Retention and Severance Plan (the “Severance Plan”). The Severance Plan provides that if, on or within 18 months after a change in control, an executive’s employment is terminated by Finisar (or its successor) without cause or by the executive for good reason (as the terms “cause” and “good reason” are each defined in the Severance Plan), the executive would be entitled to receive as severance: (a) a payment equal to 24 months of the executive’s base salary; (b) a payment equal to the executive’s target annual bonus amount most recently determined by the Compensation Committee of the Finisar Board; (c) reimbursement of the executive’s premiums for continued health and life insurance coverage for up to 24 months; and (d) full acceleration of the executive’s time-based equity awards granted by Finisar. Any Finisar performance-based equity awards held by the executive will be subject to the provisions of the applicable award agreement. The executive’s vested Finisar Stock Options would generally remain exercisable for one year following the termination date (subject to the maximum term of the Finisar Stock Option).

In each case, the executive’s right to receive severance benefits under the Severance Plan is subject to the executive’s providing a release of claims in favor of Finisar. If the executive would be entitled to benefits under both the Severance Plan and any other arrangement with Finisar, the executive’s benefits under the Severance Plan will be reduced for the benefits provided under the other arrangement.

If an executive’s benefits under the Severance Plan would trigger parachute payment excise taxes, the benefits will either be paid in full and subject to such taxes or reduced to the extent necessary to avoid triggering such taxes, whichever results in a greater after-tax benefits to the executive. Participants are not entitled to any gross-up payment under the plan for such excise taxes.

Other Compensation Matters

Under the Merger Agreement, Finisar may pay bonuses for its 2019 fiscal year to its employees (including its executive officers) pursuant to Finisar’s fiscal 2019 bonus plan if the Effective Time has not occurred by the end of the 2019 fiscal year or may pay pro-rated bonuses pursuant to the plan if the Effective Time occurs prior to the end of the 2019 fiscal year. In addition, Finisar may adopt a fiscal year 2020 bonus plan in the ordinary course consistent with past practice (including with respect to its executive officers) and may pay bonuses for the 2020 fiscal year (or a portion thereof if the Effective Time occurs during such fiscal year) pursuant to such plan. To the extent any performance period under a Finisar bonus plan is deemed to end on or in connection with the Effective Time, the Compensation Committee of the Finisar Board or other applicable administrator will, prior to the Effective Time, determine the bonus payable pursuant to the terms of the applicable plan. In accordance with the terms of its bonus plans, Finisar may issue Finisar Restricted Stock Units in payment of a portion of the bonuses awarded under the plans, and such Finisar Restricted Stock Units may include provisions allowing for full acceleration of such Finisar Restricted Stock Units on a termination of employment by Finisar or its successor other than for cause.

Under the Merger Agreement and subject to certain limitations, Finisar may grant Finisar Restricted Stock Units to employees, including executive officers, prior to the Effective Time in the ordinary course of business consistent with past practice. Finisar may also increase the annual compensation and benefits of employees, including executive officers, prior to the Effective Time in the ordinary course of business consistent with past practice.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, Finisar’s directors and executive officers will be entitled to certain ongoing indemnification by, and continuing directors’ and officers’ liability insurance coverage from, the Surviving Corporation for a period of six years following the Effective Time.

II-VI Board after the Merger

The II-VI Board will appoint three members of the Finisar Board as of November 8, 2018 to serve on the II-VI Board (the “Finisar Designees”). Each Finisar Designee will be mutually agreed upon by II-VI and Finisar, acting in good faith. In addition, the Corporate Governance and Nominating Committee of the II-VI Board previously will have reasonably approved the appointment of the Finisar Designees to the II-VI Board, which also will have previously recommended the appointment of the Finisar Designees to the full II-VI Board. The total number of directors on the II-VI Board at the Effective Time will be no more than 11 persons. As of the date hereof, the identity of the Finisar Designees has not been determined by II-VI and Finisar.

Also at the Effective Time, the II-VI Board will have four committees, consisting of an Audit Committee, a Compensation Committee, a Subsidiary Committee and a Corporate Governance and Nominating Committee. Each such committee will include at least one Finisar Designee.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of II-VI presents the unaudited pro forma condensed combined balance sheet as of September 30, 2018 and the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2018 and the three months ended September 30, 2018. The unaudited pro forma condensed combined financial information includes the historical results of II-VI and Finisar after giving pro forma effect to the Merger and other transactions as described in this section and under “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the Merger and other transactions described in this section and under “Notes to Unaudited Pro Forma Condensed Combined Financial Information” have been prepared in accordance with the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, where II-VI is the accounting acquirer and Finisar is the accounting acquiree.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the Merger actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The assumed accounting for the Merger, including estimated aggregate Merger Consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Finisar, II-VI used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The unaudited pro forma adjustments are based upon available information and certain assumptions that II-VI believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The purchase price adjustments relating to the Finisar and II-VI combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

II-VI INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2018

UNAUDITED ($000)

	Historical		Pro Forma
	II-VI September 30, 2018 (Note 3)	Finisar October 28, 2018 (Note 3)	Reclass Adjustments		Debt Financing Pro Forma Adjustments		Finisar Acquisition Pro Forma Adjustments		Combined
Assets
Current Assets
Cash and cash equivalents	$271,343	$332,138	$—		$844,356	8(a)	$(1,838,062)	8(a)	$374,432
							(73,000)	8(a)
							837,658	8(a)
Short-term investments	—	837,658	—		—		(837,658)	8(a)	—
Accounts receivable, net	229,134	247,688	—		—		(2,916)	8(b)	473,906
Inventories	265,101	309,500	—		—		74,620	8(c)	649,221
Prepaid and refundable income taxes	7,700	—	6,303	7(a)	—		—		14,003
Prepaid and other current assets	44,081	51,231	(6,303)	7(a)	—		—		89,009

Total Current Assets	817,359	1,778,215	—		844,356		(1,839,358)		1,600,572
Property, plant & equipment, net	541,519	600,972	—		—		75,122	8(d)	1,217,613
Goodwill	298,308	106,736	—		—		607,416	8(e)	1,012,460
Other intangible assets, net	137,270	5,810	—		—		856,055	8(d)	999,135
Investments	75,289	—	—		—		—		75,289
Deferred income taxes	2,064	89,202	—		—		—		91,266
Other assets	8,834	12,250	—		—		—		21,084

Total Assets	$1,880,643	$2,593,185	$—		$844,356		$(300,765)		$5,017,419

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$20,000	$257,067	$—		$(219,250)	8(f)	$1,933	8(f)	$59,750
Accounts payable	97,417	133,539	—		—		(2,916)	8(b)	228,040
Accrued compensation and benefits	47,929	36,152	—		—		—		84,081
Accrued income taxes	18,780	—	2,307	7(b)	—		—		21,087
Other accrued liabilities	41,174	54,746	(2,307)	7(b)	(2,069)	8(f)	—		91,544

Total Current Liabilities	225,300	481,504	—		(221,319)		(983)		484,502
Long-term debt	517,144	499,838	—		1,065,675	8(f)	75,162	8(f)	2,157,819
Deferred income taxes	29,205	—	1,078	7(c)	—		252,901	8(g)	283,184
Other liabilities	65,406	11,558	(1,078)	7(c)	—		—		75,886

Total Liabilities	837,055	992,900	—		844,356		327,080		3,001,391
Common stock	360,276	117	—		—		1,045,323	8(h)	1,405,716
Additional paid in capital	—	2,885,319	—		—		(2,885,319)	8(h)	—
Accumulated other comprehensive income	(14,379)	(57,906)	—		—		57,906	8(h)	(14,379)
Retained earnings	862,213	(1,227,245)	—		—		1,154,245	8(i)	789,213

	1,208,110	1,600,285	—		—		(627,845)		2,180,550
Treasury stock, at cost	(164,522)	—	—		—		—		(164,522)

Total Shareholders’ Equity	1,043,588	1,600,285	—		—		(627,845)		2,016,028

Total Liabilities and Shareholders’ Equity	$1,880,643	$2,593,185	$—		$844,356		$(300,765)		$5,017,419

II-VI INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2018

UNAUDITED ($000)

	Historical		Pro Forma
	June 30, 2018 II-VI (Note 3)	July 29, 2018 Finisar (Note 3)	Reclass Adjustments		Debt Financing Pro Forma Adjustments		Finisar Acquisition Pro Forma Adjustments		Combined
Total Revenues	$1,158,794	$1,292,013	$—		$—		$(17,497)	9(a)	$2,433,310

Costs, Expenses and Other Expense (Income)
Cost of goods sold	696,591	961,770	—		—		(11,373)	9(a)	1,654,500
							7,512	9(b)
Amortization of acquired developed technology	—	2,321	(2,321)	7(d)	—		—		—
Impairment of long lived assets	—	371	(371)	7(i)	—		—		—
Internal research and development	116,875	—	244,027	7(j)	—		—		360,902
Research and development	—	244,027	(244,027)	7(j)	—		—		—
Selling, general and administrative	208,565	—	123,072	7(d), 7(e), 7(f), 7(g), 7(h)	—		117,204	9(b)	448,041
							(800)	9(c)
Sales and marketing	—	49,153	(49,153)	7(e)	—		—		—
General and administrative	—	57,872	(57,872)	7(f)	—		—		—
Start-up costs	—	11,088	(11,088)	7(g)	—		—		—
Amortization of purchased intangibles	—	2,638	(2,638)	7(h)	—		—		—
Impairment of long-lived assets	—	1,862	(1,862)	7(i)	—		—		—
Interest expense	18,352	37,029	—		55,042	9(d)	—		110,423
Other expense (income), net	(3,783)	40	2,233	7(i)	—		—		(1,510)
Interest income	—	(17,799)	—		—		17,799	9(e)	—

Total Costs, Expenses and Other Expense (Income)	1,036,600	1,350,372	—		55,042		130,342		2,572,356

Earnings (Loss) Before Income Taxes	122,194	(58,359)	—		(55,042)		(147,839)		(139,046)
Income taxes	34,192	28,275	—		(13,761)	9(f)	(36,960)	9(f)	11,746

Net Earnings (Loss)	$88,002	$(86,634)	$—		$(41,282)		$(110,879)		$(150,792)

Net earnings (loss) — Basic earnings (loss) per share	$1.41	$(0.76)							$(1.70)
Net earnings (loss) — Diluted earnings (loss) per share	$1.35	$(0.76)							$(1.70)
Weighted-average common shares outstanding — Basic	62,499	114,695							88,632	9(g)
Weighted-average common shares outstanding — Diluted	65,133	114,695							88,632	9(g)

II-VI INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018

UNAUDITED ($000)

	Historical		Pro Forma
	3 Months September 30, 2018 II-VI (Note 3)	3 Months October 28, 2018 Finisar (Note 3)	Reclass Adjustments		Debt Financing Pro Forma Adjustments		Finisar Acquisition Pro Forma Adjustments		Combined
Total Revenues	$314,433	$325,423	$—		$—		$(3,969)	9(a)	$635,887

Costs, Expenses and Other Expense (Income)
Cost of goods sold	190,526	239,244	—		—		(1,389)	9(a)	430,259
							1,878	9(b)
Amortization of acquired developed technology	—	496	(496)	7(d)	—		—		—
Internal research and development	33,171	—	52,674	7(j)	—		—		85,845
Research and development	—	52,674	(52,674)	7(j)	—		—		—
Selling, general and administrative	53,523	—	37,610	7(d), 7(e), 7(f), 7(g), 7(h)	—		29,609	9(b)	119,615
							(1,127)	9(c)
Sales and marketing	—	12,427	(12,427)	7(e)	—		—		—
General and administrative	—	12,832	(12,832)	7(f)	—		—		—
Start-up costs	—	11,419	(11,419)	7(g)	—		—		—
Amortization of purchased intangibles	—	436	(436)	7(h)	—		—		—
Impairment of long-lived assets	—	—	—		—		—		—
Interest expense	5,584	9,490	—		13,507	9(d)	—		28,581
Other expense (income), net	(713)	(784)	—		—		—		(1,497)
Interest income	—	(5,981)	—		—		5,981	9(e)	—

Total Costs, Expenses and Other Expense (Income)	282,091	332,253	—		13,507		34,952		662,803

Earnings (Loss) Before Income Taxes	32,342	(6,830)	—		(13,507)		(38,921)		(26,916)
Income taxes	6,193	(1,555)	—		(3,377)	9(f)	(9,730)	9(f)	(8,469)

Net Earnings (Loss)	$26,149	$(5,275)	$—		$(10,130)		$(29,191)		$(18,447)

Net earnings (loss) — Basic earnings (loss) per share	$0.41	$(0.04)							$(0.21)
Net earnings (loss) — Diluted earnings (loss) per share	$0.40	$(0.04)							$(0.21)
Weighted-average common shares outstanding — Basic	63,420	117,284							89,553	9(g)
Weighted-average common shares outstanding — Diluted	66,158	117,284							89,553	9(g)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Description of the Merger

II-VI Incorporated (“II-VI”) and Finisar Corporation (“Finisar”) have entered into an Agreement and Plan of Merger, dated as of November 8, 2018 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Mutation Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of II-VI, will be merged with and into Finisar, and Finisar will continue as the surviving corporation in the merger and a wholly owned subsidiary of II-VI (the “Merger”).

If the Merger is consummated, Finisar stockholders will be entitled to receive, at their election, consideration per share of common stock of Finisar (the “Finisar Common Stock”) consisting of (i) $26.00 in cash, without interest (the “Cash Election Consideration”), (ii) 0.5546 shares of II-VI common stock (the shares, the “II-VI Common Stock,” and the consideration, the “Stock Election Consideration”), or (iii) a combination of $15.60 in cash, without interest, and 0.2218 shares of II-VI Common Stock (the “Mixed Election Consideration,” and, together with the Cash Election Consideration and the Stock Election Consideration, the “Merger Consideration”). The Cash Election Consideration and the Stock Election Consideration are subject to proration adjustment pursuant to the terms of the Merger Agreement such that the aggregate Merger Consideration will consist of approximately 60% cash and approximately 40% II-VI Common Stock.

At the effective time of the Merger (the “Effective Time”), each option granted pursuant to Finisar’s 2005 Stock Incentive Plan (as such plan has been further amended and restated) (each, a “Finisar Stock Option”) (or portion thereof) that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) will be cancelled and terminated and converted into the right to receive an amount of Mixed Election Consideration that would be payable to a holder of such number of shares of Finisar Common Stock equal to the quotient of (i) the product of (a) the excess, if any, of $26.00 over the exercise price per share of such Finisar Stock Option multiplied by (b) the number of shares of Finisar Common Stock subject to such Finisar Stock Option, divided by (ii) $26.00.

At the Effective Time, each restricted stock unit granted pursuant to Finisar’s 2005 Stock Incentive Plan (as such plan has been further amended and restated) (each, a “Finisar Restricted Stock Unit”) (or portion thereof) that is outstanding and subject to a performance-based vesting condition that relates solely to the value of Finisar Common Stock will, to the extent such Finisar Restricted Stock Unit vests in accordance with its terms in connection with the Merger (the “Participating RSUs”), be cancelled and extinguished and converted into the right to receive the Cash Election Consideration, the Stock Election Consideration or the Mixed Election Consideration at the election of the holder of such Participating RSUs, subject to proration adjustment.

At the Effective Time, each Finisar Restricted Stock Unit (or portion thereof) that is outstanding and unvested and does not vest in accordance with its terms in connection with the Merger and is either (x) subject to time-based vesting requirements only or (y) subject to a performance-based vesting condition other than the value of Finisar Common Stock will be assumed by II-VI (each, an “Assumed RSU”). Each Assumed RSU will be subject to substantially the same terms and conditions as applied to the related Finisar Restricted Stock Unit immediately prior to the Effective Time, including the vesting schedule (and the applicable performance-vesting conditions in the case of a grant contemplated by clause (y) of the preceding sentence) and any provisions for accelerated vesting applicable thereto, except that the number of shares of II-VI Common Stock subject to each Assumed RSU will be equal to the product of (i) the number of shares of Finisar Common Stock underlying such unvested Finisar Restricted Stock Unit award as of immediately prior to the Effective Time multiplied by (ii) the sum of (a) 0.2218 plus (b) the quotient obtained by dividing (1) $15.60 by (2) the volume weighted average price per share of II-VI Common Stock (rounded to the nearest cent) on the Nasdaq Global Select Market for the ten consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time (with the resulting number, rounded down to the nearest whole share).

Note 2. Description of Financing Transactions

II-VI Senior Credit Facilities

On November 8, 2018, in connection with its entry into the Merger Agreement, II-VI entered into a commitment letter (together with a related fee letter) with Bank of America, N.A. (“Bank of America”), which was subsequently amended and restated on December 7, 2018 and on December 14, 2018 (together with one or more related fee letters, the “Commitment Letter”). Subject to the terms and conditions set forth in the Commitment Letter, the lender parties thereto (the “Lending Parties”) have severally committed to provide 100% of up to $2.425 billion in aggregate principal amount of senior secured credit facilities of II-VI (the “II-VI Senior Credit Facilities”) comprised of (i) a “term a” loan facility of up to $1.0 billion, a portion of which will be available after the closing of the Merger on a delayed draw basis, (ii) a “term b” loan facility of up to $975.0 million and (iii) a revolving credit facility of up to $450.0 million.

II-VI currently intends to pay the cash portion of the aggregate Merger Consideration and pay related fees and expenses in connection with the Merger using the proceeds of draws under the II-VI Senior Credit Facilities and cash and short-term investments of II-VI and Finisar. II-VI also currently intends to use a portion of the proceeds from the II-VI Senior Credit Facilities to repay, in full, its outstanding indebtedness under II-VI’s currently existing credit facility, and to repay, as soon as practicable, its assumed obligations under (i) the Indenture, dated as of December 16, 2013 (the “2033 Notes Indenture”), by and between Finisar and Wells Fargo Bank, National Association, as trustee (the “Trustee”), governing the outstanding 0.50% Convertible Senior Notes due 2033 of Finisar (the “2033 Notes”) and (ii) the Indenture, dated as of December 21, 2016 (the “2036 Notes Indenture” and, together with the 2033 Notes Indenture, the “Indentures”), by and between Finisar and the Trustee, governing the 0.50% Convertible Senior Notes due 2036 of Finisar (the “2036 Notes”).

The documentation governing the II-VI Senior Credit Facilities has not been finalized and, accordingly, the actual terms of the II-VI Senior Credit Facilities may differ from those described herein or in the Commitment Letter. The obligation of the lead arranger parties thereto (the “Lead Arrangers”) to provide the debt financing under the Commitment Letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the II-VI Senior Credit Facilities may not be funded when required or at all. No alternative financing arrangements have been made in the event the II-VI Senior Credit Facilities are not available, and any such alternative financing arrangements may not be available on acceptable terms, or at all, if the II-VI Senior Credit Facilities are not consummated. Accordingly, the unaudited pro forma condensed combined financial information has been prepared based on management’s best estimate of the expected debt obligations and interest expense determined based on the terms of the Commitment Letter; however, the actual terms of the financing may differ.

The “term a” loan facility will be subject to equal quarterly repayment of principal in an aggregate amount equal to 5.0% per annum with the final payment of all amounts outstanding, plus unpaid accrued interest, due and payable in full on the earlier to occur of (i) the fifth anniversary of the closing date of the Merger and (ii) the date that is 120 days prior to the stated maturity of II-VI’s Convertible Senior Notes due 2022 (the “2022 Notes”) if, on such date, any of the 2022 Notes are still outstanding and II-VI has, as of such date and as of each calendar day thereafter until the 2022 Notes are no longer outstanding, consolidated unrestricted cash and cash equivalents and undrawn available commitments under the revolving facility in an amount less than the principal amount of such 2022 Notes then outstanding.

The “term b” loan facility will be subject to equal quarterly repayment of principal in an aggregate amount equal to 1.0% per annum with the final payment of all amounts outstanding, plus unpaid accrued interest, due and payable in full on the earlier to occur of (i) the seventh anniversary of the closing date of the Merger and (ii) the date that is 91 days prior to the stated maturity of the 2022 Notes if, on such date, any of the 2022 Notes are still outstanding and II-VI has, as of such date and as of each calendar day thereafter until the 2022 Notes are no longer outstanding, consolidated unrestricted cash and cash equivalents and undrawn available commitments under the revolving facility in an amount less than the principal amount of such 2022 Notes then outstanding.

The revolving credit facility will terminate and all amounts outstanding thereunder, plus unpaid accrued interest, will be due and payable in full on the earlier to occur of (i) the fifth anniversary of the closing date of the Merger and (ii) the date that is 120 days prior to the stated maturity of the 2022 Notes if, on such date, any of the 2022 Notes are still outstanding and II-VI has, as of such date and as of each calendar day thereafter until the 2022 Notes are no longer outstanding, consolidated unrestricted cash and cash equivalents and undrawn available commitments under the revolving facility in an amount less than the principal amount of such 2022 Notes then outstanding.

II-VI has an option to carry the II-VI Senior Credit Facilities as “Base Rate loans,” which will bear interest at the Base Rate (as defined below) in effect from time to time plus an Applicable Margin (as defined below), or “LIBOR loans,” which will bear interest at LIBOR for the respective interest period plus an Applicable Margin. The “Base Rate” means the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Bank of America prime rate and (c) the one month LIBOR adjusted daily plus 1.00%. Subject to the terms and conditions set forth in the Commitment Letter, the “Applicable Margin” means a percentage per annum ranging from (i) in the case of II-VI Senior Credit Facilities maintained as Base Rate loans, 0.375% to 1.50%, and (ii) in the case of II-VI Senior Credit Facilities maintained as LIBOR loans, 1.375% to 2.50%.

Treatment of Finisar Convertible Notes

The 2033 Notes Indenture provides that at any time on or after December 22, 2018, Finisar may elect to redeem, in whole or in part, the outstanding 2033 Notes. In the event any 2033 Notes are not repurchased or converted prior to the redemption date, II-VI plans to cause the redemption of any outstanding 2033 Notes as promptly as practicable following the consummation of the Merger. Accordingly, II-VI expects that all such outstanding 2033 Notes will be redeemed on or about the 20th day following the consummation of the Merger.

Pursuant to the terms of the 2036 Notes Indenture, holders of the 2036 Notes do not have an option to require Finisar to repurchase any 2036 Notes held by them until December 15, 2021, and Finisar does not have an option to redeem, in whole or in part, outstanding 2036 Notes until December 22, 2021. The consummation of the Merger will constitute a “Fundamental Change” for purposes of the 2036 Notes Indenture. Upon the occurrence of a Fundamental Change, the holders of the 2036 Notes have the option to cause Finisar (or its successor) to repurchase the 2036 Notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the repurchase date. Alternatively, upon the occurrence of a Fundamental Change, the holders of the 2036 Notes may convert such 2036 Notes at an increased conversion rate pursuant to the terms of the 2036 Notes Indenture. In the event any 2036 Notes remain outstanding following such redemption and conversion periods, II-VI plans to cause such 2036 Notes to be redeemed on or around December 22, 2021 (the first date on which Finisar (or its successor) may elect to redeem the 2036 Notes) in accordance with the terms of the 2036 Notes Indenture and any applicable supplemental indenture. II-VI currently expects the 2036 Notes will be surrendered for repurchase by holders in connection with the Fundamental Change provisions of the 2036 Notes Indenture.

Accordingly, the unaudited pro forma condensed combined financial information gives effect to the repayment of the 2033 Notes and 2036 Notes immediately following the completion of the Merger, as if it had occurred on September 30, 2018, in the case of the unaudited pro forma condensed combined balance sheet, and July 1, 2017, in the case of the unaudited pro forma condensed combined statements of operations. Refer to the further discussion in Notes 8(f) and 9(d).

Note 3. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared pursuant to Article 11 of Regulation S-X.

II-VI and Finisar have different fiscal years. II-VI’s fiscal year ends on June 30. Finisar has a 52- or 53-week fiscal year ending on the Sunday closest to the last day of April in each calendar year. Finisar’s most recent fiscal year ended on April 29, 2018. Financial information for Finisar for the twelve months ended July 29, 2018 and the three months ended October 28, 2018 have been used in preparation of the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2018 combines the unaudited historical condensed consolidated balance sheet of II-VI as of September 30, 2018 with the unaudited historical condensed consolidated balance sheet of Finisar as of October 28, 2018, giving effect to (1) the Merger, and the estimated financing used to finance the Merger, as if it had occurred on September 30, 2018, and (2) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2018 combines the audited historical consolidated statement of operations of II-VI for the year then ended with the unaudited historical consolidated statement of operations of Finisar for the twelve months ended July 29, 2018. Finisar’s unaudited historical consolidated statement of operations for the twelve months ended July 29, 2018 was derived by adding the audited consolidated statement of operations of Finisar for the year ended April 29, 2018 to the unaudited condensed consolidated statement of operations of Finisar for the three months ended July 29, 2018 and deducting the unaudited condensed consolidated statement of operations of Finisar for the three months ended July 30, 2017. The unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2018 has been derived from II-VI’s unaudited historical condensed consolidated statement of operations for the three months then ended and Finisar’s unaudited historical condensed consolidated statement of operations for the three months ended October 28, 2018. The pro forma statements of operations for the year ended June 30, 2018 and the three months ended September 30, 2018 give effect to (1) the consummation of the Merger, and the estimated financing used to finance the Merger, as if it had occurred on July 1, 2017, the beginning of II-VI’s 2018 fiscal year, and (2) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in FASB ASC Topic 805, Business Combinations (“ASC 805”), with II-VI treated as the accounting acquirer and Finisar as the accounting acquiree. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical consolidated financial information of II-VI and Finisar has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma matters that are (i) directly attributable to the Merger, and the estimated financing used to finance the Merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Merger or of any integration costs. Additionally, the pro forma financial information does not reflect any compensation related adjustments as decisions regarding certain personnel matters are evolving and any recurring impact from compensation adjustments would not be factually supportable. Refer to the further discussion in Note 9(c).

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of II-VI would have been had the Merger occurred on the dates assumed, nor is it necessarily indicative of the future consolidated results of operations or consolidated financial position of the combined company. See “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus:

•

the separate audited historical consolidated financial statements of II-VI as of, and for its fiscal year ended, June 30, 2018, and the related notes included in II-VI’s Current Report on Form 8-K filed on December 27, 2018;

•

the separate audited historical consolidated financial statements of Finisar as of, and for its fiscal year ended April 29, 2018, and the related notes included in Finisar’s Annual Report on Form 10-K for its fiscal year ended April 29, 2018;

•

the separate unaudited historical condensed consolidated financial statements of II-VI as of, and for its fiscal quarter ended, September 30, 2018, and the related notes included in II-VI’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2018;

•

the separate unaudited historical condensed consolidated financial statements of Finisar as of, and for its fiscal quarter ended, July 29, 2018, and the related notes included in Finisar’s Quarterly Report on Form 10-Q for its fiscal quarter ended July 29, 2018; and

•

the separate unaudited historical condensed consolidated financial statements of Finisar as of, and for its fiscal quarter ended, October 28, 2018, and the related notes included in Finisar’s Quarterly Report on Form 10-Q for its fiscal quarter ended October 28, 2018.

Note 4. Summary of Significant Accounting Policies

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in II-VI’s audited consolidated financial statements as of and for the year ended June 30, 2018 and II-VI’s unaudited condensed consolidated financial statements as of and for the three months ended September 30, 2018. Management has determined that certain adjustments, including those described in Notes 8 and 9, are necessary to conform Finisar’s financial statements to the accounting policies used by II-VI in the preparation of the unaudited pro forma condensed combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These reclassifications and adjustments have no effect on previous reported total assets, total liabilities, shareholders’ equity or income from continuing operations of II-VI or Finisar.

As part of the application of ASC 805, II-VI will conduct a more detailed review of Finisar’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of Finisar’s results of operations or reclassification or adjustment of assets or liabilities to conform to II-VI’s accounting policies and classifications. Determining the full impact of aligning Finisar’s accounting policies with those of II-VI will require a detailed analysis. Based on the procedures conducted to date, II-VI is not aware of any material differences after considering significant accounting policy areas except for those described in Notes 8 and 9.

Note 5. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the aggregate Merger Consideration expected to be transferred to effect the Merger. As discussed in Note 2, the Cash Election Consideration and the Stock Election Consideration are subject to proration adjustment pursuant to the terms of the Merger Agreement such that the aggregate

Merger Consideration will consist of approximately 60% cash and approximately 40% II-VI Common Stock, which is the basis for the unaudited pro forma condensed combined financial information.

(in millions)
Estimated cash consideration to be paid to Finisar stockholders and holders of Net Option Shares and Participating RSUs (each as defined in the Merger Agreement)	$1,838.1
Estimated value of II-VI Common Stock to be issued to Finisar stockholders and holders of Net Option Shares and Participating RSUs(1)	977.8
Estimated value of II-VI replacement equity awards attributable to precombination service(2)	67.6

Preliminary estimated Merger Consideration	2,883.5

(1)

The estimate is based on an aggregate of 117,824,518 shares of Finisar Common Stock issued and outstanding as of November 30, 2018, Net Option Shares and Participating RSUs that are expected to vest by the closing date of, or in connection with, the Merger, an exchange ratio of 0.2218 shares of II-VI Common Stock per share of Finisar Common Stock, and the closing price of $37.42 for II-VI Common Stock on the Nasdaq Global Select Market on November 30, 2018, the most recent practicable date for which such information was available. The estimate also assumes that none of the outstanding Finisar 2033 Notes or 2036 Notes will be converted and receive Merger Consideration, as neither the 2033 Notes nor the 2036 Notes are, as of September 30, 2018, convertible or, other than in connection with the Merger as discussed in “The Merger — Treatment of Finisar Convertible Notes”, expected to be convertible prior to the consummation of the Merger, and the value of the consideration received by a holder of $1,000 principal amount of Finisar Convertible Notes that exercises such holder’s option to require Finisar to repurchase such holder’s Finisar Convertible Notes in connection with a Fundamental Change is expected to exceed the value of the consideration received by a holder of $1,000 principal amount of Finisar Convertible Notes that converts such holder’s Finisar Convertible Notes.

(2)

Represents the portion of the fair value of Assumed RSUs attributable to precombination services that will be assumed by II-VI upon completion of the Merger. ASC 805 requires that the fair value of replacement awards attributable to precombination service be included in the consideration transferred.

The final estimated aggregate Merger Consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the price of II-VI Common Stock up to the closing date of the Merger. A sensitivity analysis related to the fluctuation in the price of II-VI Common Stock was performed to assess the impact that a hypothetical change of 10% on the II-VI Common Stock price per share on the Nasdaq Global Select Market from November 30, 2018 would have on the estimated aggregate Merger Consideration and goodwill as of the closing date of the Merger, as set forth in the following table:

Change in price per share of II-VI Common Stock	Price per share of II-VI Common Stock	Estimated Merger Consideration	Estimated goodwill
	(dollars in millions, except stock prices)
Increase of 10%	$41.16	$2,981.3	$811.9
Decrease of 10%	$33.68	$2,785.7	$616.4

Note 6. Estimate of Assets to be Acquired and Liabilities to be Assumed

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Finisar are recognized and measured as of the acquisition date at fair value and added to those of II-VI. The determination of fair value used in the pro forma adjustments presented herein are preliminary and based on management’s estimates of the fair value and useful lives of the assets to be acquired and liabilities to be assumed and have been prepared to illustrate the estimated effect of the Merger. The final determination of the purchase price allocation, upon completion of the Merger, will be based on Finisar’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocation will differ from the pro forma adjustments presented. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Finisar, II-VI used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. The can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by II-VI in the Merger, reconciled to the estimate of the value of the aggregate Merger Consideration at September 30, 2018:

Assets Acquired and Liabilities Assumed:	(in millions)
Current assets, including cash received	$1,852.8
Property, plant and equipment(1)	676.1
Other assets	101.5
Intangible assets(2)	861.9
Goodwill(3)	714.1

Total assets acquired	4,206.4
Liabilities assumed(4)	(1,322.9)

Net assets acquired	$2,883.5

(1)	Property, plant and equipment fair value adjustment is preliminary and based upon management’s estimates after consideration of publicly available benchmarking information.

(2)	Preliminary identifiable intangible assets in the unaudited pro forma financial information consist of the following:

	Preliminary Fair Value (in millions)	Estimated Useful Life
Developed technology	$640.5	6 Years
Customer relationships	130.5	10 Years
Trademarks and trade names	11.8	5 Years
In-process research and development	79.1	n/a

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above and as further described in Note 9(b). The identifiable assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount will ultimately be allocated to identifiable intangible assets, and the related amount of amortization may differ materially from this preliminary allocation. In addition, the periods over which the amortization impacts will ultimately be based upon the periods in which the associated economic benefits are expected to be derived, or where appropriate, based on the use of straight-line method. Therefore, the amount of amortization following the Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

(3)

Goodwill represents the excess of the aggregate Merger Consideration over the fair value of the underlying net assets acquired. Goodwill is not amortized, but instead is reviewed for impairment at least annually, or more frequently upon the identification of any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of II-VI and Finisar. Goodwill recorded in the Merger is not expected to be deductible for tax purposes.

(4)

The liabilities assumed include deferred tax liabilities which represent the deferred tax impact associated with the differences in book and tax basis, including incremental differences created from the preliminary purchase price allocation, and are based on the applicable blended statutory tax rate. For balance sheet purposes, where U.S. tax rates were used, rates were based on recently enacted U.S. tax law, and for statement of operations purposes, where U.S. tax rates were used, rates were based on the tax laws applicable to the respective periods. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-Merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Note 7. Reclassification Adjustments

The following reclassification adjustments were made to conform the presentation of Finisar’s financial information to II-VI’s presentation:

(a)	To reclassify $6.3 million of prepaid income taxes to prepaid and refundable income taxes from prepaid and other current assets.

(b)	To reclassify $2.3 million of accrued income taxes to accrued income taxes from other accrued liabilities.

(c)	To reclassify $1.1 million of deferred income taxes to deferred income taxes from other liabilities.

(d)	To reclassify $2.3 million of amortization of acquired developed technology to selling, general and administrative for the year ended June 30, 2018.

To reclassify $0.5 million of amortization of acquired developed technology to selling, general and administrative for the three months ended September 30, 2018.

(e)	To reclassify $49.2 million of sales and marketing expense to selling, general and administrative for the year ended June 30, 2018.

To reclassify $12.4 million of sales and marketing expense to selling, general and administrative for the three months ended September 30, 2018.

(f)	To reclassify $57.9 million of general and administrative expenses to selling, general and administrative for the year ended June 30, 2018.

To reclassify $12.8 million of general and administrative expenses to selling, general and administrative for the three months ended September 30, 2018.

(g)	To reclassify $11.1 million of start-up costs to selling, general and administrative for the year ended June 30, 2018.

To reclassify $11.4 million of start-up costs to selling, general and administrative for the three months ended September 30, 2018.

(h)	To reclassify $2.6 million of amortization of purchased intangibles to selling, general and administrative for the year ended June 30, 2018.

To reclassify $0.4 million of amortization of purchased intangibles to selling, general and administrative for the three months ended September 30, 2018.

(i)	To reclassify $2.3 million of impairment of long-lived assets to other (expense), income net for the year ended June 30, 2018.

(j)	To reclassify $244.0 million of research and development to internal research and development for the year ended June 30, 2018.

To reclassify $52.7 million of research and development to internal research and development for the three months ended September 30, 2018.

Note 8. Pro Forma Adjustments for Condensed Combined Balance Sheet

(a)

Represents adjustments to the combined company’s cash balance, including (i) net proceeds from the II-VI Senior Credit Facilities and the repayment of II-VI’s currently existing credit facility and Finisar’s 2033 Notes and 2036 Notes anticipated to be repaid in connection with the Merger (see Note 3), (ii) payment of $1,838.1 million of estimated cash consideration to Finisar stockholders and holders of Net Option Shares and Participating RSUs (see Note 5), (iii) II-VI and Finisar transaction costs anticipated to be paid by each party in connection with completing the Merger and (iv) settlement of $837.7 million of short-term investments held by Finisar.

(in millions)
Cash proceeds from II-VI Senior Credit Facilities, net of debt issuance costs	$1,920.4
Repayment of II-VI debt — elimination of short-term debt	(20.0)
Repayment of II-VI debt — elimination of long-term debt	(220.0)
Repayment of II-VI debt — elimination of accrued interest	(0.5)
Repayment of Finisar debt — elimination of short-term debt	(259.0)
Repayment of Finisar debt — elimination of long-term debt	(575.0)
Repayment of Finisar debt — elimination of accrued interest	(1.6)

Net cash inflow related to financing	844.3

II-VI transaction costs anticipated to be paid(1)	(42.0)
Finisar transaction costs anticipated to be paid(1)	(31.0)

Cash outflow related to transaction costs anticipated to be paid	(73.0)

(1)

These costs consist of legal advisory, financial advisory, accounting and consulting costs and are not reflected in the unaudited pro forma condensed combined statements of operations because they do not have a continuing effect on the combined company.

(b)	Reflects the elimination of $2.9 million of accounts receivable and corresponding payable balances between II-VI and Finisar as of September 30, 2018.

(c)	Reflects the preliminary adjustment for inventories based on the acquisition method of accounting.

(in millions)
Estimated fair value of acquired inventory(1)	$384.1
Historical carrying value of acquired inventory	(309.5)

Pro forma adjustment to inventory	74.6

(1)

Represents the adjustment necessary to state acquired inventories to their preliminary estimated fair value. The valuation approaches used in the preliminary assessment of the fair value of inventories were the replacement cost approach and the comparative sales method approach. After the closing of the Merger, the recording of inventories at fair value will increase cost of goods sold as the inventory is sold, which for purposes of this pro forma financial information is assumed to occur within the first year after the Merger. The increase is not reflected in the unaudited pro forma condensed combined statements of operations as it was determined to not have a continuing impact.

(d)	Reflects adjustments to arrive at the estimated fair value, largely based on benchmarking analysis of other similar transactions, of the property, plant and equipment and intangible assets.

(in millions)
Estimated fair value of acquired property, plant and equipment (see Note 6)	$676.1
Historical carrying value of acquired property, plant and equipment	(601.0)

Pro forma adjustment to property, plant and equipment	75.1

(in millions)
Estimated fair value of acquired intangible assets (see Note 6)	$861.9
Elimination of Finisar’s historical net book value of intangible assets	(5.8)

Pro forma adjustment to intangible assets	856.1

(e)	Represents the difference between the fair value of the estimated aggregate Merger Consideration and the fair value of the assets acquired and liabilities assumed in the Merger.

(in millions)
Estimated fair value of goodwill (see Note 6)	$714.1
Elimination of Finisar’s historical carrying value of goodwill	(106.7)

Pro forma adjustment to goodwill	607.4

(f)

Reflects adjustments to (i) Finisar current and long-term debt and related accrued interest to reflect (1) the fair value of the 2033 Notes and 2036 Notes as assumed liabilities in purchase accounting, and (2) the subsequent repayment of the 2033 Notes and 2036 Notes immediately following the completion of the Merger (as described in Note 2), and (ii) II-VI current and long-term debt and related accrued interest to reflect (1) the expected repayment of the outstanding indebtedness under II-VI’s currently existing credit facility and (2) the current and long-term portion of the II-VI Senior Credit Facilities expected to be issued as a result of the Merger.

(in millions)
Estimated fair value of the 2033 Notes	$259.0
Historical carrying value of the 2033 Notes	(257.1)

Pro forma adjustment to current portion of long-term debt	1.9

(in millions)
Estimated fair value of the 2036 Notes	$575.0
Historical carrying value of the 2036 Notes	(499.8)

Pro forma adjustment to long-term debt	75.2

(in millions)
Repayment of II-VI debt — elimination of short-term debt	$(20.0)
Repayment of Finisar debt — elimination of short-term debt	(259.0)
Current portion of II-VI Senior Credit Facilities	59.8

Financing adjustment to current portion of short-term debt	(219.3)

(in millions)
Repayment of II-VI debt — elimination of long-term debt	$(220.0)
Repayment of Finisar debt — elimination of long-term debt	(575.0)
II-VI Senior Credit Facilities, net of current portion	1,915.3
Debt issuance costs related to II-VI Senior Credit Facilities	(54.6)

Financing adjustment to long-term debt	1,065.7

(in millions)
Repayment of II-VI debt — elimination of accrued interest	$(0.5)
Repayment of Finisar debt — elimination of accrued interest	(1.6)

Financing adjustment to other accrued liabilities	(2.1)

As discussed in Note 3, II-VI currently expects the 2036 Notes will be surrendered for repurchase by holders in connection with the Fundamental Change provisions of the 2036 Notes Indenture, and therefore the unaudited pro forma condensed combined balance sheet as of September 30, 2018 gives effect to the repayment of the 2036 Notes immediately following the completion of the Merger. To the extent the 2036 Notes are not surrendered for repurchase in connection with the Fundamental Change provisions of the 2036 Notes Indenture, the impact on the unaudited pro forma condensed combined balance sheet would be increases to cash and cash equivalents, other accrued liabilities and long-term debt of $576.6 million, $1.6 million and $575.0 million, respectively, as of September 30, 2018.

(g)	Reflects adjustments to deferred tax liabilities which represent the deferred tax impact associated with the differences in book and tax basis (see Note 6).

(h)

Reflects (i) the elimination of Finisar’s historical common stock, additional paid in capital and accumulated other comprehensive income, and (ii) the estimated value of II-VI Common Stock to be issued in the Merger and the estimated value of II-VI replacement equity awards.

(in millions)
Elimination of Finisar historical common stock	$(0.1)
Estimated value of II-VI Common Stock to be issued to Finisar stockholders and holders of Net Option Shares and Participating RSUs (See Note 5)	977.8
Estimated value of II-VI replacement equity awards attributable to precombination service (See Note 5)	67.6

Pro forma adjustment to common stock	1,045.3

(i)	Reflects the elimination of Finisar’s accumulated deficit after pro forma adjustments and recorded transaction costs.

(in millions)
Elimination of Finisar accumulated deficit	$1,227.2
Total transaction costs anticipated to be paid (See Note 8a)	(73.0)

Pro forma adjustment to retained earnings	1,154.2

Note 9. Pro Forma Adjustments for Condensed Combined Statements of Operations

(a)	Reflects the elimination of revenues from II-VI to Finisar, as follows:

(1)	Elimination of $17.5 million in revenues and $11.4 million in costs of goods sold in the pro forma statement of operations for the year ended June 30, 2018.

(2)	Elimination of $4.0 million in revenues and $1.4 million costs of goods sold in the pro forma statement of operations for the three months ended September 30, 2018.

(b)

Represents the adjustments to record (i) the elimination of historical depreciation and recognition of new depreciation expense based on the fair value of property, plant and equipment and (ii) the elimination of historical amortization expense and recognition of new amortization expense related to identifiable intangible assets calculated on a straight-line basis. The depreciation of property, plant and equipment is based on the estimated remaining useful lives of the assets, and is calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized.

12 months ended June 30, 2018 (in millions)
Reversal of Finisar’s historical property, plant and equipment depreciation expense	$(100.4)
Depreciation of acquired property, plant and equipment	107.9

Pro forma adjustment to property, plant and equipment depreciation expense	7.5

12 months ended June 30, 2018 (in millions)
Reversal of Finisar’s historical intangible asset amortization expense	$(5.0)
Amortization of identifiable intangible assets	122.2

Pro forma adjustment to intangible amortization expense	117.2

3 months ended September 30, 2018 (in millions)
Reversal of Finisar’s historical property, plant and equipment depreciation expense	$(23.8)
Depreciation of acquired property, plant and equipment	25.7

Pro forma adjustment to property, plant and equipment depreciation expense	1.9

3 months ended September 30, 2018 (in millions)
Reversal of Finisar’s historical intangible asset amortization expense	$(0.9)
Amortization of identifiable intangible assets	30.5

Pro forma adjustment to intangible amortization expense	29.6

A 10% change in the valuation of acquired property, plant and equipment would cause a corresponding increase or decrease in the balance of goodwill and annual depreciation expense of approximately $7.5 million and $0.75 million, respectively, assuming an overall weighted-average use life of 10 years. A 10% change in the valuation of acquired intangible assets would also cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $86.2 million and $12.2 million, respectively, assuming an overall weighted-average useful life of 6 years for the amortizable intangible assets.

(c)	Reflects the adjustments to reverse non-recurring transaction costs, which were recorded in II-VI and Finisar’s selling, general and administrative expenses.

The pro forma financial information does not reflect any compensation related adjustments as decisions regarding certain personnel matters are evolving and any recurring impact from compensation adjustments would not be factually supportable. Finisar’s executive officers, including each of Finisar’s named executive officers, are eligible to participate in the Finisar Executive Retention and Severance Plan (the “Severance Plan”). The Severance Plan provides that if, on or within 18 months after a change in control, an executive’s employment is terminated by Finisar (or its successor) without cause or by the executive for good reason (as the terms “cause” and “good reason” are each defined in the Severance Plan), the executive would be entitled to receive as severance: (a) a payment equal to 24 months of the executive’s base salary; (b) a payment equal to the executive’s target annual bonus amount most recently determined by the Compensation Committee of the Finisar Board; (c) reimbursement of the executive’s premiums for continued health and life insurance coverage for up to 24 months; and (d) full acceleration of the executive’s time-based equity awards granted by Finisar.

(d)

Reflects the adjustments to (i) reverse interest expense associated with the anticipated repayment of II-VI’s currently existing credit facility and Finisar’s 2033 Notes and 2036 Notes (including, in each case, amortization of debt issuance costs and discounts), (ii) recognition of new interest expense associated with the II-VI Senior Credit Facilities, and (iii) recognition of new amortization expense associated with debt issuance costs.

	in millions
	12 months ended June 30, 2018	3 months ended September 30, 2018
Interest expense on II-VI Senior Credit Facilities(1) (2)	$90.8	$22.7
Amortization of new debt issuance costs related to II-VI Senior Credit Facilities	9.5	2.4
Elimination of historical interest expense related to repayment of II-VI’s currently existing credit facility	(8.4)	(2.1)
Elimination of historical interest expense related to repayment of the 2036 Notes(3)	(24.3)	(6.2)
Elimination of historical interest expense related to repayment of the 2033 Notes	(12.6)	(3.3)

Financing adjustment to interest expense	55.0	13.5

(1)

The interest expense adjustments included in the unaudited pro forma condensed combined statements of operations reflect additional interest expense using interest rates ranging from 4.35% to 4.85%. This rate comprises the one-month LIBOR rate of 2.35% as of November 30, 2018, plus the Applicable Margins specified in the Commitment Letter.

(2)

A sensitivity analysis on interest expense for the year ended June 30, 2018 and the three months ended September 30, 2018 has been performed to assess the effect of a change of 12.5 basis points to the hypothetical interest rate on the II-VI Senior Credit Facilities. The following table shows the change in interest expense of the debt financing transaction described in Note 2:

	in millions
	12 months ended June 30, 2018	3 months ended September 30, 2018
Interest Expense Assuming:
Increase of 0.125%	$2.5	$0.7
Decrease of 0.125%	$(2.5)	$(0.7)

(3)

As discussed in Note 3, II-VI currently expects the 2036 Notes will be surrendered for repurchase in connection with the Fundamental Change provisions of the 2036 Notes Indenture, and therefore the unaudited pro forma condensed combined statements of operations give effect to the repayment of the 2036 Notes as if it had occurred on July 1, 2017. To the extent the 2036 Notes are not surrendered for repurchase in connection with the Fundamental Change provisions of the 2036 Notes Indenture, the impact on the unaudited pro forma condensed combined statements of operations would be an increase to interest expense (and a corresponding increase to net loss) of $24.3 million and $6.2 million for the year ended June 30, 2018 and the three months ended September 30, 2018, respectively, and an increase to net loss per share of $0.27 and $0.07 for the year ended June 30, 2018 and the three months ended September 30, 2018, respectively.

(e)	Reflects the adjustment to eliminate interest income associated with the expected settlement of short-term investments.

(f)	Reflects the income tax effects of the pro forma adjustments based on the applicable blended statutory tax rate (see Note 6).

(g)

Represents the pro forma weighted average shares outstanding that have been calculated using the historical weighted average shares of II-VI Common Stock outstanding and the additional shares of II-VI Common Stock to be issued in conjunction with the Merger.

	12 months ended June 30, 2018	3 months ended September 30, 2018
Historical II-VI weighted average shares outstanding — basic	62,499	63,420
Shares of II-VI Common Stock to be issued pursuant to the Merger	26,133	26,133

Pro forma weighted average shares outstanding —basic and diluted	88,632	89,553

FINISAR PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT

Subject to the approval of the holders of a majority of the outstanding shares of Finisar Common Stock, the Finisar Board has approved and declared advisable the Merger Agreement and the other transactions contemplated thereby, including the Merger, and determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of Finisar and its stockholders in order to enable Finisar to consummate the Merger in accordance with the terms of the Merger Agreement. You should read carefully and in its entirety this joint proxy statement/prospectus, including the annexes attached hereto and the documents incorporated by reference, for more detailed information concerning the Merger Proposal and the transactions contemplated thereby. The text of the Merger Agreement is set forth on Annex A to this joint proxy statement/prospectus.

The affirmative vote of the holders of a majority of the outstanding shares of Finisar Common Stock is required to approve the Merger Proposal. This means that of the outstanding shares of Finisar Common Stock, a majority of such shares must be voted “FOR” the Merger Agreement for it to be adopted. The Merger cannot be completed unless, among other things, Finisar stockholders approve the Merger Proposal. Abstentions will have the effect of a vote “AGAINST” the Merger Proposal.

THE FINISAR BOARD UNANIMOUSLY RECOMMENDS THAT FINISAR STOCKHOLDERS

VOTE “FOR” THE MERGER PROPOSAL.

FINISAR PROPOSAL NO. 2 — ADJOURNMENT OF THE FINISAR SPECIAL MEETING

Finisar is asking its stockholders to authorize the holder of any proxy solicited by the Finisar Board to vote in favor of one or more adjournments of the Finisar Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Finisar Special Meeting to approve the Merger Proposal. Finisar does not intend to call a vote on the Finisar Adjournment Proposal to solicit additional proxies if the Merger Proposal is approved at the Finisar Special Meeting.

The affirmative vote of a majority of the votes cast on such proposal at the Finisar Special Meeting is required to approve the Finisar Adjournment Proposal. If your shares of Finisar Common Stock are not voted on the Finisar Adjournment Proposal, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, or if you abstain on the Finisar Adjournment Proposal, your shares will have no effect on the Finisar Adjournment Proposal.

THE FINISAR BOARD UNANIMOUSLY RECOMMENDS THAT FINISAR STOCKHOLDERS

VOTE “FOR” THE FINISAR ADJOURNMENT PROPOSAL.

FINISAR PROPOSAL NO. 3 — NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR FINISAR’S NAMED EXECUTIVE OFFICERS

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each of Finisar’s named executive officers that is based on, or otherwise relates to, the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to Finisar’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of Finisar’s stockholders, as described below in this section.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits that each of Finisar’s named executive officers would receive, assuming that (1) the Effective Time occurred on December 10, 2018 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), and (2) each of Finisar’s named executive officers experienced an involuntary termination of employment at such time that would trigger severance benefits under the Severance Plan. The amounts below are determined using an assumed value of $22.33 per share of Finisar Common Stock (which, in accordance with SEC rules, is the average of the closing prices for a share of Finisar Common Stock for the first five trading days following the public announcement of the Merger), and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. These amounts are based upon the named executive officer’s compensation levels in effect on December 10, 2018 and outstanding equity awards on December 10, 2018. As a result of the foregoing assumptions, the actual amounts, if any, to be received by an executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash Severance ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total
Michael E. Hurlston	2,205,000	6,502,875	54,182	—	8,762,057
Joseph A. Young	1,278,750	3,279,183	58,765	—	4,616,698
Todd Swanson	1,278,750	3,279,183	38,660	—	4,596,593
Kurt Adzema	1,237,500	2,714,926	54,849	—	4,007,275
Julie S. Eng	1,118,000	2,368,587	1,545	—	3,488,132

(1)

The amounts reported in this column represent the potential cash severance payment the named executive officer would be entitled to receive from Finisar under the Severance Plan upon a “double trigger” qualifying termination, where the executive’s employment is terminated without cause or by the executive for good reason (as such terms are defined in the Severance Plan) on or within 18 months following a change in control of Finisar. For additional information see the section entitled “Interests of Finisar’s Directors and Executive Officers in the Merger” beginning on page 163.

The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column:

Name	Base Salary Component of Severance ($)	Annual Bonus Component of Severance ($)
Michael E. Hurlston	1,400,000	805,000
Joseph A. Young	930,000	348,750
Todd Swanson	930,000	348,750
Kurt Adzema	900,000	337,500
Julie S. Eng	860,000	258,000

Each of Finisar’s named executive officers is also eligible to receive a bonus for the 2019 fiscal year under Finisar’s executive bonus program. Any bonus awarded to a named executive officer for fiscal 2019 would be paid 50% in cash and 50% in the form of a Finisar Restricted Stock Unit award, with the number of Finisar Restricted Stock Units subject to the award determined by dividing the dollar amount of the stock portion of the bonus by Finisar’s stock price on a date following the time Finisar’s Compensation Committee determines the bonus amount. These Finisar Restricted Stock Unit awards will have a one-year vesting period. As the amount of the named executive officers’ bonuses for fiscal 2019 has not yet been determined, this table does not include any amount for bonuses that may be awarded to the named executive officers for fiscal 2019 performance. The target bonus amount for fiscal 2019 for each named executive officer is as follows: Mr. Hurlston — $770,000; Mr. Young — $348,750; Mr. Swanson — $348,750; Mr. Adzema — $337,500; Ms. Eng — $258,000.

(2)

Pursuant to the terms of the Merger Agreement and as described above in the section entitled “The Merger Agreement — Treatment of Finisar Employee Stock Plans,” (i) each of the named executive officers’ Finisar Stock Options and Performance-Based RSUs that are outstanding immediately prior to the Effective Time will vest and be settled in accordance with the Merger Agreement, and (ii) each of the named executive officers’ Time-Based RSU awards will be assumed by II-VI and continue to be subject to substantially the same terms and conditions (including vesting requirements) as in effect immediately prior to the Effective Time, except that the number of shares of II-VI Common Stock subject to such Assumed RSU will be adjusted as described in the section entitled “The Merger Agreement — Treatment of Finisar Employee Stock Plans — Restricted Stock Units,” provided that such Time-Based RSU awards are subject to accelerated vesting under the Severance Plan upon a “double-trigger” qualifying termination of the named executive officer’s employment as described in note (1) above.

For purposes of this note and the table above, the value of the unvested Finisar equity awards is calculated as follows: (i) in the case of a Finisar Stock Option, the applicable number of Net Option Shares for that option (determined as described above in the section entitled “The Merger Agreement — Treatment of Finisar Equity Awards”) multiplied by the assumed value of a share of Finisar Common Stock ($22.33); and (ii) in the case of Finisar Restricted Stock Unit awards, the assumed value of a share of Finisar Common Stock ($22.33) multiplied by the number of shares of Finisar Common Stock subject to the award. In addition, we have assumed for purposes of this table that a “double-trigger” qualifying termination of each named executive officer’s employment as described in note (1) above would occur in connection with the closing. As reflected in the table below, the value of Mr. Hurlston’s outstanding Finisar Stock Option for purposes of this disclosure based on the Net Option Shares for the Finisar Stock Option is $2,376,939. Alternatively, if Mr. Hurlston’s Finisar Stock Option were valued based on the difference between the assumed value per share of Finisar Common Stock ($22.33) and the exercise price per share of the option ($22.26), the value of his option would be $51,800.

The vesting of each of the Performance-Based RSUs held by the named executive officers is subject to Finisar’s achievement of pre-established stock price targets as described above in the section entitled “Interests of Finisar’s Directors and Executive Officers in the Merger.” For purposes of this table, the number of shares of Finisar Common Stock subject to each Performance-Based RSU is assumed to be the number of Finisar Restricted Stock Units that would vest based on a stock price of between $22.50 and $27.00 per share (i.e., one-third of the maximum number of Finisar Restricted Stock Units subject to the award) as provided under the terms of these awards described above.

The following table presents the allocation of Finisar Stock Options, Performance-Based RSUs and Time-Based RSUs for each named executive officer that would accelerate in connection with the Merger or a qualifying termination of the executive’s employment and reported in the “Equity” column of the table above:

Name	Aggregate Value of Accelerated Finisar Stock Options ($)	Aggregate Value of Accelerated Performance-Based RSUs ($)	Aggregate Value of Accelerated Time-Based RSUs ($)
Michael E. Hurlston	2,376,939	1,116,500	3,009,436
Joseph A. Young	—	511,714	2,767,469
Todd Swanson	—	511,714	2,767,469
Kurt Adzema	—	470,783	2,244,143
Julie S. Eng	—	388,899	1,979,688

(3)

The amounts reported in this column represent the estimated cost to reimburse the named executive officer’s health and life insurance premiums under the Severance Plan assuming a “double-trigger” qualifying termination of the named executive officer’s employment as described in note (1) above.

(4)	None of the named executive officers is entitled to a “gross-up” payment for any excise taxes that may be due by reason of Sections 280G and 4999 of the Code.

Merger-Related Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Finisar is seeking a non-binding, advisory stockholder approval of the compensation of Finisar’s named executive officers that is based on or otherwise relates to the Merger as disclosed above in this section. The proposal gives Finisar’s stockholders the opportunity to express their views on the Merger-related compensation of Finisar’s named executive officers.

Accordingly, Finisar is asking its stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to Finisar’s named executive officers in connection with the merger and the related agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Non-Binding, Advisory Vote on Merger-Related Compensation for Finisar’s Named Executive Officers” is hereby APPROVED.”

The vote on the Compensation Proposal is separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Finisar, II-VI or the Surviving Corporation. If the Merger is completed, the Merger-related compensation may be paid to Finisar’s named executive officers (to the extent payable in accordance with the terms of the compensation agreements and arrangements) even if Finisar stockholders fail to approve the Compensation Proposal.

The approval, by non-binding, advisory vote, of the Merger-related executive compensation requires the affirmative vote of a majority of the votes cast on such proposal at the Finisar Special Meeting. If your shares of Finisar Common Stock are not voted on the Compensation Proposal, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, or if you abstain on the Compensation Proposal, your shares will have no effect on the Compensation Proposal.

THE FINISAR BOARD UNANIMOUSLY RECOMMENDS THAT FINISAR STOCKHOLDERS VOTE “FOR” THE COMPENSATION PROPOSAL.

II-VI PROPOSAL NO. 1 — APPROVAL OF ISSUANCE OF II-VI COMMON STOCK IN CONNECTION WITH THE MERGER

As discussed throughout this joint proxy statement/prospectus, II-VI is asking its shareholders to approve the issuance of II-VI Common Stock in connection with the Merger. You should read carefully and in its entirety this joint proxy statement/prospectus, including the annexes attached hereto and the documents incorporated by reference, for more detailed information concerning the Share Issuance Proposal.

The affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast, assuming a quorum is present, is required to approve the Share Issuance Proposal. Abstentions will have the same effect as a vote “AGAINST” the Share Issuance Proposal, but shares deemed not in attendance at the meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary will have no effect on the Share Issuance Proposal. This vote will satisfy the vote requirements of Listing Rule 5635(d) of the Nasdaq Stock Market with respect to the Share Issuance Proposal. The Merger cannot be completed unless II-VI shareholders approve the Share Issuance Proposal.

THE II-VI BOARD UNANIMOUSLY RECOMMENDS THAT II-VI SHAREHOLDERS VOTE

“FOR” THE SHARE ISSUANCE PROPOSAL.

II-VI PROPOSAL NO. 2 — ADJOURNMENT OF THE II-VI SPECIAL MEETING

II-VI is asking its shareholders to authorize the holder of any proxy solicited by the II-VI Board to vote in favor of one or more adjournments of the II-VI Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the II-VI Special Meeting to approve the Share Issuance Proposal or if a quorum is not present at its special meeting. II-VI does not intend to call a vote on the II-VI Adjournment Proposal to solicit additional proxies if the Share Issuance Proposal is approved at the II-VI Special Meeting.

The affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI Special Meeting, in person or by proxy, are entitled to cast, whether or not a quorum is present, is required to approve the II-VI Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the II-VI Adjournment Proposal, but shares deemed not in attendance at the meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary will have no effect on the II-VI Adjournment Proposal.

THE II-VI BOARD UNANIMOUSLY RECOMMENDS THAT II-VI SHAREHOLDERS

VOTE “FOR” THE II-VI ADJOURNMENT PROPOSAL.

DESCRIPTION OF II-VI’S CAPITAL STOCK

II-VI’s authorized capital stock consists of 300,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. The following description of II-VI’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the relevant provisions of Pennsylvania law, the II-VI Charter and the II-VI By-Laws.

Common Stock

As of December 19, 2018, there were 63,325,317 shares of II-VI Common Stock outstanding.

The holders of II-VI Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of II-VI Common Stock are not entitled to cumulative voting of their shares in elections of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of II-VI Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the II-VI Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of II-VI, the holders of II-VI Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of its preferred stock. Holders of II-VI Common Stock have no preemptive or conversion rights or other subscription rights. II-VI Common Stock is not subject to any redemption or sinking fund provisions. The rights, preferences, and privileges of holders of II-VI Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of its preferred stock, as discussed below.

Preferred Stock

No shares of preferred stock are outstanding. Pursuant to the II-VI Charter, the II-VI Board has the authority, without further action by the shareholders, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series. The II-VI Board may designate the rights, preferences, privileges, and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series.

The issuance of preferred stock could have the effect of restricting dividends on II-VI Common Stock, diluting the voting power of II-VI Common Stock, impairing the liquidation rights of II-VI Common Stock, or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of II-VI Common Stock. II-VI currently has no plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Certain provisions of Pennsylvania law and the II-VI Charter and the II-VI By-Laws could make the acquisition of II-VI by means of a tender offer, or the acquisition of control of II-VI by means of a proxy contest or otherwise more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of II-VI to negotiate with the II-VI Board. II-VI believes that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure II-VI outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Pennsylvania State Law Provisions

II-VI is subject to various anti-takeover provisions of the Pennsylvania Business Corporation Law (the “BCL”). Many of these provisions are triggered if any person or group acquires, or discloses intent to acquire, 20% or more of a Pennsylvania corporation’s voting power, subject to certain exceptions. These provisions:

•	provide the other shareholders of the corporation with certain rights against the acquiring group or person;

•	prohibit the corporation from engaging in a broad range of business combinations with the acquiring group or person;

•	restrict the voting and other rights of the acquiring group or person; and

•	provide that certain profits realized by the acquiring group or person from the sale of a corporation’s equity securities belong to and are recoverable by such corporation.

Regardless of the amount of a person’s holdings, if a shareholder or shareholder group (including affiliated persons) would be a party to certain proposed transactions with II-VI or would be treated differently from other shareholders of II-VI in certain proposed transactions, the BCL requires approval by a majority of votes entitled to be cast by all shareholders other than the interested shareholder or affiliate group, unless the transaction is approved by independent directors or other criteria are satisfied. Furthermore, under the BCL, a “short-form” merger of II-VI cannot be implemented without the consent of the II-VI Board.

In addition, as permitted by Pennsylvania law, an amendment to the II-VI Charter or other corporate action that is approved by shareholders may provide mandatory special treatment for specified groups of non-consenting shareholders of the same class. For example, an amendment to the II-VI Charter or other corporate action may provide that shares of II-VI Common Stock held by designated shareholders of record must be cashed out at a price determined by II-VI, subject to applicable dissenters’ rights. In these cases, Pennsylvania law requires either a special class vote or dissenters’ rights for holders of the group designated for special treatment.

Furthermore, the BCL provides that directors may, in discharging their duties, consider, to the extent they deem appropriate, the effects of any action upon shareholders, employees, suppliers, customers and the communities in which its offices are located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies’ interests. The BCL expressly provides that directors do not violate their fiduciary duties solely by relying on “poison pills” or the anti-takeover provisions of the BCL. II-VI does not currently have a “poison pill.”

Other Provisions in the II-VI Charter and the II-VI By-Laws

The II-VI Charter and the II-VI By-Laws contain provisions that could make II-VI a less attractive target for a hostile takeover and could make more difficult or discourage a merger proposal, a tender offer or a proxy contest.

Such provisions include:

•

a requirement that shareholder-nominated director nominees be nominated in advance of the meeting at which directors are elected and that specific information be provided in connection with such nomination;

•	the ability of the II-VI Board to issue additional shares of II-VI Common Stock or preferred stock without shareholder approval; and

•	certain provisions requiring supermajority approval (at least two-thirds of the votes cast by all shareholders entitled to vote thereon, voting together as a single class).

Transfer Agent and Registrar

II-VI’s transfer agent and registrar for II-VI Common Stock is American Stock Transfer and Trust Company.

Listing

II-VI Common Stock is listed on the Nasdaq Global Select Market under the symbol “IIVI.”

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of II-VI’s shareholders currently are governed by Pennsylvania law, the II-VI Charter and the II-VI By-Laws. The rights of Finisar stockholders currently are governed by Delaware law, the Finisar Charter and the Finisar Bylaws. Following completion of the Merger, the rights of Finisar stockholders who become shareholders of II-VI in the Merger will be governed by Pennsylvania law, the II-VI Charter and the II-VI By-Laws.

The following discussion summarizes the material differences between the current rights of II-VI shareholders and the current rights of Finisar stockholders. These differences arise in part from differences between Pennsylvania law and Delaware law. Additional differences arise from the governing instruments of the two companies.

Although it is impracticable to compare all of the aspects in which Pennsylvania law and Delaware law and II-VI’s and Finisar’s respective governing instruments differ with respect to shareholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to Pennsylvania law, Delaware law, the II-VI Charter, the II-VI By-Laws, the Finisar Charter and the Finisar Bylaws. In addition, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences that are equally important do not exist. II-VI and Finisar urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of Pennsylvania law and Delaware law and the other documents to which II-VI and Finisar refer in this joint proxy statement/prospectus for a more complete understanding of the differences between the rights of a II-VI shareholder and the rights of a Finisar stockholder. II-VI and Finisar have filed with the SEC their respective governing documents referenced in this comparison of shareholder rights and will send copies of these documents to you, without charge, upon your written or telephonic request. See “Where You Can Find More Information” beginning on page 220 of this joint proxy statement/prospectus.

Material Differences in Shareholder Rights

	II-VI Shareholder Rights	Finisar Stockholder Rights
Authorized Capital Stock	As of December 27, 2018, the authorized capital stock of II-VI consists of (i) 300,000,000 shares of common stock, no par value, and (ii) 5,000,000 shares of preferred stock, no par value.	As of December 27, 2018, the authorized capital stock of Finisar consists of (i) 750,000,000 shares of common stock, $0.001 par value, and (ii) 5,000,000 shares of preferred stock, $0.001 par value.

	The II-VI Board may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of preferred stock. Pursuant to the II-VI Charter, 300,000 shares of preferred stock have been designated as “Series One Preferred Stock” with such rights and preferences as further described in the II-VI Charter. The II-VI Board is authorized, at any time or from time to time, to divide any or all of such other shares of preferred stock into one or more other series, to fix and	The Finisar Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereon.

determine the number of shares and the designation of such series, and to fix and determine the designations, voting rights, preferences, qualifications, limitations, restrictions and special or relative rights of the preferred stock or of such series, to the fullest extent permitted by the laws of the Commonwealth of Pennsylvania.

	As of December 19, 2018, there were outstanding (i) 63,325,317 shares of II-VI Common Stock and (ii) no shares of II-VI preferred stock (including shares of Series One Preferred Stock).	As of December 19, 2018, there were outstanding (i) 117,733,459 shares of Finisar Common Stock and (ii) no shares of Finisar preferred stock.

Number of Directors	The II-VI Board currently has eight members. Under the II-V By-Laws, the number of directors on the II-VI Board shall be at least five and not more than 11 directors, the exact number to be set from time to time by resolution of the II-VI Board.	The Finisar Board currently has eight members. The Finisar Charter provides that the authorized number of members of the Finisar Board shall be fixed from time to time by the Finisar Board.

	Pennsylvania law permits classified boards of directors. The II-VI Board is divided into three classes, each consisting of as nearly an equal number of directors as practicable. As of the date of this joint proxy statement/prospectus, the II-VI Board consists of three directors in Classes One and Two and two directors in Class Three.	Delaware law permits classified boards of directors. The Finisar Board is divided into three classes, each consisting of as nearly an equal number of directors as practicable, with each director serving until the third annual meeting of stockholders following his or her election subject to such director’s earlier resignation or removal. As of the date of this joint proxy statement/prospectus, the Finisar Board consists of two directors in Class I and three directors in each of Classes II and III.

At the Effective Time, the II-VI Board will increase the number of directors on the II-VI Board to 11 and appoint three members of the Finisar Board to serve on the II-VI Board.

Election of Directors	The II-VI Charter and the II-VI By-Laws provide for a majority vote standard for uncontested elections of directors. Under the II-VI Charter and the II-VI By-Laws, a majority of votes cast means that the number of votes “for” a director’s election must	The Finisar Bylaws provide for a plurality of votes standard for elections of directors. Under this voting standard, once a quorum has been established, nominees receiving the highest number of affirmative votes of the shares entitled to be exceed the number of votes cast “against” that director’s election. “Abstentions” and “broker non-votes” will not count as votes cast with respect to that director’s election. Under the II-VI By-Laws, if an incumbent director nominee does not receive a majority of the votes cast in an uncontested election, the incumbent director will continue to serve on the II-VI Board. However, each incumbent director nominee has submitted to the II-VI Board an irrevocable conditional resignation, which is effective if the nominee receives a greater number of votes “against” than votes “for” that person’s election in an uncontested election. Under the II-VI By-Laws, if this occurs, the II-VI corporate governance and nominating committee will recommend to the II-VI Board whether to accept or reject the resignation, or if other action should be taken. The II-VI Board will act on the resignation, taking into account the II-VI corporate governance and nominating committee’s recommendation, and publicly disclose its decision and the underlying rationale within 90 days after the date the election results are certified. The II-VI nominating and corporate governance committee in making its recommendation, and the II-VI Board in making its decision, may consider any facts and circumstances it deems appropriate, including, without limitation, such factors outlined in the II-VI By-Laws.

The II-VI Charter and the II-VI By-Laws provide for a plurality of votes standard for contested elections of directors. Under a plurality of votes standard, once a quorum has been established, nominees receiving the highest number of affirmative votes of the shares entitled to be voted up to the number of directors to be elected will be elected as directors.

voted up to the number of directors to be elected will, subject to Finisar’s Plurality Plus Voting Policy (the “Voting Policy”), be elected as directors. Votes withheld have no legal effect. Pursuant to the Voting Policy, in an uncontested election of directors, if a nominee for director receives a greater number of “withhold” votes than “for” votes, the director must tender his or her resignation to the Finisar Board promptly following the certification of the election results. The Finisar nominating and corporate governance committee will consider any resignation tendered under the Voting Policy and recommend to the Finisar Board whether to accept or reject such resignation. The Finisar Board will then act on such resignation, taking into account the recommendation of the Finisar nominating and corporate governance committee, within 90 days following the certification of the election results. The Finisar nominating and corporate governance committee in making its recommendation, and the Finisar Board in making its decision, may consider any information it deems appropriate, including, without limitation, such factors outlined in the Voting Policy. The Finisar Board will disclose, as required by law, its decision to accept or reject such resignation and, if rejected, the reasons for doing so.

Removal of Directors

Pennsylvania law provides that, if the corporation has a classified board of directors effected by a charter or bylaw provision adopted by shareholders (such as the II-VI provisions), the entire board of directors, any class of the board of directors or any individual director may be removed from office by a vote of the shareholders only for cause, unless the articles of incorporation unambiguously allow removal without cause.

The classification of the II-VI Board has been effected in the II-VI Charter, and, under the II-VI Charter, any director, any class of directors, or the entire II-VI Board may be removed from office by a vote of the shareholders at any time, with or without assigning any cause, but only if shareholders entitled to cast at least two-thirds (2/3) of the votes which all shareholders would be entitled to cast at an annual election of directors or of such class shall vote in favor of such removal.

Under Delaware law, directors may be removed with or without cause by the affirmative vote of holders of a majority of all the shares of stock outstanding and entitled to vote for the election of directors unless the corporation has a staggered board or cumulative voting. If the corporation has a staggered board, such as Finisar, directors may be removed only for cause unless the certificate of incorporation otherwise provides.

The Finisar Charter provides that any directors, or the entire Finisar Board, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of Finisar entitled to vote generally in the election of directors, voting together as a single class.

Voting	Under Pennsylvania law and the II-VI Charter, each holder of II-VI Common Stock is entitled to one vote per share of II-VI Common Stock.	Under Delaware law, unless the certificate of incorporation provides otherwise, each holder of capital stock is entitled to one vote per share. The holders of Finisar Common Stock are entitled to one vote per share of Finisar Common Stock.

Cumulative Voting	Pennsylvania law allows for cumulative voting, but the II-VI Charter expressly precludes cumulative voting in the election of directors.	Under Delaware law, Finisar stockholders are not entitled to cumulative voting unless it is expressly provided for in the certificate of incorporation. The Finisar Charter does not provide for cumulative voting.

Vacancies on the Board of Directors	Under Pennsylvania law and the II-VI By-Laws, vacancies on the II-VI Board shall be filled by a majority of the remaining members of the II-VI Board though less than a quorum or by a sole remaining director.	Under Delaware law, the Finisar Charter and the Finisar Bylaws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Finisar Board resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of the Finisar stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum. Under the Finisar Charter, a vacancy resulting from the removal of a director by vote of the Finisar stockholders may be filled by a majority of the directors then in office, though less than a quorum, or at a special meeting of the Finisar stockholders held for that purpose.

Special Meeting of the Board of Directors	Under the II-VI By-Laws, special meetings of the II-VI Board may be called at any time by the II-VI Board itself by vote at a meeting, by any director or by the chairman.	Under the Finisar Bylaws, special meetings of the Finisar Board may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by the chief executive officer.

Stockholder Action by Written Consent	Under Pennsylvania law, unless otherwise restricted in a corporation’s bylaws, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent is signed by all of the shareholders who would be entitled to vote at a shareholder meeting for that purpose. Under Pennsylvania law applicable to a registered corporation, shareholders may not act by less than unanimous written consent unless otherwise provided in the articles of incorporation. The II-VI Charter does not provide for shareholder action by less-than-unanimous consent.	Under the Finisar Charter, stockholder action may only be taken at an annual meeting or special meeting and not by written consent.

Amendment to Articles of Incorporation	Under Pennsylvania law applicable to a registered corporation, an amendment to a corporation’s articles can be proposed by a resolution of the corporation’s board of directors or by shareholders if provided in the corporation’s articles of incorporation or bylaws. The II-VI Charter and By-Laws do not provide for shareholder proposal of amendments. Unless a greater vote is required by a corporation’s articles, any such proposal may then be approved by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon,	Under Delaware law, an amendment to a corporation’s certificate of incorporation generally requires (i) the approval of the board of directors, (ii) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any. Under the Finisar Charter, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of the capital

	except for amendments on certain specified matters that do not require shareholder approval. The II-VI Charter requires that an amendment changing, repeal of, or adoption of a provision inconsistent with provisions in the II-VI Charter relating to the amendment of the II-VI Charter or the removal of directors, or provisions of the II-VI By-Laws relating to the number of directors, the classification of directors, and/or the filling of vacancies on the II-VI Board, must be approved by the affirmative vote of shareholders entitled to cast at least two-thirds of votes which all shareholders would be entitled to cast at an annual election of directors unless such amendment, repeal, or adoption is unanimously approved by all of the directors.	stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, is required to amend provisions in the Finisar Charter relating to the amendment of the Finisar Charter, the calling of a special meeting of stockholders, stockholder action by written consent, the number of directors, the classification of directors, the filling of vacancies, the adoption, amendment, or repeal of the Finisar Bylaws, or the liability of directors for breaches of fiduciary duties.

Amendment of By-Laws	Under the II-VI By-Laws, the II-VI By-Laws may be altered, amended, and repealed by (i) the vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast or (ii) with respect to any subject that is by statute committed expressly to the shareholders, the vote of a majority of the II-VI Board, at any regular or special meeting. Pennsylvania law does not allow shareholders of a registered corporation to adopt a bylaw that varies the authority, powers, and functions of the board of directors or that establishes a committee of the board. In addition, the II-VI Charter requires that an amendment changing, the repeal of, or the adoption of a provision inconsistent with provisions of the II-VI By-Laws relating to the number of directors, the classification of directors, and/or the filling of vacancies on the II-VI Board must be approved by the affirmative vote of shareholders entitled to cast at least two-thirds of votes which all shareholders would be entitled to cast	Under the Finisar Charter and the Finisar Bylaws, (i) the Finisar Board may amend the Finisar Bylaws upon the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board), and (ii) the Finisar stockholders may amend the Bylaws by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of the capital stock of Finisar entitled to vote generally in the election of directors.

at an annual election of directors, unless such amendment, repeal, or adoption is unanimously approved by all of the directors.

Special Shareholder Meetings

Under Pennsylvania law, shareholders of a Pennsylvania registered business corporation do not have a statutory right to call special meetings of shareholders (except to approve certain “business combinations” pursuant to one of the “Anti-Takeover” provisions summarized below) unless the corporation’s articles of incorporation provide otherwise. Moreover, no such article provision may authorize a special meeting to be called by fewer than 25% of votes that might be cast at the meeting. II-VI has not adopted any provision in the II-VI Charter with respect to the call of special shareholder meetings.

Under the II-VI By-Laws, special meetings of the shareholders may be called at any time, by the II-VI Board or its chairman, for any purpose or purposes set forth in the call by delivering a written request to the corporate secretary. Special meetings are held not more than 60 days after receipt by the corporate secretary of the request.

Under the Finisar Charter and the Finisar Bylaws, special meetings of stockholders may be called only (i) by the Finisar Board pursuant to a resolution adopted by a majority of the total number of authorized directors or (ii) by the holders of not less than ten percent of all of the shares entitled to vote at the meeting, voting together as a single class and are held at such place, on such date, and at such time as they shall fix. Business transacted at special meetings of the stockholders are confined to the purpose or purposes stated in the notice.

Nominations of persons for election to the Finisar Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to Finisar’s notice of meeting (i) by or at the direction of the Finisar Board or (ii) by any stockholder who complies with the notice procedures in the Finisar Bylaws (provided that the Finisar Board determined that directors shall be elected at such meeting).

In the event Finisar calls a special meeting of stockholders for the purpose of electing directors, any stockholder entitled to vote in such election may nominate a person or persons for election to such position(s) as specified in the notice of meeting, if the stockholder’s notice required by the notice provisions described in greater detail in the section titled “Comparison of Shareholders’ Rights — Shareholder Nominations of Persons for Election as Directors” beginning on page 200 of this joint proxy statement/ prospectus with respect to any nomination is delivered to the corporate secretary at the principal executive offices of Finisar not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Finisar Board to be elected at such meeting.

Notice of Shareholder Meetings	Under Pennsylvania law and the II-VI By-Laws, written notice of each shareholders’ meeting must be given at least five days prior to the meeting. Pennsylvania law and the II-VI By-Laws require notice of a meeting to vote on certain fundamental changes to be given at least ten days before the date of such meeting.	Under Delaware law and the Finisar Bylaws, written notice of each stockholders’ meeting must be given at least ten days but no more than 60 days before the date of the meeting. Delaware law requires notice of a meeting to vote on a merger agreement, a sale, lease or exchange of all or substantially all assets, a conversion to another form of entity or a transfer, domestication or conveyance to a foreign jurisdiction to be given at least 20 days before the date of such meeting.

Shareholder Nominations of Persons for Election as Directors

The II-VI By-Laws generally permit shareholders to nominate persons for election as directors at annual meetings of shareholders if the shareholder intending to make such nomination gives timely notice thereof in proper form.

To be timely, a shareholder’s written notice must be delivered to the corporate secretary no later than the close of business on the 120th day and no earlier than the close of business on the 150th day before the anniversary date of the mailing date of II-VI’s proxy statement in connection with the previous year’s annual meeting.

To be in proper form, a shareholder’s written notice must include (i) the name and address of the shareholder, (ii) the class and number of shares of II-VI Common Stock that are beneficially owned by the shareholder and certain other

The Finisar Bylaws generally permit stockholders to nominate persons for election as directors at annual meetings of stockholders if the stockholder intending to make such nomination gives timely notice thereof in proper form.

To be timely, a stockholder’s written notice must be delivered to the corporate secretary at the principal executive offices of Finisar no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders.

To be in proper form, a stockholder’s written notice must include, as to each person the stockholder proposes to nominate for election to the Finisar Board, (i) all information relating to such person that is required to be disclosed in solicitations of proxies specified interests or arrangements involving the shareholder, (iii) any other information relating to the shareholder and the person the shareholder proposes to nominate for election to the II-VI Board that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) as to each person the shareholder proposes to nominate for election to the II-VI Board, a description of all compensation and other material arrangements during the past three years, and any other material relationships, between or among any nominating shareholder and each proposed nominee and his or her affiliates and associates, (v) with respect to each nominee for election to the II-VI Board, a completed and signed questionnaire, representation and agreement required by the II-VI By-Laws, and (vi) such other information as may reasonably be required by II-VI to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

Under the II-VI By-Laws, at any special meeting of the shareholders, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to II-VI’s notice of meeting. To be properly brought before a special meeting, proposals of business must be specified in II-VI’s notice of meeting given by or at the direction of the II-VI Board or otherwise properly brought before the special meeting by or at the direction of the II-VI Board.

for election of directors in an election contest or is otherwise required, pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (ii) a written statement executed by the nominee acknowledging that, as a director, the nominee will owe fiduciary duties to Finisar and its stockholders, (iii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (iv) a description of all compensation and other material arrangements during the past three years, and any other material relationships, between or among any nominating stockholder and each proposed nominee and his or her affiliates and associates, and (v) a completed and signed questionnaire, representation and agreement required by the Finisar Bylaws. In addition, as to the stockholder giving the notice, to be in proper form, a stockholder’s written notice must also include (i) the name and address of the stockholder, (ii) the class and number of shares of Finisar Common Stock that are beneficially owned by the stockholder and certain other specified interests or arrangements involving the shareholder, (iii) any other information relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (iv) certain representations by the stockholder as specified in the Finisar Bylaws. Finisar may require any proposed nominee to furnish such other information as it may reasonably required to determine the eligibility of such proposed nominee to serve as a director.

Shareholder Proposals (other than Nomination of Persons for Election as Directors)

The II-VI By-Laws generally permit shareholders to bring business before an annual meeting of the shareholders if the shareholder intending to bring such business gives timely notice thereof in proper form.

To be timely, a shareholder’s written notice must be delivered to the corporate secretary no later than the close of business on the 120th day and no earlier than the close of business on the 150th day prior to the anniversary date of the preceding year’s annual meeting.

To be in proper form, a shareholder’s written notice must include (i) the name and address of the shareholder, (ii) the class and number of shares of II-VI Common Stock that are beneficially owned by the shareholder and certain other specified interests or arrangements involving the shareholder, (iii) any other information relating to the shareholder that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a brief description of the business desired to be brought before the meeting, (v) the text of the proposal or business, (vi) any material interest of the shareholder in such business, and (vii) a description of all agreements between the shareholder and any other person in connection with the proposal of such business by the shareholder.

Under the II-VI By-Laws, at any special meeting of the shareholders, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to II-VI’s notice of meeting. To be properly brought

The Finisar Bylaws generally permit stockholders to bring business before an annual meeting of the stockholders if the stockholder intending to bring such business gives timely notice thereof in proper form.

To be timely, a stockholder’s written notice must be delivered to the corporate secretary no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders.

To be in proper form, a stockholder’s written notice must include (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business, (iii) the reasons for conducting such business at the meeting and any material interest in such business of such stockholder, (iv) a description of all agreements between such stockholder and any other person in connection with the proposal of such business by such stockholder, (v) the name and address of the stockholder, (vi) the class and number of shares of Finisar Common Stock that are beneficially owned by the stockholder and certain other specified interests or arrangements involving the shareholder, (vii) any other information relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (viii) certain representations by the stockholder as specified in the Finisar Bylaws.

Under the Finisar Bylaws, all business conducted at a special meeting of stockholders must have been brought before the meeting

	before a special meeting, proposals of business must be specified in II-VI’s notice of meeting given by or at the direction of the II-VI Board or otherwise properly brought before the special meeting by or at the direction of the II-VI Board.	pursuant to Finisar’s notice of meeting.

Limitation of Liability of Directors and Officers

Pennsylvania law provides that, if provided in a bylaw or articles provision adopted by shareholders, a director shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of his/her office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes.

The II-VI By-Laws contain such a provision.

Delaware law provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

Under the Finisar Charter, directors are not personally liable to Finisar or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Indemnification of Directors, Officers, Employees and Agents	Pennsylvania law authorizes a corporation to indemnify any director, officer, employee or agent who is or was a representative of, or serving at the request of, the corporation, so long as such person acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under Pennsylvania law does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise	Under the Finisar Bylaws, Finisar will indemnify and hold harmless, to the fullest extent permitted by Delaware law, any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is threatened to be made a party to and is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Finisar or is or was serving at the request of Finisar as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (other than certain actions or entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

Pennsylvania law states that the statutory rights of indemnification and advancement of expenses are not exclusive of any other rights to which a person might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to the action in his or her official capacity and as to the action or proceeding in another capacity while holding that office. However, Pennsylvania law forbids indemnification to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation’s articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

Under the II-VI By-Laws, II-VI will indemnify its directors and officers and advance expenses (upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses if it is ultimately determined that such director or officer is not entitled to be indemnified by II-VI) to the fullest extent permitted by Pennsylvania law (except that II-VI is not obligated to indemnify or advance with respect to claims initiated by the director or officer) and permit, by action of II-VI, indemnification and advancement of expenses to its employees and agents as determined by II-VI.

II-VI has entered into agreements with its directors and officers proceedings initiated by such person without the prior consent of the Finisar Board). The Finisar Bylaws also require the advancement of any such person’s expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. The right to indemnification conferred in the Finisar Bylaws is a contract right.

pursuant to which II-VI has agreed to provide for the indemnification of and the advancing of expenses to each such indemnitee to the fullest extent permitted by law and as set forth in the applicable agreement, and, to the extent insurance is maintained, for the continued coverage of each such indemnitee under II-VI’s directors’ and officers’ liability insurance policies.

Pennsylvania law provides mandatory indemnification for any director, officer, employee or agent who is or was a representative of, or serving at the request of, the corporation if he or she succeeds on the merits or otherwise in the defense of any claim or action or proceeding, or in defense of any claim, issue or matter therein. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney’s fees) incurred in connection with the claim or action.

Appraisal Rights or Dissenters’ Rights

Under Pennsylvania law, unless the articles of incorporation or by-laws provide otherwise, shareholders of a Pennsylvania corporation generally are not entitled to dissenters’ rights if the shares that would otherwise give rise to such rights are (i) listed on a national securities exchange or (ii) held beneficially or of record by more than 2,000 persons, such as the shares of II-VI Common Stock. The forgoing limitation does not apply to the right to dissenters’ rights in the case of “special treatment” described under “Description of II-VI’s Capital Stock — Anti-Takeover Provisions — Pennsylvania State Law Provisions” beginning on page 191 of this joint proxy statement/prospectus.

Neither the II-VI Charter nor the II-VI By-Laws contain provisions in this regard.

Under Delaware law, stockholders of a Delaware corporation have the right, in certain mergers or consolidations to which the corporation is a party, to demand payment for the fair value of their shares pursuant to, and in compliance with procedures set forth in, Section 262 of the DGCL, except in connection with a merger or consolidation with respect to shares (i) listed on a national securities exchange or held of record by more than 2,000 holders and (ii) for which, pursuant to the plan of merger or consolidation, stockholders will receive only (a) shares or depository receipts of another corporation which at the date the merger or consolidation is completed will be either listed on a national securities exchange or held of record by more than 2,000 holders, (b) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (c) cash in lieu of fractional shares or (d) any combination of the foregoing. Delaware law also provides that, subject to certain exceptions, stockholders of a surviving corporation do not have appraisal rights in connection with a plan of merger if the merger did not require for its approval the vote of the surviving corporation’s stockholders. Stockholders also do not have appraisal rights in connection with certain “short-form” mergers between a parent corporation and wholly owned subsidiary corporation. Delaware law permits the certificate of incorporation of a Delaware corporation to provide for appraisal rights in mergers or consolidations in which appraisal rights are not otherwise available and in connection with amendments to the certificate of incorporation and sales of all or substantially all assets. The Finisar Charter contains no provisions giving rise to appraisal rights in such transactions.

Additionally, pursuant to Section 262 of the DGCL, if immediately before a merger or consolidation the shares of a class or series of stock of a corporation as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery must dismiss an appraisal proceeding as to all stockholders who assert appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (ii) the value of the consideration provided in the merger or consolidation for such total number of shares seeking appraisal exceeds $1 million, or (iii) the merger was approved pursuant to Section 253 or Section 267 of the DGCL.

At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided under Section 262 of the DGCL only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time.

Dividends and Stock Repurchases	Subject to any rights of any outstanding series of II-VI shares senior to the shares of II-VI Common Stock, the holders of II-VI Common Stock are entitled to such dividends as may be declared from time to time by the II-VI Board from funds available therefor.	Subject to the preferential rights of any holders of outstanding preferred stock or preference stock, holders of Finisar Common Stock are entitled to receive, to the extent permitted by law, such dividends as the Finisar Board may declare from time to time from funds available therefor.

Shareholder Vote on Fundamental or Extraordinary Corporate Transactions	Under Pennsylvania law, except in certain limited circumstances where a vote of shareholders is not required, or unless a higher vote is required in a corporation’s articles of incorporation, a plan of merger, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, or a plan of interest exchange, conversion, division or voluntary dissolution will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and the affirmative vote of a majority of the votes cast in any required class vote. The II-VI Charter does not contain provisions in this regard.	Under Delaware law, a sale, lease or exchange of all or substantially all of a Delaware corporation’s assets, an amendment to a corporation’s certificate of incorporation, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the affirmative vote of the Finisar Board and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction. The Finisar Charter provides that, notwithstanding any provision of law otherwise permitting a lesser vote, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of the capital stock of Finisar entitled to vote generally in the election of directors, voting together as a single class, is required in order to amend or repeal certain provisions of the Finisar Charter relating to the management of the business and the conduct of the affairs of Finisar, special meetings and actions by written consent of Finisar stockholders, number of directors, classification of directors, filling of vacancies on the Finisar

Board, removal of directors, approval requirements to amend the Finisar Charter and the Finisar Bylaws, and indemnification of directors and officers.

State Anti-Takeover Provisions

Under Subchapter E of Chapter 25 of the BCL, certain persons that acquire 20% or more of the voting power of a Pennsylvania target corporation must pay in cash the “fair value” for the shares held by the other shareholders of the corporation who object to the acquisition transaction. II-VI has not opted out of the applicability of Subchapter E of Chapter 25 of the BCL.

Under Subchapter F of Chapter 25 of the BCL, a Pennsylvania corporation is prohibited from engaging in a “business combination” (as defined under the BCL) with an “interested shareholder” (defined generally to be any beneficial owner of 20% or more of the corporation’s voting shares), unless (i) the board of directors of such corporation approves the proposed transaction or approves the interested shareholder’s acquisition of shares that gave such person beneficial ownership of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (the “Share Acquisition Date”), (ii) the interested shareholder owns at least 80% of the shares of such corporation entitled to vote in an election of directors and, no earlier than three months after such interested shareholder reaches such 80% level, the holders of a majority of the remaining shares approve the proposed transaction and shareholders receive a minimum “fair price” for their shares (as set forth in the BCL) in the transaction and the other conditions of Subchapter F are met, (iii) holders of all outstanding common shares approve the transaction, (iv) no earlier than five

Finisar has not opted out of Section 203 of the DGCL, which provides that, if a person acquires 15% or more of the outstanding voting stock of a Delaware corporation, thereby becoming an “interested stockholder,” that person may not engage in certain “business combinations” with the corporation, including mergers, sales of 10% or more of the corporation’s assets, stock issuances or transfers and other transactions pursuant to which the interested stockholder’s proportionate share of the corporation’s stock increases, or pursuant to which the interested stockholder receives a financial benefit from the corporation (other than proportionately as a stockholder of the corporation), for a period of three years after becoming an interested stockholder unless one of the following exceptions applies: (i) the board of directors approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes any affiliate or associate of the corporation who was the owner of years after the Share Acquisition Date, a majority of the shares held by shareholders other than the interested shareholder and entitled to vote in an election of directors approve the transaction, or (v) no earlier than five years after the Share Acquisition Date, a majority of all the shares approve the transaction, all shareholders receive a minimum “fair price” for their shares (as set forth in the BCL) and the other conditions of Subchapter F are met. II-VI has not opted out of the applicability of Subchapter F of Chapter 25 of the BCL.

Under Subchapter G of Chapter 25 of the BCL, certain persons who acquire 20% or more, 33 1/3% or more, or 50% or more of the voting power of a Pennsylvania corporation for the first time lose the right to vote those “control” shares unless and until its voting rights are reinstated by the affirmative vote of at least (i) a majority of the disinterested voting shares and (ii) a majority of all voting shares of the corporation. II-VI has not opted out of the applicability of Subchapter G of Chapter 25 of the BCL. If the acquiring person does not seek such a vote, or if it does and it does not receive the necessary shareholder approval, the corporation may, within a 24-month period, redeem the acquired shares at a market-based price.

Under Subchapter H of Chapter 25 of the BCL, certain persons that own 20% or more of a Pennsylvania corporation’s shares, or that has publicly announced an intention to acquire control of the corporation, must disgorge any profits it realizes on the sale of its shares to the corporation within 18 months of acquiring control status, including any forced sale pursuant to Subchapter G. II-VI has not opted out of the applicability of Subchapter H of Chapter 25 of the BCL.

15% or more of the outstanding voting stock within the three-year period prior to determining whether a person is an interested stockholder, and the affiliates and associates of such person.

Shareholder Rights Plan

Pennsylvania law expressly authorizes a corporation to adopt a shareholder rights plan, and provides that the fiduciary duty of directors does not require them to redeem, modify, or render inapplicable any such rights plan.

II-VI currently has no shareholder rights plan. While II-VI has no present intention to adopt a shareholder rights plan, the II-VI Board retains the right to adopt such a plan at a future date pursuant to its exclusive authority to create and issue rights entitling the holders thereof to purchase from II-VI shares of capital stock or other securities and to elect to repurchase, redeem, terminate or amend any such rights.

Although Delaware law does not include a statutory provision expressly authorizing stockholder rights plans, such rights plans have generally been found to be authorized by Delaware law and have been upheld by Delaware courts where they are adopted in response to a reasonably perceived threat to a Delaware corporation and its stockholders, and adopting such rights plans in response to such threat has been found to be reasonable in relation to the threat posed.

Finisar does not currently have a stockholder rights plan, but the Finisar Board has the power under Delaware law and the Finisar Charter and the Finisar Bylaws to adopt a stockholder rights plan in the future, subject to its fiduciary duties.

Preemptive Rights

Under Pennsylvania law, shareholders of a corporation do not have preemptive rights to subscribe for or purchase any additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the articles of incorporation.

The II-VI Charter does not provide holders of shares of II-VI Common Stock with preemptive rights.

Under Delaware law, stockholders of a corporation do not have preemptive rights to subscribe for or purchase any additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation.

The Finisar Charter does not provide holders of shares of Finisar Common Stock with preemptive rights.

Duties of Directors

Under Pennsylvania law, the standard of conduct for directors is governed by statute and case law. Pennsylvania law requires that a director of a Pennsylvania corporation perform his or her duties: (i) in good faith, (ii) in a manner he or she reasonably believes to be in the best interests of the corporation, and (iii) with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

In discharging their duties, directors may, in considering the best interests of their corporation, consider, among other things, to the extent they deem

Under Delaware law, the standard of conduct for directors of corporations is not statutory but is based on fiduciary duty principles developed by the Delaware courts. Directors of Delaware corporations owe a duty of loyalty and a duty of care to the corporation and its stockholders. The duty of loyalty requires directors to act with the sole purpose of advancing the best interests of the corporation and its stockholders, and the duty of care requires directors to act with due care in the process of decision-making and to act on an informed basis. Directors must also exercise due care in the other aspects appropriate: (a) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located; (b) the short-term and long-term interests of the corporation; (c) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and (d) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not required to regard any corporate interest or the interests of the shareholders, or any other group affected by the action, as a dominant or controlling factor.

Under Pennsylvania law, the fiduciary duty of directors does not require them to take action (including under any of the anti-takeover laws) solely because of the effect that such action might have on a potential or proposed acquisition of control of the corporation, or on the consideration that might be offered or paid to shareholders in such an acquisition.

of their responsibilities, including their delegation functions. The standard for due care is gross negligence. Directors owe fiduciary duties of loyalty and care to the corporation and its stockholders. Fiduciary duties are not owed to non-stockholder constituencies such as customers and employees.

APPRAISAL RIGHTS

General

This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is attached as Annex D to this joint proxy statement/prospectus and incorporated by reference herein. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Finisar stockholder should exercise its right to seek appraisal under Section 262 of the DGCL. For purposes of appraisal rights available to Finisar stockholders, and except as otherwise provided in Section 262 of the DGCL or in this section of this joint proxy statement/prospectus, all references in Section 262 of the DGCL, and in this section of this joint proxy statement/prospectus, to “stockholder” are to the record holder of the shares of Finisar Common Stock except where otherwise noted.

Pursuant to Section 262 of the DGCL, a Finisar stockholder who chooses the Stock Election Consideration for his, her or its shares of Finisar Common Stock, but receives II-VI Common Stock and cash for such shares through the proration adjustment mechanism due to oversubscription of the Stock Election Consideration, will be entitled to appraisal rights for such shares if such stockholder otherwise complies with the requirements of Section 262 of the DGCL. APPRAISAL RIGHTS WILL NOT BE AVAILABLE TO FINISAR STOCKHOLDERS WHO FAIL TO MAKE AN ELECTION AND RECEIVE THE MIXED ELECTION CONSIDERATION OR TO FINISAR STOCKHOLDERS WHO CHOOSE THE CASH ELECTION CONSIDERATION OR THE MIXED ELECTION CONSIDERATION. THE ONLY CIRCUMSTANCES UNDER WHICH A FINISAR STOCKHOLDER MAY BE ENTITLED TO APPRAISAL RIGHTS IS IF SUCH STOCKHOLDER CHOOSES THE STOCK ELECTION CONSIDERATION BUT RECEIVES A COMBINATION OF CASH AND II-VI COMMON STOCK THROUGH THE PRORATION MECHANISMS. Finisar stockholders who are entitled to appraisal rights and wish to exercise the right to seek an appraisal of their shares (i) must not vote in favor of the Merger Proposal nor consent thereto in writing, (ii) must continuously hold their shares of Finisar Common Stock through the effective date of the Merger, (iii) must deliver to Finisar a written demand for appraisal prior to the date of the Finisar Special Meeting and (iv) must otherwise comply with the applicable requirements of Section 262 of the DGCL. Appraisal rights is a process by which a stockholder may seek the “fair value” of their shares of Finisar Common Stock in cash, together with interest, if any, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of shares of Finisar Common Stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that Finisar stockholders would otherwise be entitled to receive under the terms of the Merger Agreement.

Under Section 262 of the DGCL, because Finisar stockholders are being asked to adopt the Merger Agreement at a meeting of stockholders, not less than 20 days prior to the Finisar Special Meeting to adopt such agreement, Finisar must notify each stockholder who was a Finisar stockholder on the Finisar Record Date and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes the required notice, and the copy of Section 262 of the DGCL is attached as Annex D to this joint proxy statement/prospectus.

A HOLDER OF FINISAR COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING SUMMARY AND ANNEX D CAREFULLY. FAILURE TO COMPLY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, IF A HOLDER OF FINISAR COMMON STOCK WISHES TO EXERCISE HIS, HER OR ITS APPRAISAL RIGHTS, THE HOLDER IS URGED TO CONSULT WITH ITS OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION

WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. A FINISAR STOCKHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE MIXED ELECTION CONSIDERATION FOR EACH SHARE OF FINISAR COMMON STOCK.

How to Exercise and Perfect Your Appraisal Rights

If you are a Finisar stockholder and wish to exercise the right to seek an appraisal of your shares of Finisar Common Stock, you must comply with ALL of the following:

•

you must not vote in favor of or otherwise consent in writing to, the adoption of the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, if you submit your vote instructions by proxy and wish to exercise your appraisal rights, you must vote against the adoption of the Merger Proposal or abstain from voting your shares;

•

you must deliver to Finisar a written demand for appraisal before the taking of the vote on the Merger Proposal at the Finisar Special Meeting, and such demand must reasonably inform Finisar of your identity and your intention to demand appraisal of your shares of Finisar Common Stock. The written demand for appraisal must be in addition to and separate from any proxy or vote;

•

you must not choose to receive the Cash Election Consideration, the Mixed Election Consideration or fail to make an election at all. The only Finisar stockholders who will be entitled to seek appraisal rights are stockholders who choose to receive the Stock Election Consideration, but receive a mix of cash and II-VI Common Stock through the proration mechanisms due to an oversubscription of the Stock Election Consideration;

•

you must continuously hold your shares of Finisar Common Stock from the date of making the demand through the effective date of the Merger. You will lose your appraisal rights if you transfer the shares before the Effective Time; and

•

you, another Finisar stockholder, a beneficial owner of Finisar Common Stock or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Finisar Common Stock within 120 days after the effective date of the Merger. The Surviving Corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Finisar stockholders or a beneficial owner of Finisar Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Finisar Common Stock within the time prescribed in Section 262 of the DGCL.

In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Finisar Common Stock if, immediately before the Merger, such shares were listed on a national securities exchange unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Finisar Common Stock eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Because Finisar Common Stock is listed on a national securities exchange and is expected to continue be listed on such exchange immediately before the Merger, at least one of the ownership thresholds must be met in order for Finisar stockholders to be entitled to seek appraisal with respect to such shares of Finisar Common Stock.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the Merger Proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights

Only a holder of record of shares of Finisar Common Stock issued and outstanding immediately prior to the Effective Time may assert appraisal rights for the shares of Finisar Common Stock registered in that holder’s name. Such stockholders also must have made an election to receive the Stock Election Consideration but received a mix of cash and II-VI Common Stock through the proration mechanisms due to an oversubscription of the Stock Election Consideration. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Finisar of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its Finisar Common Stock. Beneficial owners who do not also hold their shares of Finisar Common Stock of record may not directly make appraisal demands to Finisar. The beneficial owner must, in such cases, have the holder of record, such as a bank, broker or other nominee, submit the required demand in respect of those shares of Finisar Common Stock of record. A holder of record, such as a bank, broker or other nominee, who holds shares of Finisar Common Stock as a nominee or intermediary for others may exercise his, her or its right of appraisal with respect to the shares of Finisar Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Finisar Common Stock as to which appraisal is sought. Where no number of shares of Finisar Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Finisar Common Stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU ARE URGED TO CONSULT WITH YOUR BANK, BROKER OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If you own shares of Finisar Common Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Finisar Corporation

1389 Moffett Park Drive

Sunnyvale, California 94089

Attention: Corporate Secretary

The Surviving Corporation’s Actions After Completion of the Merger

If the Merger is consummated, the Surviving Corporation will give written notice of the effective date of the Merger within 10 days after the effective date to Finisar stockholders who did not vote in favor of the Merger

Proposal and who made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective date of the Merger, any Finisar stockholder that made a demand for appraisal but did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the Mixed Election Consideration in accordance with the Merger Agreement for each of his, her or its shares of Finisar Common Stock, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the Surviving Corporation. Within 120 days after the effective date of the Merger, either the record holder or a beneficial owner of Finisar Common Stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the Surviving Corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a record holder or a beneficial owner of Finisar Common Stock, demanding an appraisal of the value of the shares of Finisar Common Stock held by all stockholders who have properly demanded appraisal. The Surviving Corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the Merger, any record holder or beneficial owner of Finisar Common Stock who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of Finisar Common Stock not voted in favor of the adoption of the Merger Proposal and with respect to which Finisar has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Corporation must mail this statement to you within the later of (a) 10 days after receipt by the Surviving Corporation of the request therefor or (b) 10 days after expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of Finisar Common Stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is served on the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the stockholders shown on such verified list at the addresses therein stated. Such notice will also be given by one (1) or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the Surviving Corporation. At the hearing on the petition, the Delaware Court of Chancery will then determine which Finisar stockholders are entitled to appraisal rights and may require the Finisar stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any Finisar stockholder who fails to comply with this direction. Assuming the shares of Finisar Common Stock remain listed on a national securities exchange immediately before the Merger, the Delaware Court of Chancery will also dismiss proceedings as to all Finisar stockholders if neither of the ownership thresholds described above is met. After the Delaware Court of Chancery determines the stockholders entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Finisar Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder entitled to appraisal. If the Surviving Corporation makes such a voluntary cash payment, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued before such voluntary cash payment, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the Finisar stockholders entitled to receive the same, forthwith in the case of holders of uncertificated stock or upon surrender of their stock certificates in the case of holders of shares represented by certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of Finisar Common Stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the Merger Consideration. II-VI does not anticipate offering more than the Merger Consideration to any Finisar stockholder exercising appraisal rights and reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Finisar Common Stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective date of the Merger or, assuming the shares of Finisar Common Stock remain listed on a national securities exchange immediately before the Merger, if neither of the ownership thresholds above has been satisfied, then all Finisar stockholders will lose the right to an appraisal, and will instead receive the Mixed Election Consideration for each of Finisar Common Stock as described in the Merger Agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each Finisar stockholder party to the appraisal proceeding is responsible for his, her or its own attorneys’ fees and expert witnesses’ fees and expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Finisar Common Stock entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the effective date of the Merger, vote the shares of Finisar Common Stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Finisar Common Stock as of a record date prior to the effective date of the Merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the Mixed Election Consideration for each of your shares of Finisar Common Stock by delivering a written withdrawal of the demand for appraisal and an acceptance of the Merger to the Surviving Corporation, except that any attempt to withdraw made more than 60 days after the effective date of the Merger will require written approval of the Surviving Corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Finisar stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger within 60 days after the effective date of the Merger. If you fail to perfect, successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, each of your shares of Finisar Common Stock will be converted into the right to receive the Mixed Election Consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the Mixed Election Consideration for each of your shares of Finisar Common Stock in accordance with the Merger Agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Finisar stockholder and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES COMPLIANCE WITH THE PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU ARE URGED TO CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

LEGAL MATTERS

The validity of the shares of II-VI Common Stock offered hereby will be passed upon for II-VI by K&L Gates LLP, Pittsburgh, Pennsylvania.

EXPERTS

II-VI

The consolidated financial statements of II-VI Incorporated and Subsidiaries appearing in II-VI’s Current Report on Form 8-K dated December 27, 2018, and the effectiveness of II-VI Incorporated and Subsidiaries’ internal control over financial reporting as of June 30, 2018 (excluding the internal control over financial reporting of Kaiam Laser Limited, Inc.), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of II-VI’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Kaiam Laser Limited, Inc. from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Finisar

The consolidated financial statements and schedule of Finisar as of April 29, 2018 and April 27, 2017, and for each of the years in the three-year period ended April 29, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of April 29, 2018, incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

Finisar Stockholder Proposals

If the Merger is completed on the expected timetable, Finisar does not intend to hold a 2019 annual meeting for its stockholders. If, however, the Merger is not completed on the expected timetable or at all and the Finisar 2019 annual meeting is held, Finisar stockholder proposals may be included in Finisar’s proxy materials for an annual meeting so long as they are provided to Finisar on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in Finisar’s proxy materials for its 2019 annual meeting of stockholders, the proposal (in addition to compliance with applicable SEC rules) must be received at Finisar’s principal executive offices, addressed to the Corporate Secretary, not later than March 26, 2019. Submitting a stockholder proposal does not guarantee that Finisar will include it in Finisar’s proxy statement. Finisar’s Nominating and Governance Committee reviews all stockholder proposals and makes recommendations to the Finisar Board for actions on such proposals. For information on qualifications of director nominees considered by Finisar’s Nominating and Governance Committee, see the “Corporate Governance” section of Finisar’s definitive proxy statement for its 2018 annual meeting of stockholders.

In addition, the Finisar Bylaws establish an advance notice procedure for Finisar stockholders who wish to present a proposal before an annual meeting of Finisar stockholders but do not intend for the proposal to be included in Finisar’s proxy statement. The Finisar Bylaws provide that in order for business to be properly brought before a meeting by a Finisar stockholder, such stockholder must have given timely notice thereof in writing to Finisar’s Corporate Secretary and provided certain information specified in the Finisar Bylaws. To be timely, a stockholder proposal must be received at Finisar’s principal executive offices not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of Finisar’s stockholders; except that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the Finisar stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Finisar. Finisar will not entertain any proposals at an annual meeting that do not meet the requirements set forth in the Finisar Bylaws. The Finisar Bylaws are posted on Finisar’s website at http://investor.finisar.com/corporate-governance. To request a copy of the Finisar Bylaws, Finisar stockholders should contact Finisar’s Corporate Secretary. All Finisar stockholder proposals should be submitted to the Corporate Secretary of Finisar Corporation at 1389 Moffett Park Drive, Sunnyvale, California 94089.

II-VI Shareholder Proposals

Proposals by II-VI shareholders intended for inclusion in II-VI’s proxy statement and form of proxy for the annual meeting of II-VI’s shareholders expected to be held in November 2019 must be delivered to the Secretary of II-VI at 375 Saxonburg Boulevard, Saxonburg, PA 16056, by May 24, 2019. Rules under the Exchange Act describe the standards as to the submission of shareholder proposals. Additionally, the II-VI Board-appointed proxies will have discretionary authority to vote on any proposals by II-VI shareholders that are not intended to be included in II-VI’s proxy materials for its annual meeting of shareholders expected to be held in November 2019, but are intended to be presented by the shareholder from the floor, if notice of the intent to make such proposal is received by II-VI’s Secretary at the above address no later than the close of business on May 24, 2019, and no earlier than the close of business on April 24, 2019 (with respect to II-VI Board nominees), and no later than the close of business on July 12, 2019, and no earlier than the close of business on June 12, 2019 (with respect to proposals for other business). Otherwise, such proposals will be considered untimely. Any such notice of intent by a II-VI shareholder must also comply with the requirements contained in the II-VI By-Laws. To request a copy of the II-VI By-Laws, II-VI shareholders should contact II-VI’s Secretary.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

II-VI and banks and brokerage firms that hold shares of II-VI shareholders have delivered only one joint proxy statement/prospectus to multiple shareholders who share an address unless one or more of the II-VI shareholders has provided contrary instructions. II-VI will deliver promptly, upon written or oral request, a separate copy of this joint proxy statement/prospectus to any II-VI shareholder at a shared address to which a single copy of the documents was delivered. A II-VI shareholder who wishes to receive a separate copy of this joint proxy statement/prospectus may obtain one, without charge, by sending a request to II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, Attention: Mark Lourie or by calling (724) 352-4455. You may also obtain a copy of this joint proxy statement/prospectus from II-VI’s website (https://www.ii-vi.com). II-VI shareholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports or notices and wish to receive a single copy of such materials in the future should submit their request by contacting II-VI in the same manner. If you are the beneficial owner, but not the record holder, of shares of II-VI Common Stock and wish to receive only one copy of the proxy materials and annual reports or notices in the future, you will need to contact your bank, broker or other nominee to request that only a single copy of each document be mailed to all II-VI shareholders at the shared address in the future.

Finisar and banks and brokerage firms that hold shares of Finisar stockholders have delivered only one joint proxy statement/prospectus to multiple stockholders who share an address unless one or more Finisar stockholders has provided contrary instructions. Finisar will deliver promptly, upon written or oral request, a separate copy of this joint proxy statement/prospectus to any Finisar stockholder at a shared address to which a single copy of the documents was delivered. A Finisar stockholder who wishes to receive a separate copy of this joint proxy statement/prospectus may obtain one, without charge, by addressing a request to Finisar’s Secretary at 1389 Moffett Park Drive, Sunnyvale, California 94089. You may also obtain a copy of this joint proxy statement/prospectus from Finisar’s website (http://www.finisar.com). Finisar stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports or notices and wish to receive a single copy of such materials in the future should submit their request by contacting Finisar in the same manner. If you are the beneficial owner, but not the record holder, of shares of Finisar Common Stock and wish to receive only one copy of the proxy materials and annual reports or notices in the future, you will need to contact your bank, broker or other nominee to request that only a single copy of each document be mailed to all Finisar stockholders at the shared address in the future.

WHERE YOU CAN FIND MORE INFORMATION

II-VI and Finisar file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. In addition, you may obtain free copies of the documents II-VI files with the SEC, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by going to II-VI’s Internet website at https://www.ii-vi.com. You also may obtain free copies of the documents Finisar files with the SEC by going to Finisar’s Internet website at http://www.finisar.com. The Internet website addresses of II-VI and Finisar are provided as inactive textual references only. The information provided on the Internet websites of II-VI and Finisar, other than copies of the documents listed below that have been filed with the SEC, is not part of this joint proxy statement/prospectus and, therefore, is not incorporated herein by reference.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows II-VI and Finisar to “incorporate by reference” into this joint proxy statement/prospectus documents II-VI and Finisar file with the SEC including certain information required to be included in the registration statement on Form S-4 filed by II-VI to register the shares of II-VI Common Stock that will be issued in the Merger, of which this joint proxy statement/prospectus forms a part. This means that II-VI and Finisar can disclose important information to you by referring you to those documents. The information incorporated by reference into this joint proxy statement/prospectus is considered to be a part of this joint proxy statement/prospectus, and later information that II-VI and Finisar file with the SEC will update and supersede that information. II-VI and Finisar incorporate by reference the documents listed below and any documents subsequently filed by II-VI or Finisar, respectively, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the II-VI Special Meeting and the Finisar Special Meeting, respectively, which such documents will be deemed to be incorporated by reference into this joint proxy statement/prospectus and made a part of this joint proxy statement/prospectus from the respective dates of filing.

II-VI:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2018 (filed with the SEC on August 28, 2018);

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 (filed with the SEC on November 8, 2018);

•	Current Reports on Form 8-K filed with the SEC on July 13, 2018, September 4, 2018, November 9, 2018 (three filings), November 13, 2018 (two filings), December 3, 2018, and December 27, 2018;

•	Definitive Proxy Statement for II-VI’s 2018 Annual Meeting filed with the SEC on September 21, 2018; and

•

The description of II-VI Common Stock contained in II-VI’s Registration Statement on Form 8-A filed with the SEC under Section 12(b) of the Exchange Act on September 14, 1987, including all amendments and reports updating such description.

Any person may request a copy of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning II-VI, without charge, by written request directed to II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, Attention: Mark Lourie. You may also obtain a copy from II-VI’s website (https://www.ii-vi.com) or from the SEC through the SEC website at the address provided above.

Finisar:

•	Annual Report on Form 10-K for the fiscal year ended April 29, 2018 (filed with the SEC on June 15, 2018);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended July 29, 2018 (filed with the SEC on September 6, 2018) and October 28, 2018 (filed with the SEC on December 3, 2018);

•	Current Reports on Form 8-K filed with the SEC on July 19, 2018, September 10, 2018, November 9, 2018, December 3, 2018 and December 17, 2018; and

•	Definitive Proxy Statement for Finisar’s 2018 Annual Meeting filed with the SEC on July 26, 2018.

Any person may request a copy of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Finisar, without charge, by written request directed to Finisar Corporation, 1389 Moffett Park Drive, Sunnyvale, California 94089, Attention: Secretary. You may also obtain a copy from Finisar’s website (https://www.finisar.com) or from the SEC through the SEC website at the address provided above.

Notwithstanding the foregoing, information furnished by II-VI or Finisar on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this joint proxy statement/prospectus.

THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. NEITHER II-VI NOR FINISAR HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OTHER THAN THE INFORMATION THAT IS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED                 , 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE INCORPORATED DOCUMENT. THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

II-VI INCORPORATED,

MUTATION MERGER SUB INC.,

AND

FINISAR CORPORATION

Dated as of November 8, 2018

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term Location of Defined Term

2033 Notes	Section 6.02(e)
2033 Notes Indenture	Section 6.02(e)
2036 Notes	Section 6.02(e)
2036 Notes Indenture	Section 6.02(e)
Acceptable Confidentiality Agreement	Section 4.03(b)
affiliate	Section 8.03(a)
Agreement	Preamble
Anti-Corruption Laws	Section 3.01(y)(i)
Antitrust Laws	Section 3.01(d)(ii)
Assumed RSU	Section 2.03(b)
Available Cash Election Amount	Section 2.01(c)
Available Stock Election Amount	Section 2.01(c)
Blackout Dates	Section 8.03(u)
Book-Entry Share	Section 2.01(b)(iii)
Business Day	Section 8.03(b)
capital stock	Section 8.03(c)
Cash Consideration	Section 8.03(d)
Cash Electing Share	Section 2.01(b)(ii)
Cash Election	Section 2.01(b)(ii)
Cash Election Amount	Section 2.01(c)
Cash Election Consideration	Section 2.01(b)(ii)
Cash Election ESPP	Section 2.03(c)
Cash Election RSUs	Section 2.03(b)
Certificate	Section 2.01(b)(iii)
Certificate of Merger	Section 1.03
Change	Section 8.03(g)
Changes	Section 8.03(g)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(f)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.01(c)(ii)
Company Change of Recommendation	Section 4.03(d)
Company Common Stock	Section 3.01(b)(i)
Company Designees	Section 1.06(c)
Company Disclosure Letter	Section 3.01
Company Employee Benefit Plan	Section 3.01(l)(ii)(A)
Company Employee Stock Plans	Section 3.01(b)(i)
Company Equity Awards	Section 8.03(e)
Company ESPP	Section 3.01(b)(i)
Company ESPP Rights	Section 2.03(c)
Company Financial Advisors	Section 3.01(t)
Company Financial Statements	Section 3.01(e)(iii)
Company Indemnified Parties	Section 5.04(c)
Company Intellectual Property	Section 3.01(o)(i)
Company Intervening Event	Section 4.03(f)
Company Intervening Event Recommendation Change Notice	Section 4.03(f)

A-iv

Company Material Adverse Effect	Section 8.03(g)
Company Material Contract	Section 3.01(w)(i)
Company Representative	Section 3.01(y)(i)
Company Restricted Stock Unit	Section 8.03(f)
Company SEC Reports	Section 3.01(e)(i)
Company Special Meeting	Section 3.01(d)(ii)
Company Stock Option	Section 8.03(i)
Company Stockholder Approval	Section 3.01(s)
Company Superior Proposal	Section 4.03(e)(i)
Company Systems	Section 3.01(p)(i)
Company Takeover Proposal	Section 4.03(b)
Company Termination Fee	Section 7.03(a)
Compliant	Section 8.03(h)
Confidentiality Agreement	Section 4.03(b)
Consents	Section 3.01(d)(ii)
Contract	Section 8.03(j)
control	Section 8.03(a)
Controlled Group	Section 3.01(l)(ii)(C)
Data Security Requirements	Section 8.03(l)
Debt Financing	Section 3.02(j)(i)
Debt Financing Commitment	Section 3.02(j)(i)
Debt Financing Parties	Section 3.02(j)(i)
DGCL	Recitals
disqualified person	Section 3.01(l)(v)
Dissenting Stockholder	Section 2.01(e)
Dissenting Stockholder Shares	Section 2.01(e)
DOJ	Section 5.03(b)
Effective Time	Section 1.03
Election	Section 2.02(b)(vi)(A)
Election Deadline	Section 2.02(b)(vi)
Election Period	Section 2.02(b)(vi)(B)
Environmental Claim	Section 3.01(n)(vii)(A)
Environmental Laws	Section 3.01(n)(vii)(B)
Environmental Permits	Section 3.01(n)(ii)
Equity Award Exchange Ratio	Section 8.03(n)
Equity Award Measurement Price	Section 8.03(o)
ERISA	Section 3.01(l)(i)
Exchange Act	Section 3.01(d)(ii)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(b)
Excluded Share	Section 2.01(a)
Excluded Shares	Section 2.01(a)
Export and Import Approvals	Section 3.01(y)(vi)
Export Controls	Section 3.01(y)(vi)
Fairness Opinion	Section 3.01(t)
FCPA	Section 3.01(y)(i)
Fee Letter	Section 3.02(j)(i)
Final Exercise Date	Section 2.03(c)
Form of Election	Section 2.02(b)(vi)(B)
Fractional Share Consideration	Section 2.02(b)(ii)
FTC	Section 5.03(b)
GAAP	Section 3.01(e)(iii)

A-v

Government Official	Section 3.01(y)(ii)
Governmental Authority	Section 3.01(d)(i)
group	Section 4.03(b)
Hazardous Materials	Section 3.01(n)(vii)(C)
Holder	Section 2.02(b)(vi)
HSR Act	Section 3.01(d)(ii)
Import Provisions	Section 3.01(y)(vi)
Incidental Licenses	Section 8.03(p)
indebtedness	Section 8.03(q)
Indentures	Section 6.02(e)
Intellectual Property Rights	Section 3.01(o)(vi)
Joint Proxy Statement	Section 3.01(d)(ii)
Joint Proxy/S-4	Section 3.01(d)(ii)
knowledge	Section 8.03(r)
laws	Section 3.01(d)(i)
Leased Real Property	Section 8.03(s)
Leases	Section 8.03(t)
Letter of Transmittal	Section 2.02(b)(i)
Lien	Section 3.01(b)(ii)
Marketing Period	Section 8.03(u)
mass layoff	Section 3.01(m)
material contract	Section 3.01(w)(i)(A)
Merger	Recitals
Merger Consideration	Section 2.01(b)(iii)
Merger Sub	Preamble
Mixed Consideration Share	Section 2.01(b)(iii)
Mixed Election	Section 2.01(b)(iii)
Mixed Election Consideration	Section 2.01(b)(iii)
Mixed Election ESPP	Section 2.03(c)
Mixed Election RSUs	Section 2.03(b)
Mixed Stock Consideration	Section 2.01(b)(iii)
multiemployer plan	Section 3.01(l)(viii)
NASDAQ	Section 2.02(b)(v)
Net Option Shares	Section 2.03(a)
Non-Cooperation Notice	Section 4.05(b)
Offering Documents	Section 8.03(v)
Option Payment	Section 2.03(a)
Options	Section 8.03(w)
orders	Section 3.01(d)(i)
Owned Real Properties	Section 3.01(q)
Parent	Preamble
Parent Board	Recitals
Parent Board Committees	Section 1.06(d)
Parent Board Recommendation	Section 3.01(c)(ii)
Parent Change of Recommendation	Section 5.01(e)(i)
Parent Common Stock	Section 2.01(b)(i)
Parent Disclosure Letter	Section 3.02
Parent Financial Statements	Section 3.02(e)(iii)
Parent Intellectual Property	Section 3.01(o)(i)
Parent Intervening Event	Section 5.01(e)
Parent Intervening Event Recommendation Change Notice	Section 5.01(e)(i)
Parent Material Adverse Effect	Section 8.03(x)

A-vi

Parent Restricted Stock Unit	Section 8.03(y)
Parent SEC Reports	Section 3.02(e)(i)
Parent Special Meeting	Section 3.01(d)(ii)
Parent Stock Option	Section 8.03(z)
Parent Stockholder Approval	Section 3.02(p)
Parent Systems	Section 3.01(p)(i)
Parent Takeover Proposal	Section 4.03(b)
Parent Termination Fee	Section 7.04
Participating ESPP Holders	Section 2.03(c)
Participating RSUs	Section 2.03(b)
party in interest	Section 3.01(l)(v)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(i)
Permitted Liens	Section 3.01(r)(ii)
person	Section 8.03(aa)
Plan	Section 3.01(l)(ii)(B)
plant closing	Section 3.01(m)
Privacy Policies	Section 8.03(n)
Private Data	Section 3.01(p)(ii)
Prohibited Terms	Section 4.05(a)
prohibited transaction	Section 3.01(l)(v)
Proposal Information	Section 4.03(a)
Proxy Statement	Section 3.01(d)(ii)
Recommendation Change Notice	Section 4.03(e)
Recommendation Change Notice Period	Section 4.03(e)
Reference Time	Section 3.01(b)(i)
Registered Intellectual Property Rights	Section 3.01(o)(iv)
Release	Section 3.01(n)(vii)(C)
Representative	Section 8.03(bb)
Required Information	Section 8.03(cc)
SEC	Section 3.01(d)(ii)
Section 16 Officer	Section 4.01(d)
Securities Act	Section 3.01(e)(i)
Share	Section 2.01(a)
Shares	Section 2.01(a)
shares of capital stock	Section 8.03(c)
significant subsidiary	Section 3.01(a)(ii)
Single Employer Pension Plan	Section 3.01(l)(iv)
Solvent	Section 3.02(j)(iv)
SOX	Section 3.01(e)(i)
Specified Jurisdictions	Section 6.01(c)(ii)
Stock Consideration	Section 8.03(dd)
Stock Electing Share	Section 2.01(b)(i)
Stock Election	Section 2.01(b)(i)
Stock Election Amount	Section 2.01(c)
Stock Election Consideration	Section 2.01(b)(i)
Stock Election ESPP	Section 2.03(c)
Stock Election Exchange Ratio	Section 2.01(b)
Stock Election RSUs	Section 2.03(b)
subsidiary	Section 8.03(ee)
Surviving Corporation	Section 1.01
Systems	Section 3.01(p)(i)

A-vii

Takeover Laws	Section 3.01(c)(ii)
Takeover Provisions	Section 3.01(c)(ii)
Tax Return	Section 3.01(k)
Taxes	Section 3.01(k)
Technology	Section 3.01(o)(v)
Termination Date	Section 7.01(c)
Transaction Litigation	Section 5.07
Treasury	Section 3.01(l)(vii)
Trustee	Section 6.02(e)
Willful Breach	Section 8.03(ff)

A-viii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2018 (this “Agreement”), by and among II-VI Incorporated, a Pennsylvania corporation (“Parent”), Mutation Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Finisar Corporation, a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, Parent, Merger Sub and the Company desire to effect a business combination transaction on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend that, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) approved and declared advisable this Agreement and the other transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, and (iii) recommended that the holders of the Company Common Stock adopt this Agreement.

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent, Merger Sub, and their respective stockholders, as applicable, and (iii) resolved to recommend the approval of the issuance of the Parent Common Stock required to be issued as part of the Merger Consideration by the stockholders of Parent;

WHEREAS, the Board of Directors of Merger Sub has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, as applicable, and the Board of Directors of Merger Sub has resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the DGCL.

Section 1.02 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.01, the parties shall cause the closing of the Merger (the “Closing”) to take place at the offices of K&L Gates LLP, 620 Hansen Way, Palo Alto, California 94304, at 12:00 p.m., New York time, on the second (2nd) Business Day after the later of (x) satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such conditions at such time) and (y) the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than three (3) Business Days’ prior written notice to the Company and (ii) the Business Day following the last day of the Marketing Period, but in each case subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VI. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the “Effective Time”).

Section 1.04 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and by applicable law, and (b) the bylaws of the Company as in effect immediately prior to the Effective Time, shall be amended and restated to be in the form attached hereto as Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

Section 1.06 Directors and Officers of the Surviving Corporation.

(a) At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal. Prior to the Effective Time, the Company shall take all necessary action so that at the Effective Time, all of the directors of the Company as of immediately prior to such time shall have resigned.

(b) The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(c) At the Effective Time, the Parent Board shall appoint three Company Designees to the Parent Board; provided that Parent shall take all actions necessary so that at the Effective Time, the number of directors that will comprise the full Parent Board will be no more than 11 persons. “Company Designees” means individuals serving as a director of the Company Board as of the date hereof who are mutually agreed to by the Company and Parent, acting in good faith, and who are reasonably approved by the Corporate Governance and Nominating Committee of the Parent Board to serve, effective as of the Effective Time, on the Parent Board.

(d) Effective as of the Effective Time, (i) the Parent Board shall have four (4) committees, consisting of an Audit Committee, a Compensation Committee, a Subsidiary Committee and a Corporate Governance and

Nominating Committee (collectively, the “Parent Board Committees”) and (ii) each Parent Board Committee shall include at least one of the Company Designees (subject to such Company Designee meeting the requirements of such Parent Board Committee).

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any shares of Company Common Stock, any capital stock of Merger Sub:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) that is owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and each Share owned by the Company or any direct or indirect wholly-owned subsidiary of the Company (and in each case not held on behalf of third parties) (each such Share being an “Excluded Share” and collectively, the “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each Share (other than Excluded Shares and Dissenting Stockholder Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive, subject to Sections 2.01(c), 2.02(b)(v) and 2.02(h):

(i) in the case of a Share with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been properly made and not revoked or lost pursuant to Section 2.02 (each, and as applicable with each Stock Election RSU and Stock Election ESPP, a “Stock Electing Share”, and together with the Stock Election RSUs and Stock Election ESPPs, the “Stock Electing Shares”), a number of shares of common stock, no par value, of Parent (the “Parent Common Stock”) equal to the Stock Election Exchange Ratio (as adjusted pursuant to Section 2.01(c), the “Stock Election Consideration”);

(ii) in the case of a Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 2.02 (each, and as applicable with each Cash Election RSU and Cash Election ESPP a “Cash Electing Share” and together with the Cash Election RSUs and Cash Election ESPPs, the “Cash Electing Shares”), $26.00 in cash, without interest (as adjusted pursuant to Section 2.01(c), the “Cash Election Consideration”); or

(iii) in the case of a Share with respect to which an election to receive a mix of Parent Common Stock and cash (a “Mixed Election”) has been properly made and not revoked pursuant to Section 2.02, or with respect to which no election has been made (each, and as applicable with each Mixed Election RSU and Mixed Election ESPP a “Mixed Consideration Share” and together with the Mixed Election RSUs and Mixed Election ESPPs, the “Mixed Consideration Shares”), a number of Parent Common Stock equal to the Exchange Ratio and $15.60 in cash, without interest (collectively, the “Mixed Stock Consideration” and, together with the $15.60 in cash, without interest, the “Mixed Election Consideration”). From and after the Effective Time, subject to Section 2.02(h), all of such Shares (other than Excluded Shares and Dissenting Stockholder Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (a “Certificate”) representing any Shares (other than Excluded Shares and Dissenting Stockholder Shares) and each non-certificated Share represented by book-entry (a “Book-Entry Share”) (other than Excluded Shares and Dissenting Stockholder Shares) shall thereafter represent only the right to receive the Stock Election Consideration, Cash Election Consideration or Mixed Election Consideration (collectively, the “Merger Consideration”).

(iv) For purposes of this Agreement:

“Exchange Ratio” means 0.2218.

“Stock Election Exchange Ratio” means 0.5546.

(c) Proration. Notwithstanding any other provision contained in this Agreement, the Stock Election Consideration and the Cash Election Consideration shall be subject to adjustment pursuant to this Section 2.01(c):

(i) if the Cash Election Amount exceeds the Available Cash Election Amount, then (x) all Stock Electing Shares shall be converted to the right to receive the Stock Election Consideration, (y) all Mixed Consideration Shares shall be converted into the right to receive the Mixed Election Consideration, and (z) the following consideration shall be paid in respect of each Cash Electing Share:

(A) an amount of cash equal to the quotient of (1) the Available Cash Election Amount divided by (2) the number of Cash Electing Shares; and

(B) a number of shares of Parent Common Stock equal to the quotient of (1) the difference of the Available Stock Election Amount less the Stock Election Amount divided by (2) the number of Cash Electing Shares; and

(ii) if the Available Cash Election Amount exceeds the Cash Election Amount, then (x) all Cash Electing Shares shall be converted into the right to receive the Cash Election Consideration, (y) all Mixed Consideration Shares shall be converted into the right to receive the Mixed Election Consideration, and (z) the following consideration shall be paid in respect of each Stock Electing Share:

(A) an amount of cash equal to the quotient of (1) the difference of the Available Cash Election Amount less the Cash Election Amount divided by (2) the number of Stock Electing Shares; and

(B) a number of shares of Parent Common Stock equal to the quotient of (1) the Available Stock Election Amount divided by (2) the number of Stock Electing Shares.

For purposes of this Agreement,

“Available Cash Election Amount” means (i) the product of $15.60 multiplied by the number of total outstanding shares of Company Common Stock as of the Effective Time (excluding the Excluded Shares, but including the number of Dissenting Stockholder Shares, Net Option Shares, Participating RSUs and the shares purchased by the Participating ESPP Holders), minus (ii) the aggregate amount of cash to be paid in respect of all Mixed Consideration Shares (assuming that all Dissenting Stockholder Shares and all Net Option Shares are Mixed Consideration Shares).

“Available Stock Election Amount” means (i) the product of Exchange Ratio multiplied by the number of total outstanding shares of Company Common Stock as of the Effective Time (excluding the Excluded Shares, but including the number of Dissenting Stockholder Shares, Net Option Shares, Participating RSUs and the shares purchased by the Participating ESPP Holders) minus (ii) the aggregate amount of Parent Common Stock to be paid in respect of all Mixed Consideration Shares (assuming that all Dissenting Stockholder Shares and all Net Option Shares are Mixed Consideration Shares).

“Cash Election Amount” means the product of (i) the number of Cash Electing Shares multiplied by (ii) the Cash Election Consideration (before giving effect to any adjustment pursuant to Section 2.01(c)).

“Stock Election Amount” means the product of (i) the number of Stock Electing Shares multiplied by (ii) the Stock Election Consideration (before giving effect to any adjustment pursuant to Section 2.01(c)).

(d) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a stockholder who did not vote in favor of adoption of this Agreement (or consent thereto in writing) and who (i) is entitled to demand and properly demands appraisal of such shares pursuant to and (ii) complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholder Shares”, and each stockholder holding Dissenting Stockholder Shares, a “Dissenting Stockholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such Dissenting Stockholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Stockholder Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and became exchangeable for the right to receive, as of the Effective Time, the Mixed Election Consideration for each such share of Company Common Stock, in accordance with Section 2.01 (so long as such Dissenting Stockholder shall comply with the procedures in Section 2.02), without any interest thereon and less any applicable withholding taxes. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, notices and any other instruments received by the Company relating to stockholders’ rights of appraisal, in each case, prior to the Effective Time, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands for appraisal of any shares or settle or offer to settle any such demands.

Section 2.02 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. Promptly following the date hereof, Parent shall select and engage a national recognized bank or trust company as paying agent (who is reasonably acceptable to the Company) (the “Paying Agent”). At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with such Paying Agent, for the benefit of the holders of Shares, (i) certificates representing the shares of Parent Common Stock to be issued as Stock Consideration (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued) and (ii) a cash amount in immediately available funds equal to the aggregate Cash Consideration (the “Exchange Fund”). For the avoidance of doubt, the Exchange Fund deposited with the Paying Agent at or immediately following the Effective Time shall include the portion of the Cash Consideration and the shares of Parent Common Stock that would otherwise be payable to the Dissenting Stockholders in respect of their Dissenting Stockholder Shares.

(b) Procedures for Surrender.

(i) Certificates. Promptly after the Effective Time (but in no event later than two Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a Certificate whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal in customary form, reasonably acceptable to Parent and the Company (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company; and (B) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II (or affidavit of loss in lieu of such Certificates as provided in Section 2.02(g)). Upon surrender of Certificates for cancellation (or delivery of an affidavit of loss in lieu of such Certificates as provided in Section 2.02(g)) to the Paying Agent, and upon delivery of a Letter of Transmittal, duly executed and in proper form with respect to such Certificates, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor (x) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01 (subject to the Election with respect to such shares of Company Common Stock and after giving effect to any required Tax withholdings as provided in Section 2.02(f)) and (y) any cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.02(b)(v) (the “Fractional Share Consideration”). Any surrendered Certificate shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Fractional Share Consideration, as applicable, as contemplated by this Agreement, except for Certificates representing Dissenting Stockholder Shares, which shall represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Any holder of Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each such holder shall, upon receipt by the Paying Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Paying Agent may reasonably request) be entitled to receive in exchange therefor (x) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(b) (subject to the Election with respect to such shares of Company Common Stock and after giving effect to any required Tax withholdings as provided in Section 2.02(f)) and (y) the Fractional Share Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Fractional Share Consideration, as applicable, as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Stockholder Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL.

(iii) Transfer of Shares. If payment of the Merger Consideration or the Fractional Share Consideration is to be made to a person other than the person in whose name any surrendered Certificate or a transferred Book-Entry Share is registered, it shall be a condition precedent of such payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or the Book-Entry Share shall have been properly transferred, and (ii) the person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration and the Fractional Share Consideration, as applicable, to a person other than the registered holder of the Certificate or Book-Entry Share so surrendered and shall have established to the satisfaction of the that such Taxes either have been paid or are not required to be paid.

(iv) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder, until the holder of such Certificate or Book-Entry Share surrenders such Certificate or Book-Entry Share. Subject to the effect of escheat, Tax or other applicable laws, following surrender of any such Certificate or Book-Entry Share, the holder of the Certificate or Book-Entry Share representing whole shares of Parent Common Stock issued in exchange therefor will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(v) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each former holder of Shares otherwise entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will be entitled to receive, from the Paying Agent in accordance with the provisions of this Section 2.02(b)(v), a cash payment (rounded to the nearest whole cent) in lieu of such fractional share of Parent Common Stock in an amount equal to the product of (i) such fraction, multiplied by (ii) the volume weighted average trading price of Parent Common Stock on the National Association of Securities Dealers Automated Quotations exchange (“NASDAQ”) for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.

(vi) Election. Each holder of record of Shares (not including the Excluded Shares or the Dissenting Stockholder Shares, but including holders of Participating RSUs and Participating ESPP Holders (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an Election in accordance with this Section 2.02(b)(vi) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is publicly disclosed by the Company to all Holders on a date agreed to by Parent, and Parent has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. “Election Deadline” means 5:00 p.m. New York time on the date which the parties shall agree is as near as practicable to two (2) Business Days preceding the Closing Date. The parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(A) Each Holder may specify in a request made in accordance with the provisions of this Section 2.02(b)(vi) (an “Election”) whether such Holder desires to make a (i) Mixed Election, (ii) Cash Election, or (iii) Stock Election, in each case with respect to all the Shares held by such Holder (including with respect to Participating RSUs and Company ESPP Rights). For the avoidance of doubt, an Election made by any Holder shall apply to all the Shares (including with respect to Participating RSUs and Company ESPP Rights) held by such Holder. If any Holder attempts to apply an Election to only a portion of such Holder’s Shares (including with respect to Participating RSUs and Company ESPP Rights), the portion of such Holder’s Shares (including with respect to Participating RSUs and Company ESPP Rights) with respect to which Holder did not attempt to make an Election shall be treated as if such Holder made a Mixed Election.

(B) Parent shall prepare a form of election that is reasonably acceptable to the Company (the “Form of Election”), which shall include the transmittal materials contemplated by Section 2.02(b) and Parent shall mail, or shall cause the Paying Agent to mail and deliver, together with the Joint Proxy Statement, the Form of Election to Holders as of the record date for notice of the Company Special Meeting not less than twenty (20) Business Days prior to the anticipated Election Deadline (the period between such mailing and the Election Deadline, the “Election Period”). Parent shall make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the record date for the Company Special Meeting and prior to the Election Deadline.

(C) Any Election shall have been made properly only if the Paying Agent shall have received, by the Election Deadline, (i) a Form of Election properly completed and signed and (ii) the properly completed and executed documents required to be delivered by such Holder pursuant to the other provisions of this Section 2.02. Any Holder (including with respect to Participating RSUs and the Company ESPP Rights) that does not make a valid Election by the Election Deadline shall be deemed to have made a Mixed Election.

(D) Any Holder may, at any time during the Election Period, revoke his or her or its Election by written notice to the Paying Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Any subsequent transfer of such Holder’s Shares (including with respect to Participating RSUs and Company ESPP Rights) after such Holder has made an Election shall automatically revoke such Election (and such subsequent transferee may make a new Election pursuant to and if permitted by the terms of this Section 2.02(b)(vi)). Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Paying Agent of written notification from the Company or Parent that this Agreement has been terminated in accordance with Article VII. The Paying Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any Shares, including with respect to Participating RSUs and Company ESPP Rights (none of the Company, Parent, Merger Sub or the Paying Agent being under any duty to notify any Holder of any applicable defect). In the event the Paying Agent makes a reasonable determination that an Election was not properly made (including as a result of the Paying Agent not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and the Shares covered by such Election shall, for purposes hereof, be deemed to be Mixed Consideration Shares.

(c) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time, other than registrations of transfers to reflect, with customary settlement procedures, trades effected prior to the Effective Time. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and, subject to the procedures set forth in Section 2.02(b), exchanged as provided in this Article II, except as otherwise required by law.

(d) Termination of Exchange Fund; Abandoned Property. Any portion of the Exchange Fund (including any interest or other income received by the Paying Agent with respect to all of the funds made available to it) that remains undistributed to the holders of the Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as general creditor thereof (subject to abandoned property, escheat and other similar laws) for payment of their claim for Merger Consideration.

(e) No Liability. Notwithstanding anything to the contrary in Section 2.02(d), none of Parent, Merger Sub, the Surviving Corporation, or the Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.02(g)) shall not have been surrendered prior to the date on which the Merger Consideration represented by such Certificate would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Withholding Rights. Notwithstanding anything herein to the contrary, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from any consideration payable pursuant to, or in accordance with, this Agreement to any person such amounts as Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as applicable, are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other provision of applicable federal, state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as the case may be, such deducted and withheld amounts shall be (i) remitted by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as applicable, to the applicable Governmental Authority, and (ii) treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as the case may be.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue, or pay or cause to be paid, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash in lieu of fractional shares and any dividends and distributions on such Certificate, in each case deliverable in respect thereof pursuant to this Agreement.

(h) Adjustments to Merger Consideration. In the event that the Company or Parent changes the number of shares of Company Common Stock, Parent Common Stock, shares of capital stock of the Company, shares of capital stock of Parent or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, Parent Common Stock, shares of capital stock of the Company or shares of capital stock of Parent, as applicable, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction, then any number or amount contained herein which is based upon the price of Parent Common Stock, or the number of shares of Parent Common Stock or Company Common Stock, as the case may be, the Stock Consideration, the Cash Consideration, the Mixed Election Consideration and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this Section 2.02(h) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.03 Treatment of Company Employee Stock Plans. The Company will adopt resolutions, provide all required notices and take such other actions as are necessary to effect the following:

(a) Effect on Company Stock Options. At the Effective Time, each Company Stock Option (or portion thereof) that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) shall without any action on the part of Parent, Merger Sub, the Company or the holder thereof, other than the Company delivering any notices required pursuant to the terms of the Company Employee Stock Plan, be cancelled and terminated and shall be converted into a right to receive an amount of Mixed Election Consideration that would be payable with respect to the Net Option Shares underlying such Company Stock Option no later than the Company’s next payroll date immediately following the Closing Date (the “Option Payment”). The payment of the Option Payment to the holder of a Company Stock Option shall be reduced by any applicable Tax withholding; provided that the applicable Taxes required to be withheld from the Option Payment (i) shall reduce first the cash portion of the Option Payment, with any remaining amount reducing the stock portion of the Option Payment and with the value of any reduction of the stock portion for purposes of such deduction to be determined based on the Equity Award Measurement Price, and (ii) shall be promptly remitted by the Company in cash to the applicable Governmental Authority. At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Company, for the benefit of the holders of Company Stock Options, the cash portion of the total Mixed Election Consideration payable with respect to the holders of the Company Stock Options in immediately available funds to be paid through the Company’s payroll systems. For the avoidance of doubt, each outstanding Company Stock Option with an exercise price per share that is in excess of the Cash Election Consideration shall be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Consideration or any other payment. For purposes hereof, “Net Option Shares” means, with respect to a Company Stock Option, the quotient of (i) the product of (A) the excess, if any, of the Cash Election Consideration over the exercise price per share of such Company Stock Option multiplied by (B) the number of Shares subject to such Company Stock Option, divided by (ii) the Cash Election Consideration.

(b) Effect on Company Restricted Stock Units.

(i) As of the Effective Time, each Company Restricted Stock Unit (or portion thereof) that is outstanding immediately prior to the Effective Time and subject to a performance-based vesting condition that relates solely to the value of the Company Common Stock shall, to the extent such Company Restricted Stock Unit vests in accordance with its terms in connection with the Merger (the “Participating RSUs”), be cancelled and extinguished and converted into the right to receive the Cash Election Consideration, the Stock Election Consideration or the Mixed Election Consideration in accordance with the Election made by the holder of such Participating RSUs in accordance with Section 2.02(b)(vi) (with payment to be effected pursuant to Section 2.01), subject to the applicable tax withholdings and subject to the provisions of Section 2.01(c) (as applicable, the “Cash Election RSUs”, the “Stock Election RSUs” or the “Mixed Election RSUs”). Any then-outstanding Company Restricted Stock Unit that is subject to a performance-based vesting condition that relates solely to the value of the Company Common Stock and is not vested after giving effect to the foregoing vesting determination will be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Consideration or any other payment.

(ii) At the Effective Time, each Company Restricted Stock Unit (or portion thereof) that is outstanding and unvested immediately prior to the Effective Time (and does not vest as a result of the consummation of the transactions contemplated hereby) and is either (x) subject to time-based vesting requirements only or (y) subject to a performance-based vesting condition other than the value of the Company Common Stock (including any other long-term incentive award subject to such performance-based vesting, whether denominated in dollars or shares) shall, by virtue of the Merger, be assumed by Parent (each, an “Assumed RSU”). Each such Assumed RSU shall be subject to substantially the same terms and conditions as applied to the related Company Restricted Stock Unit immediately prior to the Effective Time, including the vesting schedule (and the applicable performance-vesting conditions in the case of a grant contemplated by clause (y) of the preceding sentence) and any provisions for accelerated vesting applicable thereto, except that the number of shares of Parent Common Stock subject to each Assumed RSU shall be equal to the product of (i) the number of shares of Company Common Stock underlying such unvested Company Restricted Stock Unit award as of immediately prior to the Effective Time multiplied by (ii) Equity Award Exchange Ratio (with the resulting number, rounded down to the nearest whole share). As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Restricted Stock Unit that is assumed by Parent pursuant to this Section 2.03(b)(ii) appropriate notices setting forth the number of shares of Parent Common Stock subject to each Assumed RSU then held by such holder.

(c) Effect on ESPP. As soon as practicable following the date of this Agreement, the Company shall take such action as may be necessary to: (i) cause any offering period (or similar period during which shares may be purchased) underway as of the date hereof under the Company ESPP to be the final offering period under the Company ESPP, such that no new offering period will commence under the Company ESPP after the date hereof, and the current offering period underway shall be terminated no later than the Business Day immediately preceding the anticipated Closing Date (the “Final Exercise Date”), (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP, (iii) cause each participant’s outstanding purchase right under the Company ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date, (iv) provide that no new participants enroll in the Company ESPP after the date hereof and that no current participant in the Company ESPP can increase his or her payroll deductions from those in effect on the date hereof, and (v) terminate the Company ESPP as of the Effective Time. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP, and each share purchased thereunder immediately prior to the Effective Time shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.01(b). Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 2.03(c)), be refunded to such participant as promptly as practicable following the Effective Time (without interest). No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP. Each participant in the Company ESPP who purchases shares thereunder on the Final Exercise Date (the “Participating ESPP Holders”) shall have the right to elect to receive their Merger Consideration in the form of the Cash Election Consideration, the Stock Election Consideration or the Mixed Election Consideration in accordance with the Election made by such participant in accordance with Section 2.02(b)(vi), subject to the provisions of Section 2.01(c) (as applicable, the “Cash Election ESPPs”, the “Stock Election ESPPs” or the “Mixed Election ESPPs”).

(d) Form S-8. As soon as practicable after the Effective Time (but in no event later than 15 Business Days following the Effective Time), Parent shall cause to be filed with the SEC a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Assumed RSUs eligible for registration on Form S-8 and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed RSUs remain outstanding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. Except, with respect to any Section of this Article III, as set forth in (i) the corresponding section or sections of the disclosure letter dated as of the date of this Agreement and delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (it being understood that disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection only if the relevance of such item is reasonably apparent from the text of such disclosure) (the “Company Disclosure Letter”) or (ii) the Company SEC Reports filed by the Company between January 1, 2015 and one Business Day prior to the date hereof in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC (but excluding any forward-looking statements, or statements that are predictive, forward-looking or primarily cautionary in nature included in the risk factors and other similar statements), the Company represents and warrants to Parent as follows:

(a) Organization and Qualification.

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, except for such failures to be in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has the requisite corporate power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws in any material respect. The Company has disclosed or made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and by-laws, each as amended through the date hereof, and each as so disclosed or made available is in full force and effect on the date of this Agreement.

(ii) Section 3.01(a)(ii) of the Company Disclosure Letter sets forth, as of the date hereof, all “significant subsidiaries” (as used herein, such term shall have the definition under Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act) of the Company, including the name of each such entity and its equityholders.

(iii) Except for (A) interests in the subsidiaries of the Company and (B) publicly traded securities held for investment which do not exceed five percent of the outstanding securities of any person, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person.

(iv) Each of the Company’s subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and each of the Company’s subsidiaries has the requisite corporate (or similar) power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Capital Stock.

(i) The authorized capital stock of the Company consists of 750,000,000 shares of common stock, par value $0.001 (the “Company Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001, of the Company. As of 5:00 p.m., California time, on November 6, 2018 (the “Reference Time”), there were outstanding (A) 117,385,367 shares of Company Common Stock, (B) 897,366 Company Stock Options to purchase an aggregate of 897,366 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 157,366 shares of Company Common Stock were exercisable), (C) Company Restricted Stock Units with respect to an aggregate of 7,356,887 shares of Company Common Stock, (D) no shares of preferred stock, (E) 2,926,884 shares of Company Common Stock available and reserved for issuance (but not issued or subject to outstanding grants) under the Company’s 2005 Stock Incentive Plan, (F) 2,014,860 shares of Company Common Stock available and reserved for issuance (but not issued) under the Company’s 2009 Employee Stock Purchase Plan, and (G) 576,483 shares of Company Common Stock available and reserved for issuance (but not issued) under the Company’s 401(k) Profit Sharing Plan. As used herein, “Company Employee Stock Plans” means the Company’s 2009 Employee Stock Purchase Plan (the “Company ESPP”) and the Company’s 2005 Stock Incentive Plan (in each case, as such plans have been further amended and restated).

(ii) As of the Reference Time, except as set forth in this Section 3.01(b) and Section 3.01(a)(ii) (including the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of the Company as contemplated in Section 3.01(a)(ii) of the Company Disclosure Letter) and except for changes since such date permitted by Section 4.01 of this Agreement or the Company Disclosure Letter or resulting from the exercise of Company Stock Options or the settlement of Company Restricted Stock Units, in each case outstanding on such date (or following such date if permitted pursuant to Section 4.01 of this Agreement or the Company Disclosure Letter), there are no issued or outstanding (A) shares of capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness that have the right to vote) of or other equity interests in the Company or any of its significant subsidiaries, (B) securities of the Company or any of its significant subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or other equity interests in the Company or any of its significant subsidiaries, (C) warrants, calls, Options or other rights to acquire from the Company or its significant subsidiaries, or other obligations of the Company or its significant subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or any of its significant subsidiaries or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by the Company or any of its significant subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other equity interests in the Company or any of its significant subsidiaries.

(iii) All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by the Company or a subsidiary of the Company free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, charges, rights of first refusal, preemptive right, right of first offer, transfer restrictions enforceable by third parties, voting restrictions enforceable by third parties, or other adverse claim (each, a “Lien”), other than transfer restrictions imposed by applicable securities law. There are no voting agreements or similar legally binding arrangements to which the Company or any of its subsidiaries is a party in favor of any person other than the Company or a subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock, membership interests, partnership interests, voting securities or other ownership interests of the Company or any subsidiary of the Company.

(c) Authority.

(i) The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to any regulatory approvals referenced in Section 3.01(d)(ii) and subject to the receipt of the Company Stockholder Approval. The execution, delivery and performance of this Agreement by the Company and, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.02(m), the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite action on the part of the Company with respect to this Agreement (subject to the receipt of the Company Stockholder Approval) and adopted and unanimously approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, other than obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles.

(ii) The Company Board, at a meeting duly called and held, unanimously adopted resolutions (A) approving and declaring advisable this Agreement and the other transactions contemplated hereby, including the Merger, (B) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (C) recommending, subject to Section 4.03, that the holders of the Company Common Stock adopt this Agreement (such recommendation, the “Company Board Recommendation”), which Company Board

Recommendation, as of the date of this Agreement, has not been subsequently rescinded, withdrawn or modified in any manner, and (D) assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.02(m), adopted a resolution having the effect of causing the restrictions contained in Section 203 of the DGCL (the “Takeover Laws”, and together with any other anti-takeover provision set forth in the Company’s certificate of incorporation or its bylaws, the “Takeover Provisions”) applicable to a “business combination” (as defined in such Section 203 of the DGCL) not to apply to the execution, delivery or performance of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to Section 4.03, the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Joint Proxy Statement.

(d) No Conflicts; Approvals and Consents.

(i) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation of, breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of any material payment or material reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the assets or properties of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or by-laws (or other comparable organizational documents) of the Company or any of its subsidiaries, (B) assuming the accuracy of the representations and warranties of Parent and Merger Sub Section 3.02(m) and subject to the obtaining of the Company Stockholder Approval and the taking of the actions described in paragraph (ii) of this Section 3.01(d), including the filings and approvals described in Section 3.01(d)(ii), (x) any applicable statute, law, rule, regulation or ordinance (together, “laws”) or (y) any judgment, order, writ, injunction or decree (together, “orders”), of any domestic, supranational, federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority (each, a “Governmental Authority”) applicable to the Company or any of its subsidiaries or any of their respective assets or properties or (C) any Company Material Contract, except in the case of each of clauses (B) and (C) above, for such conflicts, violations, breaches, defaults, rights, terminations, cancellations, modifications, accelerations, creations or impositions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent or made available to the stockholders of the Company relating to the special meeting of the stockholders of the Company to be held to consider adoption of this Agreement (the “Company Special Meeting”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), (2) a proxy statement to be sent or made available to the stockholders of Parent (together with the Proxy Statement, the “Joint Proxy Statement”) relating to a special meeting of the stockholders of Parent to be held to consider the issuance of the Parent Common Stock and any other equity issuable in connection with the transactions contemplated by this Agreement (the “Parent Special Meeting”) pursuant to the Exchange Act and the rules and regulations of NASDAQ (which proxy statement may be filed jointly with the Proxy Statement), (3) Parent’s registration statement on Form S-4 as a prospectus in which the Joint Proxy Statement will be included (the “Joint Proxy/S-4”), and the declaration of effectiveness of the portion thereof consisting of the Joint Proxy/S-4 by the SEC, and (4) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) such filings and approvals as may be required under the rules and regulations of the NASDAQ, the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities laws, (D) compliance with applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or orders (together with the HSR Act, the “Antitrust Laws”), including in the Specified Jurisdictions and (E) the filing and recordation of the Certificate of

Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consent, approval, license, permit, certificate, order or authorization of a Governmental Authority (“Consents”) or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, in each case, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e) SEC Reports, Financial Statements.

(i) The Company has filed or furnished at or prior to the time so required each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) or the Exchange Act with the SEC since January 1, 2016 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”). As of their respective filing dates and after giving effect to any amendments or supplements thereto, the Company SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (“SOX”), each as in effect on the date such Company SEC Report was filed, and (B) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved written comments in written comment letters from the SEC staff with respect to any of the Company SEC Reports. No subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, except as disclosed in certifications filed with the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(iii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) filed or furnished in the Company SEC Reports (the “Company Financial Statements”) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved and at the dates involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments and except, in the case of the unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(iv) The Company maintains internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the audit committee of the Company Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) Absence of Certain Changes or Events. Except for actions contemplated by this Agreement, (i) since April 29, 2018 through the date hereof, the Company and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) since July 29, 2018 through the date hereof, there has not been any action taken by the Company or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 4.01(b) (Organizational Documents), Section 4.01(c) (Dividends; Share Reclassification), Section 4.01(e) (Acquisitions; Capital Expenditures), Section 4.01(f) (Dispositions), Section 4.01(g) (Indebtedness), Section 4.01(i) (Accounting), Section 4.01(j) (Taxes), Section 4.01(k)(i) (Claims), Section 4.01(l)(i)(A) (Contracts and Policy) or, to the extent applicable to such sections, Section 4.01(m) and (iii) since April 29, 2018 through the date hereof, there has not been any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(g) Absence of Undisclosed Liabilities. Except for (i) matters reflected, provided or reserved against in the audited consolidated balance sheet (or notes thereto) as of April 29, 2018 included in the Company Financial Statements, (ii) liabilities or obligations that were incurred in the ordinary course of business consistent with past practice since April 29, 2018, (iii) liabilities or obligations that are incurred in connection with the Merger or the transactions contemplated by this Agreement, (iv) executory obligations under any Contract, (v) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have, individual or in the aggregate, a Company Material Adverse Effect or (vi) as disclosed on Section 3.01(g) of the Company Disclosure Letter, there are no liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries is a party to, nor does it have any legally binding commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries, in the Company Financial Statements or the Company SEC Reports.

(h) Legal Proceedings. As of the date hereof, there are no (i) claims, actions, suits, charges, hearings, arbitrations, or other similar proceedings, in each case, before any Governmental Authority or arbitrator pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries or (ii), to the knowledge of the Company, investigations pending or threatened against the Company or any of its subsidiaries, in any case of clauses (i) or (ii), individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to or subject to any order, judgment, decree, settlement, injunction or ruling of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(i) Information Supplied. The information with respect to the Company and its subsidiaries that the Company supplies for inclusion (including any information that is incorporated by reference) in (i) the registration statement in Joint Proxy/S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger will not, at the time the Joint Proxy/S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Joint Proxy Statement will not, at the date it is first mailed or made available to the Company’s stockholders and Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in any case, no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub. The Joint Proxy/S-4 will comply, with respect to all information regarding the Company and its subsidiaries, as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub.

(j) Permits; Compliance with Laws and Orders.

(i) The Company and its subsidiaries hold all material Consents of all Governmental Authorities (“Permits”) necessary to own, lease and operate their respective properties and assets and for the conduct of their respective businesses, except where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No such Permit is the subject of any suit or proceeding seeking the revocation, suspension, or cancellation of such Permit, except where such suit or proceeding would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are in compliance in all material respects with the terms of such Permits, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2016, neither the Company nor any of its subsidiaries has received any written claim or written notice (or to the Company’s knowledge, any oral notice) from any Governmental Authority that it is not in compliance in all material respects with the terms of any such Permits, except for any such noncompliance that would not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (A) the Company and each of its subsidiaries is not, and since January 1, 2016 has not been, in material violation of or material default under any material applicable law or order of any Governmental Authority, and neither the Company nor any of its subsidiaries has been given written notice of any material violation of any material applicable law or order of any Governmental Authority; and (B) the Company is, and since January 1, 2016 has been, in compliance in all material respects with the applicable listing standards and corporate governance rules and regulations of the NASDAQ.

(iii) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its subsidiaries is, and since January 1, 2016 has been, in compliance in all material respects with (A) all applicable material data protection, privacy, security and other applicable laws governing the collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information (including credit card information), and (B) any material privacy policies, programs or other notices that concern the Company’s or any of its subsidiaries’ collection or use of any personal information of any person.

(iv) Since January 1, 2016, (A) to the knowledge of the Company, there have not been any incidents of material (1) data security breaches, (2) written complaints or written notices (or to the knowledge of the Company, oral complaints or notices) to the Company or any of its subsidiaries, or (3) audits, proceedings or investigations conducted or claims asserted by any other person (including any Governmental Authority), in the case of (1), (2) or (3), regarding the unauthorized or illegal collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information of any person, or any material violation of applicable law, by the Company or any of its subsidiaries, and (B) no such claim is pending or, to the knowledge of the Company, threatened, that, in the case of (A) or (B), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(k) Taxes.

(i) Each of the Company and its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects and have been prepared in compliance in all respects with all applicable laws and regulations. All Taxes of the Company and its subsidiaries, whether or not shown to be due and owing on such Tax Returns, have been timely paid. The Company and each of its subsidiaries has properly paid, collected and remitted all amounts required to have been paid, collected or withheld with respect to Taxes, including, for the avoidance of doubt, any Taxes arising from sales to its customers or otherwise related to the provision of utilities in the jurisdiction in which the Company or its subsidiaries operate and any Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. All Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii) The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods through the date of such financial statements. Since the date of the most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor its subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(iii) There is no foreign, federal, state, or local audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy that are pending or being conducted with respect to any Taxes or Tax Return of the Company and its subsidiaries, and neither the Company nor its subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or its subsidiaries, as applicable, does not file a Tax Return that the Company or such subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither the Company nor any of its subsidiaries has filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice that a deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company and its subsidiaries, and no requests for waivers of the time to assess any Taxes are pending. The Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its subsidiaries, filed or received since January 1, 2013.

(iv) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any income Taxes or deficiencies against the Company or any of its subsidiaries, and no power of attorney granted by either the Company or any of its subsidiaries with respect to any income Taxes that are currently in force.

(v) Neither the Company nor its subsidiaries is a party to or bound by any Tax allocation, sharing, or similar agreement, and neither the Company nor its subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company and its subsidiaries) (I) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor, by contract, pursuant to any law, rule or regulation, or otherwise.

(vi) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or its subsidiaries.

(vii) Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(viii) Neither the Company nor any of its subsidiaries has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(ix) Neither the Company nor any of its subsidiaries has any obligation to reimburse or otherwise “gross-up” any person for the interest or additional Tax set forth under Sections 409A(a)(1)(B) or 4999 of the Code.

(x) Neither the Company nor any of its subsidiaries is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

For purposes of this Agreement:

“Taxes” means any and all federal, state, local and foreign net income, gross income, gross receipts, estimated, escheat, abandoned or unclaimed property, alternative or add-on minimum, sales, use, capital stock, ad valorem, transfer, franchise, windfall, profits, license, lease, goods and services, withholding, payroll, net worth, employment, unemployment, workers compensation, social security, disability, excise, severance, stamp, occupation, premium, real property, personal property, value added, environmental, customs, duties or other taxes of any kind whatsoever and denominated by any name whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to Taxes (including the schedules attached thereto and any amendments thereof) required to be filed with respect to Taxes.

(l) Employee Benefit Plans; ERISA.

(i) Each material Company Employee Benefit Plan is listed on Section 3.01(l)(i) of the Company Disclosure Letter. Except as would not reasonably be expected to have a Company Material Adverse Effect, all of the Company Employee Benefit Plans have been established, maintained, funded and administered in compliance with their terms and all applicable requirements of law, including the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), and the Code. The material employment agreements, severance agreements or severance policies applicable to the Company or any of its subsidiaries are the agreements and policies that are disclosed in Section 3.01(l)(i) of the Company Disclosure Letter. With respect to each Company Employee Benefit Plan sponsored by the Company, the Company has made available to Parent correct and complete copies, including amendments, of the following (to the extent applicable): (A) the most recent Company Employee Benefit Plan document (including any related trust agreements), (B) the current summary plan descriptions or similar descriptions, (C) the most recently filed Form 5500 and schedules thereto, (D) the most recent IRS determination letters, and (E) the most recent actuarial reports.

(ii) As used herein:

(A) “Company Employee Benefit Plan” means any Plan (1) entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement, (2) in which the current or former employees or directors of the Company or any of its subsidiaries participate (in the case of former employees and directors, only to the extent the Company or any of its subsidiaries has any actual or contingent liabilities or obligations with respect to such individual), or (3) under or with respect to which the Company or any of its subsidiaries has or would reasonably be expected to have any present or future actual or contingent liabilities or obligations;

(B) “Plan” means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, retention, severance, separation, termination, change of control or other benefit or compensation plan, agreement, practice, policy, program, scheme or arrangement of any kind (other than government programs), whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; and

(C) “Controlled Group” means any person that, at any relevant time, would be treated as a single employer with the Company or any of its subsidiaries pursuant to 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(iii) Each Company Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a current determination letter from the Internal Revenue Service that such Company Employee Benefit Plan is so qualified, and, to the knowledge of the Company, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Company Employee Benefit Plan. Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Employee Benefit Plan, (x) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due by the Company or any of its subsidiaries have been timely made and (y) all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due by the Company or any of its subsidiaries have been made or properly accrued.

(iv) Neither the Company nor any of its subsidiaries nor any member of the Controlled Group (nor any person that at any time in the last six (6) years was a member of the Controlled Group) maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation under or with respect to (A) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA (“Single Employer Pension Plan”), (B) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (C) any employee benefit plan, program or arrangement that provides for post-employment or retiree medical or life insurance benefits (other than health continuation coverage or benefits in the nature of severance pay pursuant to one or more employment agreements or severance plans set forth on Section 3.01(l)(i) of the Company Disclosure Letter).

(v) Except as would not reasonably be expected to have a Company Material Adverse Effect, (A) none of the Company or any current or former employee, director or officer of any of them, nor, to the knowledge of the Company, any other “party in interest” or “disqualified person” (as such terms are defined in ERISA and the Code) with respect to a Company Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, (B) there has not been a breach of fiduciary duty (as determined under ERISA) by any of the Company or any current or former employee, director or officer of any of them, nor, to the knowledge of the Company, any other person with respect to any Company Employee Benefit Plan, and (C) no action, investigation, audit, suit, proceeding, hearing or claim with respect to any Company Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened.

(vi) Section 3.01(l)(vi) of the Company Disclosure Letter identifies each Company Employee Benefit Plan that provides, upon the occurrence of a change in the ownership or effective control of the Company or a change in the ownership of all or a substantial portion of the assets of the Company, either alone or upon the occurrence of any additional or subsequent events (that would not, standing alone, trigger such payment or benefit) and whether or not applicable to the transactions contemplated by this Agreement, for (A) an acceleration of the time of funding, payment of or vesting in, or a material increase in the amount of, compensation or benefits due any current or former employee, director or officer of the Company or its subsidiaries, (B) any forgiveness of indebtedness or obligation to fund compensation or benefits with respect to any such employee, director or officer or (C) an entitlement of any such employee, director or officer to severance pay, unemployment compensation or any other payment or other benefit.

(vii) Each Company Employee Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) materially complies and, at all times after December 31, 2012 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (B) between January 1, 2010 and December 31, 2012 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the United States Department of the Treasury (the “Treasury”) and the Internal Revenue Service.

(viii) Neither the Company nor any of its subsidiaries has incurred nor does any of them reasonably expect to incur any liability arising in connection with the termination of, or a complete or partial withdrawal from, any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

(m) Labor Matters. Neither the Company nor any of its subsidiaries is a party to, or bound by any collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of the Company, there are no activities or proceedings by any union or labor organization to organize any employees of the Company or its subsidiaries, and no such activities or proceedings have occurred within the past five (5) years. Since January 1, 2016, there has been no work stoppage, strike, slowdown, lockout or any other material labor dispute by or affecting employees of the Company or any of its subsidiaries and, to the knowledge of the Company, no such action has been threatened. Since January 1, 2016, neither the Company nor any of its subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law.

(n) Environmental Matters.

(i) Each of the Company and its subsidiaries is, and since January 1, 2013, has been, in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Each of the Company and its subsidiaries has obtained all Permits required under Environmental Laws (collectively, the “Environmental Permits”), necessary for their operations or the occupancy of the Leased Real Property as of or prior to the date of this Agreement, as applicable, except where the failure to obtain such Environmental Permit has not had and would not reasonably be expected to have, a Company Material Adverse Effect. All such Environmental Permits are validly issued, in full force and effect, except where the failure to be validly issued and in full force and effect has not and would not reasonably be expected to have, a Company Material Adverse Effect. There are no Environmental Claims, actions or proceedings to challenge, modify, revoke or terminate any such Environmental Permits except such Environmental Claims, actions or proceedings that have not had and if determined adversely would not reasonably be expected to have, a Company Material Adverse Effect. The Company and its subsidiaries are and since January 1, 2016 have been in material compliance with all terms and conditions of the Environmental Permits, except where the failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened:

(A) against the Company or any of its subsidiaries, including any Environmental Claim relating to any site, property or facility to or from which the Company or any of its subsidiaries or any of their respective predecessors has transported, disposed of, or arranged for the transport, treatment, storage, handling or disposal of Hazardous Materials;

(B) to the knowledge of the Company, against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by the Company or any of its subsidiaries; or

(C) to the knowledge of the Company, against any real property currently or formerly owned, operated or leased by the Company or any of its subsidiaries; except in the case of clause (A), (B) or (C) for such Environmental Claims that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a material liability (contingent or otherwise) of the Company or its subsidiaries;

(iv) There have not been any Releases of, or exposure of any person to, any Hazardous Material that has or would reasonably be expected to give rise to any material Environmental Claim against or liability of the Company or any of its subsidiaries, except in each case for such Releases or exposure that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(v) The Company and its subsidiaries have not received any written notice alleging any actual or alleged material violation of or material liability that remains outstanding and unresolved relating to any of them or their business or their facilities, arising under any Environmental Laws that has had or would reasonably be expected to have a Company Material Adverse Effect.

(vi) To the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any Environmental Claim resulting from a release of Hazardous Materials at any site, property or facility to which the Company or any of its subsidiaries or any of their respective predecessors has transported, disposed of, or arranged for the transport, treatment, storage, handling or disposal of Hazardous materials, except as would not reasonably be expected to have, a Company Material Adverse Effect.

(vii) The Company has made available to Parent any environmental site assessment or audit report in the Company’s possession identifying any environmental, health or safety violations or any liabilities arising under Environmental Laws that would reasonably be expected to have a Company Material Adverse Effect.

As used in this Section 3.01(n):

(A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, claims, proceedings or written notices of noncompliance, or written notice of violation by any person (including any Governmental Authority) alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from circumstances forming the basis of any actual or alleged noncompliance with, violation of, or liability under, any Environmental Law or Environmental Permit or relating to Hazardous Materials or Releases;

(B) “Environmental Laws” means applicable domestic or foreign federal, state and local laws, principles of common law, statutes, regulations, ordinances and orders and determinations to the extent binding on the Company or its subsidiaries, relating to pollution, protection of the environment (including natural resources, indoor and ambient air, surface water, groundwater, land surface or subsurface strata), protection of human health and safety as it relates to Hazardous Materials, including any relating to the presence or Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials;

(C) “Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and polychlorinated biphenyls; and (b) any chemical, material, substance or waste that is designated as or regulated as “radioactive,” a “pollutant,” “toxic,” “hazardous,” or terms of similar import under any applicable Environmental Law; and

(D) “Release” means any spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater or property.

(o) Intellectual Property.

(i) All of the Registered Intellectual Property Rights of the Company and its subsidiaries are owned or filed in the name of the Company or its subsidiaries, are subsisting and, to the knowledge of the Company (except with respect to applications included therein), valid and enforceable, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii) To the knowledge of the Company, the Company and its subsidiaries exclusively own all right, title and interest in and to all Intellectual Property Rights owned or purported to be owned by the Company or its subsidiaries (collectively, the “Company Intellectual Property”), free and clear of all Liens, except as has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its subsidiaries has taken commercially reasonable actions to maintain, protect and enforce the Company Intellectual Property owned by the Company or any of its subsidiaries, including the confidentiality and value of its trade secrets and other confidential information, and, as applicable, has required persons, including current and former employees, consultants and contractors, that have developed material software or other material Technology for the Company or any of its subsidiaries to execute written agreements pursuant to which such person (A) assigns ownership to the Company or its subsidiary of all such Technology, including Intellectual Property Rights therein and thereto, developed for the Company or its subsidiary during the course of and within the scope of such person’s employment or other engagement with the Company or any of its subsidiaries (except to the extent prohibited by law), and (B) is bound to protect and maintain the confidentiality of the confidential information of the Company and its subsidiaries; except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Except as set forth on Section 3.01(o)(iii) of the Company Disclosure Letter, (A) no material claims, actions or other proceedings are pending and none have been asserted since January 1, 2016 against the Company or any of its subsidiaries, and, to the knowledge of the Company, none have been threatened, by any person that (1) allege that the Company or any of its subsidiaries or the conduct of its or their business has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any person, or (2) contest the use, ownership, validity, enforceability, patentability or registrability of any Company Intellectual Property owned by the Company or any of its subsidiaries, (B) to the knowledge of the Company, neither the Company nor any of its subsidiaries, nor the conduct of the business of the Company or any of its subsidiaries, has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any person, and (C) to the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Company Intellectual Property owned by the Company or any of its subsidiaries; except, with respect to each of clauses (A), (B) and (C), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) “Registered Intellectual Property Rights” means (A) all patents, registered trademarks, applications to register trademarks, registered copyrights, applications to register copyrights and domain names that are registered, recorded or filed by, for or under authorization from (or in the name of) an entity and (B) any other applications, registrations, recordings and filings by an entity (or otherwise authorized by or in the name of an entity) in connection with any Intellectual Property Right.

(v) “Technology” means any or all of the following: (A) any and all software and other published and unpublished works of authorship including without limitation technical papers, presentations and other materials, algorithms, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (B) inventions (whether or not patentable), discoveries, and improvements, (C) proprietary and confidential information, trade secrets, and know how, (D) databases, data compilations and collections, and technical data, (E) logos, trade names, trade dress, trademarks and service marks, (F) domain names, web addresses, uniform resource locators, and sites, (G) tools, methods, processes, algorithms, routines, techniques, know-how, and trade secrets, (H) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and any hardware, and (I) any and all instantiations of the foregoing and other technical information in any form and embodied in any media.

(vi) “Intellectual Property Rights” means all common law or statutory rights throughout the world in, arising out of or associated with: (A) all trademarks, service marks, trade dress, logos, trade names, Internet domain names and all other indicia of origin, together with all applications, registrations and renewals associated with any of the foregoing, (B) inventions (whether or not patentable or reduced to practice), and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations in connection therewith and counterparts thereof, (C) works of authorship (whether or not copyrightable), copyrights and all applications, registrations and renewals associated therewith and all data, databases and database rights, (D) trade secrets, know-how and proprietary and other confidential information, including improvements, technologies, processes, methods, protocols, specifications, plans, techniques, technical data, customer and supplier lists, pricing and cost information and business and marketing plans, reports and proposals), (E) software (including source code, executable code, systems, tools, data, databases, applications, firmware and related documentation) and (F) any similar or equivalent rights to any of the foregoing anywhere in the world.

(p) Company Systems.

(i) To the knowledge of the Company, the computer systems, including the software, systems, code, websites, firmware, hardware, networks, interfaces, applications, platforms, other information technology equipment, assets and infrastructure and related systems (the “Systems”) owned or leased by or licensed to the Company or any of the subsidiaries (collectively, the “Company Systems”) in the conduct of its business are, to the knowledge of the Company, sufficient for the immediate needs of the Company and its subsidiaries in all material respects. Since January 1, 2016, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused or would reasonably be expected to result in any substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company or any of its subsidiaries; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company maintains reasonable security, disaster recovery and business continuity plans, procedures and facilities and acts in compliance therewith; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby shall not impair the right, title or interest of the Company or any of its subsidiaries in or to any Company Systems or Company Intellectual Property owned or exclusively in-licensed by the Company or any of its subsidiaries, and all Company Systems and Company Intellectual Property shall be owned or available for use by the Company and its subsidiaries immediately after the Effective Time on terms and conditions identical in all material respects to those under which the Company owned or used the Company Systems and Company Intellectual Property immediately prior to the Effective Time.

(ii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries take, and since January 1, 2016 have taken, commercially reasonable actions to maintain and protect (A) the integrity, security and continuous operation of Company Systems owned or controlled by the Company or its subsidiaries and used in the operation of their business, and, to the knowledge of the Company, there have been no material breaches, violations, unplanned outages or unauthorized uses of same, (B) all nonpublic sensitive data relating to the Company and its subsidiaries’ respective current and former customers, including any personal, personally identifiable, financial, sensitive or regulated information (including credit or debit card information, bank account information or user names and passwords) (“Private Data”) and (iii) their trade secrets and confidential information included in the Company Intellectual Property or stored on the Company Systems.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its subsidiaries are in compliance in all material respects with all Data Security Requirements and are not aware of any facts or circumstances that are likely to give rise to any allegation of non-compliance with any Data Security Requirements. The Company and each of its subsidiaries have Privacy Policies in place. To the knowledge of the Company, none of the Company or its subsidiaries are currently (and have not been) under investigation by any Governmental Authority regarding the protection, storage, use, disclosure, breach or transfer of any Private Data or any violation of any Data Security Requirements. Since January 1, 2016, none of the Company or its subsidiaries have received any written claim, complaint, inquiry or notice from any Governmental Authority or other person related to the Company’s or any of its subsidiaries’ collection, processing, use, storage, security or disclosure of Private Data, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(q) Real Property.

(i) Section 3.01(q)(i) of the Company Disclosure Letter sets forth the address of all real property owned in fee simple by the Company or its subsidiaries (the “Owned Real Properties”). Except for Permitted Liens, the Owned Real Properties are not subject to any Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or any of its subsidiaries holds good, valid and marketable title (or the local legal equivalent thereto) to the Owned Real Property and has not, as of the date hereof, leased or otherwise granted to any person any right to use all of such Owned Real Property or any portion thereof in such a way that has had or would reasonably be expected to have a Company Material Adverse Effect.

(ii) Section 3.01(q)(ii) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease). The Company has made available to Parent a true and complete copy of each Lease relating to such Leased Real Property.

(iii) The Owned Real Property identified in Section 3.01(q)(i) of the Company Disclosure Letter and the Leased Real Property identified in Section 3.01(q)(ii) of the Company Disclosure Letter comprise all of the real property used in the businesses of the Company and its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Lease identified in Section 3.01(q)(ii) of the Company Disclosure Letter, is legal, valid and binding obligation of the Company or one of its subsidiaries and, to the knowledge of the Company, enforceable and in full force and effect against the other parties thereto, (B) neither the Company nor any of its subsidiaries is currently subleasing, licensing or otherwise granting any person (other than the Company or any of its subsidiaries) the right to use or occupy such Leased Real Property or any portion thereof, (iii) neither the Company nor any of its subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein, and (iv) no uncured default of a material nature on the part of the Company or, if applicable, any of its subsidiaries or, to the knowledge of the Company, the landlord thereunder, exists under any Lease of such Leased Real Property, and no event has occurred or circumstance exists which, with the giving of written notice, the passage of time, or both, would constitute a material breach or default under a Lease.

(r) Personal Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its subsidiaries, as applicable, have good and marketable title to, or valid leasehold interests in or valid rights under contracts to use, all of their material property and material assets reflected on the most recent balance sheet included in the Company Financial Statements or acquired after the date of such balance sheet and prior to the date hereof, free and clear of all Liens except Permitted Liens, except as have been disposed of after the date of such balance sheet in the ordinary course of business consistent with past practice.

(ii) “Permitted Liens” shall mean (1) Liens under workmen’s compensation, unemployment insurance, other types of social security or similar laws, or security for governmental charges, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (2) carriers’, warehousemen’s, materialmens’, mechanics’ or other similar Liens, as well as Liens granted by the Company or any of its subsidiaries to suppliers of goods in order to secure payment for such goods, in each case incurred or granted in the ordinary course of business consistent with past practice, (3) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, (4) Liens for Taxes that are not yet due and payable or Liens as security for contested Taxes not yet delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP, (5) licenses to Intellectual Property Rights granted to third parties, (6) any Liens, easements, rights of way, encumbrances, zoning, land use, covenants, conditions and restrictions, matters that would be shown by a real property survey or similar matters affecting any Owned Real Property or Leased Real Property, (7) zoning, building and other similar codes and regulations, (8) any conditions that would be disclosed by a current, accurate survey or physical inspection, (9) any Liens the existence of which are disclosed in the notes to the Company Financial Statements, (10) non-exclusive licenses granted under Intellectual Property, (11) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company or any of its subsidiaries as currently conducted, (12) purchase money security interests securing rental payments under capital lease arrangements, and (13) Liens set forth on Section 3.01(r) of the Company Disclosure Letter.

(s) Vote Required. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.02(m), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement is the only vote of holders of any of the Company’s capital stock necessary to consummate the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).

(t) Opinions of Financial Advisors. The Company Board has received the opinion (the “Fairness Opinion”), dated as of November 8, 2018, of Barclays Capital, Inc. (the “Company Financial Advisors”) that, as of the date of such Fairness Opinion and based on the various assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the holders of the Company Common Stock (other than Parent and its affiliates) in connection with the Merger pursuant to, and in accordance with, the terms of this Agreement is fair, from a financial point of view, to such holders of the Company Common Stock. A signed copy of such Fairness Opinion will be made available to Parent for information purposes only promptly following the date of this Agreement.

(u) Takeover Laws Inapplicable. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 3.02(m) are accurate, the Company has taken all action required to be taken by it so that the restrictions on “business combinations” (as defined in Section 203 of the DGCL) are inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No “fair price,”

“moratorium,” “control share acquisition” or other similar anti-takeover statue or regulation or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

(v) Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2016, the Company and each of its subsidiaries has been continuously insured in amounts as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its subsidiaries operate, (ii) all of the material insurance policies of the Company are in full force and effect, (iii) the Company is not in breach of, or default under, any such insurance policy in any material respect, and (iv) neither the Company nor any of its subsidiaries has received any written notice (or to the Company’s knowledge, any oral notice) of any cancellation or termination with respect to any insurance policy maintained by the Company and its subsidiaries other than as is customary in connection with renewals of existing insurance policies. The Company has made available to Parent prior to the date of this Agreement true and complete copies of all material insurance policies.

(w) Company Material Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, Section 3.01(w) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of the following Contracts that are in effect as of the date hereof to which the Company or any of its subsidiaries is a party, by which any of them is bound or by which any of their respective assets or properties is bound (each such Contract, together with each Contract filed as an exhibit to the Company SEC Reports, a “Company Material Contract”):

(A) each Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) but has not been filed as an exhibit to the Company SEC Reports;

(B) each Contract other than Employee Benefit Plans listed on Section 3.01(l)(i) of the Company Disclosure Letter, that (1) limits in any material respect either the type of business in which the Company or any of its subsidiaries may engage or the manner or geographic area in which any of them may so engage in any business, (2) obligates the Company or any of its subsidiaries to conduct business that is material to the Company or any of its material subsidiaries on an exclusive basis with any third party, (3) would require the disposition of any assets or line of business of the Company or any of its subsidiaries for consideration in excess of $5,000,000 as a result of the consummation of the transactions contemplated by this Agreement, (4) contains a put, call or similar right pursuant to which the Company or any of its subsidiaries would be required to purchase or sell any equity interest of any person, (5) is a Contract material to the Company or any of its material subsidiaries, that grants “most favored nation” status by the Company or any of its subsidiaries to any person, (6) requires the future payment by the Company and/or any of its subsidiaries of more than $10,000,000 in the two-year period following the date hereof and cannot be terminated by the Company or its subsidiaries on less than one hundred and twenty (120) days’ notice without material payment or penalty, excluding Leases and Contracts with annual renewal, other than Contracts entered into in the ordinary course of business consistent with past practices, (7) entitles the Company or any of its subsidiaries to payments of more than $10,000,000 in the two year period following the date hereof, other than Contracts entered into in the ordinary course of business; or (8) pursuant to which (x) the Company or any of its subsidiaries has granted to any person any license or other right, title or interest (including any assignment or covenant not to sue) in or to any Intellectual Property Rights that are material to and owned by the Company or any of its subsidiaries, other than (I) non-disclosure agreements entered into in the ordinary course of business, (II) pursuant to Contracts granting non-exclusive rights that are substantially in the form of one of the Company’s standard Contracts that have been made available to Parent in the ordinary course of business consistent with past practice and (III) Incidental Licenses, or (y) a third party has granted to the Company or any of its subsidiaries any license or other right, title or interest (including any assignment or covenant not to sue) in or to any Intellectual Property Rights that are material to the Company, other than (I) non-disclosure agreements entered into in the ordinary course of business, (II) non-exclusive licenses of software (including software licensed through software as a service arrangement) that are generally commercially available or non-exclusive licenses granted to the Company as a customer in the ordinary course of business consistent with past practice or (III) Incidental Licenses;

(C) each Contract, excluding Leases, Contracts between or among the Company or any of its subsidiaries and organizational documents of the Company and its subsidiaries, that has an aggregate principal amount, or provides for an aggregate obligation, in excess of $5,000,000 that (I) evidences indebtedness for borrowed money of the Company or any of its subsidiaries to any third party, (II) guarantees any such indebtedness of a third party, or (III) contains a covenant restricting the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibiting the pledging of capital stock of the Company or any of its subsidiaries, or prohibiting the issuance of guarantees by any subsidiary of the Company;

(D) any material collective bargaining agreement or other material Contract with any labor union;

(E) any partnership or joint venture agreement that is material to the Company and its subsidiaries, taken as a whole; and

(F) each Contract with any Governmental Authority, other than pursuant to Contracts that are substantially in the form of one of the Company’s standard Contracts that have been made available to Parent; and

(G) each Contract (other than employment-related agreements and Employee Benefit Plans) that have been made available to Parent prior to the date hereof of the Company or any of its subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act to the extent it has not been disclosed or filed as an exhibit to the Company SEC Reports.

(ii) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of each Company Material Contract as in effect on the date of this Agreement. Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and no event has occurred that (with or without notice or lapse of time or both) would constitute such a breach or default under any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, relating to creditors’ rights generally and to general equitable principles.

(x) Brokers. Except for the Company Financial Advisors, there is no investment banker, broker, finder, financial advisor or other person that has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries that is entitled to any fee from the Company or any of its subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Simultaneously with the execution hereof, the Company shall provide to Parent each letter of engagement entered into with the Company Financial Advisors in connection with the transactions contemplated by this Agreement.

(y) Compliance with Certain Laws

(i) Since January 1, 2013, none of (A) the Company or any of its subsidiaries or (B) to the knowledge of the Company, any of their respective directors, officers, employees or authorized agents (each, a “Company Representative”) has violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-corruption or anti-bribery laws (collectively, with the FCPA, the “Anti-Corruption Laws”).

(ii) Without limiting the foregoing, since January 1, 2013, none of the Company or any of its subsidiaries nor, to the knowledge of the Company, any Company Representative has (A) used any funds of the Company or any of its subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity or to any person acting in an official capacity for any Governmental Authority, to any political party or official thereof, or to any candidate for political office (a “Government Official”), (B) made any unlawful payment from the funds of the Company and its subsidiaries to any Government Official or made any unlawful payments, unlawful gifts, or unlawful contributions to any person with the knowledge that such funds would be offered, given or promised to any Government Official in an unlawful manner, (C) made any fraudulent entry on the books or records of the Company or any of its subsidiaries, or (D) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its subsidiaries or to influence any act or decision of a Government Official or other person on behalf of the Company or any of its subsidiaries. No proceeding (or, to the knowledge of the Company, any inquiry or investigation) by or before any Governmental Authority involving the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Company Representatives, with respect to any Anti-Corruption Law is pending or, to the knowledge of the Company, threatened; and to the knowledge of the Company, since January 1, 2013, none of the Company, its subsidiaries or any Company Representative have been the subject of such proceeding, inquiry or investigation. There have been no disclosures been submitted to any Governmental Authority with respect to violations of any Anti-Corruption Law by the Company, its subsidiaries or, to the knowledge of the Company, any of the Company Representatives since January 1, 2013.

(iii) Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2013, (A) each of the Company and its subsidiaries has conducted its export, re-export, and in-country transfer transactions in accordance with all applicable U.S. export, re-export and in-country transfer Laws and controls and all other applicable export and re-export Laws and controls in any country or jurisdiction in which the Company or any of its subsidiaries conduct business, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Control Reform Act, the Export Administration Regulations, executive orders and laws implemented by the Office of Foreign Assets Control of the United States Department of the Treasury and any applicable anti-boycott compliance regulations (“Export Controls”) and (B) each of the Company and its subsidiaries has been in compliance with all applicable laws of any jurisdiction regarding import (“Import Provisions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations. Since January 1, 2013, the Company and its subsidiaries have obtained all material consents, orders and declarations from, provided all material notices to, and made all material filings with, all Governmental Authorities required for (i) the export, re-export, import and in-country transfer of its products, services, software and technologies, (ii) releases of products, services, software and technologies to foreign nationals located in the U.S. and abroad and (iii) otherwise complying with Export Controls and Import Provisions (collectively, the “Export and Import Approvals”), and each of the Company and its subsidiaries is and, since January 1, 2013, has been in compliance in all material respects with the terms of all Export and Import Approvals. Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2013, there have been no claims, charges, violations, settlements, civil or criminal enforcement actions, open voluntary or prior disclosures, lawsuits, or other court actions, or, to the knowledge of the Company, investigations, against the Company or any of its subsidiaries with respect to Export and Import Approvals (and, to the knowledge of the Company, no such claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, open voluntary or prior disclosures, lawsuits, or other court actions are threatened against the Company or any of its subsidiaries). Section 3.01(y) of the Company Disclosure Letter sets forth the true, correct and complete United States ECCN codes applicable to the Company’s and its subsidiaries’ products, services, software and technologies.

(iv) Since January 1, 2013, the Company and its subsidiaries have not conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Authority, or received any written notice, citation, report, or allegation with respect to any material non-compliance with Anti-Corruption Laws, Export Provisions or Import Provisions. To the Company’s knowledge, there are no pending or threatened investigations, claims or enforcement actions against the Company or its subsidiaries with respect to any material non-compliance with Anti-Corruption Laws, Export Provisions or Import Provisions.

(z) No Other Representations or Warranties; Non-Reliance on Parent Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Parent by the Company and its subsidiaries, the Company has received from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding Parent, its subsidiaries and their respective business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which the Company is familiar, that Company and its subsidiaries are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. The Company and its subsidiaries hereby acknowledge that neither Parent nor any of its subsidiaries, nor any of their respective stockholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans. Except for the representations and warranties contained in Section 3.02, the Company acknowledges that neither Parent nor any of its subsidiaries nor any Representative of any such persons makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such persons or with respect to any other information provided or made available to the Company or any of its subsidiaries by or on behalf of any such persons in connection with the transactions contemplated by this Agreement.

Section 3.02 Representations and Warranties of Parent and Merger Sub. Except, with respect to any Section of this Article III, as set forth in (i) the corresponding section or sections of the disclosure letter dated as of the date of this Agreement and delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (it being understood that disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection only if the relevance of such item is reasonably apparent from the text of such disclosure) (the “Parent Disclosure Letter”) or (ii) the Parent SEC Reports filed by the Parent between January 1, 2015 and one Business Day prior to the date hereof in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC (but excluding any forward-looking statements, or statements that are predictive, forward-looking or primarily cautionary in nature included in the risk factors and other similar statements), Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization and Qualification.

(i) Each of Parent and Merger Subs duly organized, validly existing and in good standing under the laws of its jurisdiction or organization, except for such failures to be in good standing that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub has the requisite corporate power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Parent

Material Adverse Effect. Each of Parent and Merger Subs duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of its respective certificate of incorporation, bylaws, certificate of formation, limited liability company agreement (or similar organizational documents), as applicable, in any material respect. Parent has disclosed or made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s and Merger Sub’s respective certificates of incorporation and by-laws, each as amended through the date hereof, and each as so disclosed or made available is in full force and effect on the date of this Agreement.

(ii) Section 3.02(a)(ii) of the Parent Disclosure Letter sets forth, as of the date hereof, all significant subsidiaries of Parent, including the name of each such entity and its equityholders.

(iii) Except for interests in the subsidiaries of Parent and publicly traded securities held for investment which do not exceed five percent of the outstanding securities of any person, neither Parent nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person.

(iv) Each of Parent’s subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and each of Parent’s subsidiaries has the requisite corporate (or similar) power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent’s subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, no par value, of Parent. As of the Reference Time, there were outstanding (A) 63,586,539 shares of Parent Common Stock, (B) Parent Stock Options to purchase an aggregate of 3,926,486 shares of Parent Common Stock (of which Options to purchase an aggregate of 2,492,238 shares of Parent Common Stock were exercisable), (C) Parent Restricted Stock Units with respect to an aggregate of 1,355,291 shares of Parent Common Stock, (D) no shares of preferred stock and (E) 851,048 shares of Parent Common Stock available and reserved for issuance (but not issued) under Parent’s employee stock plans.

(ii) As of the Reference Time, except as set forth in this Section 3.02(b) and Section 3.02(a)(ii) (including the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of Parent as contemplated in Section 3.02(a)(ii) of the Parent Disclosure Letter) and except for changes since such date permitted by Section 4.02 of this Agreement or the Parent Disclosure Letter or resulting from the exercise of Options to purchase Parent Common Stock or the settlement of restricted stock units, in each case outstanding on such date (or following such date if permitted pursuant to Section 4.02 of this Agreement or the Company Disclosure Letter), there are no issued or outstanding (A) shares of capital stock or other voting securities of or other equity interests in Parent or any of its significant subsidiaries, (B) securities of Parent or any of its significant subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness that have the right to vote) of or other equity interests in Parent or any of its significant subsidiaries, (C) warrants, calls, Options or other rights to acquire from Parent or any of its significant subsidiaries, or other obligations of Parent or any of its significant subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent or any of its significant subsidiaries or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by Parent or any of its significant subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other equity interests in Parent or any of its significant subsidiaries.

(iii) All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable, including shares which constitute a portion of the Merger Consideration. All of the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of Parent are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent or a subsidiary of Parent, free and clear of any Liens, other than transfer restrictions imposed under applicable securities law. There are no voting agreements or similar legally binding arrangements to which Parent or any of its subsidiaries is a party in favor of any person other than Parent or a subsidiary wholly-owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock, membership interests, partnership interests, voting securities or other ownership interests of Parent or any subsidiary of Parent.

(c) Authority.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to any regulatory approvals referenced in Section 3.02(d)(ii) and subject to the receipt of the Parent Stockholder Approval. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite action on the part of Parent and Merger Sub with respect to this Agreement (subject to the receipt of the Parent Stockholder Approval) and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby other than the approval of this Agreement by the sole stockholder of Merger Sub (which shall be Parent or a wholly owned subsidiary of Parent), obtaining the Parent Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general equitable principles.

(ii) The Parent Board and the board of directors of Merger Sub, at a meeting duly called and held, have each unanimously adopted resolutions (A) approving and declaring advisable this Agreement and the other transactions contemplated hereby, including the Merger and the issuance of the Parent Common Stock issuable in connection with the Merger, (B) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent, Merger Sub, and their respective stockholders and members, and (C) in the case of the Parent Board, recommending that the holders of the Parent Common Stock vote in favor of the issuance of the Parent Common Stock issuable in connection with the Merger (the “Parent Board Recommendation”). Parent hereby consents to the inclusion of a description of the Parent Board Recommendation in the Joint Proxy Statement, subject to Section 5.01(e).

(d) No Conflicts; Approvals and Consents.

(i) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation of, breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of any material payment or material reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the assets or properties of Parent or Merger Sub under, any of the terms, conditions or provisions of (A) the certificates of incorporation or by-laws (or other comparable organizational documents) of Parent and Merger Sub, (B) subject to the taking of the actions described in paragraph (ii) of this Section 3.02(d), including the filings and approvals described in Section 3.02(d)(ii), any laws or orders of any Governmental Authority applicable to Parent or Merger Sub or any of their respective assets or properties, or (C) any Contract material to Parent and its subsidiaries, taken as a whole, excluding from the foregoing clauses (B) and (C) such items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(ii) Except for (A) compliance with, and filings under, the HSR Act, (B) the filing with the SEC of (1) the Joint Proxy Statement relating to the Parent Special Meeting, (2) the Joint Proxy Statement relating to the Company Special Meeting and (3) the Joint Proxy/S-4 and the declaration of effectiveness of the Joint Proxy/S-4 by the SEC, and (4) such other filings required under, and compliance with other applicable requirements of, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) such filings and approvals as may be required under the rules and regulations of the NASDAQ, the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities laws, (D) compliance with applicable Antitrust Laws, including in the Specified Jurisdictions, and (E) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no Consents or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made by Parent or its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, in each case, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(e) SEC Reports, Financial Statements.

(i) Parent has filed or furnished at or prior to the time so required each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Parent pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2016 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective filing dates and after giving effect to any amendments or supplements thereto, the Parent SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and complied in all material respects with the applicable provisions of SOX each as in effect on the date such Company SEC Report was filed, and (B) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved written comments in written comment letters from the SEC staff with respect to any of the Parent SEC Reports. No subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(ii) Each of the principal executive officer of Parent and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Reports, except as disclosed in certifications filed with the Parent SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(iii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) filed or furnished in the Parent SEC Reports (the “Parent Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and at the dates involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments and except, in the case of the unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(iv) Parent maintains internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the Parent Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(f) Absence of Certain Changes or Events. Except for actions contemplated by this Agreement, since June 30, 2018 through the date hereof, (i) Parent and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (iii) there has not been any action taken by Parent and Merger Sub or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.02(b) (Organizational Documents), Section 4.02(c) (Dividends; Share Reclassification), Section 4.02(e) (Accounting), Section 4.02(f) (Taxes) and Section 4.02(g) (Debt).

(g) Absence of Undisclosed Liabilities. Except for (i) matters reflected, provided or reserved against in the audited consolidated balance sheet (or notes thereto) as of June 30, 2018 included in the Parent Financial Statements, (ii) liabilities or obligations that were incurred in the ordinary course of business consistent with past practice since June 30, 2018, (iii) liabilities or obligations that are incurred in connection with the Merger or the transactions contemplated by this Agreement, (iv) executory obligations under any Contract or (v) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have, individual or in the aggregate, a Parent Material Adverse Effect, there are no liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of Parent or its subsidiaries. Neither Parent nor any of its subsidiaries is a party to, nor does it have any legally binding commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries, in the Parent Financial Statements or the Parent SEC Reports.

(h) Legal Proceedings. As of the date hereof, there are no (i) claims, actions, suits, charges, hearings, arbitrations, or other similar proceedings, in each case, before any Governmental Authority or arbitrator pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or (ii), to the knowledge of Parent, investigations pending or threatened against Parent or any of its subsidiaries, in any case of clauses (i) or (ii), individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is a party to or subject to any order, judgment, decree, settlement, injunction or ruling of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(i) Information Supplied. The information with respect to Parent and its subsidiaries that Parent supplies for inclusion (including any information that is incorporated by reference) in (i) the registration statement in Joint Proxy/S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger will not, at the time the Joint Proxy/S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Joint Proxy Statement will not, at the date it is first mailed or made available to the Company’s stockholders and Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in any case, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company, any of its subsidiaries. The Joint Proxy/S-4 will comply, with respect to all information regarding Parent and Merger Sub, as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its subsidiaries.

(j) Financing.

(i) Parent has delivered to the Company a true, correct and complete copy of an executed commitment letter among Parent and Bank of America, N.A. (including any related exhibits, schedules, annexes, supplements and other related documents), dated on or about the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with this Agreement, the “Debt Financing Commitment”), from each of the financing sources identified therein (such financing sources, together with any agent, arranger, lender, underwriter, initial purchaser, placement agent or other entity that has committed to provide, arrange, underwrite or place, or has entered into definitive agreements related to, the Debt Financing, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective affiliates and their respective officers, directors, employees, agents, representatives and their respective successors or permitted assigns, in each case solely in their respective capacities as such, collectively, the “Debt Financing Parties”), pursuant to which the Debt Financing Parties have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth or contemplated therein for the purpose of funding the transactions contemplated by this Agreement (collectively, the “Debt Financing”), together with a fee letter (which may include redaction solely in respect of the fee amounts, pricing, “price-flex” and other economic provisions that could not reasonably be expected to adversely affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing) from the Debt Financing Parties related to the Debt Financing (the “Fee Letter”). As of the date hereof, other than the Debt Financing Commitment and the Fee Letter, there are no other Contracts between any of the Debt Financing Parties, on the one hand, and Parent and any of its subsidiaries, on the other hand, with respect to the Debt Financing.

(ii) As of the date hereof, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Debt Financing pursuant to the Debt Financing Commitment, other than as expressly set forth in the Debt Financing Commitment. Assuming the Debt Financing is funded in accordance with the Debt Financing Commitment, the net proceeds contemplated by the Debt Financing Commitment, together with other financial resources of Parent, whether directly held or available for use by Parent and its subsidiaries, including cash on hand at the Company on or after the Closing Date (whether directly held or available for use by the Company and its subsidiaries), in the aggregate, shall provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II, any fees and expenses of or payable by Parent, Merger Sub, or the Surviving Corporation in connection with the Merger and the Debt Financing and any indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied in connection with the Merger (including all indebtedness of the Company required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied in connection with the Merger). Parent acknowledges that its obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Debt Financing Commitment or any other financing (such obligations being subject only to the satisfaction of the conditions set forth in Sections 6.01 and 6.03).

(iii) As of the date of this Agreement, the Debt Financing Commitment is in full force and effect and constitutes the valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto, enforceable in accordance with their terms against Parent and, to the knowledge of Parent, each other party thereto (except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally, and general equitable principles). As of the date hereof, (A) neither the Debt Financing Commitment nor the Fee Letter has been modified, amended or otherwise altered (and no such modification, amendment or alteration is contemplated by Parent or, to the knowledge of Parent, any other party thereto except as may be contemplated to add lenders, lend arrangers or similar entities that have not executed the Debt Financing Commitment as of the date hereof), (B) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Financing Commitment, and (C) none of the respective commitments under any of the Debt Financing Commitment have been withdrawn, terminated or rescinded (and no such withdrawal, termination or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto). As of the date of this Agreement and assuming the accuracy of the representations and warranties made by the Company in Section 3.01, Parent (x) is not aware of any fact or occurrence that makes any of the representations or warranties of Parent in the Debt Financing Commitment inaccurate in any material respect, (y) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its subsidiaries in the Debt Financing Commitment, and (z) has no reason to believe that any portion of the Debt Financing will not be made available to Parent on the Closing Date. As of the date of this Agreement, Parent has fully paid any and all commitment fees or other fees required by the Debt Financing Commitment to be paid by it on or prior to the date of this Agreement, and Parent will in the future pay any such fees as they become due.

(iv) Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger and (ii) the payment of the aggregate Merger Consideration payable to the holders of Company Common Stock and equity awards pursuant to Article II, payment of all amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated hereby, and payment of all related fees and expenses, Parent and its subsidiaries on a consolidated basis will be Solvent as of the Effective Time, and, in each case, immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition of “Solvent”, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(k) Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and activities incidental thereto. All of the outstanding capital stock of Merger Subs, and at the Effective Time, will be owned directly or indirectly by Parent. Except for obligations or liabilities incurred in connection with its incorporation and as contemplated by this Agreement, Merger Sub has not, and prior to the Effective Time will not have, incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

(l) Brokers. As of the date hereof, except for any such fees payable to Bank of America, N.A., none of Parent, Merger Sub or any of their respective stockholders, members, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent or Merger Sub, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

(m) Ownership of Company Capital Stock. None of Parent, Merger Sub, or any of their subsidiaries own (as defined in Section 203 of the DGCL) or beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date own or beneficially own, any shares of Company Common Stock or other securities of the Company or any options, warrants, or other rights to acquire Company Common Stock or other securities of the Company, or any other economic interest (through derivative securities or otherwise) in the Company, or is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock. Neither Parent, Merger Sub, nor any of their respective “affiliates” or “associates” (each as defined in Section 203 of the DGCL) is, or has been at any time within the last three (3) years, an “interested stockholder” as defined in Section 203 of the DGCL. Neither Parent nor any of its subsidiaries has taken, nor authorized or permitted any of its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of the DGCL) thereof to be deemed an “interested stockholder” as defined in Section 203 of the DGCL or otherwise render Section 251 of the DGCL inapplicable to the Merger.

(n) Permits; Compliance with Laws and Orders.

(i) Parent and each of its subsidiaries hold all Permits necessary to own, lease and operate their respective properties and assets and for the conduct of their respective businesses, except where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No such Permit is the subject of any suit or proceeding seeking the revocation, suspension, or cancellation of such Permit, except where such suit or proceeding would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its subsidiaries are in compliance in all material respects with the terms of such Permits, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2016, neither Parent nor any of its subsidiaries has received any written claim or written notice (or, to the Company’s knowledge, any oral notice) from any Governmental Authority that it is not in compliance in all material respects with the terms of any such Permits, except for any such noncompliance that would not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (A) each of Parent and Merger Sub and each of their respective subsidiaries is not, and since January 1, 2016 has not been, in material violation of or material default under any material applicable law or order of any Governmental Authority, and none of Parent, Merger Sub or any of their respective subsidiaries has been given written notice of any material violation of any material applicable law or order of any Governmental Authority, and (B) Parent is, and since January 1, 2016 has been, in compliance in all material respects with the applicable listing standards and corporate governance rules and regulations of the NASDAQ.

(iii) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Merger Sub and each of their respective subsidiaries, is, and since January 1, 2016 has been, in compliance in all material respects with (A) all applicable material data protection, privacy, security and other applicable laws governing the collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information (including credit card information), and (B) any material privacy policies, programs or other notices that concern Parent’s and Merger Sub’s or any of their respective subsidiaries’ collection or use of any personal information of any person.

(iv) Since January 1, 2016, (A) to the knowledge of Parent, there have not been any incidents of material (1) data security breaches, (2) written complaints or written notices (or, to the knowledge of Parent, oral complaints or notices) to Parent or any of its subsidiaries, or (3) audits, proceedings or investigations conducted or claims asserted by any other person (including any Governmental Authority), in the case of (1), (2) or (3), regarding the unauthorized or illegal collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information of any person, or any material violation of applicable law, by Parent or any of its subsidiaries, and (B) no such claim is pending or, to the knowledge of Parent, threatened, that, in the case of (A) or (B), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(o) Parent Common Stock. The Parent Common Stock which constitutes a portion of the Merger Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

(p) Voting Requirements. (i) The affirmative vote of a majority of the votes cast for the proposal on the issuance of the Parent Common Stock and any restricted units of Parent issuable in connection with this Agreement (including the Merger) (the “Parent Stockholder Approval”) and (ii) the affirmative vote of holders of a majority of the outstanding shares of common stock of Merger Sub entitled to vote thereon are the only votes of the holders of any class or series of capital stock or membership interest of Parent or Merger Sub necessary for Parent or Merger Sub to adopt this Agreement and approve and consummate the Merger and the transactions contemplated by this Agreement.

(q) Parent Intellectual Property.

(i) All of the Registered Intellectual Property Rights owned or filed in the name of Parent or its subsidiaries are subsisting and, to the knowledge of Parent (except with respect to applications included therein), valid and enforceable, except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(ii) To the knowledge of Parent, Parent and its subsidiaries exclusively own all right, title and interest in and to all Intellectual Property Rights owned or purported to be owned by the Parent or its subsidiaries (collectively, the “Parent Intellectual Property”), free and clear of all Liens, except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its subsidiaries has taken commercially reasonable actions to maintain, protect and enforce the Parent Intellectual Property owned by Parent or any of its subsidiaries, including the confidentiality and value of its trade secrets and other confidential information, and, as applicable, has required persons, including current and former employees, consultants and contractors, that have developed material software or other material Technology for Parent or any of its subsidiaries to execute written agreements pursuant to which such person (A) assigns ownership to Parent or its subsidiary of all such Technology, including Intellectual Property Rights therein and thereto, developed for the Parent or its subsidiary during the course of and within the scope of such person’s employment or other engagement with Parent or any of its subsidiaries (except to the extent prohibited by law), and (B) is bound to protect and maintain the confidentiality of the confidential information of Parent and its subsidiaries; except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) Except as set forth on Section 3.02(q)(iii) of the Parent Disclosure Letter, (A) no material claims, actions or other proceedings are pending and none have been asserted since January 1, 2016 against the Parent or any of its subsidiaries, and, to the knowledge of Parent, none have been threatened, by any person that (1) allege that Parent or any of its subsidiaries or the conduct of its or their business has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any person, or (2) contest the use, ownership, validity, enforceability, patentability or registrability of any Parent Intellectual Property owned by Parent or any of its subsidiaries, (B) to the knowledge of the Parent, neither Parent nor any of its subsidiaries, nor the conduct of the business of the Parent or any of its subsidiaries, has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any person, and (C) to the knowledge of Parent, no third party has infringed, misappropriated or otherwise violated any Parent Intellectual Property owned by Parent or any of its subsidiaries; except, with respect to each of clauses (A), (B) and (C), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(r) Parent Systems.

(i) To the knowledge of Parent, the Systems owned or leased by or licensed to Parent or any of its subsidiaries (collectively, the “Parent Systems”) in the conduct of its business are, to the knowledge of Parent, sufficient for the immediate needs of Parent and its subsidiaries in all material respects. Since January 1, 2016, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Parent Systems that have caused or would reasonably be expected to result in any substantial disruption or interruption in or to the use of such Parent Systems or the conduct of the business of Parent or any of its subsidiaries; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent maintains reasonable security, disaster recovery and business continuity plans, procedures and facilities and acts in compliance therewith; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby shall not impair the right, title or interest of Parent or any of its subsidiaries in or to any Parent Systems or Parent Intellectual Property owned or exclusively in-licensed by Parent or any of its subsidiaries, and all Parent Systems and Parent Intellectual Property shall be owned or available for use by Parent and its subsidiaries immediately after the Effective Time on terms and conditions identical in all material respects to those under which Parent owned or used the Parent Systems and Parent Intellectual Property immediately prior to the Effective Time.

(ii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its subsidiaries take, and since January 1, 2016 have taken, commercially reasonable actions to maintain and protect (A) the integrity, security and continuous operation of Parent Systems owned or controlled by Parent or its subsidiaries and used in the operation of their business, and, to the knowledge of Parent, there have been no material breaches, violations, unplanned outages or unauthorized uses of same and (B) all nonpublic sensitive data relating to the Company and its subsidiaries’ respective current and former customers, including any personal, personally identifiable, financial, sensitive or regulated information (including credit or debit card information, bank account information or user names and passwords) and (iii) their trade secrets and confidential information included in the Parent Intellectual Property or stored on the Parent Systems.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its subsidiaries are in compliance in all material respects with all Data Security Requirements and are not aware of any facts or circumstances that are likely to give rise to any allegation of non-compliance with any Data Security Requirements. Parent and each of its subsidiaries have Privacy Policies in place. To the knowledge of Parent, none of Parent or its subsidiaries is currently (and has not been) under investigation by any Governmental Authority regarding the protection, storage, use, disclosure, breach or transfer of any Private Data or any violation of any Data Security Requirements. Since January 1, 2016, none of Parent or its subsidiaries have received any written claim, complaint, inquiry or notice from any Governmental Authority or other person related to Parent’s or any of its subsidiaries’ collection, processing, use, storage, security or disclosure of Private Data, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(s) Parent Employee Benefit Plans; ERISA. Except as would not reasonably be expected to have a Parent Material Adverse Effect, each of the Plans entered into, established, maintained, sponsored, contributed to or required to be contributed to by Parent or any of its subsidiaries has been established, maintained, funded and administered in compliance with its terms and all applicable requirements of law, including ERISA and the Code. Neither Parent nor any of its subsidiaries, nor any other person that, at any relevant time, could be treated as a single employer with Parent or any of its subsidiaries pursuant to 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation under or with respect to (A) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or to Title IV of ERISA, (B) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (C) any employee benefit plan, program or arrangement that provides for post-employment or retiree medical or life insurance benefits (other than health continuation coverage required by Section 4980B of the Code for which the covered individual pays the full cost of coverage or benefits in the nature of severance pay pursuant to one or more employment agreements or severance plans maintained by Parent or its subsidiaries). Except as would not reasonably be expected to have a Parent Material Adverse Effect, no action, investigation, audit, suit, proceeding, hearing or claim with respect to any Plan maintained by Parent or any of its subsidiaries (other than routine claims for benefits) is pending or, to the knowledge of Parent, threatened.

(t) Certain Arrangements. To the knowledge of Parent, there are no Contracts or commitments to enter into Contracts (i) between Parent, Merger Sub, or any of their subsidiaries, on the one hand, and any director, officer or employee of the Company or any of its subsidiaries, on the other hand, or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote or approve this Agreement or the Merger or agrees to vote against any Company Superior Proposal.

(u) Antitakeover Statutes. Assuming the accuracy of the Company’s representations and warranties in Section 3.01(u), no “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or the transactions contemplated hereby.

(v) No Other Representations or Warranties; Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the

Company by Parent, Merger Sub, Parent, have received from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Parent and Merger Sub hereby acknowledge that neither the Company nor any of its subsidiaries, nor any of their respective stockholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans. Except for the representations and warranties contained in Section 3.01, each of Parent and Merger Sub acknowledges that neither the Company nor any of its subsidiaries nor any Representative of any such persons makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such persons or with respect to any other information provided or made available to Parent by or on behalf of any such persons in connection with the transactions contemplated by this Agreement.

ARTICLE IV COVENANTS

Section 4.01 Covenants of the Company. From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant in accordance with Article VII, the Company covenants and agrees as to itself (and the Company shall cause its subsidiaries) (except as expressly required or permitted by this Agreement, as set forth in Section 4.01 of the Company Disclosure Letter, as required by applicable law, or to the extent that Parent shall otherwise previously consent in writing, which consent will not be unreasonably withheld, conditioned or delayed):

(a) Ordinary Course. Except to the extent the Company is prohibited or restricted from taking any action contemplated by this Section 4.01, the Company shall (and shall cause each of its subsidiaries to) conduct their businesses in the ordinary course of business consistent with past practice and in compliance with all applicable laws, except for such failures to comply with applicable law as would not reasonably be expected to have a material and adverse effect on the Company or any of its material subsidiaries. Without limiting the generality of the foregoing, but except to the extent the Company is prohibited or restricted from taking any action contemplated by this Section 4.01, the Company shall (and shall cause each of its subsidiaries to), use commercially reasonable efforts (i) to preserve intact in all material respects their present business units, entities and facilities, (ii) to keep available the services of their key officers and key employees and (iii) to preserve their relationships with Governmental Authorities, material customers, material suppliers and other persons having significant business dealings with them.

(b) Organizational Documents. The Company shall not amend or propose to amend its certificate of incorporation or its by-laws and shall cause each of its subsidiaries not to amend or propose to amend its certificates of incorporation or by-laws (or other comparable organizational documents), other than amendments necessary to comply with applicable law.

(c) Dividends; Share Reclassifications. The Company shall not, nor shall it cause or permit any of its subsidiaries to:

(i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of the Company solely to its parent or by and among one subsidiary of the Company to another subsidiary of the Company;

(ii) split (including reverse splits), combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than transactions solely among the Company and one or more of its subsidiaries or solely among the subsidiaries of the Company which do not have any material adverse Tax consequences to the Company or such subsidiary;

(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except with respect to internal reorganizations by the Company’s wholly-owned subsidiaries; or

(iv) adopt a stockholder rights plan.

(d) Share Issuances. The Company shall not, nor shall it cause or permit any of its subsidiaries to, (A) issue, sell or deliver, or authorize the issuance, delivery or sale of, any shares of its capital stock, other equity securities or any securities convertible into or exercisable for, or any rights, warrants or Options to acquire, any such capital stock or other equity securities (other than as permitted under Section 4.01(h)) or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or Options with respect thereto, other than in the case of (A) or (B) (i) issuances of Company Common Stock in respect of any exercise of vested Company Stock Options or the vesting or settlement of Company Restricted Stock Units or Company Stock Options (in each case, that have vested or settled in accordance with their terms or the terms of any other applicable agreement or other plans of the Company disclosed to Parent, in each case as in effect on the date hereof or due to any subsequent action taken by the Company after the date hereof, which actions are taken in compliance with this Agreement), or pursuant to the terms of the Company ESPP (provided that the Company complies with Section 2.03(c)), or contributions of Company Common Stock to any participant’s account under the Company’s 401(k) plan in the ordinary course of business consistent with past practice, (ii) issuances of Company Restricted Stock Units granted to non-Section 16 Officer and non-director employees of the Company or any of its subsidiaries in the ordinary course of business consistent with past practice (including quarterly grants of equity awards to newly hired non-Section 16 Officers and non-director employees and promoted non-Section 16 Officer and non-director employees of the Company or any of its subsidiaries and annual grants of equity awards to any or all non-Section 16 Officer and non-director employees of the Company or any of its subsidiaries, and in all cases, consistent with past practices), (iii) redemptions or repurchases required by the Company Employee Stock Plans as in effect as of the date hereof, (iv) in full or partial payment of the exercise price and any applicable Taxes pursuant to any exercise, vesting or settlement of Company Stock Options or Company Restricted Stock Units, (v) with respect to capital stock or securities of any subsidiary of the Company, in connection with transactions solely among the Company and one or more of its subsidiaries or solely among the Company’s subsidiaries (in each case that have no adverse Tax consequences) and (vi) issuance of Company Restricted Stock Units as part of a bonus payable to any employee of the Company or any of its subsidiaries in accordance with the Company’s bonus plans as in effect as of the date hereof. For purposes hereof, a “Section 16 Officer” means an officer of the Company who is deemed to be an “officer” in accordance with Rule 16a-1(f) promulgated under the Exchange Act.

(e) Acquisitions; Capital Expenditures. (i) Except for (A) capital expenditures incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) after the date hereof, and then only to the extent necessary to restore and resume ordinary course functions and operations disrupted as a result of such casualty or accident and (B) capital expenditures in an amount equal to the aggregate amount of capital expenditures contemplated by the capital expenditure budget as set forth in Section 4.01(e)(ii) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its subsidiaries to, make any capital expenditures, and (ii) except for acquisitions where the expected gross expenditure and commitments do not exceed $10,000,000 individually or $20,000,000 in the aggregate amongst all acquisitions, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire (whether by merger, consolidation, purchase, acquisition of equity interests or assets) any other person or any organization or division of any other person or any assets outside of the ordinary course of business; provided that, in any case, such acquisition would not reasonably be expected to prevent or materially delay or impede the consummation of the Merger beyond the Termination Date.

(f) Dispositions. Except for (i) dispositions of equipment or assets or dispositions of assets in the ordinary course of business consistent with past practice, (ii) the sale, lease, license, assignment, transfer of raw materials, equipment, supplies and inventory, in each case, in the ordinary course of the business consistent with past practice, and (iii) voluntary dispositions of publicly traded equity securities of third parties held for investment, directly or indirectly, by the Company not to exceed $5,000,000 in the aggregate, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, assign, transfer, grant any security interest in or other Lien on, or dispose of (A) any of its assets or properties if the aggregate value of all such dispositions exceeds, in the aggregate, $5,000,000 or (B) any material Company Intellectual Property or Company Systems (other than pursuant to non-exclusive licenses).

(g) Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to:

(i) incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities (or other securities convertible into debt securities) other than (A) indebtedness in the ordinary course of business that individually does not exceed $5,000,000 and does not exceed $10,000,000 in the aggregate (it being understood and agreed that upon repayment of any loan or advance permitted by the foregoing exception, the amount of such repayment shall be available for future loans or advances pursuant to the foregoing exception, subject to the foregoing restriction on the aggregate amount of all such loans or advances that may be outstanding at any time), or (B) loans, advances or capital contributions by the Company to one or more of its subsidiaries in the ordinary course of business consistent with past practices or by any subsidiary of the Company to the Company or any other subsidiary of the Company;

(ii) make any loans or advances to any other person, other than (A) advancement of expenses to employees in the ordinary course of business consistent with past practice, (B) loans or advances by the Company to one or more of its subsidiaries in the ordinary course of business consistent with past practices or by any subsidiary of the Company to the Company or any other subsidiary of the Company that complies with Section 4.01(g)(i) or (C) extensions of credit to customers in the ordinary course of business consistent with past practices;

(iii) grant or incur any Liens (except for any Permitted Liens) that is material to the Company and its subsidiaries, taken as a whole;

(iv) redeem, repurchase or prepay (other than (A) prepayments of revolving loans in the ordinary course of business and (B) redemptions, repurchases or prepayments in accordance with the terms of any Company Material Contract) or modify in any material respect any indebtedness of the Company and its subsidiaries.

(h) Employees.

(i) The Company shall not, nor shall it permit any of its subsidiaries to (A) enter into, create, adopt, materially amend or terminate any Company Employee Benefit Plan, (B) except for normal increases for employees of the Company and its subsidiaries in the ordinary course of business consistent with past practice, increase in any manner the annual compensation or benefits of any director, executive officer or other employee, (C) except for salary, bonus, commission and other wage payments in the ordinary course of business consistent with past practice, pay any benefit or vest or accelerate the funding of any payment or benefit not required by any plan or arrangement in effect as of the date of this Agreement (which plan or arrangement has been made available to Parent), or (D) except for the hiring of any officer, executive or employee to replace a departing officer, executive or employee of the Company or any of its subsidiaries (provided that the Company consults with Parent with respect to such hiring of any officer, executive or employees with annual base compensation in excess of $200,000), hire or terminate (without cause) any officer, executive or employee (with annual base compensation exceeding $200,000); provided, however, that the foregoing provisions of this paragraph shall not restrict the Company or its subsidiaries from entering into or making available to newly hired non-executive and non-officer employees agreements, benefits and compensation arrangements (including non-equity incentive grants) that have, in the ordinary course and consistent with past practice, been made available to such newly hired employees;

(ii) enter into, adopt, amend (in a manner adverse to the Company or any of its subsidiaries), terminate or extend any collective bargaining Contract, or any similar agreement with any union, works council or similar employee representative body; or

(iii) make any widespread communication with the employees of the Company, or its subsidiaries or make any commitments to any employees, in each case, regarding the compensation, benefits or other treatment they will receive in connection with the Merger, other than to accurately relay the treatment of the Company Employee Stock Plans and the Company Equity Awards under the Merger (in each case consistent with the terms set forth herein).

(i) Accounting. The Company shall not, nor shall it permit any of its subsidiaries to, make any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in law, GAAP or Regulation S-X promulgated under the Securities Act.

(j) Taxes. The Company shall not, nor shall it permit any of its subsidiaries to, make or change any material Tax election, change any material annual accounting period, adopt or change any material method of Tax accounting, file any material income or other material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, offset or other reduction in material Tax liability, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or incur any material liability for Taxes outside the ordinary course of business, fail to pay any material Tax that becomes due and payable (including any estimated Tax payments), other than Taxes contested in good faith through appropriate proceedings or prepare or file any material Tax Return in a manner inconsistent with past practice, except to the extent required by applicable law.

(k) Claims.

(i) The Company shall not, and shall not permit any of its subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding against the Company or any of its subsidiaries, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of July 29, 2018 included in the Company SEC Reports, (B) do not exceed $10,000,000 in the aggregate between the date hereof and the Closing Date (which, for the avoidance of doubt, shall not take into account any amounts paid pursuant to clause (A) above or clause (C) below) or (C) where such monetary damages (other than with respect to the cost of the deductible) will be materially covered by any insurance policies of the Company or its subsidiaries, as applicable; provided, that prior to entering into any waivers, releases, assignments, settlements or compromises pursuant to clause (A) above or clause (C) above, the Company shall provide notice to Parent of such contemplated waiver, release, assignment, settlement or compromise (and such notice shall include reasonable detail thereof).

(ii) The Company shall not, and shall cause its subsidiaries not to, commence any claim, action or proceeding against any material customer, vendor or supplier where monetary damages are material to the relationship with such customer, vendor or supplier (other for collection of overdue amounts owed to the Company and its subsidiaries in the ordinary course of business consistent with past practices).

(l) Contracts and Policy. The Company shall not, nor shall it permit any of its subsidiaries to:

(i) (A) Enter into any Contract that, if in effect on the date hereof, would have constituted a Company Material Contract or a Lease that is material to the Company and its subsidiaries, taken as a whole, other than, in any case, in the ordinary course of business consistent with past practice, (B) materially modify, materially amend, terminate or waive any material rights or material claims under any Company Material Contract or any Lease that is material to the Company and its subsidiaries, taken as a whole, except in the ordinary course of business and consistent with past practice or (C) enter into a Contract that contains a change of control provision that would reasonable be expected to prevent or materially delay or materially increase of the cost of consummating the Merger; or

(ii) make any material changes to any Privacy Policy, except to be in better compliance with applicable law; or

(iii) fail to maintain or renew existing insurance policies in the ordinary course of business.

(m) Cash. The Company shall not take any action or otherwise permit the amount of aggregate cash in the accounts of the Company to fall below the amount required to fully redeem the 2036 Notes; provided that nothing in this Section 4.01(m) shall prevent the Company from taking actions in the ordinary course of business consistent with past practices.

(n) The Company shall not, and shall cause its subsidiaries not to, authorize any of, or commit to take, or agree to take any of the actions that the Company has agreed not to take pursuant to Section 4.01(a) through Section 4.01(m).

Section 4.02 Covenants of Parent. From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, Parent covenants and agrees as to itself (and Parent shall cause its subsidiaries) (except as expressly required or permitted by this Agreement, as set forth in Section 4.02 of the Parent Disclosure Letter, as required by applicable law, or to the extent that the Company shall otherwise previously consent in writing, which consent will not be unreasonably withheld, conditioned or delayed):

(a) Ordinary Course. Except to the extent Parent is prohibited or restricted from taking any action contemplated by this Section 4.02, Parent shall (and shall cause each of its subsidiaries to) conduct its businesses in the ordinary course of business consistent with past practice and in compliance with all applicable laws, except for such failures to comply with applicable law as would not reasonably be expected to have a material and adverse effect on Parent or any of its material subsidiaries. Without limiting the generality of the foregoing, but except to the extent Parent is prohibited or restricted form taking any action contemplated by this Section 4.02, Parent shall (and shall cause each of its subsidiaries to), use commercially reasonable efforts (i) to preserve intact in all material respects their present business units, entities and facilities, (ii) to keep available the services of its key officers and key employees and (iii) to preserve its relationships with Governmental Authorities, material customers, material suppliers and other persons having significant business dealings with them.

(b) Organizational Documents. Parent shall not amend or propose to amend its certificate of incorporation or its by-laws.

(c) Dividends; Share Reclassifications. Parent shall not, nor shall it cause or permit any of its subsidiaries to:

(i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Parent solely to its parent or by and among one subsidiary of Parent to another subsidiary of Parent;

(ii) split (including reverse splits), combine, reclassify or take similar action with respect to, directly or indirectly, any of its capital stock or share capital or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than transactions solely among Parent and one or more of its subsidiaries or solely among the subsidiaries of Parent which do not have any material adverse Tax consequences to Parent or such subsidiary; or

(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except with respect to internal reorganizations by Parent’s wholly-owned subsidiaries.

(d) Share Issuances. Parent shall not, nor shall it cause or permit any of its subsidiaries to, issue, sell or deliver, or authorize the issuance, delivery or sale of, any shares of its capital stock, other equity securities or any securities convertible into or exercisable for, or any rights, warrants or Options to acquire, any such capital stock or any such convertible securities, other than (i) issuances of Parent Common Stock in respect of any exercise of Parent Stock Options or the vesting or settlement of Parent Restricted Stock Units or Parent Stock Options, or issuances of Parent Common Stock, Options or Parent Restricted Stock Units pursuant to the terms of any of the employee stock plans of Parent (including Parent’s employee stock purchase plan), (ii) redemptions or repurchases required by the employee stock plans of Parent as of the date hereof, (iii) in full or partial payment of the exercise price and any applicable taxes pursuant to any exercise, vesting or settlement of Parent Stock Options or Parent Restricted Stock Units, (iv) contributions of capital stock of Parent to any participant’s account under Parent’s 401(k) plan consistent with past practice, (v) with respect to capital stock or securities of any subsidiary of Parent, in connection with transactions solely among Parent and one or more of its subsidiaries or solely among the Parent’s subsidiaries, (vi) as required by Article II of this Agreement and (vii) issuances or sales of capital stock of Parent that would constitute no more than 5% of the voting securities of Parent (which, for the avoidance of doubt, shall take into account all issuances made pursuant to clause (i)-(v) above but shall specifically exclude issuances of Parent Common Stock in respect of any exercise of any Options, Parent Restricted Stock Units or other equity securities outstanding under any employee stock plan of Parent as of the date hereof and any issuances made by Parent pursuant to clause (i) of this Section 4.02(d) in the ordinary course of business consistent with past practices).

(e) Accounting. Parent shall not make any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except as required by reason of (or, in the reasonable good-faith judgment of the Parent, advisable under) a change in law, GAAP or Regulation S-X promulgated under the Securities Act.

(f) Taxes. Parent shall not, nor shall it permit any of its subsidiaries to, make or change any material Tax election, change any material annual accounting period, adopt or change any material method of Tax accounting, file any material income or other material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, offset or other reduction in material Tax liability, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or incur any material liability for Taxes outside the ordinary course of business, fail to pay any material Tax that becomes due and payable (including any estimated Tax payments), other than Taxes contested in good faith through appropriate proceedings or prepare or file any material Tax Return in a manner inconsistent with past practice except to the extent required by applicable law.

(g) Debt. Parent shall not, nor shall it permit or cause any of its subsidiaries to, incur assume or guarantee any indebtedness for borrowed money or issue any debt securities (or other securities convertible into debt securities) other than (A) debt incurred from time to time under Parent or any of its subsidiaries’ existing credit facilities in existence as of the date hereof (as such credit facilities may be amended, supplemented or otherwise modified from time to time) to fund operations of the business, (B) any indebtedness where, after the incurrence of such indebtedness, the amount of net debt divided by EBITDA of Parent and its subsidiaries (in each case, as determined in good faith by Parent) does not exceed 3.5, (C) loans, advances or capital contributions by Parent to one or more of its subsidiaries in the ordinary course of business or by any subsidiary of Parent to Parent or any other subsidiary of Parent or (D) the Debt Financing or any alternative thereof obtained in accordance with this Agreement.

(h) Mergers. Parent shall not, nor shall it permit or cause any of its subsidiaries to, acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or acquire a material amount of the stock or assets of any other person (other than the Merger), or make any investment in any other person (either by purchase or stock or securities, contributions of capital, property transfers or purchase or property or assets of any person (other than a wholly-owned subsidiary of Parent)) that would be material to Parent and its subsidiaries, taken as a whole, if, in any such case, such action would reasonably be expected to change in a materially adverse manner the nature of the business of Parent conducted as of the date hereof.

(i) Approvals. Other than the Parent Stockholder Approval, Parent shall not, nor shall it permit or cause any of its subsidiaries to, engage in any action or activity that would require Parent to obtain the approval of its stockholders in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing.

(j) Parent shall not, and shall cause its subsidiaries not to, authorize any of, or commit to take, the actions that Parent has agreed not to take pursuant to Section 4.02(a) through Section 4.02(i).

Section 4.03 Non-Solicitation.

(a) Except as permitted by this Section 4.03, from and after the date of this Agreement until the earliest to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its subsidiaries, and shall use commercially reasonable efforts to cause the Company’s and its subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries, offers or the making of any proposal or announcement that constitutes or would reasonably be expected to lead to any Company Takeover Proposal, (ii) enter into, continue or otherwise participate in any negotiations or discussions with any third party (other than Parent, Merger Sub or their respective Representatives) regarding any Company Takeover Proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to a Company Takeover Proposal (other than to state they are not permitted to engage in such discussions or negotiations), (iii) furnish any nonpublic information regarding the Company or any of its subsidiaries to any person (other than Parent, Merger Sub or their respective Representatives) in connection with or in response to any Company Takeover Proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to a Company Takeover Proposal, (iv) release or consent to the release of any provision of any confidentiality, or similar provision of any agreement to which the Company or any of its subsidiaries is a party, (v) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL or (vi) enter into a letter of intent, agreement in principle, memorandum of understanding, merger agreement asset or share purchase or share exchange agreement, option agreement or confidentiality agreement (other than an Acceptable Confidentiality Agreement) contemplating or otherwise relating to a Company Takeover Proposal.

(b) Notwithstanding Section 4.03(a), at any time prior to, but not after, obtaining the Company Stockholder Approval, the Company may, directly or indirectly, including through any Representative, take the following actions: (i) furnish any information (including nonpublic information) and access relating to the Company or any of its subsidiaries to, and/or (ii) enter into, engage and/or participate in discussions and/or negotiations with any person (and such person’s Representatives) in response to an unsolicited, bona fide, written Company Takeover Proposal (that is not withdrawn) made after the date hereof that the Company Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or that such Company Takeover Proposal would reasonably be likely to lead to a Company Superior Proposal; provided, that, in each case of clauses (i) and (ii) above (A) such Company Takeover Proposal did not result from a breach of Section 4.03(a) with respect to such Company Takeover Proposal, (B) the Company Board thereof concludes in good faith that, after consultation with its outside legal counsel, the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and (C) the Company has received (and provided a copy to Parent for information purposes only promptly after execution and thereof) from the person making such Company Takeover Proposal an executed confidentiality agreement between the Company and such person containing terms and conditions that are no less favorable to the Company, in all material respects, than those contained in the Confidentiality Agreement, dated as of August 24, 2018 (the “Confidentiality Agreement”), between Parent and the Company; provided that such confidentiality agreement may contain a less restrictive or no standstill or similar restriction (an “Acceptable Confidentiality Agreement”); provided, further, that if the Company has entered into a confidentiality agreement with such person prior to the date hereof and such confidentiality agreement remains then in effect, the Company shall not be obligated to enter into an Acceptable Confidentiality Agreement with such person and shall not be obligated to provide Parent a copy of such confidentiality agreement. The Company shall promptly, and in any event within forty-eight (48) hours, after making available nonpublic information concerning the Company and its subsidiaries to the person making such Company Takeover Proposal make available to Parent and its Representatives any nonpublic information concerning the Company and its subsidiaries that is provided to the person making such Company Takeover Proposal or its Representatives that was not previously made available to Parent or its Representatives. For purposes of this Agreement, “Company Takeover Proposal” means, other than the transactions contemplated by this Agreement, any bona fide proposal, indication of interest or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Parent or Merger Sub) relating to (i) any direct or indirect acquisition or purchase of a business that constitutes or generates 25% or more of the net revenues or assets of the Company and its subsidiaries, taken as a whole or any assets representing 25% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole (in any case contemplated by this clause (i), measured by the lesser of book or fair market value thereof as of the last day of the Company’s last fiscal year as of such time), (ii) any direct or indirect acquisition or purchase of 25% or more of any outstanding class of voting or equity securities of the Company or of any subsidiary of the Company, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any outstanding class of voting or equity securities of the Company or any of its subsidiaries, or (iv) any merger, consolidation, business combination, or other similar extraordinary transaction involving the Company or any of its subsidiaries pursuant to which the holders of the Company Common Stock immediately preceding such transaction hold, directly or indirectly, less than 75% of the outstanding voting or equity interests in the surviving or resulting entity of such transaction. The Company agrees that in the event any subsidiaries or Representatives of the Company takes any action which, if taken by the Company, would constitute a material breach of this Section 4.03, the Company shall be deemed to be in breach of this Section 4.03. The Company shall (I) promptly (and in no event later than forty-eight (48) hours after receipt) notify Parent in writing of the initial receipt of any Company Takeover Proposal after the date of this Agreement but prior to the earlier of the receipt of the Company Stockholder Approval and the termination of this Agreement in accordance with Article VII, which notice shall include the identity of the person making such Company Takeover Proposal, the material terms thereof (including the price and type of consideration offered by the person making such Company Takeover Proposal) and a copy of any written proposal or definitive agreement relating to the Company Takeover Proposal received by the Company or any of its subsidiaries or any of its or their respective Representatives in connection therewith (the “Proposal Information”), and (II) keep Parent reasonably informed of the status and materials terms (including any changes to the price and type of consideration offered) of any such Company Takeover Proposal and, promptly (but in no event later than forty-eight (48) hours) after receipt of any written material amendment or written proposed amendment of any such Company Takeover Proposal, the Company shall give Parent a copy thereof.

(c) Upon the execution of this Agreement, the Company shall, and shall cause its subsidiaries and shall use commercially reasonable efforts to cause their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any other person (other than Parent, Merger Sub, and each of their respective Representatives) conducted heretofore that relates to any Company Takeover Proposal and shall request the prompt return or destruction of any confidential information previously furnished to such persons to the extent permitted pursuant to a confidentiality agreement with such person. Immediately after execution of this Agreement, the Company shall terminate or cause the termination of the access of such person to any electronic or physical data room(s) hosted by or on behalf of the Company.

(d) Subject to Section 4.03(e), Section 4.03(f) and Section 4.03(g), and on and after the date hereof, but prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, neither the Company Board nor any committee of the Company Board shall: (i) withdraw, amend or modify, or publicly propose to withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent or (ii) approve, endorse, recommend or otherwise declare advisable (publicly or otherwise) or publicly propose to approve, endorse or recommend, or otherwise declare advisable any Company Takeover Proposal (any of the foregoing in clauses (i)-(ii) above, a “Company Change of Recommendation”); provided, that, for the avoidance of doubt, neither (A) the determination by the Company in accordance with this Section 4.03 that a Company Takeover Proposal constitutes or would reasonably likely lead to a Company Superior Proposal pursuant to and in compliance with Section 4.03(b), nor (B) the delivery by the Company of the notice required by Section 4.03(b), Section 4.03(e) or Section 4.03(f) shall constitute Company Change of Recommendation.

(e) Notwithstanding anything in this Agreement to the contrary, the Company Board may, prior to the receipt of the Company Stockholder Approval, effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 7.01(h) to enter into a definitive agreement with respect to a Company Takeover Proposal if (and only if): (A) a written Company Takeover Proposal is made to or received by the Company after the date of this Agreement and has not been withdrawn at the time of such determination, (B) such Company Takeover Proposal did not result from a breach of Section 4.03(a), (C) the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that (1) such Company Takeover Proposal constitutes a Company Superior Proposal and (2) failure to take such action would reasonably be likely to constitute a breach of the Company Board’s fiduciary duties under applicable law, (D) prior to taking such action, the Company provides Parent three (3) Business Days’ (the “Recommendation Change Notice Period”) prior written notice that the Company Board intends to take such action (a “Recommendation Change Notice”), which notice shall include the most current Proposal Information (it being understood that (x) such Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice shall not constitute a Company Change of Recommendation for purposes of this Agreement and (y) any material revision or amendment to the material terms of such Company Superior Proposal (including any change to the pricing or type of consideration thereof) shall require a new Recommendation Change Notice, except that the Recommendation Change Notice Period shall be reduced to two (2) Business Days after the initial Recommendation Change Notice Period), (E) during the Recommendation Change Notice Period, the Company shall have discussed and negotiated in good faith with Parent and its Representatives, if requested by Parent, any adjustments or modifications to the terms of this Agreement proposed by Parent or with respect to a new proposal from Parent, and (F) at the end of the Recommendation Change Notice Period (and any subsequent Recommendation Change Notice Periods required pursuant hereto), the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that (1) such Company Takeover Proposal would continue to constitute a Company Superior Proposal (assuming the adjustments or modifications to the terms of this Agreement proposed in writing by Parent in a manner capable of being accepted by the Company as a binding contract were to be given effect) and (2) that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties under applicable law.

(i) For purposes of this Agreement, “Company Superior Proposal” means any written Company Takeover Proposal (that is not withdrawn) that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the Company’s stockholders, in their capacities as such, than the Merger from a financial point of view, taking into account all relevant financial, legal, regulatory, financing, certainty and timing of consummation aspects of such Company Takeover Proposal (including any changes to the financial or other terms of this Agreement or the Merger proposed in writing by Parent in a manner capable of being accepted by the Company as a binding contract as a binding contract), except that all of the references to “25%” and “75%” in the definition of “Company Takeover Proposal,” shall each be deemed to be a reference to “50%” and “50%”, respectively, for purposes of this definition of “Company Superior Proposal”.

(f) Notwithstanding anything in this Agreement to the contrary, the Company Board may, prior to the receipt of the Company Stockholder Approval, effect a Company Change of Recommendation in connection with an Company Intervening Event if (and only if): (A) an Company Intervening Event has occurred and is continuing, (B) the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that failure to take such action would reasonably be likely to constitute a breach of the Company Board’s fiduciary duties under applicable law, (C) prior to taking such action, the Company provides Parent prior written notice equal to the Recommendation Change Notice Period that the Company Board intends to take such action (an “Company Intervening Event Recommendation Change Notice”), which notice shall include a reasonable summary of the Company Intervening Event (it being understood that (x) such Company Intervening Event Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice shall not constitute a Company Change of Recommendation for purposes of this Agreement and (y) any material change to the status of the Company Intervening Event shall require a new Company Intervening Event Recommendation Change Notice, except that the Recommendation Change Notice Period shall be reduced to two (2) Business Days after the initial Recommendation Change Notice Period), (D) during the Recommendation Change Notice Period, the Company shall have discussed and negotiated in good faith with Parent and its Representatives, if requested by Parent, any adjustments or modifications to the terms of this Agreement or with respect to a new proposal from Parent, and (E) at the end of the Recommendation Change Notice Period (and any subsequent Recommendation Change Notice Periods required pursuant hereto), Parent shall not have made a written offer or proposal capable of being accepted by the Company that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, would obviate the need for the Company Board to effect such Company Change of Recommendation. For purposes of this Agreement, a “Company Intervening Event” means a Change that affects or would be reasonably likely to affect (x) the business, financial condition or continuing results of operations of the Company and its subsidiaries, taken as a whole, or (y) the benefits of the Merger to the Company or the stockholders of the Company, in either case that (1) is material, individually or in the aggregate with any other such Changes, to the Company and its subsidiaries, taken as a whole, or the stockholders of the Company, (2) is not known and is not reasonably foreseeable (or the material consequences of which are not known and not reasonably foreseeable), in each case, as of the date hereof and (3) does not relate to or involve any Company Takeover Proposal; provided that (I) in no event shall any action taken by any party hereto pursuant to the affirmative covenants set forth in Section 5.03, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event, and (II) in no event shall any Change that would fall within any of the exceptions to the definition of “Parent Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event.

(g) Nothing contained in this Section 4.03 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly, including through its Representatives, from (i) disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable law; provided, however, that in the case of the foregoing clauses (i) or (ii) of this Section 4.03(g), any such action taken or statement made that contains a Company Change of Recommendation shall be subject to the provisions of this Section 4.03 (it being understood, however, that the disclosure of a “stop, look and listen” notice of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act in and of itself shall not be deemed a Company Change of Recommendation).

Section 4.04 Other Actions. Subject to the terms and conditions set forth in this Agreement, including Section 5.03, (and provided that Parent’s obligations to arrange and obtain, and the Company’s obligations to cooperate with Parent arranging and obtaining, the Debt Financing shall be governed solely by Section 4.05) the Company and Parent shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its (or their) part under this Agreement and applicable law to

(a) consummate and make effective the Merger and (b) cause the satisfaction of all conditions set forth in Article VI. Until the Effective Time, Parent shall at all times be the direct or indirect owner of all of the outstanding shares of capital stock of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following the execution of this Agreement, Parent shall cause the sole stockholder of Merger Sub to execute and deliver a written consent adopting this Agreement in accordance with applicable law and provide copies of such written consent to the Company.

Section 4.05 Financing.

(a) Efforts to Obtain the Financing. Although the parties hereto acknowledge and agree that obtaining the Debt Financing is not a condition to Closing, prior to Closing, each of Parent and Merger Sub shall use its, and shall cause their respective subsidiaries to use their, reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange, obtain and consummate the Debt Financing described in the Debt Financing Commitment on the terms and conditions described therein, (ii) maintain in full force and effect the Debt Financing Commitment until the consummation of the transactions contemplated hereby and to materially comply with its obligations thereunder, (iii) negotiate and enter into definitive agreements with respect to, and including as contemplated in, the Debt Financing Commitment on the terms and conditions (including the flex provisions, if applicable) contained in the Debt Financing Commitment and Fee Letter or, if available, on other terms that are, in the aggregate, not materially less favorable to Parent than the terms and conditions contained in the Debt Financing Commitment and in any event do not contain Prohibited Terms, (iv) to satisfy (or, if deemed advisable by Parent, in its sole discretion, seek a waiver of) on a timely basis all conditions to funding in the Debt Financing Commitment (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information required to be furnished pursuant to Section 4.05(b)), (v) comply with its and their obligations under the Debt Financing Commitment in all material respects, not take or fail to take any action that would result in a failure of any of the conditions in the Debt Financing Commitment or in any definitive agreement related to the Debt Financing prevent or impede or delay or make less likely the availability of the Debt Financing, (vi) to fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Financing Commitment as and when they become due, and (vii) if all conditions to the Debt Financing Commitment have been satisfied, draw the full amount of the Debt Financing and cause the Debt Financing Parties to fund the Debt Financing required to consummate the transactions contemplated hereby upon the terms set forth therein on the Closing Date. Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Financing Commitment without the prior written consent of the Company to the extent such amendments, modifications or waivers would (A) reduce the aggregate amount of cash proceeds available from the Debt Financing such that such cash proceeds, together with the financial resources of Parent and its affiliates including cash on hand and the proceeds of loans under existing credit facilities of Parent or its subsidiaries on the Closing Date, in the aggregate, are insufficient to fund the amounts required to be paid by Parent or Merger Sub under this Agreement and the other transactions contemplated by this Agreement, (B) impose new or additional conditions or amend, modify or expand existing conditions precedent as compared to those in the Debt Financing Commitment and Fee Letter as in effect on the date hereof in each case in a manner that would materially delay or prevent the funding of the Debt Financing, (C) adversely affect the ability of Parent to enforce its rights against other parties to the Debt Financing Commitment, Fee Letter or the definitive documentation governing the Debt Financing as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Debt Financing Commitment and Fee Letter as in effect on the date hereof, (D) otherwise prevent, or materially impede, impair or delay the Closing, or (E) affect Parent’s ability to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement (the terms described in (A)-(E), collectively, the “Prohibited Terms”); provided, that for the avoidance of doubt, nothing herein shall prohibit other amendments, including those to replace or amend the Debt Financing Commitment to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof. Parent shall promptly provide the Company with copies of all executed amendments, modifications or replacements of the Debt

Financing Commitment or definitive agreements related to the Debt Financing. Without limiting the generality of the foregoing, Parent or Merger Sub shall give the Company prompt notice of the receipt of any written notice or other written communication from any Debt Financing Party with respect to any (x) actual or alleged in writing material breach or default, termination or repudiation by any party to any of the Debt Financing Commitment or any definitive document related to the Debt Financing or any provisions of the Debt Financing Commitment or any definitive document related to the Debt Financing, or (y) of any termination, expiration, or waiver, amendment or other modification of the Debt Financing Commitment. If any portion of the Debt Financing contemplated by the Debt Financing Commitment become unavailable on the terms and conditions contemplated thereby (including flex provisions, if applicable), and such portion is required to fund any portion of the aggregate Cash Consideration and any fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub, the Surviving Corporation or the pursuant to this Agreement (taking into account the cash on hand and other proceeds available to Parent and its subsidiaries), Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms that do not contain any Prohibited Terms, it being understood that if Parent proceeds with any alternative financing, Parent will be subject to the same obligations with respect to such alternative financing as set forth in this Agreement with respect to the Debt Financing; provided, however that if the Company is then currently seeking specific performance or injunctive relief pursuant to Section 8.11 to cause the consummation of the Merger, the restriction on including Prohibited Terms in such alternative financing at such time shall not apply. Parent will deliver to the Company true, correct and complete copies of all agreements pursuant to which any source has committed to provide such alternative financing. Any reference in this Agreement to (1) the “Debt Financing” shall include any such alternative financing, (2) the “Debt Financing Commitment” shall include the commitment letter (including any related exhibits, schedules, annexes, supplements and other related documents) and the corresponding fee letter with respect to any such alternative financing, and (3) the “Debt Financing Parties” shall include the financing institutions contemplated to provide any such alternative financing. The Company acknowledges that the covenants and obligations contained in this Section 4.05 and the Debt Financing Commitment are the sole and exclusive covenants and obligations of Parent and its subsidiaries and each of their respective Representatives in connection with obtaining the Debt Financing; provided, however, that Parent and Merger Sub expressly acknowledge and agree that Parent’s and Merger Sub’s obligations to hold the Closing and consummate the Merger (including pursuant to Section 1.02 and Section 1.03) shall not in any way be conditioned upon whether the Debt Financing is available or has been obtained and failure to obtain all or any portion of the Debt Financing (or any alternative financing) will not in and of itself relieve or alter Parent’s obligations to consummate the transactions contemplated by this Agreement upon the terms set forth in the Transaction Documents.

(b) Financing Cooperation. Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, and shall cause each of its subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent and Merger Sub that is reasonably necessary in connection with arranging, obtaining and syndicating the Debt Financing and causing the conditions in the Debt Financing Commitment to be satisfied (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its subsidiaries), which cooperation will include:

(i) assisting with the preparation of Offering Documents, registration statements, confidential information memoranda and similar documents required in connection with the Debt Financing;

(ii) furnishing to Parent and the Debt Financing Parties as promptly within 40 days after end of a fiscal quarter that is not a fiscal year end, its unaudited consolidated balance sheet as at the end of such quarter and related unaudited statements of income and cash flow, and within 60 days after end of each fiscal year, within its audited consolidated balance sheet as of such year and related audited statements of income and cash flows, and as promptly as practicable all Required Information and identifying any portion of such information that constitutes material non-public information;

(iii) having the Company designate members of senior management of the Company to execute customary authorization letters with respect to Offering Documents and participate in a reasonable number of presentations, lender meetings, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Debt Financing, including direct contact between such senior management of the Company and its subsidiaries and the Debt Financing Parties and other potential lenders in the Debt Financing;

(iv) assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Financing Commitment, including assisting with the preparation of rating agency presentations;

(v) requesting and using reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors with respect to the Required Information;

(vi) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, schedules and perfection certificates pertaining thereto and providing customary closing certificates as may be required in connection with the Debt Financing and other customary documents and deliverables as may be reasonably requested by Parent, including constituent documents, bylaws, operating agreements and other corporate documentation governing the Company and its subsidiaries;

(vii) facilitating actions reasonably required for the pledging of collateral for the Debt Financing including delivery on the Closing Date to Parent or its designee of all Stock Certificates of its domestic subsidiaries;

(viii) assisting the Debt Financing Parties in benefiting from the existing lending relationships of the Company and its subsidiaries;

(ix) requesting and using reasonable best efforts to obtain from the Company’s existing lenders such customary documents in connection with refinancings as reasonably requested by Parent in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases and instruments of termination or discharge;

(x) furnishing Parent and the Debt Financing Parties with all documentation and other information requested by the Debt Financing Parties to be required by Governmental Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended at least five (5) Business Days prior to Closing; cooperating with Parent, and taking all corporate actions, subject to the occurrence of the Closing to the extent requested by the Debt Financing Parties at least eight (8) Business Days prior to the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing;

(xi) cooperating with Parent to obtain legal opinions, such surveys and title insurance as reasonably requested by Parent or any of the Debt Financing Parties in connection with the Debt Financing; and

(xii) providing monthly financial statements, if so requested by Parent, in a form and on a timeframe consistent with the Company’s ordinary course of business;

provided, however, that such cooperation shall not (A) require the Company, any of its subsidiaries or its Representatives to incur any liability that is not contingent upon the Closing (or otherwise promptly reimbursed by Parent) or, without limitation of the foregoing, execute or perform any definitive financing documents (except authorization letters) prior to the Closing or any other agreement, certificate, document or instrument that would be effective prior to the Closing, (B) include any actions that would (1) result in a violation of the organizational documents of the Company or any of its subsidiaries, prior to Closing, any Contract to which the Company or any of its subsidiaries are party if such action would have a material adverse effect on the company and its subsidiaries or any laws, or (2) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in Article VI to fail to be satisfied (unless Parent has waived such breach or condition), (C) involve consenting to the pre-filing of UCC-1s or any other grant of Liens that results in the Company or any of its affiliates being responsible to any third parties for any representations or warranties prior to the Closing, (D) require the giving of representations or warranties (other than customary authorization letters described above) to any third parties or the indemnification thereof prior to Closing, (E) require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing for which the Company has not received prior reimbursement or is not otherwise indemnified by the Parent or subject to required reimbursement, (F) cause any director, officer or employee of the Company, any of its subsidiaries or any of their respective affiliates to incur any personal liability (including that none of the board of directors, or analogous body, thereof (in their capacities as such) will be required to enter into any resolutions or take any similar action approving the Debt Financing until the Closing has or has substantially concurrently occurred), (G) require the delivery of any projections to any third parties, or (H) require the delivery of any financial statements in a form or subject to a standard different than those provided to Parent on or prior to the date of this Agreement (provided that the Company shall reasonably cooperate with the preparation of any pro forma financial statements reasonably requested by any Debt Financing Parties for the Debt Financing or is otherwise required under the terms of the Debt Financing Commitment). All non-public or otherwise confidential information regarding the Company or any of its affiliates obtained by Parent pursuant to this Section 4.05(b) will be kept confidential in accordance with customary market standards and the terms of the Debt Financing Commitment.

The Company will be deemed to be in compliance with this Section 4.05(b) unless and until (x) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of the alleged failure to comply, (y) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company to provide any cooperation that it would not otherwise be required to provide under this Section 4.05(b)) and (z) the Company fails to take the actions specified on such Non-Cooperation Notice within five (5) Business Days from receipt of such written notice; provided that if Parent has sent a Non-Cooperation Notice, the Marketing Period shall be deemed to be tolled until the date that the Company takes the remedial actions specified in such Non-Cooperation Notice plus five (5) additional consecutive Business Days (which Business Days shall not constitute any of the days specified as Blackout Dates in the definition of Marketing Period).

(c) Current Information. The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’ marks and logos in connection with the Debt Financing; provided, however, that such marks and logos are used in a manner that does not harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries. The Company shall use its reasonable best efforts to update or correct any Required Information as promptly as practicable so that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading.

(d) Indemnity and Reimbursement. Parent shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with any cooperation of the Company contemplated by this Section 4.05 and shall indemnify and hold harmless the Company and its Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with Parent’s arrangement of any Debt Financing and any information used in connection therewith, except with respect to any information prepared or provided by the Company or any of its subsidiaries or affiliates or any of their respective Representatives.

Section 4.06 Financial Statements. Without limiting the Company’s obligations under any other provision of this Agreement, the Company and its subsidiaries shall reasonably cooperate with Parent in Parent’s preparation of any pro forma financial statements of Parent (after giving effect to the consummation of the Merger) that are required to be filed under Form 8-K of the Exchange Act in connection with the Merger.

ARTICLE V ADDITIONAL AGREEMENTS

Section 5.01 Special Meetings; Preparation of the Joint Proxy/S-4.

(a) As soon as practicable following the date of this Agreement, (i) the Company and Parent shall cooperate and jointly prepare and cause to be filed with the SEC the Joint Proxy Statement relating to the Company Special Meeting and Parent Special Meeting in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Joint Proxy/S-4 with respect to the Parent Common Stock issuable in the Merger, which will include the Joint Proxy Statement with respect to the Company Special Meeting and Parent Special Meeting. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Joint Proxy/S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Joint Proxy/S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Joint Proxy/S-4 effective for so long as is necessary to complete the Merger and the transactions contemplated under this Agreement. Each of the Company and Parent shall, as promptly as practicable, furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Joint Proxy/S-4 and Joint Proxy Statement. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Joint Proxy/S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Joint Proxy/S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Joint Proxy/S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Joint Proxy/S-4. Notwithstanding the foregoing, prior to filing the Joint Proxy/S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and each of the Company and Parent shall consider in good faith the comments of the other party and shall not unreasonably refuse to include any comment requested by the other party (provided, that it shall be unreasonable for any party to refuse to include any comment that the other party indicates in good faith is reasonably required to make the other party’s representations and warranties set forth Section 3.01(i) (with respect to the Company) or Section 3.02(i) (with respect to Parent) true and accurate). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Joint Proxy/S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of Parent Common Stock in connection with the Merger, and the Company shall furnish all information concerning the Company and the holders of the Shares as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, is discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Joint Proxy/S-4 and/or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Joint Proxy/S-4 and, to the extent required by law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 5.01(b) shall limit the obligations of any party under Section 5.01(a). For purposes of this Section 5.01, any information concerning or related to the Company, its affiliates or the Company Special Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Special Meeting will be deemed to have been provided by Parent.

(c) As promptly as practicable after the Joint Proxy/S-4 is declared effective under the Securities Act, the Company and Parent shall cause the Joint Proxy Statement to be mailed to their respective stockholders entitled to vote at the Company Special Meeting or the Parent Special Meeting, as applicable, and shall cause the Company Special Meeting and the Parent Special Meeting, as applicable, to be held as soon as reasonably practicable following such mailing. The Company and Parent shall hold the Company Special Meeting and the Parent Special Meeting on the same date. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement to the stockholders of each party.

(d) The Company shall (i), in consultation with Parent, take all necessary actions to establish a record date for, and to duly call, give notice of, and convene the Company Special Meeting in accordance with applicable law and the organizational documents of the Company for the purpose of obtaining, among other things, the Company Stockholder Approval and (ii) include the Company Board Recommendation in the Joint Proxy Statement, maintain such Company Board Recommendation and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval; except in each case if the Company Board shall have made a Company Change of Recommendation as permitted by (and solely pursuant to the terms of) Section 4.03.

(e) Parent shall (1), in consultation with the Company, take all necessary actions to establish a record date for, and to duly call, give notice of, and convene the Parent Special Meeting in accordance with applicable law and organizational documents of Parent for the purpose of obtaining the Parent Stockholder Approval and (2) include the Parent Board Recommendation in the Joint Proxy Statement, maintain such recommendation and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval.

(i) Notwithstanding anything in this Agreement to the contrary, the Parent Board may, prior to the receipt of the Parent Stockholder Approval, withdraw, amend or modify, or publicly propose to withdraw, amend or modify, the Parent Board Recommendation in a manner adverse to the Company in connection with an Parent Intervening Event (a “Parent Change of Recommendation”) if (and only if): (A) an Parent Intervening Event has occurred and is continuing, (B) the Parent Board determines in good faith after consultation with its financial advisor and outside legal counsel that failure to take such action would reasonably be likely to constitute a breach of the Parent Board’s fiduciary duties under applicable law, (C) prior to taking such action, Parent provides the Company prior written notice equal to the Recommendation Change Notice Period that the Parent Board intends to take such action (a “Parent Intervening Event Recommendation Change Notice”), which notice shall include a reasonable summary of the Parent Intervening Event (it being understood that (x) such Parent Intervening Event Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice shall not constitute a Parent Change of Recommendation for purposes of this Agreement and (y) any material change to the status of the Parent Intervening Event shall require a new Parent Intervening Event Recommendation Change Notice, except that the Recommendation Change Notice Period shall be reduced to two (2) Business Days after the initial Recommendation Change Notice Period), (D) during the Recommendation Change Notice Period, Parent shall have discussed and negotiated in good faith with the

Company and its Representatives, if requested by the Company, any adjustments or modifications to the terms of this Agreement or with respect to a new proposal from the Company, and (E) at the end of the Recommendation Change Notice Period (and any subsequent Recommendation Change Notice Periods required pursuant hereto), the Company shall not have made a written offer or proposal capable of being accepted by Parent that the Parent Board determines in good faith, after consultation with its financial advisor and outside legal counsel, would obviate the need for the Parent Board to effect such Parent Change of Recommendation.

(ii) Nothing contained in this Agreement shall prohibit Parent or the Parent Board, directly or indirectly, including through its Representatives, from (A) disclosing to the Parent’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (B) making any disclosure to its stockholders if the Parent Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable law; provided, however, that in the case of the foregoing clauses (A) or (B) of this Section 5.01(e)(ii), any such action taken or statement made that contains a Parent Change of Recommendation shall only be made in compliance with Section 5.01(e)(i).

(iii) For purposes of this Agreement, a “Parent Intervening Event” means a Change that affects or would be reasonably likely to affect (x) the business, financial condition or continuing results of operations of Parent and its subsidiaries, taken as a whole, or (y) the benefits of the Merger to Parent or the shareholders of Parent, in either case that (A) is material, individually or in the aggregate with any other such Changes, to Parent and its subsidiaries, taken as a whole, or the shareholders of Parent, (B) is not known and is not reasonably foreseeable (or the material consequences of which are not known and not reasonably foreseeable) as of the date hereof and (C) does not relate to or involve any Parent Takeover Proposal; provided that (I) in no event shall any action taken by any party hereto pursuant to the affirmative covenants set forth in Section 5.03, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event, (II) in no event shall any Change that would fall within any of the exceptions to the definition of “Company Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event and (III) in no event shall any item set forth in Section 5.01(e)(iii) of the Company Disclosure Letter constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event.

(iv) For purposes of this Agreement, “Parent Takeover Proposal” means, other than the transactions contemplated by this Agreement, any bona fide proposal, indication of interest or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) relating to (A) any direct or indirect acquisition or purchase of a business that constitutes or generates 25% or more of the net revenues or assets of the Parent and its subsidiaries, taken as a whole or any assets representing 25% or more of the consolidated assets of the Parent and its subsidiaries, taken as a whole (in any case contemplated by this clause (A), measured by the lesser of book or fair market value thereof as of the last day of Parent’s last fiscal year as of such time), (B) any direct or indirect acquisition or purchase of 25% or more of any outstanding class of voting or equity securities of Parent or of any subsidiary of Parent, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any outstanding class of voting or equity securities of Parent or any of its subsidiaries, or (D) any merger, consolidation, business combination, or other similar extraordinary transaction involving Parent or any of its subsidiaries pursuant to which the holders of the Parent Common Stock immediately preceding such transaction hold, directly or indirectly, less than 75% of the outstanding voting or equity interests in the surviving or resulting entity of such transaction. For the avoidance of doubt, the inclusion of references to “Parent Takeover Proposal” in this Agreement does not impose any obligation of Parent with respect to a Parent Takeover Proposal as between Parent and the Company.

(f) The Company and Parent shall not, without the prior written consent of the other party, adjourn, postpone or otherwise delay the Company Special Meeting or the Parent Special Meeting, respectively; provided, that the Company and Parent may, with the consultation of the other party, adjourn or postpone the Company

Special Meeting or the Parent Special Meeting, as applicable, if, as of the time for which such meeting is originally scheduled, (i) there are insufficient Shares or shares of Parent Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (ii) if the Company or Parent, as applicable, believes in good faith that the Company or Parent has not received proxies representing a sufficient number of shares necessary to obtain the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, (iii) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company’s stockholders or Parent’s shareholders, as applicable, within a reasonable amount of time in advance of the Company Special Meeting or the Parent Special Meeting, as applicable, or (iv) as otherwise required by applicable law. Except if the Company Board shall have made a Company Change of Recommendation as permitted by (and solely pursuant to the terms of) Section 4.03, or the Parent Board has made a Parent Change of Recommendation pursuant to Section 5.01(e), the Company and Parent shall continue to use all reasonable best efforts to assist in the solicitation of proxies from stockholders relating to the Company Stockholder Approval or the Parent Stockholder Approval, as applicable.

Section 5.02 Access to Information; Confidentiality; Effect of Review.

(a) Access. From the date of this Agreement to the Effective Time, the Company and Parent shall, and shall cause each of their subsidiaries and affiliates and their respective Representatives to use reasonable efforts to: (i) provide to each other and each other’s respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of the Company or Parent’s business, or any of their respective subsidiaries, as applicable, upon prior written notice to the other party, to its officers, employees, auditors, properties, offices and other facilities and its subsidiaries and to the books and records thereof; and (ii) furnish as reasonably promptly as practicable to each other and each other’s respective Representatives such information concerning its business, properties, contracts, assets and liabilities and its subsidiaries as reasonably requested by the other party; provided, that the Company and Parent, as applicable, shall not be required to afford such access or furnish such information to the extent that it believes in good faith that doing so would: (A) result in a loss of attorney-client privilege or work-product protection, (B) violate any of its obligations with respect to confidentiality to any third party or otherwise breach, contravene or violate any of its then effective Contracts to which it or any of its subsidiaries is a party, or (C) breach, contravene, or violate any applicable law; provided, further, that the Company and Parent, as applicable, shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of clauses (A), (B) or (C), including pursuant to the use of “clean room” arrangements pursuant to which Representatives of Parent and the Company could be provided access to such information). Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.02 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(b) To the extent that any of the information or material furnished pursuant to this Section 5.02 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. All information provided pursuant to Section 5.02(a) shall be subject to the applicable terms of the Confidentiality Agreement and that certain Clean Team Agreement, dated October 10, 2018, by and between the Company and Parent.

Section 5.03 Regulatory Matters; Reasonable Best Efforts.

(a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including using reasonable best efforts to take all actions reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the Merger). Without limiting the foregoing or the provisions set forth in Section 5.03(b) (and subject to the terms and limitations in Section 5.03(b)), each party shall use its reasonable best efforts to cause the Closing to occur on or prior to the Termination Date. Nothing in this Section 5.03 shall impose any obligation on Parent with respect to obtaining or arranging the Debt Financing, it being agreed that Parent’s obligations with respect to such matters shall be governed solely by Section 4.05 and the Debt Financing Commitment. Notwithstanding anything in this Agreement to the contrary, Parent shall not knowingly take any action (including the acquisition by it or its subsidiaries of any interest in any Person that is material to Parent and its subsidiaries that derives its revenues primarily from products, services or lines of business that compete with the Company’s products, services or lines of business if such action would make it materially more likely that any Consent required under any Antitrust Law with respect to the consummation of the transactions contemplated by this Agreement would not be obtained by the Termination Date; provided that nothing in this Section 5.03 shall prevent Parent or any of its subsidiaries from taking any action permitted under Section 4.02 (including any item listed on Section 4.02 of the Parent Disclosure Letter).

(b) Without limiting the generality of the other provisions of this Section 5.03, each of the Company and Parent shall promptly following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act (and each of Parent and the Company shall use reasonable best efforts to make such filings within ten (10) Business Days following the execution and delivery of this Agreement), as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required by the Antitrust Laws of any applicable foreign jurisdiction as soon as reasonable practicable (including the Specified Jurisdictions) (and each of Parent and the Company shall use reasonable best efforts to file such filings, forms and submissions within 30 Business Days following the date hereof). Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other applicable jurisdiction. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Merger). If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, any additional information that reasonably may be required or requested by such Governmental Authority and otherwise make an appropriate response in compliance with such request. Subject to applicable law, no filing of, or amendment or supplement to, or written correspondence with any Governmental Authority or its staff with respect to such Antitrust Laws shall be made by the Company or Parent without providing the other party a reasonable opportunity to review and comment thereon and consider in good faith the comments of the party with respect thereto. For purposes of this Section 5.03, the “reasonable best efforts” of Parent shall include promptly opposing any motion or action for a temporary, preliminary or permanent injunction against the Merger or any portion thereof, including any legislative, administrative or judicial action, and taking any and all steps necessary to have vacated, lifted, reversed, overturned, avoided, eliminated or removed any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under the HSR Act or other Antitrust Laws; provided, that, nothing herein shall require Parent, its subsidiaries or affiliates to propose, commit, offer to commit or otherwise effect, by undertaking, consent decree, hold separate order or otherwise, to the sale, divestiture, license or disposition of any assets or businesses of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries, or otherwise offer or commit to take any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the business, assets, product lines, properties or services of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries, in each case, except to the extent set forth on Section 5.03(b) of the Parent Disclosure Letter; provided, further, that nothing herein shall require Parent, its subsidiaries or affiliates to agree to or take any action that, individually or in the aggregate, would have a material adverse effect on Parent, the Company and their respective subsidiaries, taken as a whole, following the consummation of the transactions contemplated hereby.

(c) In addition to the obligations under Section 5.03(b), each of Parent and the Company shall use its reasonable best efforts to (i) obtain, and to cooperate in obtaining, all necessary consents, waivers and approvals under any Company Material Contracts or Leases with third parties to which the Company or any of its subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger), (ii) obtain all actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities (other than pursuant to efforts with respect to the Antitrust Laws referenced in Section 5.03(b)), necessary or appropriate to permit the consummation of the Merger and to provide, and cooperate in providing, notices to, and make or file, and cooperate in the making or filing of, registrations, declarations or filings with, third parties required to be provided prior to the Effective Time, (iii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (iv) opposing any motion or action for a temporary, preliminary or permanent injunction against the Merger or any portion thereof, including any legislative, administrative or judicial action, and taking any and all steps necessary to have vacated, lifted, reversed, overturned, avoided, eliminated or removed any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any applicable laws.

(d) In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable Governmental Authority, the parties hereto agree to: (i) give each other reasonable advance notice of all substantive discussions or meetings with any Governmental Authority relating to the Merger or any other transactions contemplated hereby; (ii) give each other an opportunity to participate in each of such substantive discussions or meetings where permitted by applicable law and the relevant Governmental Authority; (iii) keep the other party reasonably apprised with respect to any substantive communications with any Governmental Authority regarding the Merger or any other transactions contemplated hereby; (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority; (v) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger or any other transactions contemplated hereby; and (vi) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with any Governmental Authority with respect to all efforts to satisfy the conditions set forth in Section 6.01(c). Any such disclosures, rights to participate or provisions of information by one party to the other under this Section 5.03 may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information, and may be withheld or redacted as necessary to comply with contractual arrangements, to preserve attorney-client, attorney work product or other legal privilege, or the extent required under applicable Law. Without limiting the generality of the foregoing subsections of Section 5.03, the Company and Parent, at the direction of the Company Board or the Parent Board, as applicable, shall use reasonable best efforts to, (A) ensure that no Takeover Law, or Takeover Provision is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (B) if any Takeover Law or Takeover Provision becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law or Takeover Provision on the Merger and the other transactions contemplated by this Agreement.

Section 5.04 Indemnification, Exculpation and Insurance.

(a) Without limiting the other provisions of this Section 5.04, Parent agrees (i) that, to the fullest extent permitted under applicable law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers, and the fiduciaries currently indemnified under benefit plans of the Company and its subsidiaries, as provided in their respective certificate or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification, advancement or exculpation, shall survive the Merger and shall continue in full force and effect in accordance with their terms, (ii) that Parent shall cause Surviving Corporation to honor all such rights and (iii) that for six (6) years from and after the Effective Time, no such provision in any certificate or articles of incorporation, by-laws, certificate of formation, limited liability company agreement (or comparable organizational document) or other agreement shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and their subsidiaries to assume all indemnification agreements in effect as of the date of this Agreement with directors or officers of the Company and its subsidiaries and to otherwise honor and perform, in accordance with their respective terms.

(b) For six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain or obtain directors’ and officers’ liability (and fiduciary) insurance policies (which policies by its express terms shall survive the Merger) covering acts or omissions occurring on or prior to the Effective Time of the Merger with respect to those persons who are currently covered by the Company’s respective directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable to the Company Indemnified Parties than those set forth in the relevant policy in effect on the date of this Agreement; provided, that the annual cost thereof shall not exceed 250% of the annual cost of such policies as of the date hereof. If such insurance coverage cannot be maintained for such cost, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for such cost. Prior to the Effective Time, the Company may purchase a six-year “tail” prepaid policy on terms and conditions no less favorable to the Company Indemnified Parties than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering without limitation the transactions contemplated hereby; provided, that the aggregate cost thereof shall not exceed 250% of the annual cost of the directors’ and officers’ liability (and fiduciary) insurance maintained by the Company as of the date hereof. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, it shall satisfy the obligations set forth in the first two sentences of this paragraph (b).

(c) For six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, officer and fiduciaries indemnified under benefit plans of the Company or any of its subsidiaries (in each case, for acts or failures to act in such capacity), and any person who becomes such a director or officer, between the date hereof and the Effective Time (collectively, the “Company Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses and experts’ fees, travel expenses, court costs, retainers, transcript fees, legal research, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges), judgments, fines, losses, claims, amounts paid in settlement, penalties, damages or liabilities incurred in connection with any claim, action, suit, proceeding, hearing or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Effective Time, whether or not threatened, asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law (and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, also advance expenses (including reasonable attorneys’ fees, costs and expenses and experts’ fees, travel expenses, court costs, retainers, transcript fees, legal research, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) to such persons as incurred to the fullest extent permitted under applicable law; provided, the person to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding, hearing or investigation for which indemnification could be sought by a Company Indemnified Party pursuant to this Section 5.04(c), unless (i) such settlement, compromise or consent includes an unconditional release of such Company Indemnified Party from all liability arising out of such claim, action, suit, proceeding, hearing or investigation, (ii) such settlement, compromise or consent is solely for monetary damages for which Parent or the Surviving Corporation has indemnified fully the Company Indemnified Party or (iii) such Company Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld, conditions or delayed) to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(d) The obligations of Parent, the Surviving Corporation under this Section 5.04 shall not be terminated or modified by such parties in a manner so as to adversely affect any Company Indemnified Party, or any other person entitled to any benefits of this Section 5.04 without the prior written consent of the affected Company Indemnified Party, or such other person, as the case may be.

(e) The provisions of this Section 5.04 are (i) intended to be for the benefit of, and, from and after the Effective Time, will be enforceable by, each of the Company Indemnified Parties and (ii) in addition to, and not in substitution for or in limitation of, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such person may have by contract or otherwise.

(f) If any of Parent, the Surviving Corporation or any of their respective successors or assigns consolidates with or mergers with or into any other person and shall not be the continuing or surviving company, partnership or other person of such consolidation or merger, then, and in each such case, proper arrangements shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 5.04.

Section 5.05 Fees and Expenses. Except as provided in this Section 5.05, and Section 7.03, and whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

Section 5.06 Public Announcements. Except (a) as may be required by applicable law or any listing agreement with a national securities exchange, in which case, to the extent reasonably practicable and as permitted by applicable law, reasonable best efforts to consult with the other party hereto shall be made prior to any such release or public statement and (b) in connection with any actions by the Company or Company Board in connection with a Company Change of Recommendation or by Parent or Parent Board in connection with a Parent Change of Recommendation, the Company and Parent shall, and shall cause their subsidiaries to, consult with each other before issuing any press release, making any other public statement, having any communication with the press or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except for any public statement or press release as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of NASDAQ, shall not, and shall cause their subsidiaries not to, issue any such press release, make any such other public statement, have any communication with the press or schedule any such press conference or conference call before that consultation and providing each other the opportunity to review and comment upon any such press release or public statement, in any such case, to the extent such press release, public statement, communication with the press or press conference or conference call relates to the Merger, this Agreement or the transactions contemplated hereby. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

Section 5.07 Stockholder Litigation. Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, in the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or to the knowledge of the Company or Parent, threatened in writing, against the Company and/or the members of the Company Board or the Parent and/or the members of the Parent Board, as applicable, after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company and Parent, as applicable, shall promptly after becoming aware thereof (and in any event within 24 hours thereof) notify the other party of any such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof. Parent and the Company, as applicable, shall have the right, at its sole discretion, to participate in the defense or settlement of any Transaction Litigation, and, in any event, prior to the Effective Time, neither Parent nor the Company shall settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that after the time the Company Stockholder Approval is obtained, if requested by Parent, the Company shall use its reasonable best efforts to defend or to settle any unresolved Transaction Litigation in consultation with Parent.

Section 5.08 Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Prior to the Effective Time, Parent shall take all reasonable steps intended to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual that, at or following the Closing, may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act. Prior to the Effective Time, the Parent shall take all reasonable steps intended to cause the acquisition of Parent Common Stock resulting from the transactions contemplated by A this Agreement by each individual who is an officer or director of the Company who may become a covered person for purposes of Section 16 of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.09 Stock Exchange Listing; Delisting. Prior to the Closing Date, Parent shall file a notification of listing of additional shares (or such other form as may be required) with NASDAQ with respect to the shares of Parent Common Stock to be issued in the Merger, and shall cause the shares of Parent Common Stock to be issued in the Merger to be reserved for issuance in connection with the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance. Prior to the Closing, the Company shall cooperate with Parent and use its commercially reasonable efforts to cause the delisting of Company Common Stock from the NASDAQ and the termination of the Company’s registration of the Company Common Stock under the Exchange Act as soon as practicable following the Effective Time.

Section 5.10 Employee Matters.

(a) With respect to employees of the Company or any of its subsidiaries immediately before the Effective Time (“Company Employees”), Parent shall, or shall cause the Surviving Corporation to, for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their subsidiaries), provide to such Company Employee base salary or wage rate (as applicable), commission and target annual cash incentive opportunity, and severance benefits that are not materially less, in the aggregate, than the base salary or wage rate (as applicable), commission and target annual cash incentive opportunity, and severance benefits provided to such Company Employee immediately before the Effective Time (which such severance benefits are in accordance with the Company Employee Benefit Plans as disclosed in the Company Disclosure Letter).

(b) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume, honor and continue during the twelve (12) month period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the employment, severance, change in control, retention and termination plans and agreements maintained by the Company or any of its subsidiaries, in each case as in effect at the Effective Time, in accordance with their terms.

(c) Parent shall use commercially reasonable efforts to ensure that each Company Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company and its subsidiaries (or predecessor employers to the extent the Company or relevant subsidiary provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant subsidiary, as applicable, in which such Company Employee becomes a participant from and after the Closing Date; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall use commercially reasonable efforts, or shall use commercially reasonable efforts to cause the Surviving Corporation or relevant subsidiary to, credit to Company Employees the amount of vacation time that such employees had accrued under any applicable Company Employee Benefit Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant subsidiary for the benefit of any Company Employees, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Company Employee to be given credit under such plan for all amounts paid by such Company Employee under any similar Company Employee Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(d) The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement. Nothing in this Section 5.10 shall create any right in any person, including any employees, former employees, independent contractor, any participant in any Company Employee Benefit Plan or any beneficiary thereof, nor create any right to continued employment with Parent, the Company, the Surviving Corporation, or any of their subsidiaries (nor limit the ability of Parent and its subsidiaries to terminate any person), nor be construed in any way as modifying, amending or terminating the provisions of any Company Employee Benefit Plan.

Section 5.11 No Control of Other Party’s Business. Nothing contained in this Agreement shall give (a) Parent or Merger Sub, directly or indirectly, the right or control to direct the Company’s or its subsidiaries’ operations prior to the Effective Time or (b) the Company, directly or indirectly, the right or control to direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, (i) the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations and (ii) Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 5.12 Owned Shares. To the extent Parent, Merger Sub or any of their respective subsidiaries owns any Company Common Stock, Parent shall vote or cause to be voted all shares of Company Common Stock beneficially owned by it or any of its affiliates in favor of approval of this Agreement at the Company Special Meeting. To the extent the Company or any of its subsidiaries owns any Parent Common Stock, the Company shall vote or cause to be voted all shares of Parent Common Stock beneficially owned by it or any of its affiliates in favor of approval of this Agreement at the Parent Special Meeting.

Section 5.13 No Impeding Actions. Each of Parent, Merger Sub and the Company agree that, from the date hereof to the Effective Time, it shall not, and it shall cause its subsidiaries not to: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent, Merger Sub or the Company to consummate the Merger or the other transactions contemplated under this Agreement. Notwithstanding anything to the contrary in this Section 5.13, if any obligation hereunder is covered or otherwise addressed by any other provision of this Agreement, the requirements of such other provision shall govern and the obligations set forth in this Section 5.13 shall not be construed or interpreted as adding any additional obligations or liability to Parent, Merger Sub or the Company with respect to such obligation.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible under applicable law) by the Company and Parent on or prior to the Effective Time of the following conditions (any of which may be waived in writing exclusively by both of the Company and Parent):

(a) Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other order, in each case, by any court of competent jurisdiction preventing, prohibiting, enjoining or rendering illegal the consummation of the Merger shall have been issued and be continuing in effect or (ii) applicable law of a Governmental Authority of competent jurisdiction shall be in in effect prohibiting or rendering illegal the consummation of the Merger.

(c) Antitrust Approval.

(i) Any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and all pre-closing approvals or clearances required thereunder shall have been obtained.

(ii) All other Consents under the Antitrust Laws set forth on Schedule 6.01(c) (the “Specified Jurisdictions”) shall have been obtained (or been deemed to have been obtained by virtue of the expiration or termination of any applicable waiting period).

(d) Joint Proxy/S-4. The Joint Proxy/S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Joint Proxy/S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC.

(e) Listing. The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 6.02 Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger is further subject to satisfaction or waiver (where permissible under applicable law) at or prior to the Effective Time by the Company of the following additional conditions (any of which may be waived in writing exclusively by the Company):

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 3.02(b)(i) (Capital Structure) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) except for de minimis inaccuracies, (ii) the representations and warranties of Parent, Merger Sub set forth in Sections 3.02(a) (Organization and Qualification), 3.02(c) (Authority), 3.02(l) (Brokers), Section 3.02(m) (Ownership of Company Capital Stock) and 3.02(p) (Voting Requirements) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) in all material respects, and (iii) each of the other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein, excluding for this purpose clause (ii) of Section 3.02(f)) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in the case of clauses (i) through (iii), as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of Parent, Merger Sub. Each of Parent, Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Closing Certificates. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(d) No Material Adverse Effect. Since the date hereof, there shall not have been any Change that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect that is continuing as of the Effective Time.

(e) Execution of Supplemental Indentures. Parent, the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), shall have entered into a supplemental indenture to each of (i) the indenture, dated as of December 16, 2013 (the “2033 Notes Indenture”), by and among the Company and the Trustee governing the Company’s 0.50% Convertible Senior Notes due 2033 (the “2033 Notes”), and (ii) the indenture, dated as of December 21, 2016 (the “2036 Notes Indenture” and, together with the 2033 Notes Indentures, the “Indentures”), by and among the Company and the Trustee governing the Company’s 0.50% Convertible Senior Notes due 2036 (the “2036 Notes”), which such supplemental indentures shall comply with Sections 9.01 and 15.07 of the Indentures and shall (y) provide for the change in right to convert each $1,000 principal amount of the 2033 Notes and the 2036 Notes, as applicable, into the Reference Property (as defined in the Indentures) in accordance with Section 15.07 of the Indentures, and (z) provide that Parent fully and unconditionally guarantee, on a senior unsecured basis, the 2033 Notes and the 2036 Notes.

Section 6.03 Conditions to Obligations of Parent, Merger Sub. The obligation of each of Parent and Merger Sub to effect the Merger is subject to satisfaction or waiver (where permissible under applicable law) on or prior to the Effective Time by Parent of the following additional conditions (any of which may be waived in writing exclusively by the Company):

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.01(b)(i) (Capital Stock) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) except for de minimis inaccuracies, (ii) the representations and warranties of the Company set forth in Section 3.01(c) (Authority), 3.01(s) (Vote Required), 3.01(u) (Antitakeover Provisions Inapplicable) and 3.01(x) (Brokers) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) in all material respects, and (iii) each of the other representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, excluding for this purpose clause (iii) of Section 3.01(f)) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of clauses (i) through (iii), as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing as of the Effective Time.

(d) Closing Certificates. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied.

(e) FIRPTA. The Company shall deliver to Parent on the Closing Date (i) a form of notice to the Internal Revenue Service prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h), and (ii) a properly executed certificate of the Company complying with the terms of Treasury Regulation Section 1.1445-2(c)(3), certifying that an interest in the Company does not constitute a U.S. real property interest within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company in the event any law or order of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose failure to comply with its obligations under this Agreement has been a principal cause of or resulted in the imposition of such law or order;

(c) by either Parent or the Company in the event that the Merger shall not have been consummated by the date that is 365 days after the date hereof (the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Termination Date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of this proviso);

(d) by Parent, prior to the receipt of the Company Stockholder Approval, in the event that (A) the Company Board has failed to include the Company Board Recommendation in the Joint Proxy Statement in and after filing the initial Joint Proxy Statement, (B) the Company Board has effected a Company Change of Recommendation, whether or not permitted by the terms hereof; or (C) the Company has Willfully Breached in any material respect its obligations under Section 4.03; provided, that Parent shall cease to have any right to terminate this Agreement as contemplated by this Section 7.01(d) if Parent has not exercised such termination right within the earlier of (I) 15 Business Days after Parent obtains actual knowledge of the action contemplated by the foregoing clauses (A), (B) or (C) of this Section 7.01(d) and (II) the day immediately preceding the day of the Company Special Meeting;

(e) by the Company in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in the failure of any of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied as if such time were the Closing, and which is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured within the earlier of (i) thirty (30) days following written notice to Parent thereof or (ii) the Termination Date; provided, that the Company is not then in material breach of any of the Company’s representations, warranties, covenants or agreements set forth in this Agreement; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.01(e) in respect of any such breach (A) at any time during such thirty (30) day period, if applicable, and (B) at any time after such thirty (30) day period if such breach by Parent or Merger Sub is cured within such thirty (30) day period);

(f) by Parent in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in the failure of any of the conditions set forth in Section 6.01 or Section 6.03 to be satisfied as if such time were the Closing, and which is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured within the earlier of (i) thirty (30) days following written notice to the Company thereof or (ii) the Termination Date; provided, that neither Parent nor Merger Subs then in material breach any of their respective representations, warranties covenants or agreements set forth in this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of this proviso); provided, further, that neither Parent nor Merger Sub may terminate this Agreement pursuant to this Section 7.01(f) in respect of any such breach (A) at any time during such thirty (30) day period, if applicable, and (B) at any time after such thirty (30) day period if such breach by the Company is cured within such thirty (30) day period;

(g) by the Company or Parent in the event that either (i) (A) the Company Special Meeting, as adjourned, delayed or postponed from time to time, shall have been held, (B) the Company Stockholder Approval shall have been submitted to the stockholders of the Company for approval at such Company Special Meeting, and (C) the Company Stockholder Approval shall not have been obtained or (ii) (A) the Parent Special Meeting, as adjourned, delayed or postponed from time to time, shall have been held, (B) the Parent Stockholder Approval shall have been submitted to the stockholders of the Company for approval at such Parent Special Meeting, and (C) the Parent Stockholder Approval shall not have been obtained;

(h) by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into a written definitive agreement with respect to a Company Superior Proposal in accordance with Section 4.03(e); provided, that immediately prior to or substantially concurrently with such termination the Company pays to Parent or its designee in immediately available funds the Company Termination Fee pursuant to Section 7.03(a); or

(i) by the Company, prior to the receipt of the Parent Stockholder Approval, in the event that (A) the Parent Board has failed to include the Parent Board Recommendation in the Joint Proxy Statement in and after filing the initial Joint Proxy Statement or (B) the Parent Board has effected a Parent Change of Recommendation, whether or not permitted by the terms hereof; provided, that the Company shall cease to have any right to terminate this Agreement as contemplated by this Section 7.01(i) if the Company has not exercised such termination right within the earlier of (I) 15 Business Days after the Company obtains actual knowledge of the action contemplated by the foregoing clauses (A) or (B) of this Section 7.01(i) and (II) the day immediately preceding the day of the Parent Special Meeting.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.02, specifying the provision or provisions hereof pursuant to which such termination is affected. Any proper termination of this Agreement pursuant to this Section 7.01 shall be effective immediately upon delivery of such written notice.

Section 7.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01, this Agreement shall become void and have no effect with no liability to any person on the part of any party hereto (or any of its Representatives or affiliates), except that (a) the provisions of Section 4.05(d), Section 5.02(b), Section 5.05, this Section 7.02, Section 7.03, Section 7.04, Article VIII and the Confidentiality Agreement shall survive any such termination and abandonment, and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any Willful Breach.

Section 7.03 Company Termination Fee. Notwithstanding anything to the contrary in this Agreement, including Section 5.05, if:

(a) (i) Parent terminates this Agreement pursuant to Section 7.01(d) or (ii) the Company terminates this Agreement pursuant to Section 7.01(h), then the Company shall pay to Parent or its designee (as designated in writing by Parent), (A) in the case of clause (i), within two (2) Business Days following delivery of Parent’s valid notice of termination delivered in accordance with Section 7.01, and (B) in the case of clause (ii), immediately prior to or substantially concurrently with the termination of this Agreement, an amount equal to $105,200,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Parent; or

(b) (i) the Company or Parent terminates this Agreement pursuant to Section 7.01(c) (and the Company was not then entitled to terminate pursuant to Section 7.01(e)), (ii) Parent terminates this Agreement pursuant to Section 7.01(f), or (iii) the Company or Parent terminates this Agreement pursuant to Section 7.01(g)(i) and (A) following the execution and delivery of this Agreement and prior to the Company Special Meeting (in the case of any termination referred to in clause (b)(i) or clause (b)(iii)) or prior to the breach that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (b)(ii)), a Company Takeover Proposal shall have been publicly announced or shall have become publicly known (in the case of any termination referred to in clause (b)(i) or clause (b)(iii)) or shall have been communicated or otherwise made known to the Company (in the case of any termination referred to in clause (b)(ii)), (B) at the time of the Company Special Meeting (in the case of any termination referred to in clause (b)(i) or clause (b)(iii)) or at the time of the breach that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (b)(ii)), such Company Takeover Proposal shall be pending and not have been withdrawn and (C) within 12 months after such termination the Company shall (I) enter into a written definitive agreement providing for the consummation of a Company Takeover Proposal (which need not be the same Company Takeover Proposal, but which is subsequently consummated; provided, that such consummation need not occur within such 12 month period) or (II) consummate such Company Takeover Proposal, then the Company shall pay to Parent by wire transfer of immediately available funds to an account designated in writing by Parent, on the date of consummation of such Company Takeover Proposal, an amount equal to the Company Termination Fee. For purposes of Section 7.03(b), all references to “25%” and “75%” in the definition of “Company Takeover Proposal” shall be deemed to be references to “50%”.

Section 7.04 Parent Termination Fee.

Notwithstanding anything to the contrary in this Agreement, including Section 5.05, if the Company terminates this Agreement pursuant to Section 7.01(i), then Parent shall pay to the Company or its designee (as designated in writing by the Company), within two (2) Business Days following delivery of Parent’s valid notice of termination delivered in accordance with Section 7.01, an amount equal to $105,200,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by the Company.

Section 7.05 Termination Fees.

(a) If Parent or its designee shall receive full payment of the Company Termination Fee pursuant to Section 7.03, then the receipt of the Company Termination Fee by Parent or its designee shall be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates and representatives for any and all liability, loss and damage relating to or arising out of this Agreement, the Merger and the other agreements, certificates, instruments and transactions contemplated hereby. In no event shall the Company be required to pay the Company Termination Fee more than once in any circumstance. The Company, Parent and Merger Sub each acknowledge that the agreements contained in Section 7.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of Parent, Merger Sub, or the Company would enter into this Agreement, and that any amounts payable pursuant to Section 7.03 do not constitute a penalty but constitute payment of liquidated damages and that the liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by the other party’s breach or default under this Agreement, the difficulty of proof and calculation of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated hereby and the value of the transactions to be consummated hereunder. If the Company fails to promptly pay the Company Termination Fee when required to be paid pursuant to Section 7.03 and, in order to obtain payment of the Company Termination Fee, Parent or Merger Sub commences a suit that results in a final non-appealable order against the Company for the payment of the Company Termination Fee to Parent, the Company shall pay Parent its reasonable, documented and out-of-pocket costs and expense (including reasonable, documented and out-of-pocket attorneys’ fees) in connection with such suit, together with interest, commencing from the date that the Company Termination Fee was due and payable, on the amount of the Company Termination Fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment of the Company Termination Fee was required to be made.

(b) If the Company or its designee shall receive full payment of the Parent Termination Fee pursuant to Section 7.04, then the receipt of the Parent Termination Fee by Parent or its designee shall be the sole and exclusive remedy of the Company and their respective affiliates and representatives for any and all liability, loss and damage relating to or arising out of this Agreement, the Merger and the other agreements, certificates, instruments and transactions contemplated hereby. In no event shall the Company be required to pay the Company Termination Fee more than once in any circumstance. The Company, Parent and Merger Sub each acknowledge that the agreements contained in Section 7.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of Parent, Merger Sub, or the Company would enter into this Agreement, and that any amounts payable pursuant to Section 7.04 do not constitute a penalty but constitute payment of liquidated damages and that the liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by the other party’s breach or default under this Agreement, the difficulty of proof and calculation of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated hereby and the value of the transactions to be consummated hereunder. If Parent fails to promptly pay the Parent Termination Fee when required to be paid pursuant to Section 7.04 and, in order to obtain payment of the Parent Termination Fee, the Company commences a suit that results in a final non-appealable order against Parent for the payment of the Parent Termination Fee to the Company, Parent shall pay the Company its reasonable, documented and out-of-pocket costs and expense (including reasonable, documented and out-of-pocket attorneys’ fees) in connection with such suit, together with interest, commencing from the date that the Parent Termination Fee was due and payable, on the amount of the Parent Termination Fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment of the Parent Termination Fee was required to be made.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Non-survival of Representations, Warranties, Covenants and Agreements.

None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 8.01 shall not limit any covenant or agreement of the parties in this Agreement or in any instrument delivered pursuant to this Agreement to the extent that such covenant or agreement contemplates performance after the Effective Time.

Section 8.02 Notices.

All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be delivered either in person, by overnight courier, by registered or certified mail, or by facsimile transmission or electronic mail, and shall be deemed to have been duly given (a) upon receipt, if delivered personally or by overnight courier, with overnight delivery and with acknowledgement of receipt requested, (b) three (3) Business Days after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) on the Business Day the transmission is made when transmitted by facsimile or electronic mail prior to 5:00 p.m. New York Time on a Business Day or on the succeeding Business Day if the transmission is made by facsimile or electronic mail after such time on a Business Day or on a non-Business Day (provided, in each case, that the party sending such notice does not receive notification within 12 hours that such transmission was unsuccessful), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

II-VI Incorporated

Attention: Vincent D. Mattera, Jr., President and Chief Executive Officer

375 Saxonburg Blvd.

Saxonburg, PA 16056-9499

Facsimile: (724) 352-5284

Email: Chuck.Mattera@II-VI.com

with a copy (which shall not constitute notice) to:

II-VI Incorporated

Attention: Jo Anne Schwendinger, Chief Legal and Compliance Officer

375 Saxonburg Blvd.

Saxonburg, PA 16056-9499

Facsimile: (724) 352-5284

Email: JoAnne.Schwendinger@II-VI.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

Attention: D. Mark McMillan; John Blair

70 W. Madison, Suite 3100

Chicago, IL 60602

Facsimile: (312) 827-8001

Email: mark.mcmillan@klgates.com; john.blair@klgates.com

if to the Company, to:

Finisar Corporation

Attention: Kurt Adzema, Executive Vice President and Chief Financial Officer

1389 Moffett Park Drive

Sunnyvale, CA 94089

Facsimile: (408) 541-6138

Email: kurt.adzema@finisar.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers

Attention: David Makarechian, Esq.; Noah Kornblith, Esq.

2765 Sand Hill Road

Menlo Park, CA 94025

Facsimile: (650) 473-2601

Email: dmakarechian@omm.com; nkornblith@omm.com

Section 8.03 Definitions.

For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b) “Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in New York City, New York.

(c) “capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock, (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests or (iii) any other equity ownership or participation

(d) “Cash Consideration” means the sum of (i) the Available Cash Election Amount and (ii) the total aggregate cash consideration payable with respect to the Mixed Consideration Shares.

(e) “Company Equity Awards” means the Company Stock Options and the Company Restricted Stock Units.

(f) “Company Restricted Stock Unit” means each right or award of any kind, contingent or accrued, vested or unvested, to acquire or receive a Share of Company Common Stock or benefits measured by the value of such a Share pursuant to any existing Company Employee Stock Plan.

(g) “Company Material Adverse Effect” means any change, effect, event, occurrence or development (each a “Change” and collectively, “Changes”) (i) that has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) that would prevent the Company from consummating the transactions contemplated hereby, but excluding, in the case of clause (i) only, any of the foregoing resulting from (A) changes in applicable law or international or national legal, political, legislative or regulatory conditions generally (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole), (B) changes in the economy or the financial, credit, securities or other capital markets or the industry or industries in which the Company or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole), (C) any changes in GAAP or interpretations thereof after the date hereof (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole), (D) any weather-related or other force majeure event (including any man-made event) or outbreak or escalation of hostilities or acts of war, terrorism, or sabotage (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole), (E) any changes or prospective changes in the Company’s stock price or trading volume, or the credit rating of the Company, or any failure in and of itself of such person to meet any internal or published projections, forecasts, estimates, budgets or predictions, whether in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a material adverse effect on the Company or its subsidiaries, taken as a whole, (F) the negotiation, public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Merger (including any related loss of or other impact on customers, suppliers, officers or employees or other commercial relationships or any action taken or requirements imposed by any Governmental Authority in connection with the Merger or in connection with any other transactions contemplated hereby), (G) actions (or omissions) of the Company or its subsidiaries taken (or not taken) with the prior consent of Parent or as required to comply with the terms of this Agreement (other than any requirement to operate in the ordinary course of business) or (H) any legal proceedings made or brought against the Company arising out of the Merger or in connection with any other transactions contemplated hereby.

(h) “Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for offerings of debt securities on a registration statement on Form S-1 by a non-reporting issuer, (iii) the Company’s auditors have not withdrawn, or notified the Company that they intend to withdraw, their audit opinion with respect to any of the financial statements included in the Required Information, (iv) the Company or its auditors have not determined to undertake a restatement, in whole or in part, of any financial statements included in the Required Information, and (v) the Company’s independent auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the Marketing Period and (vi) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficiently current to permit a registration statement on Form S-1 by a non-reporting issuer using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period.

(i) “Company Stock Option” means any Option granted pursuant to any Company Employee Stock Plan (other than the Company ESPP).

(j) “Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, license or sublicense.

(k) [Reserved.]

(l) “Data Security Requirements” means (i) all applicable laws relating to the collection, storage, use, disclosure, retention or transfer of Private Data, privacy or information security, including the General Data

Protection Regulation (EU) 2016/679 (GDPR), or any corresponding or equivalent national laws or regulations, (ii) all applicable laws concerning the security of the Company Systems, (iii) all contracts to which the Company or any of its subsidiaries is a party or is otherwise bound that relate to Private Data or protecting the security or privacy of information, and (iv) the Company’s and each of its subsidiaries’ policies and notices (e.g., posted privacy policies; notices provided in connection with the collection, storage, use, disclosure, retention or transfer of Private Data; posted policies or notices concerning the security of the Company Systems; and internal policies and standards concerning the treatment of Private Data or the security of the Company Systems) relating to Private Data, privacy or the security of the Company Systems (collectively, the “Privacy Policies”).

(m) [Reserved.]

(n) “Equity Award Exchange Ratio” means the sum of the (i) Exchange Ratio plus (ii) the quotient obtained by dividing (A) $15.60 by (B) the Equity Award Measurement Price.

(o) “Equity Award Measurement Price” means the volume weighted average price per share of Parent Common Stock (rounded to the nearest cent) on NASDAQ for the ten (10) consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time (as reported by the Wall Street Journal for each such trading day, or, if not reported by the Wall Street Journal, any other authoritative source mutually agreed by Parent and the Company).

(p) “Incidental Licenses” means any Contract in which the only license to, or right under, Intellectual Property Rights in such Contract is non-exclusive and incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license or right, such as a sales or marketing Contract that includes an incidental license to use trademarks in advertising and sales or otherwise performing under such Contract or a Contract that includes a license under Intellectual Property Rights in order for a service provider to provide services for the sole benefit of the Company.

(q) “indebtedness” means (i) indebtedness of the Company or any of its subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of the Company or any of its subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instrument, and (iii) all obligations of the Company or any of its subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of its subsidiaries.

(r) “knowledge” means (i) with respect to the Company, the actual knowledge of the persons listed in Section 8.03(p) of the Company Disclosure Letter after reasonable inquiry, and (ii) with respect to Parent, the actual knowledge of the persons listed in Section 8.03(p) of the Parent Disclosure Letter after reasonable inquiry.

(s) “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its subsidiaries, excluding any estate and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its subsidiaries.

(t) “Leases” means all leases, subleases, and other agreements pursuant to which the Company or any of its subsidiaries holds any Leased Real Property.

(u) “Marketing Period” means the first period of 15 consecutive Business Days commencing after the date of this Agreement throughout and on the last day of which Parent shall have received all of the Required Information and during which period such information shall remain Compliant; provided, that if the Company shall in good faith reasonably believe that it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery) in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice unless Parent reasonably believes the Company has not completed delivery of the Required Information and within five (5) calendar days after delivery of such notice by the Company delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered to Parent) without prejudice to the Company’s right to assert that the Required Information was in fact delivered; provided, however, that (x) the Marketing Period shall end on any date that is the date on which the Debt Financing is obtained by Parent; and provided, further, that November 12, 2018 and November 22 through November 25, 2018, January 21, 2019, February 18, 2019, May 27, 2019, July 4, 2019, July 5, 2019 and October 14, 2019 (collectively, the “Blackout Dates”) shall be disregarded for purposes of calculating the Marketing Period and (y) if such Marketing Period shall not have fully lapsed on or prior to December 21, 2018 then such period shall commence no earlier than January 2, 2019 and (z) if such Marketing Period shall not have fully elapsed on or prior to August 19, 2019, then such period shall commence no earlier than September 3, 2019. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if at any time prior or during such 15 consecutive Business Day period, (i) the Company’s auditors shall have withdrawn any audit opinion contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the financial statements previously covered by the withdrawn audit opinion by the Company’s auditors or another independent public accounting firm reasonably acceptable to Parent and (ii) any Required Information ceases to be Compliant.

(v) “Offering Documents” means customary prospectuses, private placement memoranda, information memoranda and packages and lender and investor presentations, in connection with the Debt Financing.

(w) “Options” means any subscriptions, subscriptions rights, options, warrants, rights (including stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(x) “Parent Material Adverse Effect” means any Change (i) that has a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or (ii) that would prevent Parent or Merger Sub from consummating the transactions contemplated hereby, but excluding, in the case of clause (i) only, any of the foregoing resulting from (A) changes in applicable law or international or national legal, political, legislative or regulatory conditions generally (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole), (B) changes in the economy or the financial, credit, securities or other capital markets or the industry or industries in which Parent or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole), (C) any changes in GAAP or interpretations thereof after the date hereof (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole), (D) any weather-related or other force majeure event (including any man-made event) or outbreak or escalation of hostilities or acts of war, terrorism or sabotage (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole), (E) any changes or prospective changes in Parent’s stock price or trading volume, or the credit rating of Parent or any failure in and of itself of such person to meet any internal or published projections, forecasts, estimates, budgets or predictions, whether in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a material adverse effect on Parent or its subsidiaries, taken as a whole, (F) the negotiation, public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Merger (including any related loss of customers, suppliers, officers or employees or other commercial relationships or any action taken or requirements imposed by any Governmental Authority in connection with the Merger or in connection with any other transactions contemplated hereby), (G) actions (or omissions) of Parent and its subsidiaries taken (or not taken) with the prior consent of the Company, or as required to comply with the terms of this Agreement (other than any requirement to operate in the ordinary course of business) or (H) any legal proceedings made or brought against Parent arising out of the Merger or in connection with any other transactions contemplated hereby.

(y) “Parent Restricted Stock Unit” means each right of any kind, contingent or accrued, vested or unvested, to acquire or receive a Share of Parent Common Stock or benefits measured by the value of such a Share (including shares of restricted stock).

(z) “Parent Stock Option” means any Option to purchase Shares of Parent Common Stock.

(aa) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

(bb) “Representative” means, with respect to any person, such person’s officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other advisors and representatives

(cc) “Required Information” means the information required to be delivered to the Debt Financing Parties as contemplated by Section 5 and Exhibit B of the Debt Financing Commitment or any comparable section in any Debt Financing Commitment in respect of any alternative financing.

(dd) “Stock Consideration” means the sum of (i) the Available Stock Election Amount, and (ii) the total aggregate Parent Common Stock payable with respect to the Mixed Consideration Shares.

(ee) “subsidiary” means, with respect to any person, any other person, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such other person is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such first person.

(ff) “Willful Breach” or “Willfully Breached” means a material breach that is a consequence of an act or a failure to act of the party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would cause, or would reasonably be expected to cause, a breach of any representation, warranty, agreement or covenant of the breaching party contained in this Agreement.

Section 8.04 Interpretation and Other Matters.

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its successors and permitted assigns. References to any statutes shall be deemed to refer to any rules or regulations promulgated thereunder. References from or through any date means, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which San Jose, California is located.

(b) Each of Parent and the Company has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. Subject to the introductory paragraph of Sections 3.01 and 3.02, a matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is reasonably apparent on the face of the information disclosed in the disclosure letter to the person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

Section 8.06 Entire Agreement; No Third-Party Beneficiaries; Suits for Damages. This Agreement (including the documents and instruments referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any person other than the parties hereto and their respective successors and permitted assigns, except (i) from and after the Effective Time for the provisions of Section 5.04, which shall be enforceable by the Company Indemnified Parties, (ii) from and after the Effective Time, the provisions of Article II, which shall be enforceable by the holders of Company Common Stock, the holders of Company Restricted Stock Units, holders of Company ESPP Rights and holders of Company Stock Options, and (iii) the provisions of Sections 7.05(b), 8.09, Section 8.11, Section 8.13 and Section 8.14, which shall be enforceable by the Debt Financing Parties.

Section 8.07 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time if, but only if, such amendment is in writing and is signed by each party to this Agreement; provided, however, that (i) after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, there shall not be made any amendment that by law or in accordance with the rules or any relevant stock exchange, requires further approval by the stockholders of the Company or stockholders of Parent without the further approval of such stockholders and (ii) Sections 7.05(b), 8.06, 8.09, 8.11, 8.13, 8.14 and this Section 8.07 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 7.05(b), 8.06, 8.07, 8.09, 8.11, 8.13 or 8.14, in each case solely as such Section relates to the Debt Financing Parties) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Debt Financing Parties without the prior written consent of the arrangers of the Debt Financing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.08 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any breach or inaccuracies in the representations and warranties of the other party or parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.09 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws and matters related to the fiduciary obligations of the Company Board shall be governed by the laws of the State of

Delaware except all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Parties and each of their respective affiliates and their respective general or limited partners, stockholders, managers, members, directors, officers, employees, advisors, counsel or affiliates in any way relating to their Debt Financing Commitment and related fee letters or the performance thereof or the financings contemplated thereby, shall, except as expressly provided in the Debt Financing Commitment, be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

(b) Each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Notwithstanding anything contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than any New York federal court sitting in the Borough of Manhattan, or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York. The parties hereto further agree that all of the provisions of Section 8.14 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 8.09(c).

(d) Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 8.02 shall be effective service of process for any action, suit or proceeding brought against it.

Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Notwithstanding the foregoing, each of Parent and Merger Sub may (a) assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, to one or more of its subsidiaries (but no such assignment shall relieve the assigning party of any of its obligations hereunder, including the obligation to deliver the Parent Common Stock (and not the equity securities of any other party) as part of the Merger Consideration) and such assigning party shall remain liable and responsible for all of its obligations under this Agreement and (b) collaterally assign any of its rights, but not its obligations, under this Agreement to any of its financing sources; provided, however, that no assignment of any rights or obligations of Parent or Merger Sub shall enlarge, alter or change any obligation of the Company or impede or delay the consummation of the Merger or the other transactions contemplated hereby. Any attempted or purported assignment in violation of this Section 8.10 shall be null and void and of no effect whatsoever. Subject to the provisions of this Section 8.10, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions without proof of damages to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to such non-breaching party at law or in equity, including monetary damages. The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each party hereto hereby waives and agrees not to assert any objections to any remedy referred to in this Section 8.11 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). Notwithstanding the foregoing, in no event shall the Company or any of its Representatives be entitled to seek the remedy of specific enforcement of this Agreement or the Debt Financing against the Debt Financing Parties.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.13 Debt Financing Parties. Notwithstanding anything to the contrary contained herein, neither the Debt Financing Parties (in their capacity as such) shall have any liability to the Company, its subsidiaries or any of their respective equity holders, representatives or affiliates relating to or arising out of this Agreement, the financing of the transactions contemplated hereby or the transactions contemplated hereby or thereby, whether at law or equity, in contract or in tort or otherwise, and the Company (on behalf of itself and its subsidiaries) agrees that neither it nor any Company stockholder (other than Parent and Merger Sub) shall have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential, special, exemplary or punitive damages, against any Debt Financing Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under the Debt Financing Commitment.

Section 8.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR DEBT FINANCING COMMITMENT OR THE DOCUMENTS RELATED THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING COMMITMENT OR THE DOCUMENTS RELATED THERETO, INCLUDING ANY CONTROVERSY INVOLVING ANY DEBT FINANCING PARTIES, REPRESENTATIVE OF PARENT OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

II-VI INCORPORATED

By:	/s/ Vincent D. Mattera, Jr.
Name:	Vincent D. Mattera, Jr.
Title:	Chief Executive Officer

MUTATION MERGER SUB INC.

By:	/s/ Mary Jane Raymond
Name:	Mary Jane Raymond
Title:	President

FINISAR CORPORATION

By:	/s/ Michael E. Hurlston
Name:	Michael E. Hurlston
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

November 8, 2018

The Board of Directors

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

Members of the Board of Directors:

We understand that II-VI Incorporated, a Pennsylvania corporation (“II-VI”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among II-VI, Mutation Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of II-VI (“Merger Sub”), and Finisar Corporation, a Delaware corporation (“Finisar”), pursuant to which, among other things, Merger Sub will merge with and into Finisar (the “Merger”), and each outstanding share of the common stock, par value $0.001 per share, of Finisar (“Finisar Common Stock”) will be converted into the right to receive, at the option of the holder thereof and subject to certain limitations and proration procedures set forth in the Agreement (as to which we express no opinion): (i) $26.00 in cash; (ii) 0.5546 shares of the common stock, no par value, of II-VI (“II-VI Common Stock”); or (iii) a combination of (A) 0.2218 shares of II-VI Common Stock and (B) $15.60 in cash (collectively, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to II-VI of the Consideration to be paid by II-VI in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Finisar and II-VI;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Finisar furnished to or discussed with us by the management of Finisar, including certain financial forecasts relating to Finisar prepared by the management of Finisar (such forecasts, the “Finisar Forecasts”);

(3)

reviewed certain financial forecasts relating to Finisar prepared by the management of II-VI (the “II-VI-Finisar Forecasts”) and discussed with the management of II-VI its assessments as to the relative likelihood of achieving the future financial results reflected in the Finisar Forecasts and the II-VI-Finisar Forecasts;

(4)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of II-VI furnished to or discussed with us by the management of II-VI, including certain financial forecasts relating to II-VI prepared by the management of II-VI (such forecasts, the “II-VI Forecasts”);

(5)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the management of II-VI to result from the Merger;

(6)

discussed the past and current business, operations, financial condition and prospects of Finisar with members of the senior managements of Finisar and II-VI, and discussed the past and current business, operations, financial condition and prospects of II-VI with members of the senior management of II-VI;

(7)

discussed with the management of II-VI its assessments as to (a) Finisar’s existing and future relationships, agreements and arrangements with, and II-VI’s ability to retain, key customers, suppliers, and employees of Finisar and (b) the products, product candidates and technology of Finisar, including the validity of, risks associated with, and the integration by II-VI of, such products, product candidates and technology;

(8)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of II-VI, including the potential effect on II-VI’s estimated earnings per share;

(9)

reviewed the trading histories for Finisar Common Stock and II-VI Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(10)	compared certain financial and stock market information of Finisar and II-VI with similar information of other companies we deemed relevant;

(11)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(12)	reviewed the relative financial contributions of Finisar and II-VI to the future financial performance of the combined company on a pro forma basis;

(13)	reviewed a draft, dated November 8, 2018, of the Agreement, and share capitalization information furnished by Finisar and II-VI (collectively, the “Draft Agreement”); and

(14)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of II-VI and Finisar that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Finisar Forecasts, we have been advised by Finisar, and have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Finisar as to the future financial performance of Finisar. With respect to the II-VI-Finisar Forecasts, the II-VI Forecasts and the Cost Savings, we have assumed, at the direction of II-VI, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of II-VI as to the future financial performance of Finisar and II-VI and the other matters covered thereby and, based on the assessments of the management of II-VI as to the relative likelihood of achieving the future financial results reflected in the Finisar Forecasts and the II-VI-Finisar Forecasts, we have relied, at the direction of II-VI, on the II-VI-Finisar Forecasts for purposes of our opinion. We have relied, at the direction of II-VI, on the assessments of the management of II-VI as to II-VI’s ability to achieve the Cost Savings and have been advised by II-VI, and have assumed, that the Cost Savings will be realized in the amounts and at the times projected.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Finisar or II-VI, nor have we made any physical inspection of the properties or assets of Finisar or II-VI. We have not evaluated the solvency or fair value of Finisar or II-VI under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of II-VI, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Finisar, II-VI or the contemplated benefits of the Merger. We also have assumed, at the direction of II-VI, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, to II-VI of the Consideration to be paid in the Merger and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to II-VI or in which II-VI might engage or as to the underlying business decision of II-VI to proceed with or effect the Merger. We are not expressing any view or opinion as to what the value of II-VI Common Stock actually will be when issued or the prices at which II-VI Common Stock or Finisar Common Stock will trade at any time, including following announcement or consummation of the Merger. We are also not expressing any view or opinion with respect to, and we have relied, at the direction of II-VI, upon the assessments of representatives of II-VI regarding, legal, regulatory, accounting, tax or similar matters relating to Finisar, II-VI or the Merger (including the contemplated benefits of the Merger), as to which matters we understand that II-VI obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to II-VI in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. We and certain of our affiliates also are participating in the financing for the Merger, for which services we and our affiliates will receive significant compensation contingent on the consummation of the Merger, including acting as left lead arranger and administrative agent in connection with the $2,425 million underwritten credit facility comprising a portion of such financing. In addition, II-VI has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of II-VI, Finisar and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to II-VI and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a co-lead arranger for, and as a lender under, II-VI’s revolving credit facility, (ii) having acted as a book running manager in a convertible bond offering for II-VI, (iii) having provided or providing foreign exchange trading services to II-VI, and (iv) having provided or providing certain treasury management services and products to II-VI.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Finisar and have received or in the future may receive compensation for the rendering of these services, including having acted as a book running manager in a convertible bond offering for Finisar and having provided or providing foreign exchange and fixed income trading services to Finisar.

It is understood that this letter is for the benefit and use of the Board of Directors of II-VI (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on II-VI, Finisar or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be paid in the Merger by II-VI is fair, from a financial point of view, to II-VI.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

Annex C

745 Seventh Avenue

New York, NY 10019

United States

November 8, 2018

Board of Directors

Finisar Corporation

1389 Moffett Park Drive

Sunnyvale, CA 94089

Members of the Board of Directors:

We understand that Finisar Corporation, a Delaware corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with II-VI Incorporated, a Pennsylvania corporation (“II-VI”), pursuant to which, among other things, Mutation Merger Sub, Inc., a Delaware corporation and newly formed, wholly-owned subsidiary of II-VI (“Merger Sub”), will merge with and into the Company with the Company surviving the merger and all of the authorized shares of the common stock of the Company (other than shares of the Company (i) owned by the Company as treasury stock, (ii) owned by II-VI, (iii) owned by Merger Sub or any other direct or indirect wholly-owned subsidiary of II-VI, and (iv) owned by any direct or indirect wholly-owned subsidiary of the Company), par value $0.001 (the “Company Common Stock”), will be converted at the election of each holder thereof into the right to receive (x) $26.00 in cash (the “Cash Consideration”), (y) 0.5546 shares of the common stock of II-VI, no par value (the “II-VI Common Stock”) (the “Stock Consideration”) or (z) $15.60 in cash and 0.2218 shares of II-VI Common Stock (the “Mixed Consideration” and, together with the Cash Consideration and the Stock Consideration to be paid for all of the shares of Company Common Stock pursuant to the Proposed Transaction, the “Merger Consideration”), subject to proration as more fully set forth in the Agreement (as defined below), as to which proration we express no opinion. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger (the “Agreement”), dated as of November 8, 2018, by and among II-VI, Merger Sub and the Company. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Merger Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Merger Consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended April 29, 2018 and its Quarterly Report on Form 10-Q for the fiscal quarter ended July 29, 2018; (3) publicly available information concerning II-VI that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2018 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by the management of the Company (the “Company Projections”); (5) financial and operating information with respect to the business, operations and prospects of II-VI furnished to us by II-VI and the Company, including financial projections of II-VI prepared by the management of II-VI and reviewed and approved for use by the management of the Company (the “Company’s II-VI Projections”); (6) published estimates of independent research analysts with respect to the future financial performance of the Company and II-VI; (7) a trading history of the shares of Company Common Stock from November 8, 2013 to November 8, 2018; (8) a trading history of the shares of II-VI Common Stock from November 8, 2013 to November 8, 2018; (9) a comparison of the historical financial results and present financial condition of the Company and II-VI with those of other companies that we deemed relevant; (10) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, operating synergies, and other strategic benefits, expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”); and (11) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company and the management of II-VI concerning II-VI’s business, operations, assets, liabilities, financial condition and prospects and have had discussions with the management of the Company concerning the Company’s business, operations, assets, liabilities, financial condition and prospects, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company and the management of II-VI that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the Company’s II-VI Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of II-VI. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or II-VI and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or II-VI. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of Company Common Stock or shares of II-VI Common Stock would trade following the announcement of the Proposed Transaction or as to the prices at which shares of II-VI Common Stock would trade following the consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of II-VI Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and II-VI in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. However, in the past two years, we have not earned any investment banking fees from either the Company or II-VI.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and II-VI for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

Annex D

Section 262 of the DGCL

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.